As filed with the Securities and Exchange Commission on May 25, 2004

Registration No. 333-105499

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Seafoods Corporation

(Exact name of registrant as specified in its charter)

Delaware	6719	01-0781250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Market Place Tower

2025 First Avenue

Suite 1200

Seattle, Washington 98121

(206) 374-1515

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Co-Registrants

See Next Page

Brad Bodenman

Chief Financial Officer

American Seafoods Group LLC

Market Place Tower

2025 First Avenue

Suite 1200

Seattle, Washington 98121

(206) 374-1515

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Jeffrey J. Rosen, Esq. Peter A. Furci, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Income Deposit Securities (IDSs)(2)	$645,938,672	(3)

Shares of Class A Common Stock, par value 0.01 per share(4)	40,371,167

% Notes(5)(6)	$229,601,378

Guarantees	*	None(7)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes an indeterminate number of IDSs of the same series of the IDSs offered hereby, which may be received by holders of IDSs in the future on one or more occasions in replacement of the IDSs offered hereby in the event of a subsequent issuance of IDSs. The IDS units represent 40,371,167 shares of the Class A common stock and $201.9 million aggregate principal amount of notes of American Seafoods Corporation, including 5,156,250 IDSs subject to the underwriters’ over-allotment option to purchase additional IDSs. Assuming the underwriters’ over-allotment option to purchase additional IDSs is exercised, 39,531,250 IDSs will be sold to the public in connection with this initial public offering, and 839,917 IDSs will be issued to certain affiliates and members of management in connection with the transactions described in this Registration Statement under “Detailed Transaction Steps.”
(3)	Pertains to $645,938,672 IDSs and $27.7 million notes sold separately and not in the form of IDSs. $36,405, $15,124, $3,400, $536 and $518 were previously paid in connection with the initial filing of this Registration Statement on May 22, 2003, the filing of Amendment No. 1 on July 9, 2003, the filing of Amendment No. 2 on October 16, 2003, the filing of Amendment No. 3 on February 19, 2004 and the filing of Amendment No. 4 on April 1, 2004, respectively.
(4)	Including 5,156,250 Class A common shares subject to the underwriters’ over-allotment option to purchase additional IDSs, 39,531,250 shares of Class A common stock will be sold to the public in connection with this initial public offering, and 839,917 IDSs will be issued to certain affiliates and members of management in connection with the transactions described in this Registration Statement.
(5)	Including $25.8 million principal amount of notes issued in the form of IDSs which are subject to the underwriters’ over-allotment option to purchase additional IDSs, $197.7 million principal amount of notes will be sold in the form of IDSs to the public in connection with this initial public offering; $4.2 million principal amount of notes will be issued in the form of IDSs to certain affiliates and members of management in connection with the transactions described in this Registration Statement. In addition, $27.7 million aggregate principal amount of notes of the same series will be sold separately (not represented by IDSs) to the public in connection with this initial public offering.
(6)	Includes an indeterminate principal amount of notes of the same series as the notes offered hereby, which will be received by holders of notes offered hereby in the future on one or more occasions in the event of a subsequent issuance of notes of the same series, or upon an automatic exchange of portions of the notes offered hereby for identical portions of such additional notes.
(7)	Pursuant to Rule 457(n), no separate filing fee is required for the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Code, and Telephone Number, Including Area Code, of Principal Executive Office
American Seafoods Holdings LLC	Delaware	6719	13-4097209	Market Place Tower 2025 First Avenue, Suite 1200 Seattle, WA 98121 Phone: (206) 374-1515

American Seafoods Group LLC	Delaware	6719	22-3702647	Market Place Tower 2025 First Avenue, Suite 1200 Seattle, WA 98121 Phone: (206) 374-1515

American Seafoods International LLC	Delaware	2092	22-3702872	40 Herman Melville Blvd. P.O. Box 2087 New Bedford, MA 02741 Phone: (508) 997-0031

New Bedford Seafoods LLC	Delaware	2092	22-3702925	40 Herman Melville Blvd. P.O. Box 2087 New Bedford, MA 02741 Phone: (508) 997-0031

The Hadley Group LLC	Delaware	2092	04-2918779	40 Herman Melville Blvd. P.O. Box 2087 New Bedford, MA 02741 Phone: (508) 997-0031

American Seafoods Processing LLC	Delaware	2092	04-3540757	40 Herman Melville Blvd. P.O. Box 2087 New Bedford, MA 02741 Phone: (508) 997-0031

American Seafoods Company LLC	Delaware	2092	22-3702875	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

American Challenger LLC	Delaware	0912	22-3702876	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

American Dynasty LLC	Delaware	0912	22-3702909	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

American Triumph LLC	Delaware	0912	22-3702882	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Code, and Telephone Number, Including Area Code, of Principal Executive Office

Ocean Rover LLC	Delaware	0912	22-3702880	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515
Northern Eagle LLC	Delaware	0912	22-3702900	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Northern Hawk LLC	Delaware	0912	22-3702905	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Northern Jaeger LLC	Delaware	0912	22-3702901	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Katie Ann LLC	Delaware	0912	22-3702906	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Pacific Longline Company LLC	Washington	6719	91-2136688	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Deep Pacific, LLC	Washington	6719	91-2143982	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Lilli Ann, LLC	Washington	6719	91-2143981	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

North Cape Fisheries, LLC	Washington	6719	91-2124370	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Southern Pride Catfish LLC	Delaware	0912	42-1563059	1520 Centerville St. Greensboro, AL 36744 Phone: (334) 624-4021

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Code, and Telephone Number, Including Area Code, of Principal Executive Office

Southern Pride Catfish Trucking, Inc.	Delaware	0912	42-1563057	1520 Centerville St. Greensboro, AL 36744 Phone: (334) 624-4021

ASC, Inc.	Washington	6719	91-1417098	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 25, 2004

34,375,000

Income Deposit Securities (IDSs)

Representing

34,375,000 Shares of Class A Common Stock

and

$171.9 million     % Notes due 2019

and

$27.7 million     % Notes due 2019

We are selling 34,375,000 IDSs in respect of 34,375,000 shares of our Class A common stock and $171.9 million aggregate principal amount of our     % notes due June 15, 2019. Each IDS represents:

•	one share of our Class A common stock; and

•	a % note with $5.00 principal amount.

We are also selling separately (not represented by IDSs) $27.7 million aggregate principal amount of our     % notes due June 15, 2019. The completion of the offering of separate notes is a condition to our sale of IDSs.

This is the initial public offering of our IDSs and notes. We anticipate that the public offering price of the IDSs will be between $15.25 and $16.75 per IDS and the public offering price of the notes sold separately (not represented by IDSs) will be     % of their stated principal amount.

Holders of IDSs will have the right to separate IDSs into the shares of Class A common stock and notes represented thereby at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Similarly, holders of our Class A common stock and notes may, at any time, unless the IDSs have automatically separated, combine the applicable number of shares of Class A common stock and notes to form IDSs. Separation of IDSs will occur automatically upon the continuance of a payment default on the notes for 90 days, or a repurchase, redemption or maturity of the notes.

Upon a subsequent issuance by us of notes of the same series, a portion of your notes may be automatically exchanged for an identical principal amount of the notes issued in such subsequent issuance and, in such event, your IDSs or notes will be replaced with new IDSs or a unit consisting of your notes and new notes, as the case may be. In addition to the notes offered hereby, the registration statement of which this prospectus is a part also registers the notes and new IDSs to be issued to you upon any such subsequent issuance. For more information regarding these automatic exchanges and the effect they may have on your investment, see “Risk Factors—Subsequent issuances of notes pursuant to an offering by us or following an exercise of exchange or registration rights by partners of ASLP or exchange of Class B common stock may cause you to recognize original issue discount” and “Description of Notes—Additional Notes” on page 135 and “Material U.S. Federal Tax Considerations—Exchange Rights and Additional Issuances” on page 194.

We have applied to list our IDSs on the American Stock Exchange under the trading symbol “SEA”.

We are subject to foreign ownership provisions of the American Fisheries Act as a result of which each owner of 5% or more of our capital stock (including purchasers in this offering) must certify to us that such person is a U.S. citizen, and at least 95% of all of our beneficial owners will be required to have U.S. addresses. These requirements, and the remedies we may need to invoke to satisfy them, may have an adverse effect on the market for and trading price of IDSs or shares of our Class A common stock.

Investing in our IDSs and our notes involves risks. See “Risk Factors” beginning on page 24.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per IDS(1)	Total	Per Note	Total(2)
Public offering price	$	$	%	$
Underwriting discount	$	$	%	$
Proceeds to American Seafoods Corporation (before expenses)(3)	$	$	%	$

(1)	Comprised of $5.00 allocated to each note which represents 100% of its stated principal amount and $ allocated to each share of Class A common stock.
(2)	Represents the $27.7 million aggregate principal amount of notes sold separately (not represented by IDSs).
(3)	Approximately $ million of those proceeds will be paid to the current owners of our business before this offering and approximately $35.6 million will be paid to a related party to repay indebtedness and redeem preferred stock.

We have granted the underwriters an option to purchase up to 5,156,250 additional IDSs at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments to purchase additional IDSs. We will use all of the proceeds from the sale of any additional IDSs under the underwriters’ over-allotment option to indirectly redeem additional equity from the persons who owned our affiliate, American Seafoods, L.P., before this offering, which will increase our percentage ownership in our consolidated subsidiary, American Seafoods Holdings, L.P. (“Holdings”). This prospectus also relates to 1,431,009 IDSs being issued concurrently with this offering to certain indirect holders of equity interests in Holdings in exchange for a portion of those interests.

The underwriters expect to deliver the IDSs and the notes to purchasers on or about                     , 2004.

CIBC World Markets

Merrill Lynch & Co.

UBS Investment Bank

Credit Suisse First Boston	RBC Capital Markets

Legg Mason Wood Walker	KeyBanc Capital Markets

Incorporated

SunTrust Robinson Humphrey	Piper Jaffray

Wells Fargo Securities, LLC

Scotia Capital	Morgan Joseph & Co. Inc.

                    , 2004

i

Summary

The following is a summary of the principal features of this offering of IDSs and notes and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

Throughout this prospectus, we refer to American Seafoods Corporation, a Delaware corporation, as the “Issuer.” The Issuer will be the sole general partner of American Seafoods Holdings, L.P., a Delaware limited partnership (together with its predecessor, American Seafoods Holdings LLC, “Holdings”), which owns the operating entities described below, including American Seafoods Group LLC, a Delaware limited liability company (“ASG”). References in this prospectus to “we,” “our” and “us” refer to the Issuer, Holdings and its direct and indirect subsidiaries and their predecessors, unless the context otherwise requires. The current owner of our business is American Seafoods, L.P., a Delaware limited partnership (“ASLP”), which is controlled by its general partner, ASC Management, Inc.

Our Company

We are one of the largest integrated seafood companies in the U.S. in terms of revenues. We harvest and process a variety of fish species aboard our sophisticated catcher-processor vessels, our freezer-longliner vessels and at our land-based processing facilities, and market our products to a diverse group of customers in North America, Asia and Europe. In the U.S., we are the largest harvester and at-sea processor of pollock and hake and the largest processor of catfish. Pollock is the world’s highest-volume whitefish harvested for human consumption and accounts for a majority of our revenues. According to the Food and Agriculture Organization of the United Nations, catfish accounted for approximately 50% of the value of all aquaculture in the U.S. in 2002. In addition, we harvest and/or process additional seafood, including cod, scallops and yellowfin sole. We maintain an international marketing network through our U.S., Japan and European offices and have developed long-term relationships with our U.S. and international customer base.

We own and operate a premier modern fleet of seven catcher-processor vessels, which average over 300 feet in length and carry crews of 90 to 125 persons. We also own and operate three freezer-longliners in the U.S. Bering Sea Pacific cod fishery. Each such vessel ranges in length from approximately 125 to 140 feet and carries approximately 20 crew members. We produce a variety of products at sea, such as pollock roe (fish eggs), surimi (a fish protein paste used in products such as imitation lobster and crabmeat), fillet blocks, headed and gutted fish and fishmeal. We harvest pollock in the U.S. Bering Sea pollock fishery. According to the Marine Conservation Alliance, this fishery is among the largest and most conservatively managed in the world.

We own and operate two catfish processing facilities in Alabama. We distribute fresh and frozen catfish products to both retailers and foodservice customers throughout several regions in the U.S. In addition, we conduct other seafood processing operations at our facility in Massachusetts, where we manufacture products such as breaded seafood portions, fillets and scallops.

We operate in two principal business segments, ocean harvested whitefish and other seafood products. The ocean harvested whitefish segment includes the harvesting and processing of pollock, cod, hake and yellowfin sole. Processing of ocean harvested whitefish occurs on our vessels while at sea and at our facilities in Massachusetts. The other seafood products segment includes the processing of catfish and scallops at our facilities in Alabama and Massachusetts.

Industry Overview

Our pollock harvesting and at-sea processing operations benefit from a favorable statutory and regulatory environment. The American Fisheries Act specifically identifies the catcher-processor vessels that are eligible to participate in the U.S. Bering Sea pollock fishery, prohibits the entry of additional vessels and prohibits any single entity from harvesting more than 17.5% of the annual directed pollock catch. We own and operate seven of the 19 catcher-processor vessels permitted to participate in the catcher-processor sector of the U.S. Bering Sea pollock fishery. Under the American Fisheries Act, this sector is allocated 40% of the annual directed pollock catch. Within the catcher-processor sector, our allocation for pollock under the Pollock Conservation Cooperative agreement, a contractual arrangement among the seven companies that own the catcher-processors named in the statute, is nearly 2.5 times larger than that of the second largest Pollock Conservation Cooperative member. In addition to harvesting and processing pollock, we also participate in the catcher-processor sector of U.S. fisheries for hake and cod and in the freezer-longliners sector of the U.S. Bering Sea Pacific cod fishery.

Catcher-processors and freezer-longliners, such as the vessels we own, harvest and process fish into frozen products, such as roe, fillets, surimi and headed and gutted fish within hours of catching them.

As part of our other seafood products processing operations, we process approximately 100 million pounds of catfish per year, making us the largest catfish processor by volume in the U.S. We do not own any of the farms from which we source catfish, reducing our exposure to catfish price volatility. In the U.S., the catfish market has evolved over the last decade from being a regional commodity, locally produced and consumed predominantly in the southern U.S., to a large, commercial aquaculture industry serving major U.S. markets.

Competitive Strengths

•	Abundant, Stable Pollock Fishery. Our pollock harvesting operations target the U.S. Bering Sea pollock fishery, which, according to the Marine Conservation Alliance, is one of the healthiest and most responsibly managed fisheries in the world. The North Pacific Fishery Management Council set the 2004 U.S. Bering Sea pollock total allowable catch at a ten year historically high level while the 2004 Russian pollock quota declined by 20% from the 2003 level.

•	Attractive Regulatory Environment; Barriers to Entry. The American Fisheries Act provides us with key competitive benefits including, among other things, limiting participation in the catcher-processor sector of the U.S. Bering Sea pollock fishery to 19 specifically named catcher-processor vessels, of which we own and operate seven.

•	Efficient Large-Scale Operator. We own and operate the largest fleet of catcher-processors in the U.S. Bering Sea pollock fishery. In 2003, our fleet included the industry’s top five catcher-processors in terms of metric tons harvested. Each of our catcher-processors is a floating factory equipped with flexible manufacturing platforms and an integrated computer system, enabling constant communication among vessels, the corporate office and our sales representatives, and the ability to shift production based on current market demand.

•	Catfish Processor Leader. We are the largest catfish processor in the U.S., processing approximately 100 million pounds of catfish per year in our two Alabama facilities, which represents a leading market share in the catfish processing sector of over 16%.

•	Strong Customer Relationships and Distribution Network. We have established long-standing relationships with a diverse base of customers worldwide, including industrial importers, foodservice distributors, food retailers, restaurant chains and reprocessing companies.

•	Experienced Management Team. Our senior management team members average more than 20 years of industry experience.

Business Strategy

Over the past decade, we have become one of the largest integrated seafood companies in the U.S.  Today, we are committed to building on our existing harvesting, processing and marketing platforms.

The primary components of our business strategy include the following:

•	Maximize Pollock Revenues. Our pollock harvesting and at-sea processing operations provide a majority of our revenues. Our strategy to maximize pollock revenues includes continuing to increase our share of the total allowable catch in the U.S. Bering Sea pollock fishery by purchasing community development quota from Alaska Community Development Groups and optimizing our product mix based on global demand and pricing.

•	Continue to Diversify Sources of Revenues. We participate in a number of other fisheries besides pollock, such as the hake, Pacific cod and yellowfin sole fisheries. With our acquisition of Southern Pride, we became the largest catfish processor in the U.S. and with our ownership of Pacific Longline Company LLC, we are a participant in the cod freezer-longliners sector. We therefore have significant market positions in pollock, catfish and cod, the top three whitefish species in terms of U.S. human consumption.

•	Leverage International Marketing Network. We are currently expanding our presence in worldwide seafood markets, with a particular focus on the Asian and European markets, to increase and diversify our customer base and global seafood market share.

•	Continually Improve Operating Efficiencies. We believe that there may be synergies created by integrating our catfish processing operation and our national distribution network with our secondary processing operations in Massachusetts, leading to improved overall profitability.

•	Pursue Strategic Acquisitions. We intend to evaluate and selectively pursue accretive opportunities that we believe are strategically important based on their potential to diversify our product and customer base, broaden our distribution network and increase cash flow.

New Credit Facilities

Simultaneously with consummating this offering, our subsidiaries, including Holdings and ASG, will enter into $300.0 million of senior secured debt facilities, which we refer to as the “new credit facilities.”  We expect that the new credit facilities will include a credit agreement with a syndicate of financial institutions and Wells Fargo Bank, N.A., as administrative agent, which we refer to as the “new credit agreement,” providing for an $80.0 million senior secured revolving credit facility, which we refer to as the “new revolver,” and a term loan in a total principal amount of $80.0 million, which we refer to as the “new term loan.” In addition, the new credit facilities will include $140.0 million of senior secured notes, which we refer to as the “new senior notes,” which will be placed with institutional investors and will have covenants and certain other provisions substantially similar to the new credit agreement. The new credit facilities will be secured by substantially all assets of Holdings and its subsidiaries. The Issuer will not be a party to the new credit facilities. The new credit facilities will contain restrictions on ASG’s ability to make distributions to Holdings and the Issuer. Such distributions are the projected sources of cash to allow the Issuer to make interest and dividend payments to IDS holders. We expect that the new credit facilities will mature on December 31, 2008. CIBC World Markets Corp., the lead underwriter of this offering, is also the sole placement agent, lead arranger and bookrunner of the new credit facilities. The closing of this offering is conditioned upon the closing of the proposed new credit facilities. See “Use of Proceeds” and “Description of Certain Indebtedness—New Credit Facilities.”

Existing Senior Subordinated Notes

In conjunction with this offering, ASG commenced a consent solicitation with respect to its outstanding $175.0 million 10 1/8% senior subordinated notes due 2010, which we refer to as our “existing senior subordinated notes” and a tender offer for such notes. As of May 24, 2004, all of our existing senior subordinated notes had been validly and irrevocably tendered. The tender offer will expire on June 14, 2004, unless we extend it. ASG intends to use a portion of the net proceeds from this offering and borrowings under the new credit facilities (1) to acquire our existing senior subordinated notes in the tender offer and (2) to pay fees, expenses and premiums associated with the consent solicitation and tender offer. The closing of the consent solicitation and tender offer is conditioned on the consummation of this offering. Credit Suisse First Boston is the dealer manager of the tender offer and the solicitation agent in the consent solicitation.

The Transactions

Prior to and in connection with this offering, we will consummate various internal restructuring and realignment transactions to rationalize our existing structure and recapitalize ASLP’s equity interest in Holdings into an interest consisting of part equity and part notes issued by Holdings. In this offering, we expect that the Issuer will sell 34,375,000 IDSs and $27.7 million aggregate principal amount of     % notes separately (not represented by IDSs). The completion of the offering of separate notes is a condition to our sale of IDSs. In addition, we expect that the Issuer will issue 1,431,009 IDSs to certain indirect holders of equity interests in Holdings as partial consideration for the exchange of those interests. The Issuer will become the managing general partner of Holdings.

In addition, in connection with the offering, the Issuer will recapitalize its capital stock into Class B common stock (which will be held by ASLP). ASLP will distribute the 4,485,685 shares of Class B common stock to its partners. The Class B common stock will be exchangeable for IDSs after the second anniversary of the offering and under certain other circumstances, subject to certain restrictions. If all such Class B common stock were exchanged, the holders of our Class B common stock would receive an aggregate of 3,083,908 IDSs representing 3,083,908 shares of the Issuer’s Class A common stock and $15.4 million aggregate principal amount of notes. The Class B common stock will have one vote per share but will receive dividends at a higher rate than our Class A common stock. See “Description of Capital Stock—Class A Common Stock” and “Related Party Transactions—Agreements Relating to ASLP, Holdings and our Class B Common Stock.”

After giving effect to the offering and these transactions, the public IDS holders will hold approximately 68.8% of the economic interests in Holdings and the current direct or indirect owners will hold the remaining 31.2%.

The Issuer will issue to all ASLP partners and option holders exchange warrants permitting such holders, following the first anniversary of the closing of this offering, and subject to various conditions, to exchange their ASLP limited partnership units for IDSs. Upon any such exchange, the Issuer would then have the right to exchange the ASLP units received by it for equity interests in Holdings and Holdings notes. See “Related Party Transactions—Exchange and Registration Rights Agreement.” If all such exchange warrants, other than those associated with certain compensatory options, were exercised in full, the ASLP partners and option holders would receive an aggregate of 11,052,060 IDSs representing 11,052,060 shares of the Issuer’s Class A common stock and $55.3 million aggregate principal amount of notes.

In addition, immediately following this offering, we will have outstanding one share of each of our Series A, Series B and Series C preferred stock, which will be held by Coastal Villages Pollock LLC, Bernt O. Bodal and Centre Partners Management LLC, respectively, or by their respective affiliates. The Series A preferred share will entitle Coastal to elect two members of our board of directors until Coastal’s direct and indirect ownership of Holdings falls below specified levels and one member of our board of directors thereafter, until such ownership falls below lower levels. The Series B and Series C preferred shares will entitle Mr. Bodal and Centre, respectively, to elect one director until their ownership falls below specified levels. The holders of the preferred stock will in effect be entitled to vote their ASLP units as though they were exchanged for IDSs. The preferred shares, the Class A common shares and the Class B common shares will vote together as a class on all matters presented to the stockholders for a vote. In addition, holders of preferred shares will have class voting and other rights, including veto rights over compensation decisions and governance arrangements, all of which are described more fully elsewhere in this prospectus. See “Description of Capital Stock—Class A Common Stock” and “Description of Capital Stock—Preferred Stock.”

For a detailed outline of our restructuring and realignment transactions, see “Detailed Transaction Steps.”

Use of Proceeds

We expect to receive net proceeds from this offering of approximately $549.0 million after underwriting discounts, assuming an initial public offering price of $16.00 per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus and an initial public offering price of         % of the stated principal amount for each note sold separately (not represented by IDSs). These proceeds, together with approximately $240.0 million in borrowings we expect to receive under the new credit facilities, will be used to repay substantially all of our outstanding indebtedness and repurchase certain equity interests held by the existing owners of our business. Accordingly, none of the proceeds of this offering will be available for the growth of our business or for general corporate purposes.

The following chart reflects our capital structure immediately following this offering assuming no exercise of the over-allotment option to purchase additional IDSs:

The Issuer was formed as a holding company under Delaware law in May 2003 and has not conducted any independent operations. Following this offering, Holdings will own 100% of the economic interests in ASG. The Issuer will not have direct operations but, as the sole general partner of Holdings, will have management responsibility for Holdings and its subsidiaries, including ASG.

Our principal executive office is located at Market Place Tower, 2025 First Avenue, Suite 1200, Seattle, Washington 98121, and our telephone number is (206) 374-1515. Our internet address is www.americanseafoods.com.  www.americanseafoods.com is a textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

The Offering

Summary of the IDSs and the Notes

We are offering 34,375,000 IDSs at an initial public offering price of $16.00 per IDS (comprised of $5.00 allocated to each note and $11.00 allocated to each share of Class A common stock), which represents the mid-point of the range set forth on the cover page of this prospectus, and $27.7 million aggregate principal amount of notes sold separately (not represented by IDSs) at an initial public offering price of     % of the stated principal amount for each note. As described below, assuming we make our scheduled interest payments and pay dividends in the amount contemplated by our initial dividend policy, holders of IDSs will receive in the aggregate approximately $1.64 per year in dividends and interest on the Class A common stock and notes represented by each IDS, and holders of our notes will receive $0.64 per year in interest per note. Dividend payments, however, are not mandatory or guaranteed, and our board of directors may, in its discretion, amend or repeal or deviate from our initial dividend policy or otherwise decide not to declare one or more dividends or to declare dividends in different amounts. In addition, our ability to pay dividends will be restricted if we do not meet certain financial tests as set forth in the new credit facilities and the indenture governing the notes. See “Risk Factors—We are subject to restrictive debt covenants that limit our business flexibility by imposing operating and financial restrictions on our operations.” Further, our ability to pay dividends is restricted by Delaware law. See “Initial Dividend Policy and Restrictions.” Holders of our common stock do not have any legal right to receive or require the payment of dividends.

What are IDSs?

IDS are securities comprised of Class A common stock and notes. Each IDS represents:

•	one share of our Class A common stock; and

•	a % note with $5.00 principal amount.

The ratio of Class A common stock to principal amount of notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of Class A common stock and the same principal amount of notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each IDS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of notes as it previously represented.

What payments can I expect to receive as a holder of IDSs?

You will be entitled to receive quarterly interest payments at an annual rate of     % of the aggregate principal amount of notes represented by your IDSs or approximately $0.64 per IDS per year, subject to our right, under specified circumstances, to defer interest payments on the Issuer’s notes for no more than 8 quarters in the aggregate and no later than         , 2009; and subject further to our right, on up to four occasions for not more than two quarters on any occasion after             , 2009, to defer interest payments on the Issuer’s notes; unless, in each case, a default in payment of interest, principal or premium, if any, on the notes has occurred and is continuing, or any other event of default with respect to the notes has occurred and is continuing and the notes have been accelerated as a result of the occurrence of such event of default.

You will also receive quarterly dividends on the shares of our Class A common stock represented by your IDSs, if and to the extent dividends are declared by our board of directors and are permitted by applicable law and the terms of our then existing indebtedness. The indenture governing the notes contains restrictions on our ability to declare and pay dividends on our Class A common stock. We have adopted an initial dividend policy which contemplates that initial annual dividends will be $1.00 per share of our Class A common stock for the first year. However, our board of directors may, in its discretion, modify or repeal our initial dividend policy. We cannot assure you that we will pay dividends at this level or at all.

We expect to make interest and dividend payments on or about the 15th day of each March, June, September and December to holders of record on the 5th day of such month or the immediately preceding business day. The cash used to make such interest and dividend payments is expected to come from interest payments and distributions by Holdings, and those are expected to be funded out of distributions made to Holdings by ASG. The new credit facilities will contain provisions limiting ASG’s ability to make distributions to Holdings in the event various financial tests are not met. See “Description of Certain Indebtedness—New Credit Facilities—Permitted Distributions by ASG and Holdings.”

Will my rights as a holder of IDSs be any different than the rights of a direct holder of the Class A common stock and notes?

No. As a holder of IDSs you are the beneficial owner of the Class A common stock and notes represented by your IDSs. As such, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the notes indenture, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the Class A common stock and notes, as applicable.

Will the notes represented by IDSs be the same as the notes sold separately (not represented by IDSs)?

Yes. The notes sold separately (not represented by IDSs) will be identical in all respects to the notes represented by IDSs and will be part of the same series of notes issued under the same indenture. Accordingly, holders of notes sold separately and holders of notes represented by IDSs will vote together as a single class, in proportion to the aggregate principal amount of notes they hold, on all matters on which they are eligible to vote under the indenture.

Will the IDSs be listed on an exchange?

Yes. We have applied to list the IDSs on the American Stock Exchange under the trading symbol “SEA”.

Will the notes and shares of our Class A common stock be listed on an exchange?

The notes will not be listed on any exchange. Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange until the number of shares of Class A common stock held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on such exchange. If more than such number of our outstanding shares of Class A common stock is no longer held in the form of IDSs for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on the American Stock Exchange. The notes and shares of our Class A common stock will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933.

In what form will IDSs and the securities represented by the IDSs be issued?

The IDSs and the securities represented by the IDSs will be issued in book-entry form only. This means that you will not be a registered holder of IDSs or the securities represented by the IDSs, and you will not be entitled to receive a certificate for your IDSs or the securities represented by your IDSs. You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs. However, a holder of Class A common stock, including a holder of an IDS that requests that IDSs be separated, has a legal right under Delaware law to request that we issue a certificate for such common stock.

How can I separate my IDSs into shares of Class A common stock and notes or combine shares of Class A common stock and notes to form IDSs?

Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control, through a broker or other financial institution, separate each of their IDSs into the shares of Class A common stock and notes represented thereby. Similarly, any holder of shares of our Class A common stock and notes may, at any time, through a broker or other financial institution, combine the applicable number of shares of Class A common stock and notes to form IDSs unless the IDSs have previously been automatically separated as a result of the redemption or maturity of any notes or otherwise. Separation and recombination of IDSs may involve transaction fees charged by your broker and/or other financial intermediaries. See “Description of IDSs—Book Entry, Settlement and Clearance—Separation and Recombination.”

What will happen if we issue additional IDSs or notes of the same series in the future?

We may conduct future financings by selling additional IDSs of the same series. Additional IDSs will have terms that are identical to those of the IDSs being sold in this offering, except that if they are issued 45 days or more from the closing of this offering, they will be immediately separable, and if they are issued less than 45 days from the closing of this offering, they will be separable on the same date as the IDSs issued hereunder may separate. Additional IDSs will also represent the same proportions of Class A common stock and notes as are represented by the then outstanding IDSs. In addition, we will be required to issue additional IDSs in the future upon the exercise of exchange or registration rights by our existing owners and upon exchange of our Class B common stock. In addition, we may conduct future financings by selling additional notes of the same series. Although the notes that may be issued in the future (whether or not represented by IDSs) will have terms that are identical (except for the issuance date) to the notes being sold in this offering and will be part of the same series of notes for all purposes under the indenture, it is possible that the new notes will be sold with original issue discount (referred to as OID) for U.S. federal income tax purposes. If such notes are issued with OID, all holders of IDSs of the same series (including the IDSs being offered hereby) and of outstanding notes not held in IDSs will automatically exchange a ratable portion of their outstanding notes for a portion of the new notes, whether held directly or in the form of IDSs, and will thereafter hold a unit consisting of new notes and old notes with a new CUSIP number or a new IDS (consisting of such note unit and Class A common stock) with a new CUSIP number. As a result of such exchanges, we intend to allocate and report the OID associated with the sale of the new notes among all holders of notes on a pro rata basis, which may adversely affect your tax treatment. See “What will be the U.S. federal income tax considerations in connection with a subsequent issuance of notes?” In addition, if such notes are issued with OID, holders of such notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the notes or a bankruptcy of the Issuer prior to the maturity of the notes. See “Risk Factors—Subsequent issuances of notes pursuant to an offering by us or following an exercise of exchange or registration rights by partners of ASLP or exchange of Class B common stock may cause you to recognize original issue discount” and “—Holders of Subsequently Issued Notes may not be able to collect their full stated principal amount prior to maturity.”

We will immediately file a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in the ratio of IDS components or changes in OID attributed to the notes.

What will be the U.S. federal income tax considerations in connection with an investment in the IDSs?

Certain aspects of the U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs in this offering are not entirely clear. The purchase of IDSs in this offering should be treated for U.S. federal income tax purposes as the purchase of shares of our Class A common stock and notes (rather than as the purchase of a single security) and, by purchasing IDSs, you will agree to such treatment. You must allocate the purchase price of the IDSs between those shares of Class A common stock and notes in proportion to their respective initial fair market values at issuance, which will establish your initial tax basis. We expect to report the initial fair market value of each share of Class A common stock as $11.00 and the initial fair market value of each $5.00 aggregate principal amount of our notes as $5.00 and, by purchasing IDSs, you will agree to and be bound by such allocation, assuming an initial public offering price of $16.00 per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus.

We believe that the notes should be treated as debt for U.S. federal income tax purposes. If the notes were treated as equity rather than debt for U.S. federal income tax purposes, the stated interest on the notes would be treated as a dividend (to the extent paid out of our tax “earnings and profits”), and interest on the notes would not be deductible by us for U.S. federal income tax purposes, which could materially increase our taxable income and significantly reduce our future cash flow. Such payments would likely not qualify for the special dividend rate described below. In addition, payments on the notes to foreign holders would be subject to U.S. federal withholding taxes at rates of up to 30%. Payments to foreign holders would not be grossed-up on account of any such taxes.

Dividends paid by us, to the extent paid out of our tax “earnings and profits,” will generally be taxable to you at long-term capital gains rates under recently-enacted legislation, which is scheduled to sunset in 2008. Interest income on the notes will generally be taxable to you at ordinary income rates. See “Material U.S. Federal Income Tax Considerations.”

What will be the U.S. federal income tax considerations in connection with a subsequent issuance of notes?

The U.S. federal income tax consequences to you of the subsequent issuance of notes with OID (or any issuance of notes thereafter) upon a subsequent sale of IDSs or notes pursuant to an offering by us, upon an exercise of exchange or registration rights by partners of ASLP or upon exchange of our Class B common stock are not entirely clear. The indenture governing the notes and the agreements with the Depository Trust Company, or DTC, will provide that, in the event there is a subsequent issuance of notes by the Issuer having substantially identical terms as the notes, each holder of notes or IDSs (as the case may be) agrees that a portion of such holder’s notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of any record holders of notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any further action by such holder, each holder of notes or IDSs (as the case may be) will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder (and, for any such holder of IDSs, such inseparable unit composed of notes will be included in such holder’s IDSs). However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. It is unclear whether the exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the Internal Revenue Service, or the IRS, might successfully assert that such an exchange should be treated as a taxable exchange. In such case, a holder would recognize any gain realized on such exchange, but any loss recognized might be disallowed.

Even if the exchange is not treated as a taxable event, such exchange may result in holders having to include OID in taxable income prior to the receipt of cash and other potentially adverse U.S. federal income tax consequences to holders. Because a subsequent issuance will affect the notes in the same manner regardless of whether the notes are held as part of IDSs or separately, the recombination of notes and shares of Class A common stock to form IDSs or the separation of IDSs should not affect your tax treatment. See “Material U.S. Federal Income Tax Considerations.”

Following any subsequent issuance of notes with OID (or any issuance of notes thereafter) and resulting exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and IDSs, and each holder of notes and IDSs will, by purchasing IDSs or notes, agree to report OID in a manner consistent with this approach. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of IDSs and notes and could adversely affect the market for IDSs and notes.

Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the IDSs or instruments similar to the IDSs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the IDSs. For additional information, see “Material U.S. Federal Income Tax Considerations.”

Summary of the Notes

Issuer	American Seafoods Corporation.

Notes to be outstanding following the offering

$206.8 million aggregate principal amount of     % notes, which includes $179.1 million aggregate principal amount of notes included in IDSs and $27.7 million aggregate principal amount sold separately (not represented by IDSs) (or $229.6 million aggregate principal amount assuming the underwriters’ over-allotment option to purchase additional IDSs is exercised in full). Each offered note will have a principal amount of $5.00.

If all outstanding ASLP units and all shares of Class B common stock were exchanged for IDSs, $277.5 million of notes would be outstanding.

Interest rate	% per year.

Interest payment dates

Interest will be paid quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing                 , 2004 to holders of record on the 5th day of such month or the immediately preceding business day.

Interest deferral

We will be permitted to defer interest payments on the notes if and for so long as the most recently calculated interest coverage ratio of Holdings for the twelve-month period ended on the last day of any fiscal quarter is less than the applicable interest deferral threshold described under “Description of Notes—Certain Definitions,” unless, in each case, a default in payment of interest, principal or premium, if any, on the notes has occurred and is continuing, or any other event of default with respect to the notes has occurred and is continuing and the notes have been accelerated as a result of the occurrence of such event of default. Interest payments will not be deferred under this provision for more than 8 quarters in the aggregate or at any time after             , 2009. In addition, on up to four occasions after             , 2009, interest payments on the notes may again be deferred, at our option, unless a default in payment of interest, principal or premium, if any, has occurred and is continuing, or any other event of default with respect to the notes has occurred and is continuing and the notes have been accelerated as a result of the occurrence of such event of default. Interest payments will not be deferred under this provision for more than two quarters on any occasion. Deferred interest on the notes will bear interest at an annual rate of     %, which will be payable quarterly in arrears so long as no subsequent interest deferral is in effect. We will repay all interest deferred prior to             , 2009 on             , 2009. We may prepay deferred interest at any time, except when an interest deferral period is in effect. We will repay all interest deferred after             , 2009 on or before maturity, provided that we must pay all deferred interest and accrued interest on deferred interest in full prior to deferring interest for a second occasion or paying any dividends on our common shares.

If interest payments on the notes are deferred, you would be required to include interest in your income for U.S. federal income tax purposes on an economic accrual basis even if you do not receive any cash interest payments.

Maturity date	The notes will mature on June 15, 2019.

Ranking

The notes will be senior secured indebtedness of the Issuer and will rank pari passu in right of payment with all existing and future unsubordinated obligations, including other unsubordinated financial obligations, of the Issuer. As of December 31, 2003, after giving pro forma effect to this offering and the use of proceeds as contemplated in this prospectus, the Issuer had no indebtedness other than the notes. Because the Issuer is a holding company, the notes will be structurally subordinated to all indebtedness of the Issuer’s subsidiaries that do not guarantee the notes, such as foreign subsidiaries. The notes will be effectively subordinated to any future secured indebtedness of the Issuer to the extent of the value of the assets securing such secured indebtedness that do not secure the notes.

Acceleration Forbearance Periods

So long as the notes are guaranteed by at least one of the guarantors and until the earlier of             , 2009 or the time when no designated senior indebtedness of any guarantors is outstanding, without in any way limiting the right of holders to exercise any other remedies they may have (including the right to bring suit against the Issuer or any guarantor for payment of all amounts of principal, premium and interest due and payable), upon the occurrence of an event of default (other than bankruptcy defaults), the principal of the notes may not be accelerated for a period of up to 90 days (subject to earlier termination in certain circumstances). See “Description of Notes—Acceleration Forbearance Periods.”

Note guarantees

The notes will be guaranteed by Holdings, ASG and its domestic subsidiaries on an unsecured senior subordinated basis on the terms set forth in the indenture. The note guarantees will be subordinated in right of payment to all existing and future senior indebtedness of the guarantors that does not expressly provide that it ranks pari passu with or subordinate to the guarantees, including indebtedness and guarantees of Holdings, ASG and its subsidiaries under our new credit facilities and interest rate and foreign exchange related derivatives entered into with the lenders under the new credit agreement (or their affiliates). The note guarantees issued by ASG and its subsidiaries will rank senior to our existing senior subordinated notes, if any, outstanding after the consummation of this offering, and related guarantees of such notes by ASG’s subsidiaries, and to all existing and future debt of our subsidiaries that expressly provides that it is subordinated to the guarantees. The note guarantees will be effectively subordinated to any secured indebtedness of the guarantors to the extent of the value of the assets securing such indebtedness. As of May 24, 2004, all of our existing senior subordinated notes had been validly and irrevocably tendered. The tender offer will expire on June 14, 2004, unless we extend it. See “Description of Notes—Guarantees and Pledge.”

As of March 31, 2004, after giving pro forma effect to this offering and the other transactions contemplated in this prospectus, including the tender offer and consent solicitation and the new credit facilities as well as the use of proceeds as contemplated in this prospectus, the guarantors had approximately $517.5 million of indebtedness, excluding trade payables, of which $240.0 million was indebtedness under our new credit facilities and other senior indebtedness of the guarantors and $15.4 million was intercompany debt to the Issuer.

Collateral

The Issuer will pledge all of its interest in the Holdings notes and related guarantees as security for the notes. We will be required to provide additional collateral of the same type if we issue additional notes in the future. The notes will not otherwise be secured, directly or indirectly.

Optional redemption	We may not redeem the notes prior to , 2011.

The notes will be redeemable, in whole or in part, at our option, at any time on or after                     , 2011 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest to the date of redemption. If the notes are redeemed in whole or in part, the notes and Class A common stock represented by each IDS will be automatically separated. See “Description of Notes—Optional Redemption.”

Change of control

Upon the occurrence of a change of control, as defined under “Description of Notes—Change of Control,” unless we have exercised our right to redeem all notes as described above, each holder of the notes will have the right to require us to repurchase that holder’s notes at a price equal to 101% of the principal amount of the notes being repurchased, plus any accrued but unpaid interest to the date of repurchase. To exercise this right, a holder of IDSs must separate the notes and Class A common stock represented by such holder’s IDSs.

Procedures relating to subsequent issuances

The indenture governing the notes will provide that, in the event there is a subsequent issuance of notes by the Issuer having substantially identical terms as the notes but a different CUSIP number, each holder of notes or IDSs (as the case may be) agrees that a portion of such holder’s notes (whether held directly in book-entry form or held as part of IDSs) will be automatically exchanged for a portion of the notes purchased by the holders of such subsequently issued notes, and the records of any record holders of notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and automatic exchange, without any action by such holder, each holder of notes or IDSs (as the case may be) will own an indivisible unit composed of notes of each separate issuance in the same proportion as each other holder. However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange.

The indenture governing the notes will permit issuances of additional notes upon the exercise of exchange warrants or registration rights by holders of ASLP units, upon the exchange of Class B common stock into IDSs and, subject to compliance with restrictive covenants contained in the indenture, for other permitted purposes. However, we may not issue additional notes if and for so long as an event of default with respect to the notes has occurred and is continuing. The automatic exchange of notes summarized above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against the Issuer or any of its agents, including the underwriters, with respect to the full amount of notes purchased by such holder. However, any subsequent issuance of notes by the Issuer may adversely affect the tax and non-tax treatment of the holders of notes and IDSs. See “Risk Factors—Subsequent issuances of notes pursuant to an offering by us or following an exercise of exchange or registration rights by partners of ASLP or exchange of Class B common stock may cause you to recognize original issue discount” and “—Holders of subsequently issued notes may not be able to collect their full stated principal amount prior to maturity” and “Material U.S. Federal Income Tax Considerations—Exchange Rights and Additional Issuances.”

Restrictive covenants	The indenture governing the notes will contain covenants with respect to us and our restricted subsidiaries that will restrict:

•	the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

•	dividends or distributions on or redemptions of capital stock;

•	a number of other restricted payments, including investments;

•	specified sales of assets;

•	specified transactions with affiliates;

•	the creation of a number of liens;

•	consolidations, mergers and transfers of all or substantially all of our assets; and

•	certain restrictions on distributions from our restricted subsidiaries.

The limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under “Description of Notes—Certain Covenants.”

Intercompany Notes

The aggregate principal amount of the notes issued in the offering, including notes sold in the form of IDSs and notes sold separately (not represented by IDSs), will be approximately $206.8 million (or $229.6 million if the underwriters’ over-allotment option to purchase additional IDSs is exercised in full). The Issuer will lend $222.2 million (or $245.0 million if the underwriters’ over-allotment option to purchase additional IDSs is exercised in full) to Holdings pursuant to subordinated intercompany notes, which we refer to as the “Holdings notes” or the “intercompany notes.” Holdings will also issue identical intercompany notes to ASLP in redemption of a portion of the Holdings’ equity interests held by ASLP and may issue notes to ASLP in the future. The Holdings notes will be unsecured subordinated indebtedness of Holdings and will have the same payment and interest terms and substantially similar other provisions as the notes and contain cross-default provisions such that an event of default under the notes will trigger an event of default under the Holdings notes. The Holdings notes will be guaranteed by ASG and its domestic subsidiaries on the same basis as the notes. The Issuer will pledge all of its interest in the Holdings notes to secure the notes as described above. See “Description of Certain Indebtedness —Holdings Intercompany Notes.”

Summary of the Capital Stock

Issuer	American Seafoods Corporation.

Shares of Class A common stock represented by IDSs offered in this offering	34,375,000 shares of Class A common stock (or 39,531,250 shares of Class A common stock assuming the underwriters’ over-allotment option is exercised in full).

Shares of Class A common stock, Class B common stock and Class C common stock outstanding following this offering

35,806,009 shares of Class A common stock (or 40,371,167 shares assuming the underwriters’ over-allotment option to purchase additional IDSs is exercised in full), which include 34,375,000 shares of Class A common stock sold in this offering and 1,431,009 shares issued to certain of our existing equity investors upon consummation of this offering in connection with our internal restructuring and realignment transactions.

4,485,685 shares of Class B common stock which will be exchangeable for IDSs at any time, subject to certain conditions, after two years from the closing of this offering at an exchange rate of one IDS for each 1.455 shares of Class B common stock. If all such shares of Class B common stock were exchanged for IDSs, the holders of our Class B common stock would receive an aggregate of 3,083,908 IDSs representing 3,083,908 shares of the Issuer’s Class A common stock and $15.4 million aggregate principal amount of notes.

Our Class A common stock and Class B common stock are identical in all respects and are entitled to the same rights, preferences and privileges, and vote together as a single class on all matters upon which the stockholders vote, except (1) as to dividend rights as described under “Initial Dividend Policy and Restrictions,” (2) that Class B common stock is not eligible to be included in IDSs and (3) that holders of Class B common stock may, subject to certain conditions, exchange their shares of Class B common stock for IDSs. See “Related Party Transactions—Agreements Relating to ASLP, Holdings and Our Class B Common Stock—Exchange and Registration Rights Agreement.” In addition, our by-laws provide that we may not issue any shares of Class A common stock, or securities which, by their terms, are convertible or exchangeable for shares of Class A common stock, unless, at or prior to the time of such issuance (or prior to the earliest possible time of any conversion or exchange) we issue a proportionate number of IDSs such that no holder of Class A common stock will at any time have the right to hold Class A common stock in the form of IDSs, unless such IDSs have been issued in transactions that are registered under the Securities Act of 1933.

If all outstanding ASLP units and all shares of Class B common stock were exchanged for IDSs, 49,941,977 shares of Class A common stock would be outstanding.

Following the automatic separation of the IDSs as a result of the redemption or maturity of any notes, shares of Class A common stock and notes may no longer be combined to form IDSs. If no notes remain outstanding, all shares of Class B common stock not previously exchanged will become exchangeable for Class A common stock. See “Description of IDSs—Automatic Separation.”

No shares of Class C common stock will be outstanding upon the closing of this offering.

Shares of preferred stock outstanding following this offering

Three shares of preferred stock will be outstanding following the closing of this offering. The Issuer will issue one share of its Series A, Series B and Series C preferred stock respectively to, Coastal Villages Pollock LLC, Bernt O. Bodal and Centre Partners Management LLC.

The Series A preferred share will entitle Coastal to elect two members of our board of directors until Coastal’s direct and indirect ownership of Holdings falls below specified levels and one member of our board of directors thereafter, until such ownership falls below lower levels. The Series B and Series C preferred shares will entitle Mr. Bodal and Centre, respectively, to elect one director of our board of directors until their ownership falls below specified levels. The preferred shares and the common shares will vote together as a class on all matters presented to the stockholders for a vote and, in any such vote, each share of preferred stock will be entitled to an aggregate number of votes equal to the number of shares of our Class A common stock which the holder (together with certain affiliated parties) would be entitled to receive on an exchange or deemed exchange of its ASLP or Holdings units for IDSs. In addition, holders of preferred shares will have class voting and other rights, including rights to approve certain compensation matters and changes in our governance provisions, as described more fully elsewhere in this prospectus. See “Description of Capital Stock—Class A Common Stock” and “Description of Capital Stock—Preferred Stock.”

Dividends

We intend to pay quarterly dividends on the shares of our Class A common stock represented by your IDSs and on the shares of our Class B common stock, but only if and to the extent dividends are declared by our board of directors and permitted by applicable law, by the terms of the indenture governing the notes, and by applicable provisions of our other then existing indebtedness. Subject to the foregoing, we intend to pay dividends at an initial level of $1.00 per share on our Class A common stock and $1.13 per share on our Class B common stock for the first year. However, our board of directors may, in its discretion, modify these levels or eliminate dividends in their entirety.

Under the indenture governing the notes, the dividends we may pay after January 1, 2005, are, in general, limited to our “excess cash.” Excess cash is defined as our Adjusted EBITDA (as defined in the indenture) reduced by cash interest expense, cash taxes, deferred interest, certain cash expenses that are not included in Adjusted EBITDA, principal payments on our indebtedness and certain capital expenditures. Similar limitations on dividends and other distributions exist under the new credit facilities. See “Description of Certain Indebtedness—New Credit Facilities.” Both the indenture and the senior loan documents contain provisions designed to permit the payment of dividends at anticipated levels for the period through December 31, 2004. In addition, both contain dividend suspension provisions under which we would be prohibited from paying dividends during any interest deferral period or if our interest coverage level fell below specified levels.

Our certificate of incorporation provides that, assuming an initial public offering price of $16.00 per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus, prior to         , 2006, the quarterly per share dividend level on the Class B common stock will be equal to 1.13 times the quarterly per share dividend level on the Class A common stock, and that on and after such date, the quarterly per share dividend level on the Class B common stock and on the Class A common stock will be the same.

We expect to make dividend payments on or about March 15, June 15, September 15 and December 15 of each year, commencing                     , 2004 to holders of record on the 5th day of such month or the immediately preceding business day.

Holders of the preferred shares will not be entitled to receive dividends or distributions.

See “Initial Dividend Policy and Restrictions.”

Voting rights

Subject to applicable law, each outstanding share of our Class A common stock and our Class B common stock will carry one vote per share and each share of our preferred stock will be entitled to an aggregate number of votes equal to the number of shares of our Class A common stock which the holder (together with certain affiliated parties) would be entitled to receive on an exchange or deemed exchange of its ASLP or Holdings units for IDSs.

Listing

Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange until the number of shares of Class A common stock held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on such exchange. If such number of our outstanding shares of Class A common stock is no longer held in the form of IDSs for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on the American Stock Exchange. The shares of Class A common stock will be freely tradable without restriction or further registration under the Securities

Act, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933.

Foreign ownership provisions

We are subject to complex foreign ownership limitations applicable to companies that participate in U.S. fisheries. We will put in place governance provisions (i) requiring each owner of 5% or more of the Issuer’s capital stock (including purchasers in this offering) to certify to us that such person is a U.S. citizen within the meaning of applicable statutory provisions, (ii) limiting to 20% the aggregate percentage ownership of the Issuer’s capital stock by non-U.S. citizens, (iii) requiring that at least 95% of all of the Issuer’s capital stock be held by beneficial owners with U.S. addresses, and (iv) declaring any holding in violation of the foregoing null and void, or voidable, and providing the Issuer with various remedies including mandatory redemptions and sales. See “Business—Government Regulation.”

Equity interest in Holdings

The Issuer will be the sole general partner of Holdings and, through Holdings, will have management control of all of its subsidiaries. Three wholly-owned subsidiaries of the Issuer will hold limited partnership interests in Holdings. The Issuer’s direct and indirect interests in Holdings at the closing of this offering will constitute 77.9% of the equity of Holdings. The balance of the equity of Holdings will be held by ASLP.

Risk Factors

You should carefully consider the information under the heading “Risk Factors” and all other information in this prospectus before investing in the IDSs and notes.

General Information About This Prospectus

Unless we specifically state otherwise, the information and computations in this prospectus:

•	do not take into account the exercise by the underwriters of their over-allotment option to purchase additional IDSs;

•	assume (i) the purchase of all of our existing senior subordinated notes pursuant to the consent solicitation and tender offer for aggregate consideration of $210.2 million, (ii) a 12.75% interest rate on the notes, which is subject to change depending on market conditions and (iii) an initial public offering price of $16.00 per IDS, which represents the midpoint of the range set forth on the cover of this prospectus, comprised of $5.00 allocated to each note and $11.00 allocated to each share of Class A common stock; and

•	do not take into account the exercise by members of our management of compensatory options to acquire interests in ASLP that, if exercised, would cause ASLP to receive additional interests in Holdings, resulting in dilution for all holders of IDSs and ASLP units. If all of such options were exercised immediately following the offering, the Issuer’s percentage ownership in Holdings would decline from 77.9% to 75.4%.

Following the liquidation of ASLP, which will occur on or about the fourth anniversary of this offering, former ASLP unitholders will, subject to certain conditions, receive Holdings equity and notes in exchange for their interest in ASLP.

Unless the context otherwise requires, references in this prospectus to the “notes” refer collectively to the notes represented by IDSs and the notes sold separately, and references to the “offering” refer collectively to the offering of 34,375,000 IDSs to the public and 1,431,009 IDSs to certain of our affiliates and members of management, in each case, including the shares of Class A common stock and notes represented thereby, and the offering of $27.7 million aggregate principal amount of notes to the public separately (not represented by IDSs).

Summary Consolidated Financial Information

The following summary historical consolidated financial information for Holdings for the years ended December 31, 2001, 2002 and 2003 has been derived from our audited consolidated financial statements included elsewhere in this prospectus and the summary historical financial information for Holdings as of March 31, 2004 and for the three month periods ended March 31, 2003 and 2004 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The following summary pro forma financial information has been derived by the application of pro forma adjustments to the Issuer’s historical consolidated financial statements included elsewhere in this prospectus. The summary pro forma consolidated balance sheet and statement of operations data gives effect to the financing transactions described under “Capitalization” and the application of the proceeds therefrom as if the Issuer was formed and all these transactions had been consummated on March 31, 2004 for the consolidated balance sheet data and January 1, 2003 for the consolidated statement of operations data.

Assumptions underlying the pro forma adjustments are described in the notes to the unaudited pro forma condensed consolidated financial statements, which should be read in conjunction with this summary pro forma financial information. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to these transactions; however, this summary pro forma financial information should not be considered indicative of actual results that would have been achieved had the financing transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or for any future period.

This summary pro forma financial information should be read in conjunction with the information contained in “Selected Historical and Pro Forma Financial Information for Holdings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Holdings’ consolidated financial statements and related notes included elsewhere in this prospectus.

							Pro Forma Issuer
	Year Ended(1)(2) December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,	Year Ended December 31, 2003	Three Months Ended March 31, 2004
	2001	2002	2003	2003	2004	2004
	(dollars in thousands)
Statement of Operations Data:
Total revenue	$336,839	$332,872	$411,363	$111,099	$134,893	$435,157	$411,363	$134,893
Gross profit	127,239	126,481	132,066	47,564	50,569	135,071	132,066	50,569
Gross margin	37.8%	38.0%	32.1%	42.8%	37.5%	31.0%	32.1%	37.5%
Operating profit	35,436	58,975	62,895	30,977	30,475	62,393	62,895	30,475
Income before income taxes and minority interest	18,009	22,611	14,327	22,506	21,036	12,857	8,912	19,660
Net income	20,078	22,253	12,527	21,395	18,896	10,028	8,733	19,660
Statement of Cash Flows Data:
Cash flows from operating activities	$84,588	$96,678	$47,154	$2,834	$33,194	$77,514
Cash flows from investing activities	(13,648)	(58,634)	(14,652)	(3,330)	(16,512)	(27,834)
Purchases of property, vessels and equipment	(9,171)	(9,431)	(12,323)	(3,269)	(5,247)	(14,301)
Cash flows from financing activities	(73,014)	(34,736)	(32,399)	1,376	(20,794)	(54,569)
Other Financial Data:
EBITDA(3)	$121,385	$102,865	$101,023	$40,162	$41,441	$102,302	$101,023	$41,441
Adjusted EBITDA(3)	108,765	113,012	113,087	38,047	44,452	119,492	113,087	44,452

	March 31, 2004	Pro Forma Issuer March 31, 2004
	(dollars in thousands)
Balance Sheet Data:
Current assets	$139,046	$139,047
Current liabilities	90,095	65,496
Property, vessels and equipment, net	221,033	221,033
Cooperative rights, net	80,862	80,862
Total assets	554,023	532,058
Total interest bearing obligations	537,910	501,581
Members and shareholders’ deficit	(140,542)	(112,120)

(1)	Effective January 1, 2002, we changed our method of accounting for goodwill and other intangible assets. See Note 1 to the consolidated financial statements.

(2)	In October 2001, we reassessed the estimated useful lives of cooperative fishing rights increasing the amortization period. See Note 1 to the consolidated financial statements.

(3)	EBITDA represents net income from continuing operations before interest expense, income tax provision (benefit) and depreciation and amortization. EBITDA is not a measure of operating income, operating performance or liquidity under GAAP. We include EBITDA because we understand it is used by some investors to determine a company’s historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenants in our borrowing agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or of cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity.

We consider EBITDA to be a measure of liquidity. Accordingly, EBITDA is reconciled to operating cash flows as follows:

	Year Ended December 31,			Three Months Ended March 31		Twelve Months Ended March 31
	2001	2002	2003	2003	2004	2004
	(dollars in thousands)

Cash flows from operating activities	$84,588	$96,678	$47,154	$2,834	$33,194	$77,514
Interest expense, net of non-cash interest	18,715	34,348	34,958	9,301	8,555	34,212
Net change in operating assets and liabilities	899	(15,077)	29,886	23,859	578	6,605
Income tax provision (benefit)	(1,898)	759	1,621	1,060	2,140	2,701
Deferred income tax provision (benefit)	6,607	(3,696)	(1,202)	—	—	(1,202)
Unrealized foreign exchange gains/losses, net	12,976	10,763	(10,915)	3,297	(2,850)	(17,062)
Equity-based compensation	(527)	(5,600)	(672)	(138)	(161)	(695)
Loss from debt repayment and related write-offs	—	(15,711)	—	—	—	—
Other	25	401	193	(51)	(15)	229

EBITDA	$121,385	$102,865	$101,023	$40,162	$41,441	$102,302

EBITDA as calculated above differs from Adjusted EBITDA as defined in our note indenture and new credit facilities. Adjusted EBITDA as defined in our note indenture and new credit facilities means net income from continuing operations before interest expense, income tax provision or benefit, depreciation, amortization, net unrealized foreign exchange gains or losses, net gains and losses from derivatives relating to our equity and debt, minority interest in income or loss of consolidated entities, equity-based compensation, fees and expenses related to acquisition, merger or restructuring transactions, and any loss from debt repayments and related write-offs. If our Adjusted EBITDA were to decline below certain levels, covenants in our indebtedness that are based on Adjusted EBITDA, including our interest coverage ratio and fixed charge coverage ratio covenants, could result in, among other things, a default or mandatory prepayment under our new credit facilities, our inability to pay dividends or a requirement that we defer interest payments on the notes. These covenants are summarized under “Description of Certain Indebtedness” and “Description of Notes.” A reconciliation of EBITDA to Adjusted EBITDA is as follows:

							Pro Forma Issuer
	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,	Year Ended December 31,	Three Months Ended March 31,
	2001	2002	2003	2003	2004	2004	2003	2004
	(dollars in thousands)
EBITDA	$121,385	$102,865	$101,023	$40,162	$41,441	$102,302	$101,023	$41,441
Unrealized foreign exchange gains/losses, net	(12,976)	(10,763)	10,915	(2,304)	2,850	16,069	10,915	2,850
Equity-based compensation	527	5,600	672	138	161	695	672	161
Loss from debt repayment and related write-offs	—	15,711	—	—	—	—	—	—
Transaction related costs	—	—	298	—	—	298	298	—
Minority interest in income (loss) of subsidiary	(171)	(401)	179	51	—	128	179	—

Adjusted EBITDA	$108,765	$113,012	$113,087	$38,047	$44,452	$119,492	$113,087	$44,452

Risk Factors

An investment in our IDSs and our notes involves a number of risks. In addition to the other information contained in this prospectus, prospective investors should give careful consideration to the following factors.

Risks Relating to the IDSs, our Notes, the New Credit Facilities and the Shares of our Class A Common Stock

Our substantial indebtedness could restrict our ability to pay interest and principal on the notes, pay dividends with respect to shares of our Class A common stock and Class B common stock, and impact our financing options and liquidity position.

We have a significant amount of debt. For the last twelve months ended March 31, 2004, on a pro forma basis after giving the effect to this offering and related transactions as if they had occurred on April 1, 2003, our ratio of Adjusted EBITDA to interest expense would have been 2.50 times and our ratio of total debt to Adjusted EBITDA would have been 4.20 times. The degree to which we are leveraged on a consolidated basis could have important consequences to the holders of the IDSs, including:

•	it may be more difficult for us to satisfy our obligations under the notes and to the lenders under the new credit facilities, and to pay dividends on our Class A common stock and Class B common stock;

•	our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions may be limited;

•	we may not be able to refinance our indebtedness on terms acceptable to us or at all;

•	a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness, thereby reducing funds available for future operations, capital expenditures and/or dividends on our Class A common stock and Class B common stock;

•	we may be more vulnerable to economic downturns and be limited in our ability to withstand competitive pressures; and

•	it may limit our flexibility to plan for and react to changes in our business or strategy.

We may be able to incur substantially more debt, which would increase the risks described above associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future, including issuances of additional notes under the indenture. Any additional debt incurred by us could increase the risks associated with our substantial leverage.

We are subject to restrictive debt covenants that limit our business flexibility by imposing operating and financial restrictions on our operations.

Although credit facilities of similarly situated borrowers customarily prohibit payments of dividends on the shares of Class A common stock and Class B common stock, our new credit facilities will permit us to pay dividends on the shares of Class A common stock represented by IDSs and Class B common stock, so long as Holdings’ interest coverage ratio remain above certain established levels and no default or event of default exists under the new credit facilities. Because the payment of dividends will decrease the amount of cash available to service our senior debt, the new credit facilities will impose restrictions on our operations that are more restrictive than customary for credit facilities of similarly situated borrowers that prohibit or substantially limit payments of dividends. These restrictions prohibit or limit, among other things:

•	the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

•	the payment of dividends or distributions (including distributions by ASG to us to permit us to pay interest on the notes) on, and purchase or redemption of, capital stock;

•	a number of other restricted payments, including investments and acquisitions;

•	specified sales of assets;

•	specified transactions with affiliates;

•	the creation of liens on our assets;

•	consolidations, mergers and transfers of all or substantially all of our assets;

•	our ability to change the nature of our business; and

•	our ability to make capital expenditures (other than maintenance capital expenditures).

These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand downturns in our business or take advantage of business opportunities. Furthermore, the new credit facilities will also require us to maintain specified financial ratios and satisfy financial condition tests, including a minimum fixed charge coverage ratio, a maximum leverage ratio and a maximum senior leverage ratio. Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

A breach of any of these covenants, ratios or tests could result in a default under the new credit facilities and/or the indenture. Upon the occurrence of an event of default under the new credit facilities, the lenders could elect to declare all amounts outstanding under the new credit facilities to be immediately due and payable. If the lenders accelerate the payment of the indebtedness under the new credit facilities, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness, including the notes.

We may not be able to refinance our new credit facilities at maturity on favorable terms or at all.

The new credit facilities will mature in full in 2008. We may not be able to renew or refinance the new credit facilities, or if renewed or refinanced, the renewal or refinancing may occur on less favorable terms. In particular, some of the terms of the notes that may be viewed as favorable to the senior lenders, such as our ability to defer interest and acceleration forbearance periods, become less favorable in 2009, which may materially adversely affect our ability to refinance or renew our new credit facilities beyond such dates. If we are unable to refinance or renew our new credit facilities, our failure to repay all amounts due on the maturity date would cause a default under the new credit facilities. In addition, our interest expense may increase significantly if we refinance our new credit facilities on terms that are less favorable to us than the terms of our new credit facilities.

We will require a significant amount of cash, which may not be available to us, to service our debt, including the notes, and to fund our liquidity needs.

Our ability to make payments on, or to refinance or repay, our debt, including the notes, to fund planned capital expenditures and expand our business, will depend largely upon our future operating performance. Our future operating performance is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. If we are unable to generate sufficient cash to service our debt requirements, we will be required to refinance our new credit facilities.

If we are unable to refinance our debt or obtain new financing, we would have to consider other options, including:

•	sales of assets to meet our debt service requirements;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.

If we are forced to pursue any of the above options under distressed conditions, our business and or the value of your investment in our IDSs and notes could be adversely affected.

Compliance with rules regulating non-U.S. citizen ownership and control of fishing vessels may adversely affect the marketability or the price of our IDSs, shares of our Class A common stock or notes.

The governance provisions we have adopted and the related steps we will take to comply with the foreign ownership restrictions imposed by federal law on companies that participate in U.S. fisheries are complex and burdensome. They may require beneficial owners of our Class A common stock to execute complex affidavits and provide detailed ownership information and they could require trades of IDSs or shares of our Class A common stock to be reversed or persons who hold IDSs or shares to dispose of them on unfavorable terms. These administrative burdens and requirements and the potential that trades could be unwound or sales required could have an adverse effect on the market for and trading price of IDSs, shares of our Class A common stock or notes. See “Business—Government Regulation.”

Our governance arrangements provide our present owners with the ability to exercise substantial control over us, which may create conflicts of interest.

As the holders of our Series A, Series B and Series C preferred stock, Coastal Villages Pollock LLC, Bernt O. Bodal (who is our chairman and chief executive officer), and Centre Partners Management LLC will be entitled directly to designate a total of four members of our nine member board. In addition, through their ownership of Class B common stock, IDSs and preferred shares (which will vote together with the Class A common stock and Class B common stock based on the holders’ interests in ASLP and Holdings), Coastal, Mr. Bodal and Centre would, if they acted collectively, have the ability to elect two additional independent members of our board through the operation of cumulative voting, which applies to the election of our directors and has the effect of concentrating the voting power of significant holders. Accordingly, although they will hold only approximately 25.7% of the economic interests in Holdings, these three holders and their affiliates will have approximately 28.4% of the aggregate voting power in the Issuer and, effectively, the right to designate six of our nine directors. Our by-laws require that all directors other than the four designated by the holders of preferred stock must satisfy all applicable independence requirements including those of the American Stock Exchange.

In addition, for so long as Coastal does not sell equity that would reduce its holdings to below 6% of our business or is not otherwise diluted below 3% of our business, without the consent of Coastal and either of Mr. Bodal or Centre, or their permitted transferees, we may not create or modify any equity compensation plan, create or make certain modifications to any bonus or performance based compensation plan for executive officers or pay bonuses to executive officers other than pursuant to and in conformity with an existing bonus or performance based compensation plan.

While there is no certainty that Coastal, Mr. Bodal and Centre will agree on all matters or vote as a block, they would have the power to do so and therefore to substantially dilute your voting power. Further they may have views or interests that differ from those of the majority of IDS holders.

Coastal Villages Pollock LLC will have board representation, voting and veto rights substantially in excess of its economic ownership, which may create conflicts of interest.

Coastal Villages Pollock LLC, as the holder of the Series A preferred share, will have the right to elect two members of our board unless it sells its equity such that it is diluted below a 6.0% interest in Holdings (in which case it would be reduced to one director). In addition, for so long as it is entitled to two directors, Coastal has veto rights over changes to our governance arrangements and over certain compensation decisions made by the compensation committee of our board. Finally, by virtue of its ownership of IDSs, Class B common stock and the Series A preferred share, it will have a total of 12.5% of our combined voting power.

In addition, our nomination process will allow two or more directors who oppose any nominee for director proposed by our nominating and governance committee to propose an alternate nominee. So long as the alternative satisfies applicable independence and other requirements, we will be required to include disclosure about the alternate nominee in our annual proxy statement and processes. This mechanism, coupled with cumulative voting, would make it possible for Coastal to propose a candidate and use its cumulative voting rights to cast a significant number of votes in favor of such candidate. In our annual election of five directors, holders of approximately 16.7% of our voting power will have the ability to ensure the election of one director. After completion of this offering, Coastal will own approximately 12.5% of the voting power of our company or approximately 8.6% if the over-allotment option to purchase additional IDSs is exercised in full.

Coastal will also have the right (for so long as it is entitled to elect two directors) to designate one member of our audit committee, provided the member satisfies applicable independence and other requirements.

As a result of these various provisions, Coastal will have the ability to exert significant influence over our activities and decisions. Coastal is our largest supplier of community development quota and our current agreement with Coastal terminates on December 31, 2005. In addition, Coastal may, as an Alaska native organization, have goals or views that may differ from those of our other shareholders or our management and, accordingly, Coastal’s substantial influence over our affairs may create conflicts of interest.

Retained ownership by our existing owners and the special rights of our preferred stockholders may prevent you from receiving a premium in the event of a change of control.

Upon the completion of the transactions contemplated by this offering, the existing owners, through their ownership of ASLP, IDSs and Class B common stock, will own approximately 31.2% of the economic interests in the business described in this prospectus, or approximately 20.8% if the over-allotment option to purchase additional IDSs is exercised in full. If such existing owners, or their permitted transferees, exercise their rights to exchange all of their ownership in ASLP for IDSs and exchange their Class B common stock for IDSs, they will own approximately 31.2% of the voting power of our company. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, merger or tender offer, which would deprive you of an opportunity to receive a premium for your IDSs and may negatively affect the market price of the IDSs. Moreover, our existing owners could effectively receive a premium for transferring ownership to third parties that would not inure to your benefit.

In addition, the special rights of preferred stockholders do not automatically cease upon a change of control and, therefore, the existence of these special rights may effectively deter a potential acquirer from acquiring us.

We are a holding company and rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

We are a holding company and conduct all of our operations through our subsidiaries and currently have no significant assets other than our equity interest in Holdings and our interest in the notes issued by Holdings. As a result, we will rely on interest and principal on the Holdings notes and on dividends, loans and other payments or distributions from our subsidiaries to meet our debt service obligations and enable us to pay interest and dividends. The ability of our subsidiaries to pay interest and dividends or make other payments or distributions to us will depend substantially on their respective operating results and will be subject to restrictions under, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of the new credit facilities and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

Our new credit facilities will contain significant limitations on distributions and other payments.

The new credit facilities will prohibit distributions from ASG and its subsidiaries to Holdings if, among other things, the interest coverage ratio of Holdings is less than the dividend suspension thresholds described under “Description of Certain Indebtedness—New Credit Facilities” (or if we fail to timely deliver financial statements calculating such ratio), or if Holdings has any deferred and unpaid interest outstanding on the Holdings notes, other than distributions to pay interest on the Holdings notes and other permitted payments, such as to pay taxes. In addition, if the interest coverage ratio of Holdings is less than the interest deferral thresholds described under “Description of Certain Indebtedness—New Credit Facilities” (or if we fail to timely deliver financial statements calculating such ratio), or if a default or event of default under the new credit facilities exists, the new credit facilities will prohibit distributions by ASG and its subsidiaries to Holdings to enable it to pay interest on the Holdings notes, as well as all other distributions from ASG to Holdings (other than distributions to pay taxes and certain administrative expenses). During any dividend suspension period or interest deferral period, ASG will be required to prepay the loans under the new credit facilities with a portion of its cash available after payments of taxes, scheduled principal and interest payments on its indebtedness, maintenance capital expenditures and other expenses, and such prepayments would reduce the amount of cash available for payments in respect of the notes.

If the interest coverage ratio of Holdings is less than the interest deferral thresholds described under “Description of Certain Indebtedness—New Credit Facilities,” the Issuer will be permitted to defer interest on the notes pursuant to the indenture governing the notes. However, the indenture provides that interest on the notes may not be deferred for more than eight quarters in the aggregate prior to 2009. If the Issuer may no longer defer interest on the notes but the interest coverage ratio of Holdings remains below the specified threshold and the new credit facilities prohibit ASG and its subsidiaries from making distributions to the Issuer, we will not have sufficient funds to pay interest on the notes, which would cause a default under the indenture governing the notes, entitling the holders of the notes to demand payment in full of all amounts outstanding under the notes, subject to an acceleration forbearance period of up to 90 days. The default and the acceleration of the notes under such circumstances would cause a default under our new credit facilities, and ASG and its subsidiaries might not have sufficient funds to repay all amounts outstanding under the new credit facilities and make distributions to us to repay all amounts outstanding under the notes.

You may not receive the level of dividends provided for in our initial dividend policy or any dividends at all.

Our board of directors may, in its discretion, amend or repeal our initial dividend policy. Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. Our board of directors may decrease the level of dividends provided for in our initial dividend policy or entirely discontinue the payment of dividends. The indenture governing the notes and our new credit facilities will contain limitations on our ability to pay dividends. See “Initial Dividend Policy and Restrictions.” The reduction or elimination of dividends may negatively affect the market price of the IDSs or the notes.

Interest on the notes may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments.

While we believe that the notes should be treated as debt for U.S. federal income tax purposes, this position may not be sustained if challenged by the IRS. If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the notes would be treated as a dividend (to the extent paid out of our tax “earnings and profits”), and interest on the notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This would reduce our after-tax cash flow, which may result in a default under the new credit facilities, and would materially and adversely impact our ability to make interest and dividend payments and may also affect our ability to continue as a going concern. In the case of foreign holders, treatment of the notes as equity for U.S. federal income tax purposes would subject payments to such holders in respect of the notes to withholding or estate taxes in the same manner as payments made with regard to Class A common stock and could subject us to liability for withholding taxes that were not collected on payments of interest.

You will be immediately diluted by $18.40 per share of Class A common stock if you purchase IDSs in this offering.

If you purchase IDSs in this offering, you will experience an immediate dilution of $18.40 per share of Class A common stock represented by the IDSs ($16.31 assuming all ASLP units and Class B common stock have been exchanged for IDSs) which exceeds the entire price allocated to each share of Class A common stock represented by the IDSs in this offering because there will be a net tangible book deficit for each share of Class A common stock outstanding immediately after this offering. Our net tangible book deficit as of March 31, 2004, after giving effect to this offering, was approximately $265.0 million, or $7.40 per IDS ($5.31 assuming all ASLP units have been exchanged for IDSs). As a result of this deficit, the face amount of notes will exceed the net book value of tangible assets by $957 per $1,000 face amount of notes.

The allocation of the purchase price of the IDSs may not be respected.

The purchase price of each IDS must be allocated for tax purposes between the share of Class A common stock and the note comprising the IDS in proportion to their respective fair market values at the time of purchase. If our allocation is not respected, the notes may be treated as having been issued with original issue discount, or OID (if the allocation to the notes were determined to be too high) or amortizable bond premium (if the allocation to the notes were determined to be too low). You generally would be required to include OID in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the term of the notes.

Deferral of interest payments would have adverse tax consequences for you and may adversely affect the trading price of the IDSs or the notes.

If interest payments on the notes are deferred, you will be required to recognize interest income for U.S. federal income tax purposes on an economic accrual basis in respect of the notes held by you before you receive any cash payment of this interest. See “Material U.S. Federal Income Tax Considerations—Stated Interest; Deferral of Interest.” In addition, you will not receive this cash payment if you sell the IDSs or the notes before the end of any deferral period or before the record date relating to interest payments that are to be paid.

If interest is deferred, the IDSs may trade at a price that does not fully reflect the value of accrued but unpaid interest on the notes. In addition, the existence of the right to defer payments of interest on the notes under certain circumstances may mean that the market price for the IDSs or the notes may be more volatile than other securities that do not have these restrictions.

Your right to receive payments on the notes and the note guarantees is junior to all senior debt of Holdings and its subsidiaries.

The Issuer and Holdings are holding companies and conduct all of their operations through ASG and its subsidiaries. The note guarantees issued by Holdings, ASG and the other subsidiary guarantors will be unsecured senior subordinated obligations, junior in right of payment to the senior debt of each subsidiary guarantor, respectively. As a result of the subordinated nature of these guarantees, upon any distribution to creditors of Holdings, ASG or the other subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceedings relating to Holdings, ASG or the other subsidiary guarantors or their property or assets, the holders of such entities’ senior indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the Holdings notes under the guarantees (and before any distribution may be made by ASG to Holdings or by Holdings to the Issuer). In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to ASG or the subsidiary guarantors, the Issuer, ASLP and the noteholders would participate under the guarantees with other holders of unsecured unsubordinated indebtedness after the payment in full of all senior indebtedness. In addition, as a result of contractual subordination of the Guarantees, the Holders of the Notes may receive less, ratably, than other creditors of the Guarantors that are not subject to contractual subordination. In any of these cases, there may not be sufficient funds to pay all of our creditors and the holders of the notes may receive less, ratably than the holders of senior indebtedness. In such event the Issuer and the guarantors would not be able to make all principal payments on the notes.

The subordination provisions of the indenture will also provide that payments to you under the subordinated note guarantees of Holdings, ASG and its domestic subsidiaries will be prohibited while a payment default exists under the senior indebtedness of these entities or if such senior indebtedness has been accelerated. In addition these payments to you may be blocked for up to 179 days by holders of designated senior indebtedness if a default other than a payment default exists under such senior indebtedness. During any period in which payments to you are prohibited or blocked in this manner, any amounts received by you with respect to the subordinated note guarantees, including as a result of any legal action to enforce such guarantees, would be required to be turned over to the holders of senior indebtedness. In addition, so long as the notes are guaranteed by at least one guarantor, upon the occurrence of an event of default under the indenture governing the notes, the principal of and premium, if any, on the notes may not be accelerated for a period of up to 90 days until                 , 2009. See “Description of Notes—Acceleration Forbearance Periods,” and “Description of Notes—Subordination of the Guarantees.”

On a pro forma basis, as of March 31, 2004, the subordinated guarantees would have ranked junior to $240.0 million of our outstanding senior indebtedness of subsidiary guarantors on a consolidated basis, all of which would have been secured. In addition, as of March 31, 2004, on a pro forma basis, ASG would have had the ability to borrow up to an additional amount of $60.0 million under the new revolver, which would have been senior in right of payment to the subordinated guarantees.

In the event of bankruptcy or insolvency, the notes and guarantees could be adversely affected by principles of equitable subordination or recharacterization.

In the event of bankruptcy or insolvency, a party in interest may seek to subordinate our debt, including the notes or the guarantees, under principles of equitable subordination or to recharacterize the subordinated notes as equity. In the event a court exercised its equitable powers to subordinate the notes or the guarantees, or recharacterizes the notes as equity, you may not recover any amounts owned on the notes or the guarantees and you may be required to return any payments made to you within six years before the bankruptcy on account of the notes or the guarantees. In addition, should the court treat the notes or the guarantees as equity either under principles of equitable subordination or recharacterization, you may not be able to enforce the notes or the guarantees.

The notes and the guarantees may not be enforceable because of fraudulent conveyance laws.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void the obligations under the notes or the guarantees, further subordinate the notes or the guarantees or take other action detrimental to you, if, among other things, at the time the indebtedness under the notes or the guarantees, as applicable, was incurred, the Issuer or a guarantor:

•	issued the guarantee to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee and, at the time it issued the guarantee:

•	was insolvent or rendered insolvent by reason of issuing the guarantee and the application of the proceeds of the guarantee;

•	was engaged or about to engage in a business or a transaction for which the guarantor’s remaining unencumbered assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Regardless of the standard that a court uses to determine whether we or a guarantor were solvent at the relevant time, the issuance of the notes or the guarantees may be voided or further subordinated to the claims of creditors if it concludes the Issuer or a guarantor was insolvent.

The guarantee of the notes by Holdings, ASG or any other subsidiary guarantor could be subject to the claim that, since the guarantee was incurred for the benefit of the Issuer, and only indirectly for the benefit of the guarantor, the guarantee was incurred for less than fair consideration. A court could therefore void the obligations of Holdings, ASG or the subsidiary guarantor under the guarantees or subordinate these obligations to Holdings, ASG’s or the subsidiary guarantor’s other debt or take action detrimental to holders of the notes. If the guarantee of Holdings, ASG or any subsidiary guarantor were voided, the holders of the notes would not have a debt claim against Holdings, ASG or that subsidiary guarantor.

In addition, in the event that we meet any of the financial condition fraudulent transfer tests described above at the time of or as a result of this offering, a court could view the issuance of the notes, the guarantees and the other transactions occurring on the issue date, such as repayment of our existing debt and various distributions described under “Detailed Transaction Steps” as a single transaction and, as a result, conclude that the Issuer did not get fair value for the offering. In such a case, a court could hold the debt (including the guarantees) owed to the noteholders void or unenforceable or may further subordinate it to the claims of other creditors.

Seasonality and variability of our businesses may cause volatility in the market value of your investment and may hinder our ability to make timely distributions on the IDSs and the notes.

Our business is seasonal in nature, and our net sales and operating results vary significantly from quarter to quarter. For example, our revenue per pound of fish harvested tends to be higher in the January-to-April season due to the harvesting of roe. Consequently, results of operations for any particular quarter may not be indicative of results of operations for future quarterly periods, which makes it difficult to forecast our results for an entire year. This variability may cause volatility in the market price of the IDSs and the notes.

In addition, the seasonality and variability of our business means that at certain times of the year our cash receipts are significantly higher than at other times. Our fishing seasons, including the important January-to-April season, straddle more than one quarter. As a result, the timing of the recognition of sometimes significant amounts of revenue from one quarter to another can be a function of unpredictable factors, such as the timing of roe auctions, weather, the timing of shipments to pollock roe customers, fishing pace and product delivery schedules, all of which are likely to vary from year to year. Given that we are required to make equal quarterly interest payments to note holders and expect to pay equal quarterly dividends as well as interest payments to IDS holders throughout the year, there is a risk that we will experience cash shortages, which could hinder our ability to make timely distributions to IDS holders or note holders.

Subsequent issuances of notes pursuant to an offering by us or following an exercise of exchange or registration rights by partners of ASLP or conversion of Class B common stock may cause you to recognize original issue discount.

The indenture governing the notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of notes by the Issuer having substantially identical terms as the notes but with a different CUSIP number, each holder of notes or IDSs (as the case may be) agrees that a portion of such holder’s notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of any record holders of notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any further action by such holder, each holder of notes or IDSs (as the case may be) will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder. However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. It is unclear whether the exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. In such case, a holder would recognize any gain realized on such exchange, but a loss recognized might be disallowed.

Even if the exchange is not treated as a taxable event, such exchange would result in holders having to include OID in taxable income prior to the receipt of cash as described below, and may result in other potentially adverse tax consequences to holders. See “Material U.S. Federal Income Tax Considerations—Notes—Exchange Rights and Additional Issuances.” In addition, the potential amount of OID that would be required to be included in taxable income by holders as a result of an automatic exchange (as described below) is indefinite and may be a significant amount, in part due to our ability to engage in numerous subsequent issuances.

Following the subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and IDSs, and each holder of notes and IDSs will, by purchasing IDSs, agree to report OID in a manner consistent with this approach. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of IDSs and notes and could adversely affect the market for IDSs and notes. For these and additional tax-related risks, see “Material U.S. Federal Income Tax Considerations.”

We may have to establish a reserve for contingent tax liabilities in the future, which could adversely affect our ability to make dividend payments on the IDSs.

Even if the IRS does not challenge the tax treatment of the notes, it is possible that as a result of an alteration of facts relied upon at the time of issuance of the notes, we will in the future need to change our anticipated accounting treatment and establish a reserve for contingent tax liabilities associated with a disallowance of all or part of the interest deductions on the notes. If we were required to maintain such a reserve, our ability to make dividend payments could be materially impaired and the market for the IDSs, Class A common stock and notes, would be adversely affected. In addition, any resulting restatement of our financial statements could lead to defaults under our senior credit facilities.

Holders of subsequently issued notes may not be able to collect their full stated principal amount prior to maturity.

Holders of subsequently issued notes having OID may not be able under New York and federal bankruptcy law to collect the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy of the Issuer prior to the notes’ maturity date. As a result, an automatic exchange that results in a holder receiving an OID note could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

Prior to the consummation of this offering, there was no public market for our IDSs, shares of our Class A common stock or notes, which may cause the price of the IDSs, shares of our Class A common stock or the notes to fluctuate substantially and negatively affect the value of your investment.

Our IDSs, the shares of our Class A common stock and the notes have no public market history. In addition, there has not been an active market for securities similar to the IDSs. An active trading market for the IDSs, shares of our Class A common stock or the notes might not develop in the future, which may cause the price of the IDSs, shares of our Class A common stock or the notes to fluctuate substantially, and we currently do not expect that an active trading market for the shares of our Class A common stock will develop until the notes mature. If the notes represented by your IDSs mature or are redeemed or repurchased, the IDSs will be automatically separated and you will then hold the shares of our Class A common stock. We will not apply to list our shares of Class A common stock for separate trading on the American Stock Exchange or any other exchange until the number of shares held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on such exchange. The Class A common stock may not be approved for listing at such time. We do not intend to list our notes on any securities exchange.

The limited liquidity of the trading market for the notes sold separately (not represented by IDSs) may adversely affect the trading price of the separate notes.

We are separately selling (not represented by IDSs) $27.7 million aggregate principal amount of notes, representing approximately 10% of the total outstanding notes (assuming the underwriters do not exercise their over-allotment option). While the notes sold separately (not represented by IDSs) are part of the same series of notes as, and identical to, the notes represented by the IDSs at the time of the issuance of the separate notes, the notes represented by the IDSs will not be separable for at least 45 days and will not be separately tradeable until separated. As a result, the initial trading market for the notes sold separately (not represented by IDSs) will be very limited. Even after holders of the IDSs are permitted to separate their IDSs, a sufficient number of holders of IDSs may not separate their IDSs into shares of our Class A common stock and notes to create a sizable and more liquid trading market for the notes not represented by IDSs. Therefore, a liquid market for the notes may not develop, which may adversely affect the ability of the holders of the separate notes to sell any of their separate notes and the price at which these holders would be able to sell any of the notes sold separately.

Future sales or the possibility of future sales of a substantial amount of IDSs, shares of our Class A common stock or our notes may depress the price of the IDSs, the shares of our Class A common stock and our notes.

Future sales or the availability for sale of substantial amounts of IDSs or shares of our Class A common stock or a significant principal amount of our notes in the public market could adversely affect the prevailing market price of the IDSs, the shares of our Class A common stock and our notes and could impair our ability to raise capital through future sales of our securities.

We may issue shares of our Class A common stock and notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock and the aggregate principal amount of notes, which may be in the form of IDSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IDSs, shares of our Class A common stock, notes or other securities in connection with any such acquisitions and investments.

Our organizational documents could limit another party’s ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

A number of provisions in our amended and restated certificate of incorporation and amended and restated by-laws will make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our organizational documents provide that stockholders generally may not act by written consent and only stockholders representing at least 50% in voting power may request that our board of directors call a special meeting. Our organizational documents also authorize the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our Class A common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock and any other class or series of preferred stock that may be issued in the future.

Risks Relating to Our Industry and Its Regulation

The repeal of, or adverse amendments to, the American Fisheries Act and other industry regulations would likely impair our profitability.

The American Fisheries Act restricts the number of vessels operating in the catcher-processor sector of the U.S. Bering Sea pollock fishery to 19 named catcher-processor vessels, of which we own and operate seven, and by allocating 40% of the directed pollock catch to this sector (with 36.6% being allocated to these 19 catcher-processor vessels and 3.4% being allocated to catcher-vessels). In the event that the American Fisheries Act and other related industry regulations were repealed or modified to permit additional large vessels to operate in the catcher-processor sector of the U.S. Bering Sea pollock fishery, we could be subject to new competition that could adversely affect our profitability. In addition, our pollock harvesting rights and profitability would be adversely affected if the American Fisheries Act and other industry regulations were repealed or modified in a manner that decreases the percentage of the total pollock harvest allocated to the 19 catcher-processor vessels named in the Act. A repeal or modification of the American Fisheries Act or other industry regulations could result from changes in the political environment, a significant increase or decrease in the pollock biomass or other factors, all of which are difficult to predict and are beyond our control.

The relatively stable and predictable nature of our harvesting operations and our efficiencies would deteriorate if the Pollock Conservation Cooperative agreement were terminated or adversely changed.

The members of the Pollock Conservation Cooperative, which is comprised of all participants in the catcher-processor sector of the U.S. Bering Sea pollock fishery, have agreed that each member will catch only an agreed-upon share of the total allowable catch allocated to the catcher-processor sector in that fishery. By establishing allocations among all catcher-processors, the Pollock Conservation Cooperative, which we refer to as the

Cooperative, ensures that members will have the opportunity to harvest a fixed percentage of the total pollock harvest and removes the incentives to harvest and process pollock as fast as possible, thereby giving each member a greater opportunity to optimize operational efficiencies. The Cooperative could be terminated as a result of an adverse change in the American Fisheries Act allocations, the bankruptcy of a Cooperative member or the decision of two or more Cooperative members. The termination of the Cooperative or any adverse change to the allocation system currently in place under the agreement could increase the volatility of our operations, cause us to lose operational efficiencies and have an adverse effect on our existing harvesting rights.

Growth in our core pollock harvesting operations and our profitability are limited by the American Fisheries Act.

The American Fisheries Act imposes a statutory limit on the maximum amount of pollock that we may independently harvest equal to 17.5% of the directed pollock catch. We are allocated 16.8% of the directed pollock catch under our Cooperative agreements, and we lease the right to harvest another 0.7% of the directed pollock catch from other vessels in our fishery, bringing us to the 17.5% limit.

Our business could be materially affected if the community development quota we purchase is significantly reduced or eliminated or offered to us at prices we consider unreasonable.

We supplement our pollock harvest through the purchase of community development quota, which plays an important part in our strategy of maximizing access to pollock. The primary agreements governing our current arrangements for purchasing community development quota expire at the end of 2005. The Alaska Community Development Groups from which we purchase community development quota could decline to continue to sell their quota to us or could offer their quota at prices we consider unreasonable, which could materially adversely affect our business.

In addition, every three years the state of Alaska may re-allocate the community development quota allocation among the six Alaska Community Development Groups. The next reallocation is for the period beginning 2006. The Alaska Community Development Groups from which we purchase community development quota could have their quota allocation reduced below current levels. If any significant reduction were to occur, we could experience a significant decline in our revenues, earnings and profitability.

Our ocean harvested whitefish operations are subject to regulatory control and political pressure from interest groups that may seek to materially limit our ability to harvest fish.

Under the American Fisheries Act, the Magnuson-Stevens Fishery Conservation and Management Act and other relevant statutes and regulations, various regulatory agencies, including the National Marine Fisheries Service and the North Pacific Fishery Management Council, are endowed with the power to control our harvest of pollock and other groundfish in the fisheries of the North Pacific. These regulatory agencies have the authority to materially reduce the Alaska pollock total allowable catch allocated to the catcher-processor sector as well as our allocation of pollock and other groundfish without any compensation to us.

These regulators may decrease or eliminate our allocation of the fish supply from a broad spectrum of lobbying interests including:

•	native Alaskan groups seeking a greater allocation of the pollock harvest to be devoted to community development quotas;

•	other sectors of the pollock fishery, such as inshore processors who periodically seek an increased allocation of the pollock harvest devoted to the on-shore sector; and

•	environmental protection groups.

The laws and rules that govern the highly-regulated fishing industry could change in a manner that would have a negative impact on our operations. In addition, protests and other similar acts of politically-motivated third party groups could cause substantial disruptions to the ability of our vessels to engage in harvesting activities. These factors may affect a substantial portion of our harvesting and processing operations in any year, which could have a material adverse effect on our business, results of operations or financial condition.

Regulations related to our by-catch could impose substantial costs on our operations and reduce our operational flexibility.

The National Marine Fisheries Service imposes various operational requirements aimed at limiting our ability to discard unwanted species, or by-catch, in the North Pacific. Regulation regarding by-catch is from time to time debated in various forums, including the United Nations, and is the subject of public campaigns by environmental groups. Any significant change in the by-catch rules resulting from these debates or campaigns could materially increase our costs or decrease the flexibility of our fishing operations.

Efforts to protect endangered species, such as Steller sea lions, may significantly restrict our ability to access our primary fisheries and revenues.

There is a risk that access to certain areas of the primary fisheries in which we operate could be restricted due to constraints imposed by governmental authorities in response to the listing of endangered species, such as Steller sea lions, for purposes of the Endangered Species Act. Since 1990, the National Marine Fisheries Service has issued various biological opinions as to the impact on Steller sea lions of the pollock and other groundfish fisheries of the U.S. Bering Sea. These opinions have analyzed the effects of the various groundfish fisheries in the waters off Alaska and have recommended actions to avoid jeopardy for the western population of Steller sea lions and the adverse modification of its habitat. Based upon these opinions, the National Marine Fisheries Service has adopted several regulations relating to the protection of Steller sea lions which have caused us to harvest our allocation of pollock and other groundfish from less than the full territory of the fisheries in which we have historically operated.

The regulations to protect endangered species, such as Steller sea lions, may significantly restrict our fishing operations and revenues. Further, whatever measures that are adopted may be found to be inadequate or not in compliance with the Endangered Species Act. Therefore, as has occurred in the past, a court may in the future force us to modify our fishing operations by restricting our access to certain areas of the primary fisheries in which we operate in order to ensure the protection of the Steller sea lions in compliance with the Endangered Species Act. These restrictions could have an impact on our fishing operations, profitability and revenues which may be material to our business.

In addition, the U.S. Fish and Wildlife Service is currently preparing a biological opinion on the effects of the Bering Sea/Aleutian Islands/Gulf of Alaska groundfish fisheries on bird species listed under the Endangered Species Act, in particular the short-tailed albatross. The National Marine Fisheries Service is also conducting an assessment of the potential interactions between short-tailed albatross and equipment used by trawl vessels in these fisheries. The measures that could be imposed as a result of these investigations could have an impact on our fishing operations, profitability and revenues which may be material to our business.

The National Marine Fisheries Service has determined that under certain circumstances, the short-tailed albatross do interact with longliners’ gear. There is a risk that additional measures to prevent short-tailed albatross mortality may be required. Such measures may include temporary time and area closures within the U.S. Bering Sea Pacific cod fishery.

If we and members of our crew fail to comply with applicable regulations, our vessels may become subject to liens, foreclosure risks and various penalties and our fishing rights could be revoked.

Our industry is subject to highly complex statutes, rules and regulations. For example, we are subject to statutory and contractual limitations on the type and amount of fish we may harvest, as well as restrictions as to where we may fish within our fisheries. If we or members of our crew violate maritime law or otherwise become subject to civil and criminal fines, penalties and sanctions, our vessels could be subject to forfeiture and our fishing rights could be revoked. The violations that could give rise to these consequences include operating a vessel with expired or invalid vessel documentation or in violation of trading restrictions, violating international fishing treaties or fisheries laws or regulations, submitting false reports to a governmental agency, interfering with a fisheries observer or improperly handling or discarding pollock roe. Because our vessels’ harvesting and processing activities take place at sea, outside the day-to-day supervision of senior management, members of the crews of our vessels may have been guilty of infractions or violations that could subject them or us to significant penalties, which could have a material and adverse effect on our results of operations and financial condition.

In 2001, we became aware of allegations that certain crew members may have tampered or attempted to tamper with measurement equipment on board one or more of our vessels, principally related to the 2001 fishing season. In 2002, we received additional tampering allegations relating to one of our vessels. The National Marine Fisheries Service conducted an investigation regarding these allegations, and in consultation with the National Marine Fisheries Service, we also conducted an internal investigation regarding these allegations. In 2004, we received additional tampering allegations relating to one of our vessels. We and the National Marine Fisheries Service are currently conducting an investigation regarding these allegations. It is possible that violations may have occurred or may occur in the future.

In addition, our vessels may become subject to liens imposed by operation of maritime law in the ordinary course of business. These include liens for unpaid crew wages, liens for damages arising from maritime torts, liens for various services provided to the vessel and liens arising out of the operation, maintenance and repair of the vessel. The holders of these liens may have the right to foreclose on the vessel if the circumstances giving rise to the liens are not adequately addressed.

If we do not comply with rules regulating non-U.S. citizen ownership and control of fishing vessels, we could lose our eligibility to participate in U.S. fisheries.

The American Fisheries Act requires that vessels engaged in U.S. fisheries be owned by entities that are at least 75% U.S. citizen owned and controlled. This requirement applies at each tier of ownership and must also be examined in the aggregate.

If the provisions and procedures we adopt prove to be inadequate, we could lose our eligibility to harvest pollock, which would have a material adverse effect on our business, financial condition or results of operations. See “Business—Government Regulation.”

In addition, the Maritime Administration expressly reserves the right to review the terms of our loan covenants and financing arrangements to determine if they constitute an impermissible shifting of control to a non-U.S. citizen lender. Based on discussions with counsel and with pertinent government officials, we believe the intention of the Maritime Administration is to prevent provisions couched as loan covenants from serving as a device to shift control to non-U.S. citizens, and not to impede conventional market based loans and credit facilities.

The American Fisheries Act is relatively new legislation. As a result, no reported judicial cases clearly interpret its meaning. For this reason, the full future impact of the American Fisheries Act on our ownership and debt capital structure remains uncertain.

Risks Relating to Our Business

Our products are subject to pricing volatility, and the prices of our pollock roe and pollock surimi products, which declined significantly in 2003, may remain at their current low levels or decline even further, which would significantly reduce our profitability.

The sale of pollock roe is our highest margin business. Pollock roe prices have experienced significant volatility in recent years and may continue to do so in the future. The average price of pollock roe that we sell is heavily influenced by the size and condition of roe skeins, its color and freshness, the maturity of the fish caught, the grade mix of the pollock roe and market perceptions of supply. In addition, pollock roe prices are influenced by anticipated Russian and U.S. production and Japanese inventory carry-over, as pollock roe is consumed almost exclusively in Japan. In addition, a decline in the quality of the pollock roe that we harvest or fluctuations in supply could cause a significant decline in the market price of pollock roe, which would reduce our margins and revenues.

In addition, during the second half of 2003, our financial results and liquidity were adversely affected by lower pollock surimi prices and lower sales volume. The quantity of pollock surimi inventories we held at December 31, 2003 was approximately 1.5 times higher than the average pollock surimi inventories we held over the last three years. Over the last five years, our seasonal average pollock surimi prices have fluctuated within a range of approximately 200 to 300 yen per kilogram. In the second half of 2003, our average pollock surimi price was at the low end of that range. We expect that average pollock surimi prices may fall slightly below the low end of this range during the first half of 2004 due to lower quality surimi grade mix produced during the 2004 “A” season as compared to the surimi grade mix we sold during the second half of 2003.

Partly as a result of these pricing factors, together with high inventories, our overall performance in 2003 was at a level that would have caused us to be in violation of certain of our financial bank covenants. To prevent this potential violation, during the third quarter of 2003, we cancelled 2003 management bonuses and reversed accruals of those bonuses through June 30, 2003, in accordance with the terms of some of our employment agreements and our general bonus policy, which does not require the payment of bonuses based on financial performance for any year in which there is or would be a violation of a covenant under our credit agreement. Despite the cancellation and reversal of these bonuses, we would have been in violation of those financial covenants under our existing credit agreement at the end of 2003 if we had not obtained a covenant modification from our bank lenders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt Covenants.” Prices and sales volume may remain at these low levels or decline even further, which would materially and adversely affect our results of operations and could impair our ability to meet our anticipated distributions to you.

High catfish prices charged by farmers would adversely impact our catfish operations if market prices for our catfish products do not increase proportionally.

If prices at which we purchase catfish increase without a proportionate increase in the prices at which we sell our catfish products, our ability to maintain profitability in our catfish processing operations will be adversely affected. In the second half of 2003, many of the farmers from whom we purchase catfish increased their prices to levels that jeopardized our ability to maintain satisfactory profit margins in the catfish processing operations. Partially as a result of these farm price increases, in September 2003, we temporarily closed our catfish processing plant in Demopolis, Alabama. Our Demopolis plant resumed full operations in October 2003. However, the prices charged by catfish farmers have remained at relatively high levels, which have adversely affected our catfish processing results. Prices at which farmers are willing or able to sell their catfish to us could remain at levels that do not enable us to maintain satisfactory margins and do not allow us to continue these operations without further shutdowns or interruptions.

A material decline in the population and biomass of pollock, other groundfish and catfish stocks in the fisheries in which we operate would materially and adversely affect our business.

The population and biomass of pollock and other groundfish stocks are subject to natural fluctuations which are beyond our control and which may be exacerbated by disease, reproductive problems or other biological issues.

Pollock stocks are also largely dependent on proper resource management and enforcement. The overall health of a fish stock is difficult to measure and fisheries management is still a relatively inexact science. Since we are unable to predict the timing and extent of fluctuations in the population and biomass of the pollock stocks, we are unable to engage in any measures that might alleviate the adverse effects of these fluctuations. Any such fluctuation which results in a material decline in the population and biomass of the pollock stocks in the fisheries in which we operate would materially and adversely affect our business. Conversely, a significant increase in Russian pollock stocks could dramatically reduce the market price of our products.

Our catfish operations are also subject to the risk of variations in supply. For example, disease in catfish ponds could reduce catfish stocks and adversely affect our business.

Our business is subject to Japanese currency fluctuations that could materially adversely affect our financial condition and liquidity.

Our profitability depends in part on revenues received in Japanese yen as a result of sales in Japan. During 2003, our Japanese sales represented 24.9% of our total revenues. A decline in the value of the yen against the U.S. dollar would adversely affect our earnings from sales in Japan. Fluctuations in currency are beyond our control and are unpredictable. During the year ended December 31, 2002, the value of the dollar declined by 9.6% against the yen, from ¥131.3 per $1.00 to ¥118.6 per $1.00. During the year ended December 31, 2003, the value of the dollar declined by 9.9% against the yen, from ¥118.6 per $1.00 as of December 31, 2002 to ¥106.9 per $1.00, as of December 31, 2003. In addition, during the three months ended March 31, 2004 the value of the dollar declined by 2.7% against the yen, from ¥106.9 per $1.00 as of December 31, 2003 to ¥104.0 per $1.00, as of March 31, 2004. To hedge our exposure to Japanese currency fluctuations, we purchase derivative instruments primarily in the form of foreign exchange contracts.

In addition to our revenues being exposed to Japanese currency fluctuations, our liquidity can also be impacted by unrealized losses sustained to our portfolio of foreign exchange contracts. A majority of these contracts have been entered into with a financial institution that requires collateralization of unrealized losses sustained by the portfolio above a certain threshold. To mitigate our short-term liquidity risk with respect to these collateralization requirements, we have placed standing orders to forward purchase yen should the yen strengthen to certain spot rates. With the yen strengthening, several of these standing orders have been executed and currently one remains outstanding. The orders are significant and of a shorter duration than the portfolio of our foreign contracts and, as a result, could have a significant adverse impact on our short-term liquidity should the yen strengthen in relation to the U.S. dollar.

In addition, we expect to manage our exposure to interest rates related to our new credit facilities through a cross-currency swap to yen. We believe this cross-currency swap arrangement will provide additional risk management against Japanese currency fluctuations related to our sales to Japan. The mark to market value of this cross-currency swap may also adversely impact our ability to comply with certain covenants under our new credit facilities, specifically, our senior leverage covenant and our total leverage debt incurrence test.

These instruments may not be sufficient to provide adequate protection against losses related to currency fluctuations and, accordingly, any such fluctuations could adversely affect our revenues. There also exists the risk, should our forecasted yen denominated sales decline, that we could become overhedged through these instruments and thereby exposed to further foreign currency fluctuations.

The segments of the seafood industry in which we operate are competitive, and our inability to compete successfully could adversely affect our business, results of operations and financial condition.

We compete with major integrated seafood companies such as Trident Seafoods, Nippon Suisan and Maruha, as well as with inshore processors that operate inshore on fixed location processing facilities, relying on catcher-vessels to harvest and deliver fish for processing. We also compete with motherships that are solely at-sea processors, relying on catcher-vessels to harvest and deliver fish for processing. Additionally, we compete with other pollock fisheries, particularly the Russian pollock fishery in the Sea of Okhotsk. Some of our competitors have the benefit of marketing their products under brand names that have better market recognition than ours, or have stronger marketing and distribution channels than we do. In addition, other competitors may produce better quality products or have more advantageous pricing margins than we do. We may not be able to compete successfully with any of these companies. In addition, production and distribution of substitute products for pollock could have a significant adverse impact on our profitability. Increased competition as to any of our products could result in price reduction, reduced margins and loss of market share, which could negatively affect our profitability. An increase in imported products in the U.S. at low prices could also negatively affect our profitability.

All of our business activities are subject to a variety of natural risks, which could have a material adverse effect on our business, financial condition or results of operations.

The U.S. Bering Sea pollock fishery, which is the primary fishery in which we operate, is characterized by extreme sea conditions. Unusual weather conditions could materially and adversely affect the quality and quantity of the fish products we produce and distribute.

Our vessels are expensive assets that are subject to substantial risks of serious damage or destruction. The sinking or destruction of, or substantial damage to, any of our vessels would entail significant costs to us, including the loss of production while the vessel was being replaced or repaired. Our insurance coverage may prove to be inadequate or may not continue to be available to us. In the event that such coverage proves to be inadequate, the sinking or destruction of, or substantial damage to, any of our vessels could have a material adverse effect on our business, financial condition or results of operations.

Should any of our vessels be destroyed or otherwise become inoperable, the American Fisheries Act would limit our ability to replace that vessel. The statute permits the replacement of lost vessels only if the loss is due to an Act of God, an act of war, the result of a collision, or otherwise not an intentional act of the vessel’s owner. These rules would restrict our ability to replace our vessels on account of obsolescence and, accordingly, could cause us to incur increased costs of maintaining our vessels, including the substantial loss of capacity during times of such maintenance and rebuilding.

We may be required to pay significant damages in connection with litigation that is pending against us.

A pending lawsuit against us could require us to pay significant damages, which could have a material adverse effect on our business, results of operations or financial condition. See “Business—Litigation.”

We may be adversely affected by an IRS audit.

The IRS has recently opened an audit of ASG with respect to tax year 2001. We do not know what issues will be raised in the course of this audit and such audit could result in adjustments that could have a material adverse effect on our financial condition.

We may incur material costs associated with compliance with environmental regulations.

We are subject to foreign, federal, state, and local environmental regulations, including those governing discharges to water, the management, treatment, storage and disposal of hazardous substances, and the remediation of contamination. If we do not fully comply with environmental regulations, or if a release of hazardous substances occurs at or from one of our facilities or vessels, we may be subject to penalties and could be held liable for the cost of remediation. For example, an accident involving one of our vessels could result in significant environmental liability, including fines and penalties and remediation costs. If we are subject to these penalties or costs, we may not be covered by insurance, or any insurance coverage that we do have may not cover the entire cost. Compliance with environmental regulations could require us to make material capital expenditures and could have a material adverse effect on our results of operations and financial condition.

We produce and distribute food products that are susceptible to contamination and, as a result, we face the risk of exposure to product liability claims and damage to our reputation.

As part of the fish processing, small pieces of metal or other similar foreign objects may enter into some of our products. Additionally, our fish products are vulnerable to contamination by disease-producing organisms or pathogens. Shipments of products that contained foreign objects or were so contaminated could lead to an increased risk of exposure to product liability claims, product recalls, adverse public relations and increased scrutiny by federal and state regulatory agencies. If a product liability claim were successful, our insurance might not be adequate to cover all the liabilities we would incur, and we might not be able to continue to maintain such insurance, or obtain comparable insurance at a reasonable cost, if at all. If we did not have adequate insurance or contractual indemnification available, product liability claims relating to defective products could significantly increase our operating costs. In addition, even if a product liability claim was not successful or was not fully pursued, the negative publicity surrounding any such assertion could harm our reputation with our customers.

Our operations are labor intensive, and our failure to attract and retain qualified employees may adversely affect us.

The segments of the harvesting and processing industry in which we compete are labor intensive and require an adequate supply of qualified production workers willing to work in rough weather and potentially dangerous operating conditions at sea. Some of our operations have from time to time experienced a high rate of employee turnover and could continue to experience high turnover in the future. Labor shortages, the inability to hire or retain qualified employees or increased labor costs could have a material adverse effect on our ability to control expenses and efficiently conduct our operations. We may not be able to continue to hire and retain the sufficiently skilled labor force necessary to operate efficiently and to support our operating strategies, or we may not continue to experience favorable labor relations. In addition, our labor expenses could increase as a result of a continuing shortage in the supply of personnel. Changes in applicable state and federal laws and regulations could increase labor costs, which could have a material adverse effect on our business, results of operations and financial condition.

Cautionary Statement Regarding Forward-Looking Statements

All statements other than statements of historical fact are “forward-looking statements.” Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Statements which include the words “may,” “estimate,” “continue,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate” and similar statements of forward-looking nature identify forward-looking statements.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, all forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

•	our high degree of leverage and significant debt service obligations;

•	any future changes in government regulation;

•	the highly competitive nature of the seafood industry;

•	the risk that the notes represented by the IDSs will not be treated as debt for U.S. federal income tax purposes;

•	the risk of a significant decline in the market price of our products;

•	the risk of a decline in the population and biomass of pollock, other groundfish and catfish stocks in the fisheries in which we operate;

•	environmental conditions and regulations;

•	the risk of increased litigation against us;

•	the risk of a natural calamity affecting the U.S. Bering Sea and/or any of our vessels; and

•	the risk of Japanese currency fluctuations.

We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Use of Proceeds

The table below sets forth, as of March 31, 2004, and based on the assumptions noted below, our estimate of the sources and uses of funds required to effect the transactions contemplated hereby. See “Detailed Transaction Steps.” Actual amounts will vary from the amounts shown below.

Sources and Uses

(In millions)

Sources

New credit facilities	$240.0
Repayment of management loan	6.2
IDSs sold hereby	550.0
Notes sold separately (not represented by IDSs), net of discount	27.3

Total sources of funds	$823.5

Uses
Repayment of existing credit facility(1)	$333.2
Purchase of existing senior subordinated notes(2)	175.0
Payment of accrued interest on existing senior subordinated notes(3)	8.1
Tender premium for existing senior subordinated notes	35.2
Redemption of preferred equity units and subordinated notes of Holdings	35.6
Fees and expenses(4)	43.2
Proceeds to the current owners of ASLP and Holdings(5)	193.2

Total uses of funds	$823.5

The foregoing computations are as of March 31, 2004. Since then, a number of liabilities to be paid off with proceeds of the offering prior to making distributions to equity holders have been reduced in the ordinary course of business through the application of operating cash flow. Accordingly, we estimate that the distributions to our equity holders will be approximately $17 million to $21 million higher than would have been the case at March 31, 2004. In addition, the distribution of proceeds to the current owners of ASLP and Holdings will increase to the extent that, after March 31, 2004, restrictions are lifted on cash deposits which collateralize a substantial portion of our portfolio of foreign exchange contracts.

(1)	Represents $32.0 million outstanding on our existing variable rate revolving credit facility expiring in 2007 with a current effective interest rate of 4.99% and $301.2 million on variable rate term loans with current interest rates ranging from 4.11% to 4.39%.

(2)	Represents the $175.0 million aggregate principal amount of our outstanding 10 1/8% senior subordinated notes due 2010.

(3)	Represents the amount of accrued interest on our $175.0 million outstanding 10 1/8% senior subordinated notes.

(4)	Includes an estimated $28.3 million payable to the underwriters of this offering, approximately $6.0 million payable to the arrangers and lenders under our new credit facilities, approximately $6.9 million in other professional fees, excluding $8.1 million paid through March 31, 2004, approximately $0.8 million of legal fees related to the offering paid on behalf of a current equity holder, and approximately $1.2 million in estimated bonuses payable to certain employees (including related taxes and accruals) on the completion of the offering.

(5)	Includes approximately $45.0 million, $45.1 million and $70.9 million payable to Centre Partners, Bernt O. Bodal and Coastal Villages, respectively, out of the proceeds of this offering. These amounts will be adjusted at the closing of this offering depending on the balance of the credit facility, the size and price of the initial public offering and the actual fees and expenses.

Initial Dividend Policy and Restrictions

We intend to pay quarterly dividends on the shares of our Class A common stock represented by your IDSs and on the shares of our Class B common stock, but only if and to the extent dividends are declared by our board of directors and permitted by applicable law, by the terms of the indenture governing the notes, and by applicable provisions of our other then existing indebtedness. Subject to the foregoing, we intend to pay dividends at an initial level of $1.00 per share on our Class A common stock and $1.13 per share on our Class B common stock for the first year. The initial dividend level on the Class B common stock is intended to produce an overall yield on the Class B common stock equivalent to the anticipated initial yield on the IDSs for which the Class B common stock will ultimately be exchangeable. Our board of directors may, in its discretion, modify these levels or eliminate dividends in their entirety, although our certificate of incorporation requires that, until the second anniversary of the closing, dividends on the Class B common stock must be 1.13 times the amount, if any, of dividends on the Class A common stock, and that thereafter dividends on the Class A common stock and the Class B common stock must be the same. We intend to pay dividends on or about March 15, June 15, September 15 and December 15 of each year to holders of record on the 5th day of such month or the immediately preceding business day. To the extent that our subsidiaries have available cash for distribution, and subject to applicable law and the terms of their indebtedness, we will cause our subsidiaries to distribute funds to us in respect of our equity interests sufficient to permit us to pay the dividends described in the preceding sentence.

If all outstanding ASLP units were exchanged for IDSs and we made dividend payments on our Class A common stock and Class B common stock for a twelve-month period, total dividend payments would be approximately $52.0 million for such period.

If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash to fund capital expenditures or acquisitions, repay indebtedness, pay additional dividends or for general corporate purposes. The payment of dividends at the above levels or at any level is not guaranteed or assured and the board of directors may in its discretion reduce or eliminate dividends. In addition, the indenture governing the notes and the new credit facilities contain significant restrictions on our ability to pay dividends.

Under the indenture, dividends are restricted as follows:

•	we will be permitted to pay quarterly dividends at the levels described above through December 31, 2004;

•	after January 1, 2005, we may use up to 100% of the Issuer’s excess cash accumulated after January 1, 2005, plus certain incremental funds described in the indenture, for the payment of dividends; “excess cash” is defined in the indenture as Adjusted EBITDA of the Issuer minus cash interest expense, deferred interest, cash taxes net of cash tax refunds and rebates, certain cash expenses that are not included in Adjusted EBITDA, certain capital expenditures and repayments of our indebtedness. See “Description of Notes—Certain Definitions;”

•	we may only pay dividends if the interest coverage ratio of Holdings for the most recently ended twelve-month period ending as of the last day of any fiscal quarter for which internal financial statements are available is equal to or greater than the following dividend suspension thresholds:

Period Ended On	Dividend Suspension Threshold
Issue date through June 29, 2005	1.90 to 1
June 30, 2005 and thereafter	2.00 to 1

•	we may not pay any dividends while interest on the notes is being deferred or, after the end of any interest deferral period, so long as any deferred interest has not been paid in full; and

•	we may not pay any dividends if a default or an event of default under the indenture governing the notes has occurred and is continuing.

See “Description of Notes—Certain Covenants—Limitation on Restricted Payments” for a complete description of these restrictions. Our senior loan documents contains similar provisions related to our ability to make dividend payments.

In addition, our new credit facilities will provide that ASG may not make distributions to enable us to pay dividends if and for so long as (a) a default or an event of default under the new credit facilities has occurred and is continuing, (b) Holdings has any deferred and unpaid interest outstanding on the Holdings notes, or (c) the interest coverage ratio of Holdings is less than the dividend suspension thresholds described under “Description of Certain Indebtedness—New Credit Facilities” (or Holdings fails to timely deliver financial statements demonstrating compliance with such ratio). The dividend suspension thresholds in our new credit facilities are on substantially similar levels as the thresholds contained in the indenture governing the notes. See “Description of Certain Indebtedness—New Credit Facilities.”

Our board of directors may, in its discretion, amend or repeal our initial dividend policy. Future dividends with respect to shares of our capital stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits, if any, for the then current and/or immediately preceding fiscal years. Our board of directors may decrease the level of dividends provided for in our initial dividend policy or discontinue entirely the payment of dividends.

During 2002 and 2003, Holdings distributed to its equity owners approximately $230.9 million and $4.8 million, respectively. The 2002 amount included $163.7 million distributed in connection with the April 2002 recapitalization of Holdings and its affiliates.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2004 on an actual basis for Holdings and on a pro forma as adjusted basis for the Issuer to give effect to this offering, including the use of proceeds from this offering, our recapitalization and the consent solicitation and tender offer and to give effect to ASG’s new credit facilities.

	As of March 31, 2004
	Holdings	Adjustments	Pro Forma Issuer As Adjusted
	(in thousands)
Cash	$1,594	$1	$1,595

Restricted cash	$11,395	$—	$11,395

Long-term debt, including current portion
Current maturities of long-term debt	$15,456	$(15,456)	$—
Senior debt, net of current maturities	317,758	(317,758)	—
New credit facilities	—	240,000	240,000
Existing senior subordinated notes	175,000	(175,000)	—
% notes represented by the IDSs	—	179,031	179,031
% notes sold separately (not represented by IDSs), net of discount of $455	—	27,290	27,290
% Holdings notes held by ASLP	—	55,260	55,260

Total long-term debt	508,214	(6,633)	501,581

Notes payable to related parties	29,696	(29,696)	—

Exchangeable Class B common stock, $0.01 par value per share—issued and outstanding: 4,485,685 shares	—	15,420	15,420

Preferred stock $0.01 par value per share—issued and outstanding: 3 shares	—	—	—
Members’/shareholders’ deficit(1)(2)(3)	(140,542)	28,422	(112,120)

Total capitalization	$397,368	$7,513	$404,881

(1)	The accumulated deficit includes the deficit balance of ASLP, the minority interest holder.
(2)	Includes 35,806,009 shares of Class A common stock with a par value of $0.01 per share.
(3)	In connection with the transactions, Holdings has made a commitment to issue long-term debt and equity interests to ASLP in the event that certain options held by Holdings employees to purchase partnership interests in ASLP vest and are exercised. In addition, Class B common stockholders have the option, exercisable beginning on the second anniversary following the offering, to exchange their Class B common stock for IDSs at an exchange ratio of 1.455 shares of Class B common stock for 1 IDS. Shareholders deficit has been adjusted to reflect the distribution of these derivative financial instruments at their fair values estimated at $12.0 million representing Holdings commitment to issue debt and equity instruments to ASLP and $5.0 million representing the Class B common stock exchange option.

Pro Forma Dilution

Dilution is the amount by which the portion of the price paid by purchasers of IDSs in the offering that is allocated to our shares of Class A common stock exceeds the net tangible book value or deficiency per share of our Class A common stock after the offering. Net tangible book value or deficiency per share of our Class A common stock is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding at that date.

For purposes of calculating dilution below, we have assumed that as of March 31, 2004 (a) all ASLP units and all Class B common shares had been exchanged for IDSs simultaneously with the closing of this offering and (b) 49,941,977 shares of our Class A common stock were outstanding.

The net tangible book deficiency of Holdings as of March 31, 2004 was approximately $308.6 million, or $6.18 per share of the Issuer’s Class A common stock. After giving effect to our receipt and intended use of approximately $535.5 million of estimated net proceeds (after deducting estimated underwriting discounts and commissions and offering expenses) from our sale of IDSs and notes in this offering, the increase in our aggregate consolidated indebtedness, and the issuance and redemption of Holdings units included in the transactions to be consummated in connection with this offering, our pro forma as adjusted net tangible book deficiency as of March 31, 2004 would have been approximately $265.0 million, or $5.31 per share. This represents an immediate increase in net tangible book value of $0.87 per share of the Issuer’s Class A common stock to existing owners and an immediate dilution of $16.31 per share of the Issuer’s Class A common stock to new investors purchasing IDSs in this offering. As a result of this deficiency, the face amount of notes will exceed the net book value of tangible assets by $957 per $1,000 face amount of notes.

The following table illustrates this substantial and immediate dilution to new investors:

Per Share of Class A Common Stock
Assumed initial public offering price of Class A common stock represented by IDSs	$11.00
Net tangible book deficiency of Holdings as of March 31, 2004	(6.18)
Decrease per share attributable to assumed exchange of ASLP units for IDSs	(3.43)
Decrease per share attributable to loss on debt repayment, equity offering costs, and employee transaction bonuses, net of reduction of deferred financing costs, capitalized transaction costs, and deferred tax liabilities	(0.90)
Decrease per share attributable to the issuance of IDS notes on the assumed exchange of Class B common stock for IDS	(0.31)
Decrease per share attributable to notes payable, derivative financial instruments, notes receivable from employees, and reimbursement of certain costs related to the offering distributed to existing owners	(1.62)
Decrease per share attributable to cash distribution made to existing owners	(3.87)

Pro forma as adjusted net tangible book value after this offering	$(5.31)

Dilution in net tangible book value per share to new investors	$16.31

The following table summarizes on a pro forma basis as of March 31, 2004:

•	the total number of shares of our Class A common stock represented by IDSs (assuming all ASLP units and shares of Class B common stock had been exchanged for IDSs);

•	the total consideration paid to us by our existing owners (net of distribution paid by us to our existing owners) and the total consideration paid to us by new investors, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us in connection with the offering; and

•	the average price per share of Class A common stock paid by new investors and our existing owners:

	Shares of Class A Common Stock Purchased		Net Consideration		Average Price Per Share of Class A Common Stock
	Number	Percent
New investors	34,375,000	68.8%	$378,125,000		$11.00
Existing owners	15,566,977	31.2	$0.00	(1)	$0.00	(1)

	49,941,977	100.0%

(1)	Our existing owners have invested approximately $73.8 million through March 31, 2004, and have received in excess of that amount in the form of distributions.

Selected Historical Financial Information for Holdings and Selected Pro Forma Financial Information for the Issuer

The following selected historical consolidated financial information for Holdings as of December 31, 2002 and 2003 and the years ended December 31, 2001, 2002 and 2003 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. See Note 1 to Holdings’ audited consolidated financial statements. The following selected historical consolidated financial data for Holdings as of December 31, 2000 and 2001 and for the period January 28 through December 31, 2000 and for the predecessor business, as of December 31, 1999 and for the year ended December 31, 1999 and for the period January 1 through January 27, 2000, has been derived from our consolidated financial statements which are not included in this prospectus.

The following selected historical consolidated financial information for Holdings as of March 31, 2004 and for the three month periods ended March 31, 2003 and 2004 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Such unaudited consolidated financial statements, in the opinion of our management, include all adjustments necessary for the fair presentation of our financial condition and results of operations for such periods and as of such dates.

The following pro forma financial information for the Issuer has been derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. The pro forma consolidated income statement data assumes the Issuer was formed on January 1, 2003 and gives effect to the financing transactions described under “Capitalization” and the application of the proceeds therefrom as if all these transactions had been consummated on January 1, 2003. The unaudited pro forma consolidated balance sheet data assumes the financing transactions described under “Capitalization” and the application of the proceeds therefrom as if these transactions had been consummated on March 31, 2004.

The audited and unaudited consolidated financial data, and the unaudited pro forma consolidated financial data, do not purport to project our results of operations or financial position for any future period or date. Assumptions underlying the pro forma adjustments are described in the notes to the unaudited pro forma condensed consolidated financial statements, which should be read in conjunction with this pro forma financial information. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to these transactions; however, this pro forma financial information should not be considered indicative of actual results that would have been achieved had the financing transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or for any future period.

The following selected historical and unaudited pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Holdings’ consolidated financial statements and related notes and the unaudited condensed consolidated pro forma financial statements and related notes included elsewhere in this prospectus.

Selected Historical and Pro Forma Financial Information

	Predecessor Business(1)		American Seafoods Holdings LLC
							Three Months Ended March 31,		Pro Forma Issuer
	Year Ended December 31,	January 1 Through January 27,	January 28 Through December 31,	Year Ended December 31,(2)(3)					Year Ended December 31,	Three Months Ended March 31,
	1999	2000	2000	2001	2002	2003	2003	2004	2003	2004
	(dollars in thousands)		(dollars in thousands)
Statement of Operations Data:
Total revenue	$240,715	$9,719	$252,346	$336,839	$332,872	$411,363	$111,099	$134,893	$411,363	134,893
Gross profit	89,346	(1,953)	100,370	127,239	126,481	132,066	47,564	50,569	132,066	50,569
Gross margin	37.1%	(20.1)%	39.8%	37.8%	38.0%	32.1%	42.8%	37.5%	32.1%	37.5%
Operating profit	49,179	(4,334)	29,596	35,436	58,975	62,895	30,977	30,475	62,895	30,475
Income before income taxes and minority interest	9,923	1,828	10,448	18,009	22,611	14,327	22,506	21,036	8,912	19,660
Net income	6,262	1,190	7,220	20,078	22,253	12,527	21,395	18,896	8,733	19,660
Basic income per share:
Class A common stock									0.17	0.38
Class B common stock									0.19	0.43
Diluted earnings per share:
Class A common stock									0.15	0.37
Class B common stock									0.17	0.42
Statement of Cash Flows Data:
Cash flows from operating activities	18,510	20,685	44,174	84,588	96,678	47,154	2,834	33,194
Cash flows from investing activities	255	(626)	(369,847)	(13,648)	(58,634)	(14,652)	(3,330)	(16,512)
Purchases of property, vessels and equipment	(6,506)	(626)	(7,363)	(9,171)	(9,431)	(12,323)	(3,269)	(5,247)
Cash flows from financing activities	(18,752)	(4,973)	330,042	(73,014)	(34,736)	(32,399)	1,376	(20,794)
Other Financial Data:
EBITDA(4)	47,122	7,809	106,209	121,385	102,865	101,023	40,162	41,441	101,023	41,441
Adjusted EBITDA(4)	60,234	(2,572)	86,221	108,765	113,012	113,087	38,047	44,452	113,087	44,452
Ratio of earnings to fixed charges(5)				1.51	1.57	1.32	3.10	2.87	1.18	2.57

	December 31,		December 31,				March 31,	Pro Forma Issuer March 31,
	1999		2000	2001	2002	2003	2004	2004
	(dollars in thousands)		(dollars in thousands)
Balance Sheet Data:
Property, vessels, and equipment, net	$224,566		$267,868	$254,341	$253,090	$225,971	$221,033	$221,033
Total assets	321,746		527,179	522,846	529,550	527,524	554,023	532,058
Total interest bearing obligations	230,497		369,072	326,499	574,120	555,749	537,910	501,581
Members interest (deficit)/shareholders’ deficit	(1,948)		92,959	119,235	(125,201)	(157,265)	(140,542)	(112,120)

(1)	Our business was acquired by Centre Partners and others through ASLP in a transaction accounted for as a purchase on January 28, 2000. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values. Also, the method of accounting for major scheduled vessel maintenance and derivative instruments was changed effective with the purchase. Accordingly, the predecessor business amounts are not comparable to Holdings amounts.

(2)	Effective January 1, 2002, we changed our method of accounting for goodwill and other intangible assets. See Note 1 to consolidated financial statements.
(3)	In October 2001, we reassessed the estimated useful lives of cooperative fishing rights increasing the amortization period. See Note 1 to consolidated financial statements.
(4)	EBITDA represents net income from continuing operations before interest expense, income tax provision (benefit) and depreciation and amortization. EBITDA is not a measure of operating income, operating performance or liquidity under GAAP. We include EBITDA because we understand it is used by some investors to determine a company’s historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenants in our borrowing agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or of cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity.

We consider EBITDA to be a measure of liquidity. Accordingly, EBITDA is reconciled to operating cash flows as follows:

	Year Ended December 31,			Three Months Ended March 31
	2001	2002	2003	2003	2004
	(dollars in thousands)
Cash flows from operating activities	$84,588	$96,678	$47,154	$2,834	$33,194
Interest expense, net of non-cash interest	18,715	34,348	34,958	9,301	8,555
Net change in operating assets and liabilities	899	(15,077)	29,886	23,859	578
Income tax provision (benefit)	(1,898)	759	1,621	1,060	2,140
Deferred income tax benefit (provision)	6,607	(3,696)	(1,202)	—	—
Unrealized foreign exchange gains/losses, net	12,976	10,763	(10,915)	3,297	(2,850)
Equity-based compensation	(527)	(5,600)	(672)	(138)	(161)
Loss from debt repayment and related write-offs	—	(15,711)	—	—	—
Other	25	401	193	(51)	(15)

EBITDA	$121,385	$102,865	$101,023	$40,162	$41,441

The consummation of the transactions contemplated by this offering will not have a material impact on EBITDA before minority interest. EBITDA as calculated above differs from Adjusted EBITDA as defined in our note indenture and new credit facilities. Adjusted EBITDA as defined in our note indenture and new credit facilities means net income from continuing operations before interest expense, income tax provision or benefit, depreciation, amortization, net unrealized foreign exchange gains or losses, net gains and losses from derivatives relating to our equity and debt, minority interest in income or loss of consolidated entities, equity-based compensation, fees and expenses related to acquisition, merger or restructuring transactions, and any loss from debt repayments and related write-offs. If our Adjusted EBITDA were to decline below certain levels, covenants in our indebtedness that are based on Adjusted EBITDA, including our interest coverage ratio and fixed charge coverage ratio covenants, could result in, among other things, a default or mandatory prepayment under our new credit facilities, our inability to pay dividends or a requirement that we defer interest payments on the notes. These covenants are summarized under “Description of Certain Indebtedness” and “Description of Notes.” A reconciliation of EBITDA to Adjusted EBITDA is as follows:

						Pro Forma Issuer
	Year Ended December 31,			Three Months Ended March 31,		Year Ended December 31,	Three Months Ended March 31,
	2001	2002	2003	2003	2004	2003	2004
	(dollars in thousands)
EBITDA	$121,385	$102,865	$101,023	$40,162	$41,441	$101,023	$41,441
Unrealized foreign exchange gains/losses, net	(12,976)	(10,763)	10,915	(2,304)	2,850	10,915	2,850
Equity-based compensation	527	5,600	672	138	161	672	161
Loss from debt repayment and related write-offs	—	15,711	—	—	—	—	—
Transaction related costs	—	—	298	—	—	298	—
Minority interest in income (loss) of subsidiary	(171)	(401)	179	51	—	179	—

Adjusted EBITDA	$108,765	$113,012	$113,087	$38,047	$44,452	$113,087	$44,452

(5)	Ratio of earnings to fixed charges is calculated as the total of income before income taxes, minority interest, fixed charges, amortization of capitalized interest, less interest capitalized, divided by the total of interest capitalized and interest expense, including amortization of deferred financing fees and discounts on debt securities.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with Holdings’ consolidated financial statements and the notes to those statements and other financial information appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Business Overview

We are one of the largest integrated seafood companies in the U.S. in terms of revenues. We harvest and process a variety of fish species aboard our sophisticated catcher-processor vessels, aboard our freezer-longliner vessels and at our land-based processing facilities, and market our products to a diverse group of customers in North America, Asia and Europe. We are the largest harvester and at-sea processor of pollock and hake and the largest processor of catfish in the U.S. In addition, we harvest and/or process additional seafood, including cod, scallops and yellowfin sole. We maintain an international marketing network through our U.S., Japan and Europe offices and have developed long-term relationships with our U.S. and international customer base.

We operate in two principal business segments, ocean harvested whitefish and other seafood products. The ocean harvested whitefish segment includes the harvesting and processing of pollock, cod, hake and yellowfin sole. Processing of ocean harvested whitefish occurs on our vessels while at sea and at our facilities in Massachusetts. The other seafood products segment includes the processing of catfish and scallops at our facilities in Alabama and Massachusetts.

The most significant portion of our revenues and profitability is derived from our ocean harvested whitefish segment. The performance of our ocean harvested whitefish segment largely depends on the amount of pollock, cod and hake resources that we harvest each year. During 2003, we harvested approximately 328,000 metric tons in our ocean harvested whitefish segment.

Pollock represents the most significant portion of our harvest and the most significant portion of our net sales both in terms of volume and revenues. In 2003, we sold approximately 72,300 metric tons of flesh product, which represented approximately 82% of the flesh products produced in our ocean harvested whitefish segment. Some of our products exhibit commodity like pricing characteristics. These prices fluctuate from season to season and year to year as a result of factors such as market conditions, inventory levels and production volumes.

We operate in three primary U.S. fisheries, the U.S. Bering Sea pollock fishery, the U.S. Bering Sea Pacific cod fishery and the U.S. hake fishery. For each U.S. fishery, the fishery management council determines the annual total allowable catch, which is the total weight of fish that can be harvested. In addition to the amount of the total allowable catch that we harvest, we supplement our pollock and longline cod harvest by purchasing community development quota allocated to Alaska Community Development Groups.

Overview of Recent Financial Results

Three Months Ended March 31, 2004

In the first quarter of 2004, our revenues increased $23.8 million, or 21.4%, to $134.9 million from $111.1 million compared to the prior year quarter due to increased ocean harvested whitefish sales volume, resulting primarily from the sale of carryover inventory from the 2003 “B” season and higher roe sales volume. Gross profit for the three months ended March 31, 2004 increased $3.0 million, or 6.3%, to $50.6 million from $47.6 million for the three months ended March 31, 2003 and gross margin decreased to 37.5% from 42.8% from the comparable prior year period. The decline in gross margin resulted from the sale of the carryover flesh based “B” season pollock inventory that we sold at a lower margin and the continued soft market for certain of our pollock products, which began to develop in the second half of 2003. Operating profit during the first quarter of 2004 was $30.5 million, reflecting a decline of $0.5 million, or 1.6%, compared to our operating profit during the comparable period of 2003. This decline was primarily attributable to continued soft prices affecting certain of our pollock based products, a trend we began to experience in the latter half of 2003, combined with higher storage and handling and freight costs as a percentage of revenues related to sales of the carryover 2003 “B” season inventory.

2003

Our operating profit in 2003 increased $3.9 million, or 6.6%, compared to our operating profit in 2002 because lower pollock surimi and roe prices and slower ocean harvested whitefish sales in 2003 were more than offset by the positive effects of the addition of a full year of operations of Southern Pride, a reduction in equity-based compensation, higher pollock recovery rates and an increase in our purchases of community development quota. In addition, a decrease in the price of roe products from 2002 to 2003 was more than offset by an increase in 2003 of roe recovery rates, which resulted in more finished roe product being available for sale during 2003. Excluding the $4.9 million reduction in equity-based compensation, our operating profit for 2003 decreased $1.0 million, or 1.6%, compared to 2002.

More specifically, our average yen-denominated pollock surimi prices declined from 278 yen per kilogram in 2002 to 222 yen per kilogram in 2003, or approximately 20%. Carry-over ocean harvested whitefish inventories increased from approximately 6,900 metric tons as of December 31, 2002 to approximately 19,700 metric tons as of December 31, 2003. In addition, we included catfish sales for the entire year in 2003 compared to the inclusion of catfish sales for less than one month in 2002 as the Southern Pride acquisition was completed in December 2002. Metric tons produced per metric ton of round weight harvested increased in 2003 by approximately 8% compared to 2002, resulting in more finished product available for sale. We also had an 11,000 metric ton increase in 2003 in our Community Development Quota that we purchased from Alaska Community Development Groups.

Largely as a result of lower pollock surimi prices and higher carry-over ocean harvested whitefish inventories, we would have been in violation of our leverage covenant under our existing credit agreement at September 30, 2003 and December 31, 2003. However, our employee bonuses were cancelled because of that potential violation and we also obtained a covenant modification from our bank lenders.

Corporate Structure

The Issuer was formed under Delaware law in May 2003.

Upon the completion of the transactions contemplated by this offering, the Issuer will be the sole general partner of Holdings. The Issuer will own directly or indirectly 77.9% of the equity of Holdings and 80.1% of the notes issued by Holdings, and ASLP will own the remainder of the equity and the notes issued by Holdings. Holdings will own 100% of the economic interests of ASG. ASG’s subsidiaries include: American Seafoods Company LLC, through which we conduct our at-sea pollock harvesting and processing operations; Pacific Longline Company LLC, through which we conduct our at-sea cod freezer-longliner operations; Southern Pride Catfish LLC, through which we harvest and process catfish; and American Seafoods International LLC, through which we conduct our secondary processing and certain seafood trading activities.

Corporate History

In January 2000, ASLP purchased from Norway Seafoods all of the outstanding stock of American Seafoods Company (now referred to as ASC, Inc.). The acquisition also involved the purchase of six additional catcher-processors, one catcher-vessel and certain assets of Frionor USA (now called American Seafoods International LLC). ASG was formed in connection with the acquisition. The acquisition was accounted for as a purchase, and all of the debt, assets and goodwill relating to the acquisition have been “pushed down” to ASG’s and Holdings’ balance sheets. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values on that date. The aggregate purchase price for the acquisition was $477.9 million, including acquisition costs. The acquisition was financed through short-term seller financing, long-term debt and seller long-term subordinated promissory notes. In addition, ASLP issued a warrant for the purchase, at a future date, of additional partnership interests in ASLP to an affiliate of Norway Seafoods. The warrant entitled the holder to purchase ASLP partnership units at a price per unit equal to the amount per unit contributed at that time by the ASLP partners. The warrant was redeemed on October 4, 2002.

In August 2001, we, along with two other partners, formed PLC in order to acquire three freezer-longliner vessels. Our initial ownership through this transaction was 60% of PLC. Effective January 1, 2004 we purchased the third party minority interest in PLC and increased our ownership to 100%. PLC harvests and processes ocean harvested whitefish, primarily cod, in the U.S. Bering Sea.

Effective December 16, 2002, we purchased substantially all of the assets of Southern Pride Catfish LLC and Southern Pride Catfish Trucking, Inc., or collectively Southern Pride. These entities are engaged in the business of catfish harvesting, processing and distribution. The acquired assets included, among other things, certain real property, fixtures, equipment, accounts receivable, intellectual property, customer and other contracts, and cash on hand. The purchase price was approximately $41.8 million in cash. In addition, we assumed substantially all of the liabilities of Southern Pride, other than certain specifically excluded liabilities, and paid bank debt of Southern Pride in the amount of approximately $2.4 million. The acquisition was financed with additional indebtedness under our existing credit facility.

Revenues and Expenses

Ocean Harvested Whitefish Revenues.    Revenues in our ocean harvested whitefish segment are primarily driven by the following factors:

•	the volume of pollock and other whitefish harvested annually by our catcher-processors and freezer-longliners;

•	the quantity of finished product we are able to produce (determined by the flesh and roe recovery rates);

•	the prevailing market prices for the pollock products we sell, such as roe, surimi (a fish protein paste used in products such as imitation lobster and crabmeat) and fillet block;

•	the timing of our sales of fish products;

•	the yen-dollar exchange rate; and

•	volume throughput for our secondary processing of ocean harvested whitefish.

Harvest volumes.    In addition to the portion of the directed pollock catch allocated to us under the Pollock Conservation Cooperative agreement, we historically have purchased additional pollock quota from other industry participants up to the 17.5% limit of the directed pollock catch. We supplemented our harvest in 2001, 2002 and 2003 by purchasing 28.0%, 28.0% and 36.4%, respectively, of the community development quota from Alaska Community Development Groups, which does not count against the 17.5% limitation. See “Industry and Regulatory Overview—Groundfish—Pollock Allocation.”

In October 2003, we entered into an agreement with Bristol Bay Economic Development Corporation, or Bristol Bay, one of the six Alaska Community Development Groups that is allocated community development quota and from whom we have purchased community development quota in the past. Under this agreement, Bristol Bay has granted us an exclusive license to harvest all of the pollock resource allocated to it under the Alaska Community Development Quota program for the 2004 and 2005 pollock seasons. Bristol Bay’s pollock quota for the 2004 and 2005 pollock seasons will be 2.1% of the total allowable catch, which represents approximately 21.0% of the community development quota. Our agreement with Bristol Bay is limited to a two-year period because the State of Alaska Community Development Quota program guidelines do not allow royalty agreements to extend beyond the term of the current Community Development Quota allocation cycle, which expires at the end of 2005.

In connection with the purchase of Community Development Quota from Bristol Bay, we have agreed to issue to Bristol Bay at the closing of this offering a warrant to purchase IDSs at an exercise price equal to the initial public offering price, subject to certain conditions. The warrant will be for a number of IDSs representing an indirect interest in approximately 1% of Holdings’ debt and equity at the closing of this offering. The warrant will be exercisable on one occasion during any period in which the exchange warrants issued to ASLP partners and option holders are otherwise exercisable, but no earlier than the first anniversary of the issuance of the warrant and no later than December 31, 2006, and only if Bristol Bay grants us an exclusive license to harvest all of the pollock total allowable catch allocated to it under the next Community Development Quota allocation cycle.

Purchases of fish quota from related parties comprised 72.4%, 79.7% and 62.6% of total fish purchases in 2001, 2002 and 2003, respectively. These related party purchases represented approximately 47,250 metric tons of quota in 2003.

Recovery rates.    Increases in flesh and roe recovery rates, which represent the percentage of finished product produced from a whole fish, result in higher finished product volumes. Flesh recovery rate means the weight of at-sea processed products, other than fishmeal and roe, relative to the weight of fish harvested, expressed as a percentage. Roe recovery rate means the weight of at-sea processed roe, relative to the weight of fish harvested, expressed as a percentage.

Market prices.    Market prices for our ocean harvested whitefish products are primarily influenced by the aggregate supply of products produced in any given year, the anticipated inventory carry over for that year and changes in demand.

Over the last five years, our seasonable average pollock surimi prices have fluctuated within a range of approximately 200 to 300 yen per kilogram. In the second half of 2003, our average pollock surimi price was at the low end of this range. We expect that average pollock surimi prices may fall slightly below the low end of this range during the first half of 2004 due to a decline in surimi grade mix produced during the 2004 “A” season as compared to the surimi grade mix we sold during the second half of 2003. In addition to the grade mix composition, pollock surimi prices are sensitive to anticipated seasonal production, overall inventory levels and buyers’ speculation of anticipated price levels. See “Risk Factors—Risks Relating to Our Business—Our products are subject to pricing volatility, and the prices of our pollock roe and pollock surimi products, which declined significantly in 2003, may remain at their current low levels or decline further, which would significantly reduce our profitability.”

Prices for surimi and roe products generally fluctuate year to year and do not necessarily follow a typical price cycle trend. For example, a 29.7% increase in our surimi prices, denominated in Japanese yen, from 2001 to 2002 was primarily due to market conditions, but also to a slightly higher grade mix of surimi in 2002. During the second half of 2003, the average price of our yen denominated surimi sales had decreased approximately 28.9% compared to the same period in 2002 primarily due to market conditions and a lower grade mix produced. The 2003 “A” season roe price of ¥1,778 per kilogram declined from the 2002 “A” season roe price of ¥1,906 per kilogram due primarily to a lower grade mix produced in 2003. However, the decline in roe price in 2003 was more than offset by higher 2003 roe recovery rates as compared to 2002, which resulted in slightly higher roe revenues in 2003. While pollock roe prices have experienced volatility in recent years, on a grade by grade basis, roe prices have remained relatively stable with the exception of 2000, which was an unusual year due largely to market misperceptions of supply. With the introduction of long-term supply contracts for deepskin product in early 2000, the price for deepskin has dropped from an annual average price of $1.59 per pound in 1999, to $1.32 per pound in 2000, and has leveled out at about $1.25 per pound in 2001 through 2003. Average “B” season prices through December 31, 2003 for our pollock PBO (pin bone out) block product, which is predominately sold to European customers, declined approximately 13% compared to the same period in 2002, due primarily to market conditions.

Below is a chart illustrating our average prices achieved for the years 1999 through 2003 for pollock surimi, pollock roe, deepskin and pollock block (pin bone out) products. The surimi and roe prices are noted in yen per kilogram, which is the unit price we receive from our Japanese customers.

	Average price
	1999	2000	2001	2002	2003
Pollock surimi ¥/kg	¥285	¥218	¥212	¥278	¥222
Pollock roe ¥/kg	¥1,865	¥2,856	¥2,247	¥1,906	¥1,778
Deepskin $/lb	$1.59	$1.32	$1.25	$1.24	$1.25
Pollock block pin bone out $/lb	$1.33	$0.80	$0.89	$1.06	$1.04

Average roe prices are for “A” season only as this represents more than 95% of the total roe value for each year.

Exchange rate effects.    Because we sell large quantities of roe and surimi to Japanese customers, a significant portion of our revenue is denominated in Japanese yen. Consequently, we could be at risk that any increase or decrease in the value of the yen relative to the dollar would increase or decrease the amount of dollar revenues we record on the sales of our products in Japan. To mitigate the potentially adverse effect of fluctuations in the yen to U.S. dollar spot exchange rate, we enter into forward currency contracts. It is our risk management policy to hedge approximately 80% of our forecasted yen sales over the next 12 months, 65% over months 13 to 24, 50% over months 25 to 36, and 35% over months 37 to 48.

Other Seafood Products Revenues.    Revenues from our other seafood products segment are primarily a function of the volume of catfish and scallops that we process. The key performance driver for our other seafood products operations are the purchase price of raw materials, the volume of production and the market prices of our catfish and scallop products.

Ocean Harvested Whitefish Expenses.    The operating cost structure of the ocean harvested whitefish operations include four main cost categories:

•	variable costs driven by revenue or product volume, such as crew compensation, quota purchases, product freight and storage, marketing commissions, packaging and additives;

•	vessel-related depreciation;

•	fixed costs that are assumed to be incurred whether or not the vessel is deployed, such as insurance, repair and maintenance, nets and gear supplies, moorage, equipment rental, crew travel and general supplies; and

•	daily operating costs driven by vessel operating days, such as fuel, galley supplies, observers and technicians.

Costs of sales includes operating costs such as crew and factory personnel compensation, fish purchases, vessel fuel, other raw material purchases, packaging, insurance, other operating related expenses and depreciation applicable to property, vessels and equipment used in production. Selling costs include product freight, storage and marketing costs. General and administrative expenses include employee compensation and benefits, rent expense, professional fees, association dues and other expenses, such as business development, office equipment and supplies.

After depreciation expense, crew compensation represents the largest operating cost for the vessel operations and is a variable cost, structured to reward each crew member based upon a pre-season estimated value per product applied to actual production and actual roe value achieved by their vessel. Quota purchase costs, the second largest operating cost after depreciation expense, are calculated as an amount per ton harvested and are incurred when we purchase quota amounts from our Alaska Community Development Group partners, catcher vessel owners and other third party fishery participants. Product freight is incurred when we transport the product to either our customer or a cold storage facility. Storage costs are incurred for product entering a cold storage facility.

Other Seafood Products Expenses.    Operating costs related to our other seafood products operations are principally comprised of the cost of raw material purchases and labor. In addition, these costs include depreciation expense related to equipment and facilities used for processing and transportation.

Results of Operations

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

Revenues.    Revenues for the three months ended March 31, 2004 increased $23.8 million, or 21.4%, to $134.9 million from $111.1 million for the three months ended March 31, 2003. Ocean harvested whitefish revenues for the three months ended March 31, 2004 increased $17.9 million, or 22.5%, to $97.3 million from $79.4 million in the prior year quarter. This increase reflected the sale of carryover flesh based pollock inventory from the 2003 “B” season and a higher volume of roe sales from the “A” season production in 2004 as compared to the comparable prior period, offset slightly by lower roe sales prices during the first quarter of 2004 as compared to the first quarter of 2003. Other seafood products revenues for the three months ended March 31, 2004 increased $5.9 million, or 18.6%, to $37.6 million from $31.7 million for the three months ended March 31, 2003. The increase in other seafood products revenues reflected higher catfish sales prices and increased scallop sales volumes during the first quarter of 2004.

Cost of Sales.    Cost of sales for the three months ended March 31, 2004 increased $20.8 million, or 32.8%, to $84.3 million from $63.5 million for the three months ended March 31, 2003. Ocean harvested whitefish cost of sales for the three months ended March 31, 2004 increased $14.8 million, or 41.6%, to $50.4 million from $35.6 million for the three months ended March 31, 2003, primarily due to the increased volume of ocean harvested whitefish sales. Other seafood products cost of sales for the three months ended March 31, 2004 increased $5.9 million, or 21.1%, to $33.9 million from $28.0 million for the three months ended March 31, 2003, primarily as a result of higher prices at which farmers sold us catfish, which increased approximately 28% on a per pound basis from the prior year, in addition to approximately a 2% reduction in catfish yields from the prior year. The lower yields are largely due to processing smaller, less meaty fish resulting from the less frequent feeding patterns of catfish farmers as compared to the prior year.

Gross profit for the three months ended March 31, 2004 increased $3.0 million, or 6.3%, to $50.6 million from $47.6 million for the three months ended March 31, 2003 and gross margin decreased to 37.5% from 42.8% from the comparable prior year period. The $3.0 million increase in gross profit was primarily due to the increased sales volumes achieved in our ocean harvested whitefish segment, partially offset by increased cost of sales. Ocean harvested whitefish gross profit increased to $46.9 million from $43.8 million during the first quarter of 2004 compared to the prior year period, but decreased as a percentage of revenues to 48.2% from 55.2% during the same period. The decline in gross profit as a percentage of revenues resulted from the sale of the carryover flesh based “B” season pollock inventory that we sold at a lower margin and the continued soft market for certain of our pollock products, which began to develop in the second half of 2003. Other seafood products gross profit remained consistent at $3.7 million during the current and prior periods, although gross profit margin for the three months ended March 31, 2004 declined to 9.8% as compared to 11.8% for the same period in 2003 primarily due to reduced margins on catfish sales as a result of the increased costs to purchase catfish from farmers and lower yields.

Selling, General and Administrative Expenses.    For the three months ended March 31, 2004, selling, general and administrative expenses including equity-based compensation increased $3.7 million, or 25%, to $18.4 million from $14.7 million for the three months ended March 31, 2003. This increase was primarily due to a $3.7 million increase in freight and handling costs related to product sold to customers as a result of the increase in sales volumes of ocean harvested whitefish.

Interest Expense.    Interest expense includes interest incurred on our revolving facility, bank debt and subordinated notes as well as interest incurred on and amortization of discounts related to a note and preferred equity units with a related party. Net interest expense for the three months ended March 31, 2004 increased $0.5 million, or 4.7%, to $11.1 million from $10.6 million for the three months ended March 31, 2003 mainly due to a higher average balance on our revolving credit facility for the current period.

Foreign Exchange Gains, Net.    Net foreign exchange gains for the three months ended March 31, 2004 were $1.8 million compared to gains of $2.1 million for the comparable period in 2003. This decrease of $0.3 million was primarily attributable to realized losses on foreign exchange contract settlements. The realized losses were primarily the result of continued weakness of the U.S. dollar versus the Japanese yen. The unrealized gains were related to the time value portion of the foreign exchange contracts that result primarily from the interest rate differential between the U.S. and Japan.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002.

Revenues.    Revenues for the year ended December 31, 2003 increased $78.5 million, or 23.6%, to $411.4 million from $332.9 million for the year ended December 31, 2002. This increase almost entirely resulted from the inclusion of catfish sales for the entire year in 2003 compared to the inclusion of catfish sales for less than one month in 2002. While total revenues increased 23.6% for the year ended December 31, 2003, ocean harvested whitefish revenues for the same period decreased $31.8 million to $280.5 million from $312.3 million for the year ended December 31, 2002, primarily due to lower sales of surimi resulting from an approximately 20% decrease in the average yen per kilogram price of surimi sold. The decrease in the revenues of our ocean harvested whitefish segment also resulted from a 17.7% decrease in the volume of surimi sold because of lagging sales. Other seafood products revenues for such period increased $110.3 million to $130.9 million from $20.6 million for the year ended December 31, 2002, almost entirely due to the inclusion of catfish sales in our revenues for the current year as a result of the December 2002 acquisition of Southern Pride.

Cost of Sales.    Cost of sales for the year ended December 31, 2003 increased $72.9 million, or 35.3%, to $279.3 million from $206.4 million for the year ended December 31, 2002. Ocean harvested whitefish cost of sales for the year ended December 31, 2003 decreased $23.4 million to $165.1 million from $188.5 million for the year ended December 31, 2002, primarily due to the lower sales of these products in 2003 when compared to 2002. Other seafood products cost of sales for the year ended December 31, 2003 increased $96.3 million to $114.2 million from $17.9 million for the year ended December 31, 2002, almost entirely due to the inclusion of catfish operations in 2003.

Gross profit for the year ended December 31, 2003 increased $5.6 million, or 4.4%, to $132.1 million from $126.5 million for the year ended December 31, 2002. Gross margins as a percent of sales for the year ended December 31, 2003 decreased to 32.1% from 38.0% for the year ended December 31, 2002, primarily due to a higher proportion of lower margin other seafood products sales in 2003 as compared to 2002. Ocean harvested whitefish gross margins increased in 2003 to 41.1% from 39.4% in 2002 primarily due to a higher proportion of higher margin roe sales to total sales, partially offset by lower margins on surimi sales. Other seafood products gross margins for the year ended December 31, 2003 remained relatively consistent at 12.8% compared to 13.2% for the year ended December 31, 2002.

Selling, General and Administrative Expenses.    For the year ended December 31, 2003, selling, general and administrative expenses including equity-based compensation increased $1.0 million, or 1.6%, to $61.7 million from $60.7 million for the year ended December 31, 2002. This increase was primarily due to the addition of the Southern Pride operations, partially offset by a decrease in equity-based compensation charges. Equity-based compensation charges were higher in 2002 primarily as the result of the April 2002 recapitalization, and the vesting of certain options related to the partial sale of units held by one of our partners. Selling, general and administrative costs, other than equity-based compensation, as a percent of sales for the year ended December 31, 2003 decreased to 14.8% from 16.5% for the year ended December 31, 2002. This decline in selling, general and administrative costs, other than stock compensation, as a percentage of sales reflects increased sales volume in 2003 as compared to 2002 as a result of our acquisition of Southern Pride and the absence of management bonuses in 2003, as compared to $2.3 million of management bonus expenses in 2002. We eliminated our 2003 management bonuses in accordance with certain employment agreements and our general bonus policy, which does not require the payment of bonuses based on financial performance for any year in which there is or would be a covenant violation.

Amortization of Cooperative Rights and Intangibles, and Depreciation of Other Assets.    Amortization includes the amortization related to cooperative rights and other intangibles. Amortization and depreciation of other assets for the year ended December 31, 2003 increased $0.7 million, or 10.3%, to $7.5 million from $6.8 million for the year ended December 31, 2002. This increase was primarily due to the amortization of other intangibles, which were purchased in connection with the acquisition of Southern Pride in December 2002 and the purchase of additional fishing rights in January 2003.

Interest Expense, Net (including related party interest).    Net interest expense for the year ended December 31, 2003 increased $5.2 million, or 13.2%, to $44.7 million from $39.5 million for the year ended December 31, 2002. The increase in net interest expense was mainly attributable to the mezzanine financing entered into in October 2002, and the amendment to the term loan increasing amounts borrowed by $50.0 million related to the acquisition of Southern Pride, partially offset by a decline in interest rates.

Foreign Exchange Losses (Gains), Net.    Net foreign exchange loss for the year ended December 31, 2003 was $4.0 million compared to a $19.0 million net foreign exchange gain for the comparable period in 2002. This decrease of $23.0 was primarily attributable to unrealized losses, partially offset by unrealized gains recognized during the period related to the ineffective portion of our financial derivatives designated as hedges. The unrealized losses were primarily the result of a 9.9% decrease in the U.S. dollar versus the Japanese yen from 118.6 JPY per USD as of December 31, 2002 to 106.9 JPY per USD as of December 31, 2003 and a decrease in the forward points that result from the interest rate differential during the year ended December 31, 2003.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001.

Revenues.    Revenues for the year ended December 31, 2002 decreased $3.9 million, or 1.2%, to $332.9 million from $336.8 million for the year ended December 31, 2001. The decrease in revenues in 2002 was primarily due to lower roe pricing and lower Hadley Group related trade sales, partially offset by higher pricing of our block and surimi products. The price of roe achieved during our 2002 “A”-season was ¥1,906 as compared to ¥2,247 in 2001, or a decrease of approximately 15.2%. Hadley Group trade sales decreased by $13.8 million or approximately 49.5% due to global product supply constraints. We believe these same constraints that influenced the Hadley Group’s inability to obtain product for resale also contributed to our increased pricing for our pin bone out block products. Production of finished goods in metric tons decreased in 2002 compared to 2001 primarily as a result of lower hake production in 2002. Pollock production in 2002 decreased by less than 1% as compared to the 2001 pollock production.

Cost of Sales.    Cost of sales for the year ended December 31, 2002 decreased $3.2 million, or 1.5%, to $206.4 million from $209.6 million for the year ended December 31, 2001. This decrease was primarily attributable to lower variable product costs such as packaging and additives resulting from selling approximately 9,300 fewer metric tons of at-sea processed finished product in 2002, as compared to a total of 100,200 metric tons in 2001, lower fuel costs due to a decrease in fuel prices, and lower fish cost for the Hadley Group due to a decline in fish purchases, partially offset by an increase in crew compensation due to the higher value per metric ton produced as a result of the higher surimi and block prices. The gross profit for the year ended December 31, 2002 decreased $0.7 million to $126.5 million from $127.2 million for the year ended December 31, 2001. Gross margin for the year ended December 31, 2002 increased to 38.0% from 37.8% for the year ended December 31, 2001 due principally to the decrease in Hadley Group trade sales which generate lower gross margins.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses for the year ended December 31, 2002, including equity-based compensation, increased $2.8 million, or 4.8%, to $60.7 million from

$57.9 million for the year ended December 31, 2001. These expenses increased primarily due to an increase in non-cash equity-based compensation expenses from $0.5 million for the year ended December 31, 2001 to $5.6 million for the year ended December 31, 2002, partially offset by lower freight related costs resulting from selling approximately 9,300 less metric tons of at-sea processed finished product in 2002 combined with lower logistical costs per unit achieved in 2002.

Amortization of Cooperative Rights, Intangibles and Goodwill and Depreciation of Other Assets.    Amortization includes the amortization related to the cooperative rights, depreciation of office related assets and, through December 2001, amortization of goodwill recorded in connection with the January 2000 acquisition and depreciation of office related assets. Amortization expense for the year ended December 31, 2002 decreased $27.1 million, or 79.9%, to $6.8 million from $33.9 million for year ended December 31, 2001. This decrease was primarily attributable to an extension of the amortization schedule for cooperative rights, an intangible asset representing our allocation rights as a member of the Pollock Conservation Cooperative. From January 28, 2000 to October 31, 2001, the cooperative rights were amortized on a straight-line basis over 59 months, which was the remaining life of the Pollock Conservation Cooperative agreement. Beginning in November 2001, as a result of changes to the American Fisheries Act, we changed the amortizable life of the cooperative rights to 23.2 years, which matched the average remaining depreciable lives of our vessels. As of January 1, 2002, we adopted “Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets,” and ceased amortization of goodwill.

Interest Expense, Net (including related party interest).    Interest expense is net of interest income of $0.2 million and $0.4 million in 2001 and 2002, respectively. Net interest expense for the year ended December 31, 2002 increased $4.6 million, or 13.2%, to $39.5 million from $34.9 million for the year ended December 31, 2001. The increase in net interest expense was mainly attributable to the increase in the principal balance on the senior bank debt resulting from the April 2002 recapitalization, the addition of $175.0 million principal amount related to the private offering of the existing senior subordinated notes, partially offset by declining variable interest rates applied to the senior bank debt. Interest expense for our revolving credit facility for the years ended December 31, 2002 and December 31, 2001 was $0.9 million and $1.6 million, respectively, including commitment fees. Interest expense for our two term loans was $14.1 million for the year ended December 31, 2002 and $15.1 million for the year ended December 31, 2001. In connection with the April 2002 recapitalization, we repaid all amounts outstanding under the bank credit facility that was in place at the time of the recapitalization, and entered into our existing credit facility. See “—Liquidity and Capital Resources—Our Indebtedness.”

Foreign Exchange (Losses) Gains, Net.    Net foreign currency exchange gain for the year ended December 31, 2002 increased $1.3 million to $19.0 million from $17.7 million for the year ended December 31, 2001. Certain of our forward contracts are designated as hedges and the change in value related to the fluctuation in the value of the Japanese yen is not reflected in earnings. The net unrealized gains related to the ineffective portion (the time value) of the derivatives recognized in earnings for the years ended December 31, 2002 and December 31, 2001 were $18.3 million and $16.2 million, respectively. We recorded realized gains of $0.2 million and $3.0 million related to the change in the ineffective portion of the derivatives which settled during the years ended December 31, 2002 and December 31, 2001, respectively.

Seasonality

The U.S. Bering Sea pollock fishery is split into two distinct seasons, known as the “A” and “B” seasons. The “A” season opens in January and typically ends in April. During the “A” season pollock are spawning and therefore typically carry more high-value roe, making this season the more profitable one. During the “A” season, we also produce other primary products such as surimi and fillet blocks, although yields on these products are slightly lower in “A” season compared to “B” season due to the prioritization of roe production during processing in the “A” season. Although the “A” season typically accounts for approximately 40% of our year’s total pollock harvest measured by weight, it represents a majority of our revenues generated in the same period due to the higher value of roe that is recovered during the “A” season.

The pollock “B” season occurs in the latter half of the year, typically beginning in July and extending through the end of October. The primary products produced in the “B” season are surimi and fillet blocks. The “B” season typically accounts for approximately 60% of our year’s total pollock harvest.

The freezer-longliner Pacific cod fishery is divided into two seasons. Of the annual quota, 60% is allocated to the “A” season and the remaining 40% is allocated to the “B” season. The “A” season begins January 1st and runs until the season quota is caught, and the “B” season begins in mid August and runs until the season quota is caught.

The table below shows our quarterly dispersion, in terms of percentage, for revenues and gross profit for the years ended December 31, 2001, 2002 and 2003:

	“A” Season		“B” Season
	Q-1	Q-2	Q-3	Q-4
Revenues:
2001	33%	26%	16%	25%
2002	25	30	22	23
2003	27	30	21	22
Gross profit:
2001	44%	22%	16%	18%
2002	33	29	24	14
2003	36	31	21	12

Our fishing seasons, including the important January-to-April pollock season, straddle more than one quarter. Additionally, the timing of our sales fluctuates from quarter to quarter. As a result, the timing of the recognition of significant amounts of revenue can vary from one quarter to another.

Financing Activities

On April 18, 2002, ASG issued and sold $175.0 million principal amount of 10 1/8% senior subordinated notes due 2010 (the existing senior subordinated notes) pursuant to Rule 144A and Regulation S of the Securities Act of 1933. The offering of these notes was part of a recapitalization involving Holdings and its affiliates. On November 20, 2002, ASG exchanged these notes through an exchange offer for notes registered with the SEC. Concurrently with the offering of these notes, ASG entered into its existing credit facility. Following the completion of the transactions contemplated by this offering, ASG will use the proceeds it receives from Holdings, together with borrowings under the new credit facilities, to repay substantially all outstanding borrowings under the existing credit facility and to repurchase all of the existing senior subordinated notes that are validly tendered and not withdrawn pursuant to the consent solicitation and tender offer. As part of the April 2002 recapitalization, we used the proceeds of the notes offering, together with borrowings of $325.9 million under the existing credit facility, to:

•	Repay all outstanding debt under our old credit facilities.

•	Repay all amounts outstanding (including accrued interest), under two senior subordinated promissory notes issued by our affiliates, ASC, Inc. and Holdings, to Norway Seafoods, the former owner of our business.

•	Pay related fees and expenses.

•	Distribute the remainder of the borrowed amounts to our equityholders.

In addition, we distributed to our equityholders any cash on hand on April 4, 2002 plus cash generated from our operations from April 4, 2002 to April 18, 2002. As a result, the aggregate amount of cash distributed to American Seafoods Consolidated LLC for distribution to the equity holders of its parent was approximately $203.8 million, including $5.7 million of fees paid out of the distribution.

On July 2, 2002, ASG loaned $6.0 million to Bernt O. Bodal to finance his purchase of equity interests in ASLP. The interest rate on this loan resets each January 1, April 1, July 1 and October 1 to the prime rate plus  1/2 percent. The rate at March 31, 2004 was 4.5% per annum. Mr. Bodal is obligated to apply the amount of any proceeds, net of applicable taxes, of any dividends and distributions from ASLP or Holdings in connection with a public liquidity event or exercise of management options, whether currently owned or subsequently purchased and 25% of the gross amount of any management bonus paid, with any remaining balance due in 2012. The underlying loans are recourse to the assets of Mr. Bodal except that the recourse to assets other than ownership interests is eliminated in certain circumstances if the value of the underlying security becomes greater than four times the loan balance. In connection with the transactions contemplated by this offering, (i) all of ASG’s rights with respect to this loan will be distributed to Holdings and (ii) Mr. Bodal will repay this loan in full.

On October 4, 2002, three investment funds managed by Wasserstein & Co., which we refer to as the “U.S. Equity Partners Funds,” purchased from Holdings a combination of preferred equity securities and notes, and purchased from ASLP warrants to purchase ASLP units, for a total purchase price of $27.3 million. Proceeds from the sale were used by ASLP to redeem 44,828 ASLP units and a warrant to purchase 106,875 ASLP units, which were held by affiliates of Norway Seafoods. In the transactions contemplated by this offering, Holdings will use approximately $35.6 million of the proceeds received to redeem the preferred equity interests and notes held by the U.S. Equity Partners Funds. A portion of the U.S. Equity Partners Funds warrants will be exercised in connection with the offering and a portion will be amended to become exercisable for Holdings equity and then transferred to the Issuer in exchange for IDSs and cash. An aggregate of $6.7 million will be paid to the U.S. Equity Partners Funds in connection with the transfer or exercise of such warrants.

On October 28, 2002, Holdings loaned approximately $0.7 million to certain members of management of ASG to purchase ownership interests in ASLP from a selling partner. The loan bears an initial interest rate of 5.25% with a requirement to reset the rate to the prime rate plus one-half percent per annum on January 1, April 1, July 1 and October 1 of each year that the loans are outstanding. The rate at December 31, 2003 was 4.50% per annum. Payments on the loans are required to be made from the net proceeds of any and all dividends and distributions with respect to the purchasers’ interests in ASLP and with 25% to 33% of the gross amount of any annual bonus paid or payable to such purchasers, and any outstanding balance is due in 2012. The underlying loans are full recourse to the assets of the purchasers, except that the recourse to assets other than ownership interests is eliminated if the value of the underlying security in ASLP becomes greater than four times the loan balance. All of the purchasers’ ownership interest in ASLP is pledged as collateral for the loans. In connection with the transactions contemplated by this offering, (i) immediately prior to the consummation of this offering, Holdings’ rights with respect to these loans will be distributed to ASLP and (ii) such members of management shall apply any distributions received by them on their ASLP units as a result of the transactions consummated in connection with this offering, after payment of applicable income taxes, to repay such loans. We expect these loans to be repaid in full as a result of the transactions consummated in connection with this offering.

On November 18, 2002, we forgave the exercise price on certain Series C options that had been repriced to $0.01 in connection with the recapitalization of Holdings and its affiliates in April 2002 and forced the conversion of these options into ASLP ownership units.

On December 16, 2002, ASG entered into the Second Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, and various other lenders, which amended the existing credit facility, dated as of April 18, 2002. The amendment provided, among other things, for an increase in the principal amount of term B loans by $50 million, and consents to our acquisition of Southern Pride as other than a permitted acquisition. We used the borrowing of $50 million in additional term B loans to pay the purchase price for the acquisition, make certain payments related to the acquisition, pay related fees and expenses and for general corporate purposes. The assets we acquired from Southern Pride are included in the security interest of ASG’s indebtedness under the existing credit facility. As of March 31, 2004, after giving effect to the amendment, there was $333.2 million of outstanding indebtedness under the existing credit facility, $2.0 million of an open letter of credit and approximately $41.0 million of unused borrowing capacity under the revolving credit facility.

Following the completion of the transactions contemplated by this offering, ASG will use the proceeds it receives from Holdings, together with borrowings under the new credit facilities, to repay all outstanding borrowings under the existing credit facility and to repurchase all of the existing senior subordinated notes that are validly tendered and not withdrawn pursuant to the consent solicitation and tender offer.

Liquidity and Capital Resources

Our principal liquidity requirements are for working capital, consisting primarily of receivables, inventories, pre-paid expenses, reduced by accounts payable and accrued expenses; capital expenditures; and debt service. We will fund our liquidity needs primarily with cash generated from operations and, to the extent necessary, through borrowings under the new revolver that we will enter into in connection with this offering. We expect to have an initial outstanding balance on our new revolver of $20 million. As of March 31, 2004 and December 31, 2003, we had $32.0 million and $39.5 million outstanding under our existing revolving credit facility, respectively. In addition, there was an open letter of credit of $2.0 million and $16.0 million at March 31, 2004 and December 31, 2003, respectively, which decreases the amount of available borrowings under the credit facility on a dollar-for-dollar basis. The revolver is included in our financial statements as part of our long-term debt.

Following the completion of the transactions contemplated by this offering, our short-term and long-term liquidity needs will arise primarily from: interest payments, which are expected to be approximately between $47.0 million and $49.0 million in the first year after completion of the transaction and, following the completion of the transaction, we expect to have no scheduled principal repayments on debt through 2007; $240.0 million in 2008 and $261.6 million thereafter; capital expenditures, which are expected to be approximately $11.0 million per year on average in both 2004 and 2005 (of which in each year approximately $9.5 million is for maintenance capital expenditures and the remainder is for expansion of facilities and production); potential acquisitions; and working capital requirements as may be needed to support business growth. In addition, we expect to incur incremental administrative expenses of approximately $750,000 per annum. This amount consists of $50,000 of certain administrative fees being reimbursed to ASLP and estimated incremental fees and expenses relating to the operations of a public company.

Following the completion of the transactions contemplated by this offering, we will use net proceeds received from this offering, together with approximately $240.0 million of borrowings under the new credit facilities, to repay all outstanding borrowings under our existing credit facility. We intend to use a portion of the net proceeds from this offering to acquire equity interests in and subordinated notes of Holdings.

Cash flows from operating activities was $2.8 million and $33.2 million for the three months ended March 31, 2003 and 2004, respectively. This increase was primarily the result of a reduction in cash used by working capital components during the three months ended March 31, 2004 as measured against the comparative prior year period. This reduction in cash used by working capital components during the first quarter of 2004 was primarily due to favorable timing of first quarter roe sales allowing an increase in collection of accounts receivable as compared to the prior year period and the sale of larger volumes of inventory held over from the prior year “B” season as compared to the first quarter of 2003. During the first three months of 2004 our inventory increased $23.2 million to $67.8 million from $44.6 million as of December 31, 2003. This increase is the result of the seasonal nature of our business and compares to an increase of $33.4 million during the comparable prior year period.

Cash used in investing activities was $3.3 million and $16.5 million for the three months ended March 31, 2003 and 2004, respectively. This increase was primarily due to our deposit during the first quarter of 2004 of $9.5 million as collateral in connection with the requirements of our foreign exchange contracts and to our January 2004 purchase, for $1.8 million, of the remaining minority ownership interest of Pacific Longline Company LLC.

Cash flows from operating activities was $84.6 million, $96.7 million and $47.2 million for the years ended December 31, 2001, 2002 and 2003, respectively. The decrease in cash flow from operating activities from 2002 to 2003 was due to a net increase in working capital, excluding the current portion of long-term debt, primarily related to carry-over ocean harvested whitefish inventories.

Cash used in investing activities was $13.6 million, $58.6 million and $14.7 million for the years ended December 31, 2001, 2002 and 2003, respectively. The increase in cash used by investing activities from 2001 to 2002 related principally to the acquisition of Southern Pride. The decrease in cash used in investing activities from 2002 to 2003 was related principally to the acquisition of Southern Pride during 2002.

Cash flows from financing activities were net cash outflows of $73.0 million, $34.7 million and $32.4 million in 2001, 2002 and 2003, respectively. We generally pay down our revolving debt to reduce our interest cost and improve our leverage ratio as cash becomes available from our operating activities.

During 2001, our cash flows from financing activities were primarily comprised of borrowings of long-term debt of $3.5 million, principal payments of long-term debt of $47.8 million, net repayments on our revolving debt of $16.0 million and distributions to a member of $11.2 million. The distributions to members were made based on estimated tax allocations.

During 2002, our cash flows from financing activities were primarily comprised of net borrowings and net payments of long-term and revolving debt. On April 18, 2002, we repaid all of our existing senior debt and seller notes in the amount of $305.6 million in connection with the April 2002 recapitalization. ASG entered into the existing credit facility in the amount of $445.0 million, which includes two term loans for $370.0 million and a revolving credit line of $75.0 million, and subordinated notes of $175.0 million. The total amount borrowed on the term loans and subordinated notes was $545.0 million, of which $9.5 million had been paid down at December 31, 2002. There was a $2.0 million outstanding balance on the revolver at December 31, 2002.

During 2003, our cash flows from financing activities were primarily comprised of principal payments of long-term debt of $55.5 million, net borrowings on our revolving debt of $37.5 million, payments on other obligations to related parties of $4.6 million, costs related to the in progress recapitalization transaction of $4.8 million, and distributions to members of $4.5 million. The distributions to members were made based on estimated tax allocations. As of December 31, 2003 there was a $39.5 million balance on the revolver, a portion of which was incurred to settle our obligation with Rebecca Ann Fisheries for a fishing right lease agreement, pay off all outstanding bank debt related to Pacific Longline Company LLC and costs related to the recapitalization transaction.

Cash flows from financing activities was $1.4 million for the three months ended March 31, 2003, while cash used in financing activities was $20.8 million for the three months ended March 31, 2004. During the three months ended March 31, 2003 and 2004, our financing activities were primarily comprised of borrowings and repayments of long-term and revolving debt. Our senior credit facility requires us, on an annual basis and within 90 days of our year end, to make an “excess cash flow payment” as defined in the debt agreement. This payment, if required, is applied to the principal balance of our term debt. Excess cash flow payments were $33.4 million and $8.3 million during the three months ended March 31, 2003 and 2004, respectively

Following the completion of the transactions contemplated by this offering, we will repay all outstanding borrowings under existing credit facilities. For a discussion of the impact of this offering on our liquidity if certain events take place, see “—Critical Accounting Policies and Estimates—Income Taxes.”

We had $1.6 million of cash and cash equivalents at March 31, 2004 compared to $5.7 million and $5.6 million at December 31, 2003 and 2002, respectively. Whether or not this offering is completed, we believe that our cash, the cash flows we expect to generate from operations, and borrowing capabilities under our credit facilities will be sufficient to meet our liquidity requirements in the foreseeable future, including our payment obligations under the notes and our anticipated dividend payments on our Class A common stock and Class B common stock.

Our liquidity is impacted by unrealized losses sustained by our portfolio of foreign exchange contracts. A majority of these contracts have been executed with a financial institution that requires collateralization of unrealized losses sustained by the portfolio of contracts with this financial institution above $17.5 million (or $27.5 million from February 2004 through May 31, 2004). At March 31, 2004, collateral against these contracts was $12.9 million, which was comprised of a standby letter of credit in the amount of $2.0 million, and a deposit by us to the counterparty of $10.9 million. In order to mitigate our short-term liquidity risks with respect to these collateralization requirements, from time to time we placed standing orders to forward purchase yen should the yen strengthen to certain spot rates. During the first quarter of 2004, three of these standing orders, each with notional amounts of $125 million and maturity dates of July 30, 2004, were executed and two were effectively cancelled with no significant cost, gain or loss to us. These executed contracts and non-executed orders are significant and of a shorter duration than our portfolio of foreign exchange contracts and, as a result, could have a significant impact on our short-term liquidity should the yen weaken against the U.S. dollar. At March 31, 2004 the impact of a 1% change in exchange rates was approximately $1.2 million for each executed and outstanding contract. In April 2004, a portion of this contract was effectively cancelled with no cost, gain or loss to either party, reducing the notional amount to $25.0 million.

In addition, we expect to manage our exposure to interest rates related to our new credit facilities through a cross-currency swap to yen. We believe this cross-currency swap arrangement will also provide additional risk management against Japanese currency fluctuations related to our sales to Japan. The mark to market value of this cross currency swap may adversely impact our ability to comply with certain covenants under our new credit facilities, specifically, our senior leverage covenant and our total leverage debt incurrence test.

Tax Matters.    The only significant taxable entity in our consolidated group is ASC, Inc. Holdings and all of its other significant subsidiaries are flow through entities for income tax purposes. We are obligated, therefore, to make distributions to our members for the tax liabilities they incur on their allocated portion of our taxable income.

Capital Expenditures.     Capital expenditures reflected below were funded from cash flows from operations and borrowings under our existing credit facility.

	2001	2002	2003
	(dollars in millions)
Fishing gear	$2.3	$0.8	$1.2
Machinery and equipment	4.1	5.2	9.7
Major scheduled vessel maintenance	0.9	2.7	0.3
Other	1.9	0.7	1.1

Total capital expenditures	$9.2	$9.4	$12.3

We estimate that we will have capital expenditure requirements of approximately $11.0 million per year on average for the next five years (of which in each year approximately $9.5 million is anticipated to represent maintenance capital expenditures and the remainder for expansion of facilities and production). We use the term “maintenance capital expenditures” to refer to costs we incur that meet capitalization requirements under accounting principles generally accepted in the United States that we consider recurring in nature. The majority of our maintenance capital expenditures relate to our catcher-processor and longliner fleet and include items such as fishing gear, improvements to vessel factory processing equipment and major scheduled vessel maintenance. Major scheduled vessel maintenance costs relate principally to our periodic overhauls and replacements performed generally on a three- to five-year cycle. This moderate level of anticipated capital expenditures is primarily due to the fact that other significant costs of maintenance on our vessels are charged directly to our results from operations. In addition to our capital expenditures, we spend approximately $7.0 million per year on routine vessel maintenance, which is expensed in the year it is incurred. We also anticipate maintenance capital expenditures for our facilities in Alabama and Massachusetts to maintain these facilities at their current conditions.

For the three months ended March 31, 2003 and 2004, our capital expenditures were $3.3 million and $5.2 million, respectively. This increase was primarily attributable to the timing of major scheduled shipyard maintenance and vessel equipment upgrades. In addition to capital expenditures, we spent $2.7 million and $4.1 million on vessel maintenance, which was expensed during the three months ended March 31, 2003 and 2004, respectively.

Debt Covenants

The existing senior credit facility requires us to meet certain financial tests, including a maximum leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. In addition, the senior credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, liens and encumbrances, changes in the nature of our business, investments, dividends and other restricted payments, prepayments of certain indebtedness, certain transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, sales of receivables and other matters customarily restricted in such agreements. Such restrictions could limit our ability to respond to certain market conditions, meet our capital spending program, provide for unanticipated capital investments or take advantage of business opportunities. The indenture governing our existing senior subordinated notes also imposes similar restrictions on the operation of our business. At December 31, 2003, we held more ocean harvested whitefish product as compared to the prior year period as a result of increased production combined with slower sales. The quantity of pollock surimi inventories we held at December 31, 2003 was approximately 1.5 times higher than the average pollock surimi inventories we held over the last three years. These factors increased drawings on our existing revolving facility and lowered our EBITDA, which in turn increased our leverage. We eliminated our 2003 management bonuses in accordance with certain employment agreements and our general bonus policy, which does not require the payment of bonuses based on financial performance for any year in which there is or would be a covenant violation. We also obtained an amendment to our bank covenants, which among other things, adjusted the required leverage ratio as of December 31, 2003 and March 31, 2004. We paid approximately $0.4 million as a consent fee to our lenders in connection with this amendment. But for the elimination of the bonuses and the bank amendment, our leverage ratio as of December 31, 2003 would have exceeded the level required to remain in compliance with the leverage ratio covenant under our existing credit agreement. The leverage ratio is calculated for purposes of the existing credit agreement based on the ratio of adjusted EBITDA to outstanding debt (both as defined in the existing credit agreement). As of March 31, 2004, we were in compliance with these senior credit facility debt covenants. We were in compliance with the covenants of the indenture governing our existing senior subordinated notes at December 31, 2003 and March 31, 2004. We expect to remain in compliance with the terms of our debts covenants through the end of 2004.

Our Indebtedness

Old Credit Facility.    In connection with our acquisition by Centre Partners and others through ASLP on January 28, 2000, we entered into a revolving credit and term loan agreement with a syndicate of lenders, the administrative agent of which was Bank of America, N.A. This agreement provided for $250.0 million in term loans ($175.0 million Term A and $75.0 million Term B) and $60.0 million in revolving credit. In connection with the recapitalization of Holdings and its affiliates in April 2002, we repaid all indebtedness under our old senior credit facility.

Existing Credit Facility.    In connection with the April 2002 recapitalization, ASG entered into a senior credit agreement with a syndicate of banks, the administrative agent of which is Bank of America, N.A. ASG’s credit agreement consists of a $75.0 million revolving credit facility and $370.0 million in term loans ($90.0 million Term A and $280.0 million Term B). ASG’s obligations under the credit facility are secured by substantially all its assets. The agreement subjects ASG to various restrictive covenants, including limitations on its ability to prepay indebtedness (including its subordinated notes), incur additional indebtedness, and requirements that it maintains specified financial ratios, such as maximum total leverage, minimum interest coverage and minimum fixed charge coverage. Following the completion of the transactions contemplated by this offering, we will use net proceeds received from this offering, together with approximately $240.0 million of borrowings under the new credit facilities, to repay all outstanding borrowings under the existing credit facility.

U.S. Equity Partners Funds Equity Interests and Notes.    On October 4, 2002, the U.S. Equity Partners Funds purchased from Holdings a combination of preferred equity securities and notes, and purchased from ASLP warrants to purchase ASLP units, for a total purchase price of $27.3 million. Proceeds from the sale were used by ASLP to redeem 44,828 ASLP units and a warrant to purchase 106,875 ASLP units, which were held by affiliates of Norway Seafoods. In the transactions contemplated by this offering, Holdings will use approximately $35.6 million of the proceeds received to redeem the preferred equity interests and notes held by the U.S. Equity Partners Funds. In addition a portion of the U.S. Equity Partners Funds warrants will be exercised in connection with the offering and a portion will be amended to become exercisable for Holdings equity and then transferred to the Issuer in exchange for IDSs and cash. A portion of the proceeds of this offering in the amount of $6.7 million will be paid to the U.S. Equity Partners Funds in connection with the transfer or exercise of these warrants.

PLC Credit Facility.    In December 2001, PLC entered into an $8.0 million revolving term note agreement with a bank. PLC obligations under this credit facility were secured by substantially all of PLC’s assets. The agreement subjected PLC to various restrictive covenants, including limitations on PLC’s ability to incur additional indebtedness, and required PLC to maintain specified financial ratios. In December 2003, all outstanding balances on this note were repaid.

New Credit Facilities.    Upon completion of this offering, our subsidiaries, including Holdings and ASG, will enter into $300.0 million of senior secured debt facilities, which we refer to as the “new credit facilities.” We expect that the new credit facilities will include a credit agreement with syndicate of financial institutions and Wells Fargo Bank, N.A., as administrative agent, which we refer to as the “new credit agreement,” providing for an $80.0 million senior secured revolving credit facility, which we refer to as the “new revolver,” and a term loan in a total principal amount of $80.0 million, which we refer to as the “new term loan.” In addition, the new credit facilities will include $140.0 million of senior secured notes, which we refer to as the “new senior notes,” which will be placed with institutional investors and will have covenants and certain other provisions substantially similar to the new credit agreement. The rate on our new term loan and new senior notes will be effectively fixed at the closing of this offering through various derivative instruments. We expect the average fixed interest rate on our new term loan and new senior notes to be approximately 6.0%. The new credit facilities will be secured by substantially all assets of Holdings and its subsidiaries. The Issuer will not be a party to the new credit facilities. The new credit facilities will contain restrictions on ASG’s ability to make distributions to Holdings and on Holdings’ ability to make distributions to the Issuer. Such distributions are the projected sources of cash to allow the Issuer to make interest and dividend payments to IDS holders. We expect that the new credit facilities will mature on December 31, 2008. See “Use of Proceeds” and “Description of Certain Indebtedness—New Credit Facilities.”

Our ability to comply in future periods with the financial covenants in the new credit facilities will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control, and will be substantially dependent on the selling prices for our products and our ability to successfully implement our overall business strategies.

Subordinated Seller Notes.    In connection with the acquisition of our business by Centre Partners and others through ASLP on January 28, 2000, ASC, Inc. and Holdings each issued a note to the seller, Norway Seafoods. These notes were in the principal amounts of $50.0 million and $45.0 million, respectively, and bore interest at the rate of 10% per annum, increasing to 12% to the extent interest was not paid in cash. Any interest not paid in cash was added to the principal amounts of the notes. No cash interest was paid on these notes in 2000 or 2001. The notes were scheduled to mature on January 28, 2010. In connection with the recapitalization of Holdings and its affiliates in April 2002, we repaid these notes plus related accrued interest.

Existing Senior Subordinated Notes.    On April 18, 2002, ASG completed a private offering of $175.0 million principal amount of 10 1/8% senior subordinated notes due 2010 (the existing senior subordinated notes). Following the completion of the transactions contemplated by this offering, we will repurchase all of the existing senior subordinated notes that are validly tendered and not withdrawn pursuant to the consent solicitation and tender offer. As of May 24, 2004, all of the existing senior subordinated notes had been validly and irrevocably tendered. The tender offer will expire on June 14, 2004, unless we extend it.

Contractual Obligations and Commercial Commitments

The following table provides aggregated information about our contractual obligations as of March 31, 2004.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt	$508,214	$15,457	$37,387	$280,370	$175,000
Operating leases	3,690	1,093	1,867	730	—
Unconditional purchase obligations(1)	42,185	26,040	16,145	—	—
Other long-term obligations to related parties	34,763	—	5,067	—	29,696

Total contractual cash obligations	$588,852	$42,590	$60,466	$281,100	$204,696

(1)	Unconditional purchase obligations assume total allowable catch and allocated quotas at 2003 levels.

In addition to the above, we are obligated to purchase up to 5 million pounds of catfish per year (which is less than 5% of the total amount of catfish purchased by Southern Pride in 2003) from certain catfish farms owned or controlled by Southern Pride’s previous owner at a price that is based on a market index. The term of this obligation is ten years. As each year’s obligation is determined from a formula based on actual production and actual market price, future payments are indeterminate. Accordingly, the table above does not include amounts related to this purchase commitment. During 2003, our catfish purchases under this obligation totaled $1.3 million.

After the completion of the transactions contemplated by this offering, we expect our total long-term debt to be approximately $501.6 million, $240.0 million of which will mature after 5 years and $261.6 million of which will mature after 15 years.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on Holdings’ consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our critical accounting policies and estimates and base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect the most significant judgments and estimates used in the preparation of our consolidated financial statements:

Foreign exchange contracts.    We record gains and losses on foreign currency transactions following Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Foreign exchange contracts are used to hedge the variability of future cash flows associated with Japanese yen- denominated sales due to changes in foreign currency exchange rates. The effectiveness of the hedged transactions is measured by changes in spot rates and the gain or loss resulting from the change in time value is recognized currently in earnings. The unrealized gains and losses resulting from the change in spot rates, or the effective portion, are recorded in other comprehensive income. These gains and losses are recognized in revenues when the forecasted sales occur. Gains and losses resulting from the ineffective portion of the hedge, including the time value component of the contract, are recognized currently in earnings. See “Risk Factors—Our business is subject to Japanese currency fluctuations that could materially adversely affect our financial condition and liquidity.”

Our profitability depends in part on revenues received in Japanese yen as a result of sales in Japan. Japanese sales represented 39.6% and 24.9% of our total revenues in 2002 and 2003, respectively. A decline in the value of the yen against the U.S. dollar would adversely affect our earnings from sales in Japan. Fluctuations in currency are beyond our control and are unpredictable. From January 1 through December 31, 2002, the value of the dollar decreased by 9.6% against the JPY, from 131.3 JPY per USD to 118.6 JPY per USD. In 2003, the value of the dollar decreased by 9.9% against the Japanese yen, from 118.6 JPY per USD to 106.9 JPY per USD. Through the first three months of 2004, the value of the dollar decreased by 2.7% against the JPY, from 106.9 JPY per USD to 104.0 JPY per USD. While we conduct hedging activities to mitigate the risk of currency fluctuations, these hedging activities may not be sufficient to provide complete protection against loss and accordingly, any such fluctuations could adversely affect our revenues.

Acquisitions and pushdown accounting.    On January 28, 2000, Centre Partners and others through ASLP acquired our business in a transaction accounted for as a purchase. Accordingly, all of our assets and liabilities were recorded at their estimated fair market values as of the date of the acquisition. In December 2002, we acquired the net assets of Southern Pride and in January 2004 we acquired the minority ownership interest in PLC. A portion of the net book value of our property and equipment and intangible assets represents amounts allocated to those assets as part of the allocation of the purchase price in these acquisitions. The allocation of the purchase price in a business combination under the purchase method of accounting is subjective. Management is required to estimate the fair values of assets and liabilities as of the acquisition date. The excess purchase price over the fair value of the net assets acquired was recorded as goodwill. We review the carrying value of goodwill annually and when events and changes in circumstances indicate that the carrying value of the asset may not be recoverable through future operations.

The goodwill resulting from the purchase by ASLP as well as from our acquisition of the assets of Southern Pride has been recorded in our financial statements. In addition, expenses incurred by our parent have been recorded in our financial statements to the extent that such expenses related to or benefited our operations.

Cooperative rights.    An identifiable intangible asset, cooperative rights, was recorded at its estimated fair value of $138.2 million in connection with the acquisition on January 28, 2000. This estimated fair value was determined using a cash flow analysis by comparing the expected discounted cash flows under the cooperative system to the cash flows under the former Olympic style system, which meant that any vessel licensed to operate in the fishery harvested as much fish as possible until the fishery’s aggregate seasonal quota allocation had been reached.

From January 2000 to October 2001, the cooperative rights intangible asset was amortized on a straight-line basis over 59 months, which was the remaining life of the sunset provision in the American Fisheries Act. Beginning in November 2001, as a result of changes to the American Fisheries Act, we changed the life of our cooperative rights to 23.2 years, which matched the average remaining lives of the vessels, as the American Fisheries Act specifies vessels to which the cooperative rights apply.

Vessel maintenance.    A significant portion of our operations take place on our vessels. On January 28, 2000, the purchase of our vessels was part of the total acquisition. Our vessels were recorded at their estimated fair market values, with approximately 60% categorized as vessel equipment and machinery with an estimated useful life of seven years and approximately 40% as vessel hull with an estimated useful life of twenty-five years. We depreciate these assets on a straight-line basis over their estimated useful lives.

We incur expenses to repair and maintain our vessels. Repairs and ordinary maintenance are expensed as incurred while significant additions and improvements are capitalized. To maintain our Det Norske Veritas class certification, the highest vessel certification in the industry, our vessels must undergo scheduled major shipyard maintenance every three to five years. As a part of this scheduled maintenance, we may also have major vessel components overhauled. The costs for this major shipyard maintenance are capitalized and charged to operations on a pro-rata basis during the period through the next scheduled major shipyard maintenance.

Equity-Based Compensation.    Certain employees of Holdings have equity-based compensation arrangements under which they received options to acquire partnership units of ASLP. We follow the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for equity-based employee compensation. The related compensation cost has been pushed down to Holdings’ financial statements, and the deferred compensation has been recorded as a related party payable.

Valuation Accounts.    We have three valuation accounts recorded on our balance sheet. The allowance for doubtful accounts reflects management’s estimate of potential losses inherent in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. It is our policy to write off accounts as collectibility becomes remote. The allowance for doubtful accounts balance was approximately $0.7 million at March 31, 2004 and December 31, 2003 and $0.5 million at December 31, 2002 and December 31, 2001. Total bad debt write-offs for the years ended December 31, 2001, 2002 and 2003 and the three months ended March 31, 2004 were $0.1 million in each period. We also had an allowance of $0.9 million, $1.8 million, $2.0 million and $2.0 million recorded at December 31, 2001, 2002, 2003 and at March 31, 2004, respectively, for a receivable due from one of our insurance providers, which filed for bankruptcy in March 2001. In addition, we established an allowance account in 2003 related to a miscellaneous receivable from a fuel hedge provider that filed for bankruptcy in 2002. This allowance was recorded at $0.2 million as of December 31, 2003 and March 31, 2004, which represents approximately 80% of the related balance.

Income Taxes.    We intend to account for our issuance of IDSs in this offering as representing an issuance of shares of Class A common stock and notes as separate securities, and to allocate the proceeds received for each IDS between the Class A common stock and notes represented thereby in proportion to their respective fair market values at the time of issuance. Accordingly, we will account for the notes represented by the IDSs as long-term debt bearing a stated interest rate of     % maturing in 2019. As discussed below, based on the opinion of tax counsel, we are of the view that the notes should be treated as debt for United States federal income tax purposes (although we have not sought a ruling from the IRS on this issue) and we intend to annually deduct interest expense of approximately $33.4 million on the notes from taxable income for United States federal and state income tax purposes. There can be no assurance that the classification of notes as debt, or the amount of interest expense deducted, will not be challenged by the IRS or will be sustained if challenged. If our treatment of the notes as debt is put at risk in the future as a result of a future determination by the IRS, including an adverse determination relating to IDSs issued by another entity or an adverse determination for our own IDSs, we will need to consider the effect of such developments on the determination of our future tax provisions and obligations. In the event the notes are required to be treated as equity for income tax purposes, then the cumulative interest expense associated with the notes would not be deductible from taxable income and we would be required to recognize additional tax expense and establish a related income tax liability. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years open to assessment for which we claim the interest expense deduction and would adversely affect our financial position, cash flow, and liquidity, and would likely affect our ability to make interest or dividend payments on the notes and the shares of Class A common stock represented by the IDSs and may also affect our ability to continue as a going concern. In addition, non-U.S. holders of our IDS units could be subject to withholding taxes on the payment of interest treated as dividends on equity, which could subject us to additional liability for the withholding taxes that we do not collect on such payments. However, based on advice of counsel, we do not currently intend to record a tax liability for a potential disallowance of this interest expense deduction or for the potential imposition of these withholding taxes.

For more discussion of our (and our counsel’s) conclusion that the notes should be treated as indebtedness for United States federal income tax purposes, see “Material United States Federal Income Tax Consequences—Notes—Characterization of Notes.”

One relevant factor in our determination that no contingent liability reserve need be established in our financial statements with respect to the deductibility for income tax purposes of the interest on the notes is the fact that 10% of the notes will be placed separately with persons who represented that they are not equity holders. If it turned out that those representations are false, or that the purchase of such notes is part of a plan or pre-arrangement to cause the notes to be held by equity holders, we would re-evaluate our determination as to the need to record a contingent liability. Procedures may be conducted in the future to confirm the veracity at the time of the offering of such representations.

Consequently, it is possible that we will at some point in the future, as a result of the findings of the procedures noted above, Internal Revenue Service interpretations or changes in law or other alterations in facts relevant to our determination, conclude that we should establish a reserve for contingent tax liabilities associated with a disallowance of all or part of the interest deductions on the notes, although our present view is that no such reserve is necessary or appropriate. If we decide to maintain such a reserve, our income tax provision, and related income tax payable, would be materially impacted. As a result, our ability to pay dividends on the shares of our common stock could be materially impaired and the market price and/or liquidity for the IDSs or our common stock would be adversely affected.

Accounting Treatment for IDS.    Our IDSs include Class A common stock, notes and certain embedded derivative features including a call option and a change of control put option. Generally accepted accounting principles require that the proceeds of the offering be allocated, based on relative fair value to the Class A common stock and to the notes, then the full fair values of any embedded derivatives which warrant separate accounting under Financial Accounting Standard No. 133 “Accounting for Derivative Instruments and Hedging Activities” (FAS 133), which would reduce the amount allocated to the notes. We have concluded that the call option and the change in control put option do not warrant separate accounting under FAS 133 because they are clearly and closely related to the economic characteristics of the host debt instrument. Therefore, we expect that we will allocate the entire proceeds of the offering to the Class A common stock and the notes. Upon subsequent issuances of notes, we will evaluate whether the call option and the change in control put option are clearly and closely related to the debt instrument. We expect that if there is a substantial discount or premium upon a subsequent issuance of notes, the call option and the change in control put option would be considered not clearly and closely related, and we would separately account for these features as embedded derivatives.

The Class A common stock portion of each IDS will be included in shareholders’ deficit, net of related transaction costs, and dividends paid on the Class A common stock will be recorded as an increase to shareholders deficit when declared. The notes portion of each IDS will be presented as long-term obligations, and the related transaction costs will be capitalized as deferred financing fees and amortized to interest expense over the term of the notes. Interest on the notes will be charged to expense as it is accrued. We intend to determine the fair value of the Class A common stock and the notes through the utilization of a third party valuation firm and with reference to the price obtained on the sale of the separate notes which have the same terms as the notes included in the IDSs.

Accounting treatment for Class B common stock.    Immediately following the closing of the offering, ASLP will distribute to its partners shares of Class B common stock. Under the Exchange and Registration Rights Agreement, these shares will be exchangeable for IDSs. For two years following issuance, dividends on the Class B common stock will be approximately 1.13 times dividends on the Class A common stock, which will cause the initial yield on the Class B common stock to approximate the initial yield on the IDSs for which each share of Class B common stock ultimately may be exchanged.

Following the second anniversary of the closing of the offering, at the option of the holder, a share of Class B common may be exchanged for 0.6875 IDS (as may be adjusted for stock splits or stock dividends). Accordingly, at the date of issuance, the Class B common stock will be classified as temporary equity in the amount of senior subordinated debt that the holder will receive upon conversion. The issuance of Class B common stock is part of a common control transaction and the related shares will be issued in exchange for a deficit balance in equity.

The Class B stockholders’ right to exchange their shares of Class B common stock for a fixed number of IDSs is a derivative financial instrument subject to the accounting requirements of SFAS No. 133. We will account for these derivative financial instruments at fair value as a distribution to our unit holders on the transaction date and will mark them to market each subsequent balance sheet date with the change in fair value recorded through earnings for so long as the exchange rights are outstanding. On the date of such exchange, the amount representing the then fair value of the exchange right will be reclassified on the balance sheet as a discount on the notes to be amortized to earnings over the remaining note term. The fair value of these instruments will primarily reflect the difference in fair value between the IDS units and the Class B common shares.

Dividends on Class B common stock will be considered in the determination of earnings per share, using the two-class method, based on the relative dividend rights of Class A common stock and Class B common stock. To the extent that holders exercise their exchange rights, the portion of Class B common stock included in temporary equity will be reclassified to debt and the associated interest accrued will be included in interest expense.

Other derivative financial instruments.    The exchange warrants held by ASLP security holders that entitle them to exchange ASLP units for IDSs, subject to certain conditions, and the arrangement under which Holdings will issue additional Holdings notes and equity to ASLP to the extent that certain ASLP options vest and are exercised, are derivative financial instruments subject to the accounting requirements of SFAS No. 133. Accordingly, we will account for these financial instruments at fair value as a distribution to ASLP unit holders on the transaction date and we will mark the instruments to market on each subsequent balance sheet date with the change in fair value recorded through earnings. The determination of fair value of these derivative financial instruments will require us to make significant judgments and estimates. The fair value of the commitment to issue the Holdings securities will be determined based on estimates including our dividend rate, the volatility of the price of our securities and the probability as to the number of options which will ultimately vest, and the period of time until vesting occurs. The fair value of the exchange warrants, which is estimated based on the liquidity they provide to ASLP unit holders, is not expected to be significant on their issuance date.

Recently issued accounting pronouncements

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150). SFAS 150 establishes standards for classifying and measuring certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity as liabilities. Generally, the provisions of SFAS 150 were effective for us beginning on July 1, 2003. In October 2003, the FASB deferred, indefinitely, the application of SFAS 150 related to classification and measurement requirements for mandatorily redeemable financial instruments that become subject to SFAS 150 solely as a result of consolidation. As a result of the FASB’s decision to defer these provisions of the standard, we continued, until acquiring the minority ownership interest in PLC in January 2004, recording the 20% non-controlling interest in PLC that we did not own at that time as a minority interest in consolidated entity. We adopted SFAS 150, except for those provisions that have been indefinitely deferred by the FASB, as of July 1, 2003. Adoption of SFAS 150 did not have a material effect on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market Pricing.     Prices for certain of our pollock products are subject to variability. For example, the sale of pollock roe is our highest margin business. The price of pollock roe is heavily influenced by the size and condition of roe skeins, color and freshness and the maturity of the fish caught. In addition, pollock roe prices are influenced by anticipated Russian and U.S. production and Japanese inventory carry-over, as pollock roe is consumed almost exclusively in Japan. A decline in the quality of the pollock roe that we harvest or fluctuations in supply could cause a decline in the market price of pollock roe, which would reduce our margins and revenues. Average roe prices per kilogram were 2,247 yen, 1,906 yen and 1,778 yen for the years ended 2001, 2002 and 2003, respectively. While pollock roe prices have experienced volatility in recent years, on a recovery and grade-mix adjusted basis, roe prices have remained relatively stable except in the year 2000, which was an unusual year due largely to market conditions. A decline in the market price of our pollock surimi product could also adversely influence our revenue and margins as pollock surimi is one of our major products. In addition to grade mix, pollock surimi prices are influenced by factors such as Japan inventory levels and seasonal production from the U.S. and Russian pollock fisheries. Over the last five years, our seasonal average pollock surimi prices have fluctuated within a range of approximately 200 to 300 yen per kilogram. Average surimi prices per kilogram for our yen-denominated sales were 212 yen, 278 yen and 222 yen for the years ended 2001, 2002 and 2003, respectively. See “Risk Factors—Risks Relating to Our Business—Our products are subject to pricing volatility, and the prices of our pollock roe and pollock surimi products, which declined significantly in 2003, may remain at their current low levels or decline even further, which would significantly reduce our profitability.”

Catfish Market Conditions.     During the second half of 2003, many of the farmers from whom we purchase catfish increased their prices to levels that jeopardized our ability to maintain satisfactory profit margins in the catfish processing operations. As a result, in September 2003, we closed our catfish processing plant in Demopolis, Alabama for approximately three weeks, after which period the plant resumed full operations. The plant closure involved a layoff of approximately 270 employees, nearly all of whom were rehired on the plant’s reopening. See “Risk Factors—Risks Relating to Our Business—High catfish prices charged by farmers would adversely impact our catfish operations if market prices for our catfish products do not increase proportionally.”

Foreign Currency, Interest Rate and Commodity Hedging.    We are exposed to cash flow and earnings risk from certain changes in the yen foreign currency exchange rate, interest rates and diesel fuel prices. To mitigate the risk related to these factors, we utilize forward currency contracts, interest rate caps and other derivative commodity instruments, principally futures contracts. As of December 31, 2003, we had open foreign exchange contracts maturing through March 31, 2008 with total notional amounts of $642.1 million, including $150.0 million subject to extension agreements.

Prior to the acquisition of our business by Centre Partners in January 28, 2000, Aker RGI ASA, or Aker, the parent of Norway Seafoods, had entered into a currency forward transaction with Sparebanken NOR and a forward transaction with Den norske Bank ASA. On January 28, 2000, in connection with the acquisition of our business, Aker entered into an agreement with us whereby Aker is obligated to pay us all amounts less a nominal fee that Aker receives from Sparebanken NOR or Den norske Bank ASA, and we are obligated to pay Aker all amounts that Aker must pay to Sparebanken NOR or Den norske Bank ASA. Aker also had, as of December 31, 2003, exercisable foreign currency options with Sparebanken NOR with total notional amounts of $41.3 million maturing through July 2005. Pursuant to the January 28, 2000 agreement, Aker is obligated to pay us all amounts less a nominal fee that Aker receives from Sparebanken NOR and we are obligated to pay Aker all amounts that Aker must pay to Sparebanken NOR. These options will become forward foreign currency exchange contracts at our election.

In connection with our foreign exchange contracts, we also have extension agreements to enter into foreign exchange contracts. Two of the extension agreements expire between March 2006 and December 2007, and September 2006 and March 2008 and would become binding and effective only if the spot rate falls below a pre-specified level (the trigger) on or before December 2005 or March 2006, respectively. If the spot rate does not reach the trigger by December 2005, or March 2006, then neither we nor the counterparty shall have any right or obligation with respect to any of these extension agreements. The trigger for each of these two extension agreements is 99.0 JPY per USD and the notional amounts of these extension agreements are $150.0 million. We also had another extension agreement that had similar terms to the ones described above that expires between January 2007 and March 2007. The trigger was 110.0 JPY per USD and the notional amounts were $39.0 million with a trigger date of March 29, 2004. These 110.0 JPY per USD extensions were triggered on October 7, 2003.

At December 31, 2003, we prepared an analysis to determine the sensitivity of our forward foreign exchange contracts to sell yen, which have total notional amounts of $642.1 million and are staggered over a rolling 48-month timeframe, to changes in exchange rates. A hypothetical adverse yen exchange rate movement of 1% against our forward foreign exchange contracts would have resulted in a potential loss in fair value of these contracts of approximately $6.6 million. All such losses on these forward foreign exchange contracts would be substantially offset by gains on the underlying Japanese yen sales that we have hedged. We have certain collateralization requirements with a bank representing the majority of these contracts. We are required to post collateral if the market value of our forward foreign exchange contracts drops below a certain level. As of December 31, 2003 and March 31, 2004 we had posted a $16 million and $2.0 million letter of credit, respectively, as collateral and had made a $1.5 million and $10.9 million restricted cash deposit, respectively. In order to mitigate short term liquidity risks with respect to these collateralization requirements, from time to time we enter into forward contracts to purchase yen. No such contracts were in effect at December 31, 2003. At March 31, 2004 one of these contracts was in effect with a notional amount of $125.0 million and a maturity date of July 30, 2004. Should the yen weaken against the dollar and in light of this contract’s short duration, this contract could affect our short term liquidity. As of March 31, 2004, the impact of a 1% change in exchange rates was approximately $1.2 million for this contract. In April 2004 a portion of this contract was effectively cancelled, with no cost, gain or loss to either party, reducing the notional amount to $25.0 million.

We enter into fuel hedges whereby we pay a fixed price per gallon and receive a floating price per gallon with the payments being calculated on a notional gallon amount. Our policy is to hedge approximately 75% of our next 12 month estimated fuel usage and approximately 55% of months 13 through 24 estimated fuel usage. As of March 31, 2004, we had open contracts with terms through November 30, 2004. The objective of the swap agreements is to hedge the variability of future fuel prices. These instruments are considered to be substantially fully effective and, therefore, substantially all unrealized gains and losses at year-end are recognized as a component of accumulated other comprehensive income or loss. An adverse change in fuel prices, such as what has occurred in recent months, will not have a material or impact on the average fuel price we pay during the term of the open fuel hedge contracts. The average hedged price per gallon related to contracts maturing through November 2004 is lower than comparable market prices for fuel in 2003 and during the first quarter of 2004.

Interest Rates.    The existing credit facility requires us to hedge the variable interest rate on a portion of the outstanding senior debt to convert such debt to fixed-rate debt. We are required to enter into hedging transactions such that no less than 50% of the aggregate principal amount of the term loans and the existing senior subordinated notes is effectively fixed rate debt until June 25, 2005.

We have interest rate caps with aggregate notional amounts of $93.5 million. The cap rate is 5.0% and the variable rate is the U.S. dollar three month LIBOR. The fair value of these instruments was, in the aggregate, not material at December 31, 2003. The objective of the agreements is to hedge the variability of future cash flows associated with changes in variable interest rates.

In addition to the interest hedges applicable to our senior debt, interest on the existing senior subordinated notes has a fixed rate. Approximately 51% of our total debt effectively has a fixed interest rate or is hedged by interest rate caps as of December 31, 2003. Interest rate changes generally do not affect the market value of floating rate debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant.

Following the completion of the transactions contemplated by this offering, ASG will use the proceeds it receives from Holdings, together with borrowings under the new credit facilities, to repay all outstanding borrowings under the existing credit facility and to repurchase all of the existing senior subordinated notes that are validly tendered and not withdrawn pursuant to the consent solicitation and tender offer.

Industry and Regulatory Overview

Overview

According to the Food and Agriculture Organization of the United Nations, or FAO, the worldwide production of seafood, excluding aquatic plants, has increased steadily at a compounded annual growth rate of approximately 4% from approximately 19 million metric tons in 1950 to approximately 133 million metric tons in 2002 and is projected to increase slightly from 2003 to 2010, resulting in large part from increasing world population and continued economic growth in developing countries. In 2002, the supply provided by marine and inland fisheries, or capture fisheries, accounted for approximately 93.2 million metric tons, or approximately 70% of that amount. Worldwide seafood production of capture fish has remained stable in recent years. The growth in worldwide seafood production is primarily related to increased fish farming, or aquaculture. From 1990 to 2002, the amount of seafood produced in aquaculture worldwide grew at a compounded annual growth rate of approximately 10% from approximately 13.1 million metric tons to approximately 39.8 million metric tons.

Due to its higher cost per ton of fish produced, aquaculture is used primarily to produce higher value fish species such as catfish and salmon. Aquaculture is not a cost effective alternative for lower value fish species such as pollock or hake.

Capture Fisheries

The following chart provides a brief overview of the different types of fish categories caught in the wild for human consumption and use in 2002, including the different species of groundfish which we harvest. The table indicates the percentage each species represents of the volume of each category harvested from capture fisheries.

[1]	Represents species each accounting for less than 5% of the volume of finished products produced from capture fisheries.

Source: FAO Fishstat Plus Database, 2004.

In 2002, approximately 15.5 million metric tons of whitefish was produced worldwide. The whitefish category includes groundfish (such as pollock, hake and cod), flatfish (such as sole), and the redfish, bass and conger species groups. From 1990 to 2002, the worldwide production of groundfish has fluctuated between 8.4 million and 11.6 million metric tons. We are the largest harvester and at-sea processor of groundfish in the U.S. Pollock, the species representing a substantial majority of our harvest, is the most abundant whitefish and groundfish species in the world.

Aquaculture

The following chart provides a brief overview of the different types of fish categories produced by aquaculture in the U.S. in 2002. In 2002, approximately 30% of the seafood produced worldwide was produced in aquaculture. In 2002, according to the FAO, catfish accounted for approximately 58% of the volume of all aquaculture in the U.S., the primary market in which we sell catfish. We are the largest catfish processor in the U.S.

The following table outlines the percentage each segment represents of total U.S. aquaculture production.

Groundfish

Pollock Fisheries

Pollock accounted for 32% of groundfish produced worldwide in 2002, representing 2.7 million metric tons, which is more than any other groundfish species. The two primary global pollock sources are the U.S. Bering Sea pollock fishery, the primary fishery in which we operate, and the Russian fishery in the Sea of Okhotsk. The pollock biomasses in these U.S. and Russian pollock fisheries are independent of one another, with virtually no co-mingling between these stocks. Pollock stocks in the U.S. Bering Sea pollock fishery have increased steadily since 1999, while pollock stocks in Russia have experienced a steep decline in recent years. According to TINRO, Wespestad & Ianelli, the Russian fisheries are expected to continue their decline over the next several years, which we believe is attributable to overfishing. As a result, approximately 56% of the pollock produced worldwide in 2002 came from the U.S. Bering Sea pollock fishery, up from 30% in 1999.

Since 2001, U.S. pollock quotas have continued to increase while Russian pollock quotas continue to decline. The total Russian pollock quota in 2004 was cut by 20% from the 2003 level, down to 909,450 metric tons. The quota in the Sea of Okhotsk, the primary Russian fishing area, has been reduced even more dramatically compared to 2003 level, by 34%, down to 420,000 metric tons.

The map below represents the U.S. Bering Sea pollock fishery and the Russian pollock fishery in the Sea of Okhotsk, our primary competing fishery.

U.S. Pollock Fishery.    According to the Marine Conservation Alliance, the U.S. Bering Sea pollock fishery is one of the healthiest and most responsibly managed fisheries in the world. In contrast to the general world trend of declining groundfish stocks, the U.S. Bering Sea pollock fishery is generally characterized by abundant fish stocks and conservative management. This fishery is highly regulated and only 19 specifically identified catcher-processor vessels, of which we own seven, can participate in the catcher-processor sector of the fishery. Pollock matures relatively quickly, with fish aged three to seven years contributing most significantly to the commercial fisheries. Rapid growth allows a relatively high portion of the pollock biomass to be harvested each year without impacting overall population. According to the National Marine Fisheries Service, the body that conducts pollock stock assessments and recommends sustainable harvest limits in this fishery, approximately 25% of this fishery’s 2003 pollock biomass could have been harvested without causing overfishing to occur. The federal government typically sets harvest limits in the 10% to 20% range, below the levels the National Marine Fisheries Service views as sustainable.

The National Marine Fisheries Service considers the current U.S. Bering Sea pollock population healthy and stable. The National Marine Fisheries Service’s population models for pollock in the U.S. Bering Sea pollock fishery show that between 1993 and 2004, the estimated biomass has averaged 12.3 million metric tons. The following graphic indicates the historical pollock total allowable catch and biomass in the U.S. Bering Sea pollock fishery:

U.S. Bering Sea Pollock Fishery Total Allowable Catch/Biomass

[1]	Source for 1993 to 1998: National Marine Fisheries Service; source for 1999 to 2004: North Pacific Fishery Management Council; Amounts for 1999 and thereafter refer to the total allowable catch for the Eastern Bering Sea only.

[2]	Source for 1993 to 2004: Eastern Bering Sea Walleye Pollock Stock Assessment from Alaska Fisheries Science Center and National Marine Fisheries Service, November 2003.

The pollock fishery in the U.S. Bering Sea is seasonal. The winter or “A” season takes place from January to April and the summer/fall or “B” season runs from June through October. Since 1998, the year the American Fisheries Act was passed, the National Marine Fisheries Services has permitted participants in the U.S. Bering Sea pollock fishery to harvest 40% of the annual quota during the “A” season and the remaining 60% during the “B” season. During the “A” season, spawning pollock produce large quantities of high-value roe, making this season the more profitable one.

Other Groundfish Fisheries

In addition to harvesting and processing pollock, we participate in the catcher-processor and mothership sectors of the U.S. hake fishery and in the catcher-processor and freezer-longlinger sector for the U.S. Bering Sea Pacific cod fishery. In 2002, the U.S. hake and cod fisheries represented approximately 11% and 18% of the worldwide production of hake and cod, respectively. According to the FAO, from 1990 to 2001, the worldwide production of hake has varied from a low of approximately 1.1 million metric tons in 1992 to a high of approximately 1.7 million metric tons in 1996. Worldwide production of cod has dropped considerably over the last two decades (mostly attributable to a decline in Atlantic cod) from approximately 2.6 million metric tons in 1981 to approximately 1.3 million metric tons in 2002. We believe this decrease in cod led to the spike in cod pricing in the early 1990s and the conversion of most fillet customers to lower-priced, relatively more abundant pollock as a primary source of groundfish. Over the past three years, the Bering Sea Pacific cod quota has steadily increased over 14% from 188,000 metric tons in 2001 to 215,500 metric tons in 2004.

Harvesting by catcher-processors in the U.S. hake fishery is conducted on a cooperative basis similar to the system in place for pollock fishing; the mothership sector for hake is conducted on an “Olympic-style” or “open access” basis, meaning that any vessel licensed to operate in the fishery may harvest as much fish as possible until the fishery’s seasonal quota allocation has been reached. Harvesting in the U.S. Pacific cod fishery is Olympic-style but with limited licenses allowed to participate in the fishery.

Groundfish Consumption

Pollock and cod are the first and third, respectively, largest whitefish species in terms of human consumption. There are three primary markets for groundfish products produced for human consumption: Asia, Europe and North America, representing 30%, 39% and 17%, respectively, of the market in 2001. The Japanese use groundfish primarily to produce surimi (a fish protein paste used in products such as imitation lobster and crabmeat), roe and a variety of fresh-fish products. Consumers in Western Europe and the United States generally purchase groundfish in the form of fresh and frozen fillets, products produced from blocks of fillets and headed and gutted fish.

According to the National Fisheries Institute, through 2002 per capita consumption of pollock has experienced stable growth since 1987 at a compounded annual growth rate of approximately 1.7% per annum.

Groundfish Pricing

Each of the products produced from pollock has different pricing characteristics. The price of pollock roe is heavily influenced by the size and condition of roe skeins, color and freshness of the roe and the maturity of the fish caught. Catcher-processors are more likely to produce higher quality roe because they process the fish within hours of being caught, rather than several days later as is the case with inshore processors. In addition, roe prices are influenced by anticipated Russian and U.S. production and Japanese inventory carry-over, because roe is consumed almost exclusively in Japan. The U.S. Bering Sea pollock fishery commonly produces the highest quality roe.

The prices of surimi and fillets are influenced primarily by expected production in the U.S. and Russian pollock fisheries, and other factors such as carry-over inventories and changes in demand. Because surimi and fillet blocks often are composed of the same raw material, the demand for one product can influence the price of the other. Surimi and fillet blocks are also produced utilizing species of fish other than pollock, such as hake or itoyori species. However, due to differences in flesh attributes between pollock and other species, the surimi and block produced from other species are generally not used as substitutes for pollock products and thus have minimal influence on pollock pricing. Fillet blocks are often supplied by both the U.S. Bering Sea pollock fishery and the Russian fisheries.

Pollock Allocation

We operate within a favorable statutory and regulatory environment. The stable nature of the U.S. Bering Sea pollock fishery is partly a function of the regulatory and cooperative structure that governs its activities. The American Fisheries Act specifically identifies the catcher-processor vessels that are eligible to participate in the fishery, prohibits the entry of additional vessels and prohibits any single entity from harvesting more than 17.5% of the annual directed pollock catch.

The Act allocates the total allowable catch of pollock in the U.S. Bering Sea pollock fishery among the following sectors:

•	10% of the total allowable catch is allocated to six Alaska Community Development Groups (mostly native Alaskan villages and their residents) that sell or lease their community development quota to other participants, including us;

•	approximately 3.5% of the total allowable catch is set aside for pollock by-catch in other fisheries;

•	the remaining 86.5% of the total allowable catch (the “directed pollock catch”) is allocated as follows:

•	50% of the directed pollock catch is allocated to catcher-vessels delivering to inshore factories;

•	40% of the directed pollock catch is allocated to catcher-processors, and catcher-vessels that deliver to catcher-processors; and

•	10% of the directed pollock catch is allocated to the catcher-vessels that deliver to at-sea processor vessels called motherships, which do not harvest.

Catcher-processors, such as the vessels we own, harvest and process fish into products, such as roe, fillets and surimi, within hours of catching them, and operate offshore. Catcher-vessels harvest and deliver fish to catcher-processors, motherships and inshore processors for processing. Motherships are at-sea processors which rely on catcher-vessels to harvest and deliver fish to them. Inshore processors operate onshore at fixed-location processing facilities, relying on catcher-vessels to harvest and deliver fish to them.

We own and operate seven of the 19 catcher-processor vessels permitted to participate in the catcher-processor sector of the U.S. Bering Sea pollock fishery. Under the American Fisheries Act, this sector is allocated 40% of the annual directed pollock catch and, by the terms of the Pollock Conservation Cooperative agreement, a contractual arrangement among the seven companies that own the catcher-processors named in the statute, this percentage is further divided and allocated among the Cooperative members (with 3.4% being allocated to catcher-vessels). Within the catcher-processor sector, our allocation for pollock under the Cooperative agreement is nearly 2.5 times larger than that of the second largest Cooperative member.

In 2001, 2002 and 2003, we harvested an aggregate of 17.9%, 17.9% and 18.7%, respectively, of the total allowable catch in the U.S. Bering Sea pollock fishery. We are allocated 16.8% of the directed pollock catch under our Cooperative agreements, and we lease the right to harvest another 0.7% of the directed pollock catch from other vessels in our fishery, bringing us to 17.5% of the directed pollock catch (which is the maximum permitted harvesting allocation of the directed pollock catch by any single entity). Our share of the directed pollock catch represented 15.1% of the total allowable catch. We supplemented our share of the directed pollock catch in 2001, 2002, 2003 and 2004 by purchasing approximately 28%, 28%, 36% and 50%, respectively, of the community development quota (or 2.8%, 2.8%, 3.6% and 5.0%, respectively, of the total allowable catch) from Alaska Community Development Groups, two of which are equity investors in our company.

Catfish

Catfish production has grown steadily since the earliest commercial production began. According to the FAO, worldwide production of catfish was approximately 843,000 tons in 2002, up from 472,000 tons in 1990, representing an increase of approximately 79% over the last 12 years. Of this amount, approximately 61% came from aquaculture and approximately 39% came from capture fisheries.

A large amount of catfish produced in the U.S. comes from independently owned and operated local family farms. The catfish raised in these farms are typically sold to processors, such as ourselves. We do not own any of the farms from which we source catfish, and we are not controlled by or affiliated with catfish farmers or their co-operatives, reducing our exposure to catfish price volatility. The catfish is processed into various ready to consume products such as fillets, nuggets and marinated and breaded products.

Prior to 1999, the total amount of catfish imports in the U.S. was insignificant, representing less than 5% of the volume of catfish sold. Beginning in 1999, there was an increase in catfish-like imports from Vietnam. In November 2002, the Department of Commerce, or DOC, made a preliminary ruling that the Vietnamese were selling catfish-like products into the U.S. at unfairly low market prices. The DOC issued its final ruling in July 2003, imposing import duties on Vietnamese catfish and other aquaculture exports.

Worldwide catfish consumption is concentrated in the U.S., Asia, Africa and, to a lesser degree, in Central Europe. There is very little catfish consumption in Western Europe or Japan. According to the National Fisheries Institute, in the U.S., per capita catfish consumption has surpassed cod and is now the second largest selling whitefish, behind pollock. According to the National Fisheries Institute, through 2002 U.S. per capita catfish consumption, like pollock consumption, has experienced stable growth since 1990 at a compounded annual growth rate of approximately 4% per annum since 1990. The majority of this growth has occurred in aquaculture, the sector in which we operate.

In the U.S., the catfish market has evolved over the last decade from being a regional commodity, locally produced and consumed predominantly in the southern U.S., to a large, commercial aquaculture industry serving major U.S. markets. In 2002, according to the FAO, catfish accounted for approximately 50% of the value and 58% of the volume of all aquaculture in the U.S. The U.S. catfish industry is concentrated in Alabama, the region in which we operate, as well as Mississippi, Arkansas and Louisiana. We are the largest catfish processor in the U.S., processing approximately 100 million pounds of catfish per year.

Catfish harvests are seasonal, following the warm weather-growing cycle of the fish. Farmers prefer to harvest their ponds at the end of the summer, after the period in which the fish experience their maximum weight gain and before the fish enter a period of slower growth during the winter. The harvest slows modestly during November and December due to reduced demand during the holiday season and picks up again in the beginning of the year. This leads to a seasonal abundance of fish between late summer and early winter, the time of year when catfish prices are usually at their lowest.

Business

We are one of the largest integrated seafood companies in the U.S. in terms of revenues. We harvest and process a variety of fish species aboard our sophisticated catcher-processor vessels, our freezer-longliner vessels and at our land-based processing facilities, and market our products to a diverse group of customers in North America, Asia and Europe. In the U.S., we are the largest harvester and at-sea processor of pollock and hake and the largest processor of catfish. Pollock is the world’s highest-volume whitefish harvested for human consumption and accounts for a majority of our revenues. In the U.S., catfish is the basis for a large, commercial aquaculture industry serving major U.S. markets, and according to the FAO, catfish accounted for approximately 50% of the value of all aquaculture in the U.S. in 2002. In addition, we harvest and/or process additional seafood, including cod, scallops and yellowfin sole. We maintain an international marketing network through our U.S., Japan and European offices and have developed long-term relationships with our U.S. and international customer base.

We operate in two principal business segments, ocean harvested whitefish and other seafood products. The ocean harvested whitefish segment includes the harvesting and processing of pollock, cod, hake and yellowfin sole. Processing of ocean harvested whitefish occurs on our vessels while at sea and at our facilities in Massachusetts. The other seafood products segment includes the processing of catfish and scallops at our facilities in Alabama and Massachusetts.

We own and operate a premier modern fleet of seven catcher-processor vessels, which average over 300 feet in length and carry crews of 90 to 125 persons. Our catcher-processors are capable of producing between 110 and 150 metric tons of frozen finished product daily. We produce a variety of products at sea, such as pollock roe (fish eggs), surimi (a fish protein paste used in products such as imitation lobster and crabmeat), fillet blocks, headed and gutted fish and fishmeal.

We own and operate three freezer-longliners, ranging in length from approximately 125 to 140 feet. We acquired the longliners in late 2001 and have since made extensive capital improvements upon all three vessels to increase their operational efficiency. These vessels carry an average of 20 crew members and operate in the U.S. Bering Sea/Aleutian Islands Pacific cod fishery, producing headed and gutted cod sold primarily in the European, Asian and North American markets.

We harvest pollock primarily in the U.S. Bering Sea pollock fishery. According to the Marine Conservation Alliance, this fishery is among the largest and most conservatively managed in the world. We benefit from the favorable regulatory system that governs pollock fishing in these waters. Under U.S. federal law, the fishery is subject to total allowable catch limitations, quota allocations among the different sectors of participants in the fishery, and rules that give exclusive harvesting rights to specifically identified vessels, with the result that any potential new competitors face significant barriers to entry. We own and operate seven of the 19 catcher-processor vessels permitted to participate in the catcher-processor sector of the fishery. Under the American Fisheries Act, this sector is allocated 40% of the annual directed pollock catch (with 3.4% being allocated to catcher-vessels that deliver to the catch-processors) and, by the terms of the Pollock Conservation Cooperative agreement, a contractual arrangement among the seven companies that own the catcher-processors named in the statute, this percentage is further divided and allocated among the Cooperative members. Within the catcher-processor sector, our allocation for pollock under the Cooperative agreement is nearly 2.5 times larger than that of the second largest Cooperative member.

The U.S. Pacific cod fishery is subject to total allowable catch limitations and quota allocation among the three primary sectors of participants in the fishery: community development quota groups, the fixed gear and the trawl sectors. We participate in the trawl sector with our catcher-processors and participate in the fixed gear sector with our freezer-longliners. Of the total quota, 51% is allocated to the fixed gear sector and of that portion, 80% is allocated to the freezer-longliners. A license limitation program is being enacted and it is expected that there will be 40 to 44 licenses issued to freezer-longliners once the program is finalized. Further efforts to rationalize the cod fishery, such as individual quotas, are currently in process.

We own and operate two catfish processing facilities in Alabama. We do not own any of the farms from which we source catfish, and we are not controlled by or affiliated with catfish farmers or their co-operatives, reducing our exposure to catfish price volatility. We distribute fresh and frozen catfish products to both retailers and foodservice customers throughout several regions in the U.S. In addition, we conduct other seafood processing operations at our facility in Massachusetts, where we manufacture products such as breaded seafood portions, fillets and scallops.

Competitive Strengths

Abundant, Stable Pollock Fishery.    Our pollock harvesting operations target the U.S. Bering Sea pollock fishery, which, according to the Marine Conservation Alliance, is one of the healthiest and most responsibly managed fisheries in the world. Under federal law, the National Marine Fisheries Service is directed to set the total allowable catch at a level which ensures a healthy, abundant resource. The total allowable catch for pollock in the U.S. Bering Sea pollock fishery has grown from 1,139,000 metric tons in 2000 to 1,492,000 metric tons in 2004.

According to the National Marine Fishery Service, the biomass for pollock stocks in the U.S. Bering Sea pollock fishery has remained relatively stable and averaged 12.3 million metric tons between 1993 and 2004. According to recent data obtained from the National Marine Fisheries Service, we expect this biomass to remain stable, and we believe that the total allowable catch in this fishery will not fluctuate significantly for the next several years. In contrast, the Russian pollock fishery, our primary competing fishery, has recently experienced significant declines in its biomass and total catch.

Since 2001, U.S. pollock quotas have continued to increase while Russian pollock quotas continue to decline. The total Russian pollock quota in 2004 was cut by 20% from the 2003 level, down to 909,450 metric tons. The quota in the Sea of Okhotsk, the primary Russian fishing area, has been reduced even more dramatically compared to 2003 level, by 34%, down to 420,000 metric tons. We believe that the stability of our fishery will afford us an advantage over our competitors who harvest pollock in the declining fisheries.

Attractive Regulatory Environment; Barriers to Entry.    We operate within a favorable statutory and regulatory environment primarily designed to ensure the long-term stability of the pollock biomass. The U.S. Congress in October 1998 enacted the American Fisheries Act, which provides us with the following key competitive benefits:

•	It ensures the catcher-processor sector in which we operate 40% of the annual directed pollock catch in the U.S. Bering Sea pollock fishery (with 36.6% being allocated to 19 catcher-processor vessels and 3.4% being allocated to catcher-vessels).

•	It creates a significant barrier to entry because participation in the catcher-processor sector of our fishery is limited to 19 specifically named catcher-processor vessels, of which we own seven.

•	It has facilitated the formation of the Pollock Conservation Cooperative, which allocates a fixed portion of the annual directed pollock catch to us, enabling us to increase the predictability and efficiency of our operations.

Efficient Large-Scale Operator.    As one of the largest integrated seafood companies in the U.S., we believe that the scale and efficiency of our harvesting and processing operations, combined with the breadth of our marketing activities, give us substantial competitive advantages. We own and operate seven catcher-processors, the largest fleet of catcher-processors in the U.S. Bering Sea pollock fishery. In 2003, our fleet included the industry’s top five catcher-processors in terms of metric tons harvested. Each of our catcher-processors is a floating factory, averaging in excess of 300 feet in length and carrying a 90 to 125 person crew.

Our catcher-processors are capable of producing between 110 and 150 metric tons of frozen finished product daily and have flexible manufacturing platforms that enable them to operate both fillet and surimi production lines, giving us the ability to readily shift production based on current market demand and to mitigate pricing volatility. Each vessel is also equipped with an integrated computer system enabling constant communication among vessels, the corporate office and our sales representatives, and real-time response to shifts in market demand. We have been able to improve our average pollock flesh recovery rate from approximately 17% in 1997 to over 25% in 2003, which we believe is better than our competitors. In addition, we believe that our size enables us to negotiate more favorable transportation rates and fuel contracts.

Catfish Processor Leader.    We are the largest catfish processor in the U.S., processing approximately 100 million pounds of catfish per year in our two Alabama facilities, which represents a leading market share in the catfish processing sector of over 16%. Our catfish sales and marketing operations include a network of approximately 40 brokers capable of delivering fresh and frozen catfish products to both foodservice and retail customers throughout several regions in the U.S. We have relationships with approximately two hundred catfish farmers, most of whom run small farms in Alabama located close to our processing facilities. We operate our own harvest and live-haul departments, the largest in the nation.

Strong Customer Relationships and Distribution Network.    We have established long-standing relationships with many customers worldwide. In 2003, our largest customer accounted for less than 6% of our total revenues. Our customer base includes industrial importers, foodservice distributors, food retailers, restaurant chains and reprocessing companies. We have established close relationships with major Japanese end-users. In the U.S., we have established long-term customer relationships, including multi-year or multi-season supply contracts with some of the largest U.S. pollock deepskin/block customers. As a result of our worldwide operating scale, we believe we have formed good relationships with major international transporters and distributors. Our logistics team continually evaluates shipping and storage alternatives in an effort to maintain the most cost-efficient and reliable logistical system available.

Experienced Management Team.    Our senior management team has extensive experience in fishing and related industries. Our Chairman and CEO has worked in the fishing industry for over 25 years and our senior management team members average more than 20 years of industry experience. In addition, we have an experienced group of operational managers and vessel managers throughout our organization.

Business Strategy

Over the past decade, we have become one of the largest integrated seafood companies in the U.S. Today we are committed to building on our existing harvesting, processing and marketing platforms.

The primary components of our business strategy include the following:

Maximize Pollock Revenues.    Our pollock harvesting and at-sea processing operations provide a majority of our revenues. Our strategy to maximize pollock revenues includes:

•	Maximize access to pollock resources. Over the last three years, we have increased our share of the total allowable catch in the U.S. Bering Sea pollock fishery by approximately 15%, largely through increasing our purchases of community development quota from Alaska Community Development Groups, from 5.0% of the total community development quota in 1999 to 50.0% in 2004. We will continue working to maximize our share of the total allowable catch within the applicable regulatory framework. In October 2003, we entered into an agreement with Bristol Bay, one of the six Alaska Community Development Groups that is allocated community development quota and from whom we have purchased quota in the past. Under this agreement, Bristol Bay has granted us an exclusive license to harvest all of the pollock total allowable catch allocated to it under the Alaska Community Development Quota program for the 2004 and 2005 pollock seasons. Bristol Bay’s pollock quota for the 2004 and 2005 pollock seasons will be 2.1% of the total allowable catch, which represents approximately 21.0% of the community development quota. Our agreement with Bristol Bay is limited to a two-year period because the State of Alaska Community Development Quota program guidelines do not allow royalty agreements to extend beyond the term of the current Community Development Quota allocation cycle, which expires at the end of 2005.

•	Optimize product mix to maximize profitability. We will continue our efforts to maximize revenues by optimizing product mix based on global demand and pricing. Each of our vessels is staffed with production managers who coordinate continuously with our marketing department to schedule production between blocks and surimi to optimize product mix and maximize our profitability.

Continue to Diversify Sources of Revenues.    We generate most of our revenues from ocean harvested whitefish, primarily comprised of pollock-based products. In addition, we participate in a number of other fisheries, such as the hake, cod and yellowfin sole fisheries. We plan to continue expanding our operations in these and other fisheries. With our Southern Pride and Pacific Longline Company acquisitions, we became both the largest catfish processor in the U.S. and a participant in the cod freezer-longliners sector and therefore have significant market positions in pollock, catfish and cod, the top three whitefish species in terms of U.S. human consumption. In addition, we have state of the art processing facilities to produce scallops, a market we entered in 2001.

Leverage International Marketing Network.    We are currently expanding our presence in worldwide seafood markets, with a particular focus on the Asian and European markets, to increase and diversify our customer base and global seafood market share. We have expanded our Japanese office in an effort to increase direct distribution to end-users and to gain an entryway into growing markets such as South Korea and China. We expect that over time, increasing local market presence in Asia will help maintain price stability through long-term contracts, improve production planning, strengthen customer relationships and provide us with marketing and sales advantages. Additionally, we believe that a strong local market presence will provide us with an opportunity to introduce new species and product forms into the Asian market and enhance relationships with distributors in Japan. In 2001, we established a sales office in Denmark to serve the growing European market for pollock block, which in the past has been supplied primarily with Russian pollock. As Russian pollock stocks and harvests decrease, we believe that our access to pollock resources in the U.S. Bering Sea pollock fishery will provide us with a competitive advantage in implementing our strategy to increase our presence in Europe. Seafood sales to customers in Europe increased from 2.1% of total revenues in 1999 to 20% of total revenues in 2003.

Continually Improve Operating Efficiencies.    We believe that there may be synergies created by integrating our catfish processing operation and our national distribution network with our secondary processing operations in Massachusetts, leading to improved overall profitability. Synergies could be achieved by utilizing Southern Pride’s extensive distribution network along with our American Pride seafood brand to penetrate additional markets and increase sales of our secondary processed products to Southern Pride’s customer base. Southern Pride’s distribution network provides us with greater access to the retail, distributor and fresh seafood channels for all of our products.

Pursue Strategic Acquisitions.    We intend to evaluate and selectively pursue accretive opportunities that we believe are strategically important based on their potential to diversify our product and customer base, broaden our distribution network and increase our cash flow.

Products

There are three steps in preparing pollock for retail sale: harvesting, primary processing and secondary processing. At sea catcher-processor vessels harvest fish and conduct primary processing to produce products such as fillets, surimi and roe. These products are further refined and packaged for retail sale by secondary processing companies in the United States, Asia (mainly Japan) and Europe, which produce products such as breaded seafood portions, imitation crabmeat and fish sticks.

The sale of pollock roe is our highest margin business. The fish we catch at-sea (after extraction of roe, if applicable) is either processed into surimi or fillet blocks. Each fish is first filleted and incremental flesh is removed from the carcass and sent to the surimi line. The fillets are then either inspected and frozen in block form, or minced and used to produce surimi. The manufacturing processes for surimi and fillet blocks generate different quantities of salable product from each fish.

We process fish into the following products:

•	Ocean harvested whitefish segment:

•	Roe. Roe is extracted from spawning fish, which are harvested primarily during the winter and spring. Egg sacs are sorted by size and quality and frozen on the vessels. The egg sacs are then salted and dyed by processors in Asia for sale to consumers. We produce roe primarily from pollock and to a lesser extent from cod. We sell roe primarily to large Japanese importers.

•	Block. We produce different types of block products such as skinless, boneless, pin bone out, pin bone in, deepskin and minced blocks. The frozen blocks are cut into different sizes, shapes and weights by our secondary processing operations for conversion into products such as breaded and battered fish sticks and fillets. We sell block produced from pollock, hake and cod. We sell most of our block products to foodservice customers, restaurant chains, retailers or large scale secondary processors in Asia, Europe and North America.

•	Surimi. Surimi is a tasteless fish paste used as the primary protein in numerous Asian dishes and, to a lesser extent in Europe and the U.S. We produce surimi from pollock and hake. We sell surimi as a commodity to importers and large-scale distributors, who then sell it to processors as a raw ingredient. Outside of Japan, the most recognized surimi products are imitation crab, shrimp, scallops and other similar products. Over 1,000 different products are made from surimi.

•	Fishmeal. Fishmeal is produced from fish by-products, primarily frames, guts and heads of pollock, hake and yellowfin sole. We sell fishmeal primarily in China, Taiwan and Japan, where it is used as the main ingredient in aquaculture feeds.

•	Other. We produce headed and gutted fish from cod and yellowfin sole and sell those products primarily to secondary processors in China for conversion into individual skinless, boneless fillets.

•	Other seafood products segment:

•	Fresh. We sell fresh catfish and scallops. Catfish is sold to foodservice customers and retailers in the U.S. Fresh scallops are sold in bagged form to wholesalers and high-end restaurants in the U.S.

•	Individually Quick Frozen. Individually quick frozen products are skinless fillets or scallops frozen into individual portions rather than blocks. The individually quick frozen portions are of various sizes and are processed for conversion into “center of the plate” and breaded and battered products. Most of our individually quick frozen products are produced from catfish and scallops. We sell most of our individually quick frozen products to foodservice customers and retailers in the U.S.

Our product sales value in dollars and as a percentage of total sales, broken out by product type and geographic region for 2002 and 2003 in our ocean harvested whitefish segment are as follows (pricing can vary from year to year):

	2002		2003
	Amount of Sales	Percent of Total Sales	Amount of Sales	Percent of Total Sales
	(in millions other than percentages)
Roe	$85.7	27.5%	$85.1	30.5%
Block	120.9	38.9	124.7	44.6
Surimi	83.9	26.9	54.2	19.4
Fishmeal	10.0	3.2	10.3	3.7
Other	11.0	3.5	5.0	1.8

Total	$311.5	100.0%	$279.3	100.0%

	2002		2003
	Amount of Sales	Percent of Total Sales	Amount of Sales	Percent of Total Sales
	(in millions other than percentages)
North America	$92.5	29.7%	$82.1	29.4%
Japan	131.5	42.2	102.0	36.5
Europe	55.6	17.9	55.9	20.0
Asia (other than Japan)	31.9	10.2	39.3	14.1

Total	$311.5	100.0%	$279.3	100.0%

We are continually designing and employing new factory technologies. We employ a full time technical engineer who investigates and designs processing factory improvements. We seek to increase the value of the products produced aboard our vessels and to reduce labor and associated costs wherever possible. One example of these efforts is a patented machine that successfully takes the fish head (which previously went entirely to fishmeal) and removes a relatively large section of meat used for higher-value surimi or minced products. We are also investigating new technology that will grade fillets automatically with the use of computers and scanners and that could potentially reduce our labor costs.

Sales, Marketing and Distribution

Overview.    We have an international marketing network with offices in the United States, Japan and Denmark. We market, sell and distribute products for two distinct types of customers: the industrial market and the foodservice/retail market. The products we produce through primary processing on board our catcher-processor vessels are sold as a raw material into the industrial market and used by our customers to produce ready to consume end products. The products we produce through secondary processing at our facility in Massachusetts and at our catfish facilities in Alabama are sold in a ready to consume format to the foodservice/retail markets.

In 2003, industrial customers and foodservice/retail customers comprised approximately 56% and 44% of our revenues, respectively. Our industrial sales force consists of sales representatives and brokers targeting an international group of customers primarily in Asia, Europe and North America regions. Our foodservice and retail sales and marketing operations include a network of approximately 40 brokers throughout the U.S. This network sells and distributes on average in excess of one million pounds of processed, ready to consume catfish, scallops and breaded pollock or cod per week.

The opening of our Copenhagen, Denmark office in 2001 reflects our strategy to build a long-term presence in the European markets that will enable us to capitalize on seafood consumption growth trends in previously underserved markets such as France, Spain, Italy and Germany. In addition, we have recently expanded our Japanese office in an effort to increase direct distribution to end-users and to gain an entryway into growing markets such as South Korea and China.

Industrial Market.    Our primary processing operations focus on products used as raw materials by secondary processors serving end markets throughout the world. We harvest, manufacture and market frozen at-sea products from the Bering Sea and North Pacific. The products produced onboard our catcher-processors and freezer-longliners are specifically made for industrial processors that convert the frozen fillet blocks, headed and gutted fish and surimi products into breaded portions, individual fillets and surimi-based products like imitation crab meat. Roe is salted and dyed by processors in Asia for sale to consumers. Roe is sold to consumers as fresh or frozen whole skeins, or as bags of eggs removed from the skeins. The whole skeins are considered a high-end gourmet food product and are used for gift giving in Japan. We develop annual marketing and sales plans for our products based on anticipated demand and market pricing. We review these plans continuously and, if necessary, adjust them during the season. Because most of our vessels can easily switch between producing surimi and fillet blocks, during each season we constantly monitor and adjust the product mix to meet market demand.

Depending on the product and customer, we negotiate either seasonal or long-term contracts. We have traditionally entered into revolving arrangements in which several larger customers commit to purchase all surimi produced on a specific vessel. Prior to each fishing season, we typically enter into sales commitments for 70% to 90% of our expected production. Final pricing usually occurs during the season or shortly thereafter, based on general pricing in the market. Over the years, we have built good relationships with our core customer base.

We generally sell our pollock roe through a combination of direct sales and silent auctions to Japanese industrial customers. Prior to the commencement of the pollock “A” season, we frequently enter into agreements to sell a specified percentage of the roe production from certain vessels to particular customers. In 2003, that percentage was 50% for each of our vessels. Under these agreements, the final sales price for the roe sold to the customers is generally identical to the price at which the remainder of the vessels’ production is sold at auction. Depending on the quantity of production, the roe of the pollock “B” season is sold through a similar procedure, entirely by auction or through direct negotiated sales with major customers.

Through our brand names “Pride of the Sea,” ”American Pride” and “Southern Pride Catfish,” we are a well recognized supplier of industrial and secondarily processed products, and we maintain a strong market position in Japan, the United States, parts of Europe and parts of Asia.

Foodservice and Retail Markets.    We focus on selling, marketing and distributing seafood products produced in our three secondary processing facilities to the foodservice and retail channels utilizing our own scalable distribution system and a national broker network. We market products such as breaded portions, fresh and frozen fillets and single serve portions under our national brands “American Pride,” “Frionor,” “Arctic Cape” and “Southern Pride Catfish,” as well as under private label brands. The majority of our retail sales are in the foodservice channel and about one third of our products are sold retail through either seafood specialty shops, grocery or club stores. We market sea scallops in the retail grocery channel under the “Bayside Bistro” and private label brands. Additionally, we intend to capitalize on an industry trend toward fresh and chilled seafood by developing strategic alliances with seafood distributors to supply fresh and chilled seafood, primarily to the seafood counters of retail grocery and club stores. Product mix is about  2/3 frozen and  1/3 fresh. Approximately 45% of our foodservice and retail products are delivered through our own fleet of trucks.

We are increasingly emphasizing direct selling, particularly to national restaurant chains in the growth segments of the foodservice industry. We focus our marketing efforts on a consultative selling approach featuring culinary and resource support that assists customers to develop their seafood businesses. We complement our marketing efforts by developing innovative high quality products that also solve specific customers’ challenges, such as scarce labor and food safety.

Customers

We have established long-term relationships with a number of key customers worldwide. Our customer base includes industrial importers, foodservice distributors, food retailers, restaurants and reprocessing companies.

For surimi and roe products, our customers have primarily been Japanese and South Korean importers and large scale distributors. Over the past few years, we have focused on broadening our customer base and have been building closer relationships directly with key Japanese food manufacturers. We have recently penetrated the growing European surimi market, particularly in France and Spain. The headed and gutted cod product produced aboard our freezer-longliners are primarily sold in the European, Asian and North American markets.

The United States is our primary market for pollock deepskin blocks and catfish products. For pollock deepskin product, we have established long-term customer relationships, including multi-year or multi-season supply contracts with three of the largest U.S. pollock deepskin customers. Our catfish products are sold to a diversified customer base made up of retail, foodservice and specialty seafood distributors.

With the decline of Russian pollock supply, we have increased production of pin bone out, pin bone in and minced pollock blocks to capture additional European market share. In addition to the United States, Europe is a primary market for these products. The growth in European block demand led to the establishment of our European office in Copenhagen, Denmark, which leverages our existing relationships with broker alliances.

The table below lists alphabetically our 15 largest customers by revenues in our ocean harvested whitefish segment in 2003:

Customer	Product	Market Segment	Country
Coland Development Ltd.	Fishmeal	Industrial	China
Con Agra Foods/Louis Kemp	Pollock & Hake surimi	Retail manufacturer	USA
Fishery Products Intl. Ltd.	Deepskin block	Retail manufacturer	USA
Gortons of Gloucester	Pollock block, deepskin/mince	Retail manufacturer/foodservice	USA
Jeka Fish Aps	Pollock & Cod block, Cod H&G	Processor/Distributor	Denmark
Kibun Foods USA Inc.	Surimi	Importer/retail manufacturer	Japan
Matsuoka Co. Ltd.	Surimi/roe	Importer	Japan
Nestle Grand Froid SA	Pollock block & mince	Retail manufacturer	France
Nichimo Co. Ltd.	Surimi/roe	Importer/retail manufacturer	Japan
Nichiro	Roe	Importer/distributor	Japan
Osaka Uoichiba Co Ltd.	Surimi/roe	Importer	Japan
Peter Pan Seafoods Inc.	Pollock & Hake surimi	Importer/retail manufacturer	Japan, USA
Samho America Inc.	Roe	Foodservice-quick service restaurants	Korea
Tokai Denpun-Japan	Surimi/roe, fishmeal	Importer	Japan
Youngs Bluecrest SFD	Pollock block, deepskin/mince	Retail manufacturer	United Kingdom

The table below lists alphabetically our 15 largest customers by revenues in our other seafood products segment in 2003:

Customer	Product	Market Segment	Country
Atlantic Cape Fisheries Cape May	Frozen scallops & shrimp	Processor	USA
Darden Restaurants, Inc.	Frozen catfish	Restaurant	USA
Dot Foods, Inc.	Frozen catfish	Distributor	USA
Gordon Foodservice	Frozen catfish	Foodservice distributor	USA
Midway Distributors	Fresh catfish	Foodservice distributor	USA
National 1 Mer France	Frozen scallops	Processor/distributor	France
Safeway	Fresh & frozen catfish	Retailer	USA
Schnucks Market, Inc.	Fresh & frozen catfish	Retailer	USA
Seacliff Seafood	Fresh & frozen catfish	Retail distributor	USA
Star Fisheries Inc.	Fresh & frozen catfish	Retail distributor	USA
State Street S’food/Rest. Sup.	Fresh & frozen catfish	Retail/FS distributor	USA
Sysco Foodservices	Frozen catfish	Foodservice distributor	USA
Tampa Bay Fisheries, Inc.	Fresh & frozen catfish	Retailer	USA
U.S. Foodservices	Frozen catfish	Foodservice distributor	USA
Winn Dixie	Fresh & frozen catfish	Retailer	USA

In 2003, our largest customer accounted for less than 6% of our total revenues.

Operations

Ocean harvested whitefish

Harvesting operations.    Our catcher-processor vessel captain and fishmaster utilize highly sophisticated fish finding technology to identify the size of the fish and the location and density of the school, allowing the vessels to optimize the catch and resource value. Once the fishmaster identifies a fishing area, a mid-water trawl net, which includes cone-shaped nets, is towed behind the vessel. The fishing captain monitors the catch sensors attached along the portion of the net that holds the fish. When the optimal catch level is reached and the net is wound in, the fish are immediately dropped into tanks to await processing.

Aboard our freezer-longliners, we harvest cod using several long lines with baited hooks, which are released from the vessel and weighted on one end to allow the baited hooks to float in mid water. This method of fishing allows us to realize an optimal finish fish product that translates into higher market prices for the longline cod products.

Processing operations.    Within hours, harvested fish are converted into primary processed products utilizing highly automated, continuous production processes. In the first phase of processing, fish are released from the holding tanks onto a conveyer, sorted according to size and diverted into hoppers at the head of one of the several processing lines. Headed and gutted pollock are run through an additional line which extracts roe skeins intact. These skeins are weighed, graded, packaged in groups according to grade and frozen. Fish that have been headed and gutted are either frozen as-is or filleted for conversion into either surimi or frozen fillets.

Breaded and battered operations.    Pollock is the primary whitefish used in low cost, breaded and battered fish products for the foodservice and frozen product markets. We convert raw fish blocks, primarily pollock blocks produced by our harvesting operations, into market ready, frozen, cut or formed, breaded and battered portions. Our products include raw breaded, pre-cooked, batter fried, glazed and dusted products.

Shipping and cold storage logistics.    We have established relationships with shipping agents throughout Europe and Asia to take advantage of favorable distribution and cold storage rates and service, and we have secured cold storage space in the U.S., Canada, Europe and South Korea to ensure timely delivery of quality products at the most cost efficient rate. Also, through our integrated structure, our harvesting operations utilize the cold storage facility of our secondary processing operations for East Coast shipments, further reducing storage costs.

Other seafood products

Catfish.    The catfish we buy are raised in ponds by independent catfish farmers with whom we have contractual relationships. Prior to harvesting catfish, sample fish are tested. They are loaded into baskets and then placed in our aerated tank trucks for live shipment to our processing plants. Unlike a large number of our competitors that depend on farmers to deliver catfish to their plants, we operate our own in-house harvest and live-haul departments, the largest in the nation. Prior to the trucks being unloaded into our plant, sample fish are again tested. At the plant, live catfish are transferred from aerated trucks to the processing lines. The catfish are cleaned, processed, and placed on ice or frozen using an individually quick-frozen method that preserves the taste and quality of the catfish. The frozen catfish can also be breaded and battered. The processing lines and the production processes are highly automated and generally similar to those onboard our catcher-processor vessels, with the exception of some secondary processing operations.

Scallop processing operations.    We operate a state-of-the-art wet-fish processing facility focused primarily on grading and processing scallops. We purchase scallops from scallop harvesters. Scallops are graded by size and quality and processed into either premium or standard products. We utilize industry leading processing equipment and food technology in the production of our scallops which significantly reduce production time and manual labor.

Vessels and Facilities

We own and operate the largest fleet, consisting of seven vessels, within the catcher-processor sector of the U.S. Bering Sea pollock fishery. Our catcher-processor vessels range in length from approximately 260 to 340 feet, generate between 6,500 and 10,000 horsepower in their main engines (allowing the vessels to operate under extreme sea conditions) and each carry between 90 to 125 crew members. Each of our catcher-processors meets the rigorous seaworthiness requirements of Det Norske Veritas, the highest vessel classification standard in the world. The catcher-processors targeting pollock have the capability to produce between 110 metric tons and 150 metric tons of frozen product daily and can harvest approximately 100 metric tons of fish per haul. An appraisal conducted in 2002 estimated that our fleet has a replacement cost of approximately $545.0 million.

We own and operate three freezer-longliners in the fixed gear sector of the U.S. Bearing Sea Pacific cod fishery, ranging in length from approximately 125 to 140 feet. Our freezer-longliners are coast guard inspected each year and are maintained under similar rigorous maintenance standards as our catcher-processors. These vessels carry an average of 20 crew members and operate in the U.S. Bering Sea/Aleutian Islands Pacific cod fishery, producing headed and gutted cod that is sold primarily in the European, Asian and North American markets.

Between 1996 and 1998, we made significant investments on our catcher-processor vessels immediately following their acquisition. Because of this previous capital investment, our annual capital expenditures are primarily made only to maintain our vessels at their current state-of-the-art condition. Our entire fleet is currently equipped with highly sophisticated instruments and we do not believe that any significant further capital expenditure is required to maintain the level of performance of our vessels. Within the pollock fishery, we believe that ours is the only catcher-processor fleet with significant incremental capacity. Each vessel is equipped with highly sophisticated instruments and equipment such as fish finding technology to locate schools of the targeted species, cod ends (nets) with volume sensors and an integrated computer system enabling constant, real-time communication between each vessel and the corporate office. Our port engineers oversee the maintenance of each vessel to help ensure deployment of fit vessels for every fishing trip. Our fleet consists of the following vessels:

Vessel	Vessel type	Built	Length (feet)
American Dynasty	Catcher-Processor	1989	272
American Triumph	Catcher-Processor	1991	285
Ocean Rover	Catcher-Processor	1990	256
Northern Hawk	Catcher-Processor	1991	341
Northern Eagle	Catcher-Processor	1988	341
Northern Jaeger	Catcher-Processor	1991	336
Katie Ann	Catcher-Processor	1986	295
Lilli Ann	Freezer-Longliner	1991	141
Deep Pacific	Freezer-Longliner	1991	125
North Cape	Freezer-Longliner	1989	123
American Challenger(1)	Catcher-Vessel	1992	106

(1)	Represents a vessel that is listed as a catcher-vessel in the American Fisheries Act and therefore may not process pollock in the U.S. Bering Sea pollock fishery. We do not operate this vessel.

All of our vessels targeting pollock are equipped with both surimi and fillet lines and fishmeal plants. Within hours, these flexible factory platforms can shift production plans between surimi and block products, allowing us to control daily output to meet changing market demands.

We own and operate two catfish processing facilities located in Greensboro and Demopolis, Alabama. Combined, these processing facilities operate a total of fifteen processing lines and are capable of processing approximately 425,000 pounds of live catfish per day. In 2003, we installed a new, state of the art trim line. The additional trim line utilizes advanced technology to increase both throughput and yield, producing an estimated additional 6 million pounds of catfish per year. We own live hauling equipment, including 15 aerated tank trucks used to harvest and transport the live catfish to our processing facilities. We own and operate a fleet of approximately 30 trucks used for distribution of our products.

We also own and operate a facility in New Bedford, Massachusetts comprised of a secondary processing facility for frozen and block products, a cold storage space for over 9,100 pallets and a corporate office. This facility also includes a state-of-the-art wet-fish processing facility focused primarily on grading and processing scallops.

Our corporate headquarters are located in Seattle, Washington. We benefit from a preferential docking agreement with the Port of Seattle which provides for the docking of all of our vessels during the off-season. We also lease office space in Copenhagen, Denmark and Tokyo, Japan. Additionally, in Dutch Harbor, Alaska we lease office space and warehouse facilities and use several docking facilities during the fishing season.

We believe that our existing vessels and facilities are adequate for our current operations.

Capital Expenditures

In 2002 and 2003, our total capital expenditures were $9.4 million and $12.3 million, respectively. The majority of our capital expenditures relate to our catcher-processor fleet and include items such as fishing gear, improvements to vessel factory processing equipment and major scheduled vessel maintenance. Major scheduled vessel maintenance costs relate principally to our periodic overhauls and replacements performed generally on a three-year cycle. In addition to capital expenditures, we spend approximately $7 million per year on routine vessel maintenance, which is not capitalizable and which is expensed in the year it is incurred.

Between 1996 and 1998, we made significant investments on our vessels immediately following their acquisition. Our entire fleet is equipped with highly sophisticated instruments.

We estimate that we will have total capital expenditure of approximately $11.0 million per year, on average, for the next five years (of which in each year approximately $9.5 million is anticipated to represent maintenance capital expenditures and the remainder for expansion of facilities and production).

Government Regulation

Fisheries Regulation

All U.S. fisheries in which we operate are regulated and subject to total allowable catch limits. Participants in U.S. federal fisheries are required to obtain a federal government permit.

We operate in the groundfish fisheries within the U.S. Exclusive Economic Zone, 3 to 200 nautical miles off the coasts of Alaska, Washington and Oregon. According to the National Marine Fisheries Service, no species in the U.S. Bering Sea is deemed to be overfished. Credit for these healthy stocks and profitable fisheries can be attributed in large part to two pieces of federal legislation.

Magnuson-Stevens Fishery Conservation and Management Act.    The Magnuson-Stevens Fishery Conservation and Management Act of 1976 provides the broad framework for conserving and managing marine fisheries within the U.S. Exclusive Economic Zone. The councils that oversee the fisheries in which we participate are the North Pacific Fishery Management Council in Alaska and the Pacific Fishery Management Council in Washington and Oregon. The councils’ two primary areas of responsibility are (1) the establishment of annual maximum catch levels and (2) the development of fishery management plans that regulate who can fish, when and how they can fish and how much they can catch. The fishery management plans are then implemented and given legal force through regulations promulgated by the National Marine Fisheries Service, a division of the Department of Commerce. These regulations are then strictly enforced by both the U.S. Coast Guard and the National Marine Fisheries Service.

Each of the fisheries in which we participate is managed on a maximum sustainable yield basis. At the end of each year, the councils’ Scientific and Statistical Committees, which are composed of scientists from federal, state and academic positions, make recommendations on acceptable biological catch by species or species group. The total allowable catch is then typically set by the council at a level equal to or less than the acceptable biological catch depending upon a variety of factors. The councils also set prohibited species catch limits to limit by-catch of non-target species. These limits are set mainly to protect and preserve crab, halibut, salmon and other non-target species for other fisheries. After being reviewed by the National Marine Fisheries Service, the councils’ recommendations are implemented.

American Fisheries Act.    In 1998, Congress passed a second piece of legislation, the American Fisheries Act, which introduced several major changes in the management of the U.S. Bering Sea pollock fishery. In 2001, the North Pacific Fishery Management Council provided a report to Congress on the implementation and effects of the American Fisheries Act. In light of the extremely positive report, which described the positive impacts of the American Fisheries Act on almost all aspects of the U.S. Bering Sea pollock fishery, Congress passed legislation in 2001 permanently removing the original sunset provision of the American Fisheries Act. The American Fisheries Act and its implementing regulations include the following key provisions:

•	Limitation on participants in the U.S. Bering Sea pollock fishery:

•	Only a defined group of 20 named catcher-processors, of which 19 catcher-processors are currently eligible to operate in the fishery, and the catcher-vessels that historically delivered to them, are eligible to harvest pollock for processing by catcher-processors. As part of the implementation agreement, eight of our vessels were scrapped and one was permanently removed from the fishery, reducing the overall fleet from 29 to 20;

•	Only a defined group of catcher-vessels may harvest pollock for delivery to motherships, and only three named motherships may process pollock; and

•	Only inshore processors that processed more than 2,000 metric tons of pollock during each of 1996 and 1997 may receive an unlimited amount of pollock for processing; those that processed less during those years may only receive and process under 2,000 metric tons annually. Subsequently, the council imposed a processing cap limiting the amount of pollock that can be processed by any single entity to 30% of the directed pollock catch in any given year.

•	Prohibition on any entity harvesting more than 17.5% of the directed pollock catch in any given year. Allocations purchased from community development quota partners do not count against this percentage.

•	Prohibition on the entry of additional large fishing industry vessels into any U.S. fishery.

•	Reallocation of the pollock total allowable catch in the U.S. Bering Sea pollock fishery between the various sectors, increasing the community development quota and inshore allocations, while reducing the catcher-processor and the mothership sector allocations:

•	10% of the total allowable catch is allocated to six Alaska Community Development Groups (mostly native Alaskan villages and their residents) that sell or lease their community development quota to other participants, including us;

•	approximately 3.5% of the total allowable catch is set aside for pollock by-catch in other fisheries;

•	the remaining 86.5% of the total allowable catch (the “directed pollock catch”) is allocated as follows:

•	50% of the directed pollock catch is allocated to catcher-vessels delivering to inshore factories;

•	40% of the directed pollock catch is allocated to catcher-processors, and catcher-vessels that deliver to catcher-processors; and

•	10% of the directed pollock catch is allocated to the catcher-vessels that deliver to at-sea processor vessels called motherships, which do not harvest.

The American Fisheries Act requires that vessels engaged in U.S. fisheries be owned by entities that are at least 75% U.S. citizen owned and controlled. This requirement applies at each tier of ownership and must also be examined in the aggregate. The Maritime Administration made a favorable determination with respect to the U.S. citizenship of the entities owning our vessels in January 2002. In 2002, we applied for and obtained confirmation that after completion of the proposed changes in our ownership structure in connection with the recapitalization of Holdings and its affiliates in April 2002, the Maritime Administration would issue a renewed U.S. citizenship determination. On December 17, 2002, we filed annual affidavits of U.S. citizenship and on February 21, 2003, the Maritime Administration made a favorable determination of continuing eligibility with respect to the citizenship requirements of the American Fisheries Act.

In order to maintain our eligibility to participate in U.S. fisheries, our existing governance documents contain restrictions on transfers of interests in ASLP or Holdings to non-U.S. citizens, as well as provisions allowing us to require evidence of U.S. citizenship from our equity owners and providing for the automatic redemption of interests held by non-U.S. citizens to the extent necessary to keep the percentage held by non-U.S. citizens below 22%, a safe harbor percentage we thought prudent to provide a margin of error beneath the 25% maximum. To maintain our eligibility following the consummation of this offering, we will put in place governance provisions (i) requiring each owner of 5% or more of the Issuer’s capital stock (including purchasers in this offering) to certify to us that such person is a U.S. Citizen, (ii) limiting to 20% the aggregate percentage ownership of the Issuer’s capital stock by non-U.S. citizens, (iii) requiring that at least 95% of all of the Issuer’s capital stock be held by beneficial owners with U.S. addresses, and (iv) declaring any holding in violation of the foregoing null and void, or voidable, and providing the Issuer with various remedies including mandatory redemptions and sales. Related provisions will permit us at any time to require record and beneficial owners of such Class A common stock or IDSs to provide information and affidavits concerning citizenship status.

In addition, ASLP will adopt provisions and procedures to ensure that non-U.S. citizen ownership of ASLP does not exceed a percentage that, assuming 24.9% non-U.S. citizen ownership of the Issuer, would cause aggregate non-U.S. citizen ownership of Holdings to exceed 22%.

As a condition to the consummation of this offering, we must receive confirmation from the Maritime Administration, or suitable assurances of counsel, that adoption of and adherence to the foregoing procedures will satisfy the applicable requirements of the American Fisheries Act.

The determinations we have received from the Maritime Administration with respect to our equity ownership, and the confirmation we expect to receive in connection with this offering and the adoption of the provisions and procedures described above, do not extend to the citizenship status of lenders or the terms of any loan covenants and financing arrangements. Moreover, such determinations contain language in which the Maritime Administration expressly reserves the right to review these terms to determine if they constitute an impermissible shifting of control to a non-U.S. citizen lender. Based on discussions with counsel and with pertinent government officials, we believe the intention of the Maritime Administration is to prevent provisions couched as loan covenants from serving as a device to shift control to non-U.S. citizens, and not to impede conventional market based loans and credit facilities.

For purposes of the American Fisheries Act, a U.S. citizen is:

(i)  Any individual who is a citizen of the United States by birth, naturalization or as otherwise authorized by law; or

(ii)  Any entity (A) that is organized under the laws of the United States or of a State, (B) of which not less than 75% of the interest in such entity, at each tier of ownership of such entity and in the aggregate, is owned and controlled (including beneficial ownership and control) by U.S. citizens, and (C) with respect to which no voting or other agreements confer control to non-U.S. citizens.

Special rules applicable to corporations, limited liability companies, partnerships, trusts and other entities limit the number of non-U.S. citizen directors to a minority of a quorum of the board of directors, and require that certain principal officers and managers (including the chief executive officer, the chairman of the board of directors, trustees and general partners, and persons authorized to act in the absence or disability of such persons) be U.S. citizens.

On February 4, 2003, the Maritime Administration published final regulations implementing certain statutory requirements under the American Fisheries Act for lenders holding preferred mortgages on large U.S. flag fishing industry vessels directly or through qualified mortgage trustees. We expect that our secured lending arrangements will comply with these requirements.

The American Fisheries Act is relatively new legislation. As a result, no reported judicial cases clearly interpret its meaning. For this reason, the full future impact of the American Fisheries Act on our ownership and debt capital structure remains uncertain.

The Pollock Conservation Cooperative.    By limiting participation in the U.S. Bering Sea pollock fishery, the American Fisheries Act facilitated the formation of a cooperative agreement. In December 1998, the companies owning the 20 catcher-processors named in the American Fisheries Act formed the Pollock Conservation Cooperative. The Pollock Conservation Cooperative controls 36.6% of the directed pollock catch, with the remaining 3.4% of the sector’s 40.0% controlled by seven catcher-vessels that historically delivered to the catcher-processors. The original division of share among the companies was based primarily on historical performance and was reached by the mutual agreement of the participants. In December 1999, Alaska Trawl Fisheries, one of the original Pollock Conservation Cooperative members, agreed to sell its interest to the remaining Pollock Conservation Cooperative members and its vessel, Endurance, has been permanently removed from U.S. fisheries, leaving 19 eligible catcher-processors.

Under the terms of the Pollock Conservation Cooperative membership agreement, each participating company is allocated a percentage of the directed pollock catch by private contractual arrangement. Pollock and other groundfish allocation rights under the Pollock Conservation Cooperative are freely transferable to other participants pursuant to the membership agreement, without the prior consent or approval of the other participants. Participants can then harvest and process their quota shares at their own pace with vessels named in the American Fisheries Act, within certain seasonal restrictions. The stable nature of the U.S. Bering Sea pollock fishery is partly a function of the regulatory and cooperative structure that governs its activities. In addition, the change in fishery management introduced by the American Fisheries Act allowed the catcher-processor sector to: slow the harvesting pace in order to optimize the value per ton of harvested round fish; reduce operating costs; and minimize by-catch and discards.

In 2001, 2002 and 2003, we harvested an aggregate of 17.9%, 17.9% and 18.7%, respectively, of the total allowable catch. We are allocated 16.8% of the directed pollock catch under our Cooperative agreements, and we lease the right to harvest another 0.7% of the directed pollock catch from other vessels in our fishery, bringing us to 17.5% of the directed pollock catch (which is the maximum permitted harvesting allocation of the directed pollock catch by any single entity). Our share of the directed pollock catch represented 15.1% of the total allowable catch. We supplemented our share of the directed pollock catch in 2001, 2002, 2003 and 2004 by purchasing 28.0%, 28.0%, 36.0% and 50.0%, respectively, of the community development quota (or 2.8%, 2.8%, and 3.6% and 5.0%, respectively, of the total allowable catch) from Alaska Community Development Groups, two of which are equity investors in our company. The Alaska Community Development Groups are mostly comprised of native Alaskan villages and their residents.

The overall allocation of the total allowable catch, as well as our allocation and quota we have purchased, is illustrated in the following chart of the 2004 total allowable catch.

The Pollock Conservation Cooperative membership agreement will continue through the remainder of the named vessels’ lives, unless certain events occur, none of which we expect is likely to occur in the foreseeable future.

The following is a summary of the Pollock Conservation Cooperative current members and their allocations for 2004:

Company	Vessels	% of Directed Pollock Catch
American Seafoods	7	16.572%
Trident Seafoods	5	6.824
Arctic Storm/Fjord	2	3.633
Glacier Fish Ltd.	2	3.218
Alaska Ocean	1	3.004
Highland Light	1	1.764
Starbound Ltd.	1	1.585

Total	19	36.600%

In December 1998, the owners of the seven catcher-vessels listed in the American Fisheries Act as eligible to deliver or sell pollock to the Pollock Conservation Cooperative members formed the High Seas Catchers’ Cooperative. As with the Pollock Conservation Cooperative, the 3.4% of the directed pollock catch allocated to the seven catcher-vessels was divided by private contractual arrangement based primarily on historical catch performance. The members of the High Seas Catchers’ Cooperative and their respective allocations are listed below:

Company	Vessels	% of Directed Pollock Catch
Sea Storm	1	0.8226%
Neahkanie	1	0.6679
Tracy Anne	1	0.4642
Muir Milach	1	0.4538
Ocean Harvester	1	0.4325
American Seafoods	1	0.3149
Forum Star	1	0.2441

Total	7	3.4000%

The Pollock Conservation Cooperative and the High Seas Catchers’ Cooperative have entered into an agreement that allows the High Seas Catchers’ Cooperative members to lease their allocations directly to the Pollock Conservation Cooperative members. As a result, 100% of the High Seas Catchers’ Cooperative allocation is now harvested directly by Pollock Conservation Cooperative members.

The agreement governing our current arrangements with the Alaska Community Development Groups for purchasing community development quota expires at the end of 2005. We believe that we should be able to continue to purchase such quota based on the relationships we have developed with those groups, of which two are equity investors in our company.

Food Safety

The manufacture, processing, packaging, storage, distribution and labeling of food products are subject to extensive foreign, federal, state and local regulation. We are regulated by the U.S. Food and Drug Administration, the U.S. Department of Agriculture, the U.S. Department of Commerce, European Union regulators and various U.S. State and local health and agricultural agencies. In addition, some of our facilities are subject to regular on-site inspections and our production and distribution facilities are subject to various federal, state and local environmental and workplace and food safety regulations. Failure to comply with all applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, and criminal sanctions, any of which or all of which could have a material adverse effect on our business, financial condition and results of operations. None of our products has been subject to such a recall. Additionally, we expect that the food safety regulatory environment in the U.S., Europe and Asia will become more stringent. We believe that we are in substantial compliance with all such laws and regulations. Compliance with current or future laws or regulations could require us to make material expenditures or otherwise adversely affect our business, prospects, results of operations and financial condition.

Environmental Matters

Our vessels and facilities are subject to numerous foreign, federal, state and local laws and regulations relating to the treatment, storage, handling, disposal, emission and discharge of materials into the environment, including the federal Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-To-Know Act, the Comprehensive Environmental Response, Compensation and Liability Act, and their state and local counterparts. Under some of these laws, the owner or operator of facilities may be held liable for the costs of removing or remediating of hazardous substances on or under property, regardless of whether the owner or operator knew of or was responsible for the presence of such hazardous substance and regardless of whether the release or disposal of such substances was legal at the time it occurred. We believe that we are in substantial compliance with all such laws and regulations. We also believe that none of the environmental laws and regulations that regulate our business is expected to have a material impact on our business.

Under certain environmental laws and regulations, we will be required to expend capital in the future in order to remain in compliance. We do not believe that such capital expenditures required by environmental laws currently in effect will be material.

The National Marine Fisheries Service imposes various operational requirements that limit our ability to discard unwanted species, or by-catch, in the North Pacific. Regulation regarding by-catch is from time to time debated in various forums, including the United Nations, and is the subject of public campaigns by environmental groups. Any significant change in the by-catch rules resulting from these debates or campaigns could materially increase the costs or decrease the flexibility of our fishing operations.

Competition

Ocean Harvested Whitefish

Our main competitors in the ocean harvested whitefish segment are the other members of the Pollock Conservation Cooperative, including Trident Seafoods and Glacier Fish. We also compete with inshore processors, including Maruha and Nissui, and motherships, which rely on catcher-vessels to harvest and deliver fish. In addition, we compete with other pollock fisheries, particularly the Russian pollock fishery in the Sea of Okhotsk.

We compete in selling roe primarily on the basis of quality. The price of pollock roe is heavily influenced by the size and condition of roe skeins, color and freshness and the maturity of the fish caught. In addition, pollock roe prices are influenced by anticipated Russian and U.S. production and Japanese inventory carry-over, as pollock roe is consumed almost exclusively in Japan. Roe is primarily sold at auction, where we compete to sell into the Japanese market with other participants in our fishery, as well as with Russian producers. The prices of surimi and fillets are influenced primarily by expected production in the U.S. and Russian pollock fisheries, and other factors such as carry-over inventories and changes in demand. Because surimi and fillet blocks often are composed of the same raw material, the demand for one product can influence the price of the other. Surimi and fillet blocks are also produced utilizing species of fish other than pollock, such as hake or itoyori species. However, due to differences in flesh attributes between pollock and other species, the surimi and block produced from other species are generally not used as substitutes for pollock products and thus have minimal influence on pollock pricing.

In secondary processing, we compete both for raw materials and customers with numerous other processors. Competition for sales is based largely on price. Our competitors range from large volume, well established secondary processors to small independent importers and brokers. Our major competitors are Fishery Products International, Coldwater Seafoods, Iceland Seafood Corp. and Trident Seafoods.

Other Seafood Products

As of December 2003, there were approximately 24 U.S. catfish processing companies, including Confish, Heartland, America’s Catch and Delta Pride, our primary catfish competitors. We are the largest, processing over 16% of the U.S. farmed catfish market. In 2003, the top five and top ten U.S. catfish companies processed, in the aggregate, approximately 60% and 83% of the U.S. farmed catfish harvest, respectively.

Litigation

General.    We are from time to time party to litigation, administrative proceedings and union grievances that arise in the ordinary course of our business. Except as described below, we do not have pending any litigation that, separately or in the aggregate, would in the opinion of management have a material adverse effect on our results of operations or financial condition. However, given the inherent unpredictability of litigation, it is possible that an adverse outcome could, from time to time, have a material adverse effect on our operating results or cash flows in any particular quarterly or annual periods.

Crew Member Lawsuit.    On October 19, 2001, a complaint was filed in the United States District Court for the Western District of Washington and the Superior Court of Washington for King County. An amended complaint was filed in both courts on January 15, 2002. The amended complaint was filed against us by a former vessel crew member on behalf of himself and a class of over 500 seamen, although neither the United States District Court nor the Superior Court certified this action as a class action. On June 13, 2002, the plaintiff voluntarily dismissed the complaint filed in the Superior Court. The complaint filed alleged that we breached our contract with the plaintiffs by underestimating the value of the catch in computing the plaintiff’s wages. The plaintiff demanded an accounting of their crew shares pursuant to federal statutory law. In addition, the plaintiff requested relief under a Washington statute that would render us liable for twice the amount of wages withheld, as well as judgment against us for compensatory and exemplary damages, plus interest, attorneys’ fees and costs, among other things. The plaintiff also alleged that we fraudulently concealed the underestimation of product values, thereby preventing the discovery of their cause of action. The conduct allegedly took place prior to January 28, 2000, the date our business was acquired by Centre Partners and others through ASLP. On September 25, 2003, the court entered an order granting our motion for summary judgment and dismissing the entirety of the plaintiff’s claims with prejudice and with costs. The plaintiff filed a motion for reconsideration of this order which was denied by the court. The plaintiffs then appealed the District Court decision to the Ninth Circuit Court of Appeals. This appeal is currently pending. We have not recorded a liability related to this matter as of March 31, 2004 as the outcome is uncertain and the amount of loss, if any, is not estimable. We cannot assure you that the plaintiff will not prevail or that we will not be required to pay significant damages to resolve this litigation, which could have a material adverse effect on our business, results of operations, or financial condition.

In 2001 and 2002, we became aware of allegations that certain crew members may have tampered or attempted to tamper with measurement equipment on board one or more of our vessels. The National Marine Fisheries Service conducted an investigation regarding these allegations, and in consultation with the National Marine Fisheries Service, we also conducted an internal investigation regarding these allegations. In 2004, we received additional tampering allegations relating to one of our vessels. We and the National Marine Fisheries Service are currently conducting an investigation regarding these allegations. To date no fines or penalties have been assessed against us in connection with the 2004 allegations. However, the ultimate outcome of these matters is uncertain.

Insurance

We carry customary insurance coverage, including policies on each of our vessels which provide for the payment of an assessed amount corresponding to “fair market value” (generally approximately one-half of current replacement cost) in the event of a loss of a vessel. Additionally, all of our catcher-processor vessels have a further layer of umbrella insurance which provides coverage for 80% of the difference between such fair market value and the total replacement cost for one vessel during each one-year policy term. We also carry insurance covering product liability claims. We believe that we carry adequate insurance coverage for our business activities. However, such coverage may prove to be inadequate or may not continue to be available to us. If such coverage proves to be inadequate, the sinking or destruction of, or substantial damage to, any of our vessels could have a material adverse effect on our business, financial condition or results of operations.

Employees

As of May 15, 2004, we employed approximately 1,100 full-time personnel, including approximately 100 corporate staff employees and approximately 950 employees at our catfish and secondary processing facilities. In addition to the full-time personnel, we also employ a seasonal vessel crew, either full-time or part-time, of between 1,000 and 1,300 people, depending on the season. We have an annual retention rate of over 70% and we consider relations with our employees to be good.

In addition to their regular compensation, all corporate staff participate in an incentive plan to reward achievement of performance targets.

All vessel employees are compensated based upon a pre-season estimated value per product applied to actual production and actual roe value achieved by their vessel.

Management

Directors, Executive Officers and Key Employees

The following table identifies as of the completion of this offering the directors, executive officers and key employees of the Issuer.

Name	Age	Position
Bernt O. Bodal	50	Chairman and Chief Executive Officer, Director
Jeffrey Davis	54	Chief Operating Officer
Michael J. Hyde	48	General Counsel, President of American Seafoods Company LLC
Brad Bodenman	40	Chief Financial Officer and Treasurer
Amy Humphreys	38	Vice President of Finance and Corporate Development, and Secretary
Inge Andreassen	40	Vice President of Operations, American Seafoods Company LLC
John Cummings	47	President, American Seafoods International LLC and Southern Pride Catfish LLC
Howard T. Amos	53	Director
John E. Binkley	51	Director
William Bittner	58	Director
Morgen Crow	41	Director
Ren Jurgensen	59	Director, Chairman of the Audit Committee
George L. Majoros, Jr.	42	Director
Scott Perekslis	36	Director

Bernt O. Bodal.    Mr. Bodal has been the Chairman and Chief Executive Officer of the Issuer since May 2003 and holds Series B preferred stock of the Issuer. He has been the President of ASC Management, Inc., the general partner of ASLP, the Chairman and Chief Executive Officer of ASG since January 2000, and a director of ASC Management, Inc. since January 2000. From 1994 to 1998, Mr. Bodal served as President and Chief Executive Officer of American Seafoods Company and RGI Seafoods, a subsidiary of Norway Seafoods. Between 1998 and 2000, Mr. Bodal pursued personal investment activities. Mr. Bodal is the board designee of the Series B preferred share.

Jeffrey Davis.    Mr. Davis has been the Chief Operating Officer of the Issuer since May 2003. He has been the Chief Operating Officer of ASG, and the Chief Executive Officer of American Seafoods International LLC since January 2000. Mr. Davis was the President and Chief Executive Officer of Baader North America Corporation, a wholly-owned U.S. subsidiary of Baader Beteligungs GMBH, a manufacturer of fish and poultry processing machines, from 1980 to December 1999.

Michael J. Hyde.    Mr. Hyde has been the General Counsel of the Issuer since May 2003. He has been the President and Chief Executive Officer of American Seafoods Company LLC and General Counsel of ASG since 2000. American Seafoods Company LLC is a subsidiary of ASG through which we conduct our at-sea pollock harvesting and processing operations. From 1998 to 2000, Mr. Hyde was President of American Seafoods Company. Prior to 1998, Mr. Hyde practiced law in Seattle at Mundt MacGregor LLP, where he was a partner from 1991 to 1998.

Brad Bodenman.    Mr. Bodenman has been the Chief Financial Officer and Treasurer of the Issuer since May 2003. He has been the Chief Financial Officer of ASG since May 1, 2002 and Treasurer since March 2002. From April 2000 to December 2001, Mr. Bodenman was the Chief Financial Officer and Treasurer of Essential Markets, Inc., a developer of proprietary software, and from 1997 to 2000, Mr. Bodenman was the Chief Financial Officer and Treasurer of Muzak, LLC., a business music provider.

Amy Humphreys.    Ms. Humphreys has been the Vice President of Finance and Corporate Development, and Secretary of the Issuer since May 2003. She has been the Vice President of Finance of ASG since 2002. Ms. Humphreys was the Vice President of Corporate Development of ASG from 2000 to 2002 and the Business Development Manager of American Seafoods Company from 1996 to 2000.

Inge Andreassen.    Mr. Andreassen has been the Vice President of Operations of American Seafoods Company LLC since 2000. From 1996 to 2000, Mr. Andreassen was the Vice President of Operations of American Seafoods Company.

John Cummings.    Mr. Cummings has been the President of American Seafoods International LLC since April 2002 and President of Southern Pride Catfish LLC since December 2003. From 2000 to 2002, Mr. Cummings was President of Gofish.com, a privately held service firm with online seafood trading, and from 1993 to 2000, Mr. Cummings was President of Fishery Products International, Inc., a subsidiary of FPI Ltd., a supplier of fresh and frozen seafood products.

Howard T. Amos.    Mr. Amos will serve as a director of the Issuer upon the closing of this offering. Mr. Amos has been a director of Coastal Villages Region Fund since 2000 and Chairman of its board of directors since 2003. Additionally, Mr. Amos served as the President of the Indian Reorganization Act Council from 2001 to 2003 and the Mayor of the City of Mekoryuk from 1999 to 2000. Mr. Amos served on the board of directors of the NIMA Corporation from 1977 to 1998.

John E. Binkley.    Mr. Binkley will serve as a director of the Issuer upon the closing of this offering. Mr. Binkley has been President and Chief Executive Officer of Alaska Riverways, Inc. since 1990 and has served as Chairman of the board of directors of the Alaska Railroad Corporation since 1997.

William Bittner.    Mr. Bittner will serve as a director of the Issuer upon the closing of this offering. Mr. Bittner practices law in Alaska at Birch, Horton, Bittner and Cherot where he has been a senior attorney since 1973. Mr. Bittner has been a shareholder in Birch, Horton, Bittner, Inc. since 1973 and has served on its board of directors since 1976.

Morgen Crow.    Mr. Crow has served as a director of the Issuer since May 2003. He has been a director of ASC Management, Inc. since 2000. Mr. Crow has been the Executive Director of Coastal Villages Region Fund since 1999. Mr. Crow is a member of the board of directors of the Marine Conservation Alliance and the Pollock Conservation Cooperative. Mr. Crow is one of the two board designees of the Series A preferred share.

Ren Jurgensen.    Mr. Jurgensen will serve as a director of the Issuer and Chairman of its Audit Committee once this registration statement is declared effective. Mr. Jurgensen was a partner at KPMG LLP from 1979 to 2002. Mr. Jurgensen pursued personal business ventures in 2003 and 2004. In addition, Mr. Jurgensen has been a director of BSQUARE Corporation and Tool Builders Corporation since 2003.

George L. Majoros, Jr.    Mr. Majoros has served as a director of the Issuer since May 2003. He has served as a director of ASC Management, Inc. since 2002. Mr. Majoros has been President and Chief Operating Officer of Wasserstein & Co., LP since its inception in January 2001. Mr. Majoros was a Managing Director of Wasserstein Perella & Co., Inc. and the Chief Operating Officer of its Merchant Banking Group from 1997 to 2001. Mr. Majoros also serves on the board of directors of American Lawyer Media Holdings, Inc., American Lawyer Media, Inc. and numerous private companies.

Scott Perekslis.    Mr. Perekslis has been a director of the Issuer since May 2003. Mr. Perekslis has been a director of ASC Management, Inc. since 2000. Mr. Perekslis has been a Managing Director of Centre Partners Management LLC, one of our equity investors, since 2001. He has served in various capacities for Centre Partners and its affiliates since 1991. Mr. Perekslis is the Chairman of Hyco International, Inc. and is a member of the board of directors of Firearms Training Systems, Inc. and the Board of Trustees of Connors Brothers Income Fund. Mr. Perekslis is the board designee of the Series C preferred share.

Following the closing of this offering, we will have outstanding one share of each of our Series A, Series B and Series C preferred stock that will entitle the holder thereof to elect two members, one member and one member, respectively, of our board of directors. The share of our Series A preferred stock will be held directly or indirectly by Coastal Villages Pollock LLC. The share of our Series B preferred stock will be held directly or indirectly by Bernt O. Bodal, our chairman and chief executive officer. The share of our Series C preferred stock will be held directly or indirectly by Centre Partners Management LLC or by investment funds managed by Centre Partners Management LLC.

The right of the holder of the Series A preferred share to elect one of the two directors will be extinguished at the time that such holder’s direct and indirect equity interest in Holdings is either (i) reduced below 6.0% solely as a result of sales or other dispositions of shares of our Class A common stock or equity in ASLP or Holdings, or (ii) reduced below 3.0% for any reason. The right of the holder of any preferred share to elect any director will be extinguished at the time that such holder’s direct and indirect equity interest in Holdings is either (i) reduced below 4% solely as a result of sales or other dispositions of shares of our Class A common stock or equity in ASLP or Holdings, or (ii) reduced below 2% for any reason.

Such shares of preferred stock will also entitle the holders to vote together with the Class A common shares as a class on all matters presented to the Class A common stockholders for a vote and, in any such vote, each share of preferred stock will be entitled to an aggregate number of votes equal to the number of shares of our Class A common stock which the holder (together with certain affiliated parties) would be entitled to receive on an exchange or deemed exchange of its ASLP or Holdings units for IDSs.

The size of our board is fixed at nine and may not be changed without the approval of a majority of the directors elected by the holders of the preferred shares. Directors, other than those elected by the holders of the preferred shares, will be required to satisfy applicable independence standards and will be elected by the holders of the Class A common shares, the Class B common shares and the preferred shares voting together as a class. Cumulative voting will apply to the election of such directors. Unlike regular voting where a holder of shares votes those shares in favor of a candidate to fill each vacancy on the board, cumulative voting entitles a holder to pool or concentrate its votes by dividing among a smaller number of candidates, or casting for a single candidate, an aggregate number of votes equal to the number it would normally be entitled to cast multiplied by the number of directors to be elected. Thus, each common and preferred stockholder will be able to cast all of its votes for one nominee or distribute its votes among two or more nominees. Each of the directors will be elected annually.

We may redeem the preferred shares of any class for nominal consideration at any time after the holder thereof no longer holds any ASLP or Holdings units and is not entitled as a holder of the preferred shares and/or other equity in the Issuer to elect a director of our board. Holders of the preferred shares will not be entitled to receive dividends or distributions.

We will obtain insurance that indemnifies our directors and officers against certain liabilities.

Committees of the Board

The standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and governance committee.

Audit Committee

The principal duties and responsibilities of our audit committee will be as follows:

•	to monitor our financial reporting process and internal control system;

•	to appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work;

•	to oversee the performance of our internal audit function; and

•	to oversee our compliance with legal, ethical and regulatory matters.

The audit committee will have the power to investigate any matter within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

The audit committee will be comprised of three members. Two (one of whom will be a “financial expert” as defined in the federal securities laws) will be selected by the nominating and governance committee from among the directors not elected by holders of preferred stock. For so long as Coastal Villages Pollock LLC, as the holder of the Series A preferred share, does not sell equity that would reduce its holdings to below 6% of our business, the third member of the audit committee will be selected by the directors elected by Coastal. If Coastal is not entitled to elect two directors as the holder of the Series A preferred stock, the third member will be selected by the nominating and governance committee. All members of the audit committee must satisfy the criteria for membership on an audit committee established by the American Stock Exchange and the federal securities laws.

Compensation Committee

The principal duties and responsibilities of the compensation committee will be as follows:

•	to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

•	to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

•	to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

The compensation committee will initially consist of the directors not elected by holders of preferred stock. Vacancies on the committee may result only from a member either ceasing to serve on the board or voluntarily deciding not to serve on the committee. The nominating and governance committee will select an independent replacement to fill any vacancy. No director who is, or was formerly, elected to the board by any holder of preferred shares or is an affiliate of the preferred holders may serve on the compensation committee, except under certain circumstances (provided that such director is otherwise qualified to serve on such committee under applicable law, the criteria of the American Stock Exchange, and best governance practices as commonly understood and implemented by other public companies). Meetings of the compensation committee will be open to all directors provided that the Chief Executive Officer may not be present while his compensation is deliberated. For so long as Coastal Villages Pollock LLC, as the holder of the Series A preferred stock, does not sell equity that would reduce its holdings to below 6% of our business, certain significant compensation decisions will require the concurrence of a majority of the directors elected by the holders of preferred shares.

Nominating and Governance Committee

The principal duties and responsibilities of the nominating and governance committee will be as follows:

•	to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	to make recommendations regarding proposals submitted by our shareholders; and

•	to make recommendations to our board of directors regarding corporate governance matters and practices.

The nominating and governance committee will initially consist of the directors not elected by holders of preferred stock. Vacancies on the committee may result only from a member either ceasing to serve on the board or voluntarily deciding not to serve on the committee. The remaining committee members will select a replacement to fill any vacancy. No director who is, or was formerly, elected to the board by any preferred holder or is an affiliate of the preferred holders may serve on the nominating and governance committee, except under certain circumstances (provided that such director is otherwise qualified to serve on such committee under applicable law, the criteria of the American Stock Exchange, and best governance practices as commonly understood and implemented by other public companies). Meetings of the nominating and governance committee will be open to all directors.

Nomination of Directors

Our organizational documents contain special provisions governing the process of nominating directors for election to the board. At least sixty days before we file our annual proxy statement with the Securities and Exchange Commission, the nominating and governance committee would conduct a review of the performance of the directors not elected by the preferred directors and, at least forty-five days before the filing date, would propose a slate of nominees to be included in the proxy statement. If any two directors oppose the nomination of any of the nominees, they may, at least thirty days before the filing of the proxy statement, designate for each nominee who is opposed, an alternate nominee who satisfies applicable independence standards and is not affiliated with any holder of preferred stock. Disclosure about the alternate candidates would be included in the proxy statement together with disclosure about the nominees proposed by the nominating and governance committee. We would pay the reasonable and ordinary expenses related to the solicitation of proxies at the annual meeting and the election process at the annual meeting.

Directors’ and Executive Officers’ Compensation

Compensation of Directors

The members of the Issuer’s board of directors, except for any member who is an executive officer, will be paid $40,000 annually, and the independent directors will also receive a one time payment sufficient for them each to purchase 1,000 IDSs immediately following the closing. These IDSs may be sold or otherwise disposed of by such member at the earlier of such member no longer serving on the board of directors or the passage of three years. The Chairman of the Issuer’s Audit Committee will receive an extra $25,000 annually for his additional services as well as an additional one time payment of 1,000 IDSs.

Compensation of Executive Officers

The following table sets forth information concerning the compensation of the chief executive officer and each of the four most highly compensated executive officers of the operating subsidiaries of Holdings during each of the last three fiscal years.

Summary Compensation Table

	Annual Compensation(1)					Long Term Compensation Awards Securities Underlying Options/ SARs(3)		All Other Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus(2)
Bernt O. Bodal	2003		$400,000		—	—			$14,218	(4)
Chairman and Chief Executive Officer	2002		$392,708		$341,344	75,067	(5)		$15,938
	2001		$375,000		$166,407	—			$15,805

Michael J. Hyde	2003		$340,000		—	—			$76,345	(6)
General Counsel, President of ASC	2002 2001	$ $	335,625 325,000	$ $	290,142 186,907	15,666 —	(7)	$ $	72,114 63,931

Jeffrey Davis	2003		$340,000		—	—			$11,385	(8)
Chief Operating Officer	2002		$335,624		$290,142	27,900	(9)		$6,669
	2001		$325,000		$154,407	—			—

Brad Bodenman	2003		$185,000		—	—			$4,940	(10)
Chief Financial Officer and Treasurer	2002		$146,459		$125,000	5,550	(11)		—
	2001		—		—	—			—

Amy Humphreys	2003		$156,923		—	—			$5,607	(12)
Vice President of Finance and Corporate Development, and Secretary	2002 2001	$ $	131,009 119,264	$ $	91,937 47,537	3,334 —	(13)	$ $	5,536 5,044

(1)	Includes amounts deferred under the American Seafoods Group Deferred Compensation Plan. The American Seafoods Group Deferred Compensation Plan also provides for a company match of $0.25 for each dollar deferred (up to a maximum of 15% of compensation) (for amounts, see “All Other Compensation” column).
(2)	In 2003, no management bonuses were paid in accordance with our employment agreements and our general bonus policy, which does not require the payment of bonuses based on financial performance for any year in which there is or would be a violation of a covenant under our existing credit agreement. But for the elimination of these bonuses in 2003, we would have been in violation of our leverage covenant under our existing credit agreement.
(3)	As of the date of this prospectus, ASLP held 99.4% of the beneficial interests in Holdings and had 810,842 units outstanding.
(4)	Includes a company match under the American Seafoods Group Deferred Compensation Plan of $11,719 and $2,500 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(5)	Includes a grant under the Unit Option Plan of 8,250 Series E options and 66,817 repriced options.
(6)	Includes a payment under an agreement which provides that the company shall continue making annual $50,000 payments until 2005; company match under the American Seafoods Group Deferred Compensation Plan of $23,380 and $2,965 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(7)	Includes a grant under the Unit Option Plan of 6,000 Series E options and 9,666 repriced options.
(8)	Includes a company match under the American Seafoods Group Deferred Compensation Plan of $10,318 and $1,067 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(9)	Includes a grant of 6,000 Series E options under the Unit Option Plan and 21,900 repriced options.
(10)	Includes a company match under the American Seafoods Group Deferred Compensation Plan of $3,318 and $1,623 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(11)	Includes grants under the Unit Option Plan of 1,850 Series A options; 1,850 Series E options and 1,850 Series F options.
(12)	Includes a company match under the American Seafoods Group Deferred Compensation Plan of $4,688 and $919 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(13)	Includes a grant of 1,500 Series E options under the Unit Option Plan and 1,934 repriced options.

Aggregated Option Exercises and Fiscal Year-End Option Value

There were no options exercised during 2003. The following table sets forth certain information regarding options in ASLP held by the named executive officers at December 31, 2003.

	Number of Securities Underlying Unexercised Options at FY End		Value of Unexercised In-the-Money Options at FY End
	Exercisable	Unexercisable	Exercisable	Unexercisable
Bernt O. Bodal	2,930	33,295	$869,514	$10,980,020
Jeffrey Davis	1,350	13,660	$375,033	$4,135,852
Michael J. Hyde	1,017	8,736	$265,296	$2,333,732
Brad Bodenman	185	5,365	$37,579	$1,089,793
Amy Humphreys	233	2,018	$59,321	$524,555

After completion of this offering, only the Issuer and its wholly-owned subsidiaries and ASLP will own equity interests in Holdings. In addition, members of management will have unvested options to acquire equity interests in ASLP, a portion of which will vest based either on the option holders’ continued employment or on a combination of such continued employment and the achievement by Holdings of performance targets. The options that vest in this compensatory manner will be structured so that the resulting dilution is shared ratably by the Issuer and ASLP. Other management options to acquire equity interests in ASLP will dilute only the owners of ASLP. See “—ASLP Unit Option Plan.”

Employment Agreements

Each of Bernt O. Bodal, Jeffrey Davis, Michael J. Hyde and Brad Bodenman has an employment agreement with ASLP and ASG, which will be amended in connection with the offering to include Holdings and the Issuer as employer parties. The employment agreements expire in 2005, and are subject to automatic extensions for succeeding terms of one year each unless terminated by delivery of notice by either party in accordance with the terms of the contract. Pursuant to these contracts, each executive may receive, in addition to his base salary, a discretionary and nondiscretionary bonus. Any discretionary bonus will be determined by the board of directors of the Issuer in its sole discretion. The nondiscretionary bonus will be awarded if the Adjusted EBITDA of Holdings exceeds certain targets, but the nondiscretionary bonuses will not be payable if, at the time of payment or at any time during the year of measurement, we are in default under any credit agreement relating to indebtedness for borrowed money.

If we terminate any of these executives’ employment with cause or if any of these executives terminates his employment without good reason, the executive is entitled only to payment of his unpaid base salary for the period prior to termination. If an executive’s employment terminates because of his death, or we terminate the executive’s employment upon his disability, then the executive is entitled to his unpaid salary and a pro-rated share of the nondiscretionary portion of the bonus to which he would otherwise have been entitled in respect of the year during which termination occurred. If we terminate an executive’s employment for any other reason or if the executive terminates for good reason, he is entitled to all of the foregoing, as well as severance compensation equal to the amount of his actual aggregate base salary for the 12 month period immediately prior to such termination payable over a 24 month period.

In addition to the generic terms described above, the executives’ particular employment agreements will provide the following specific terms:

Bernt O. Bodal.    Mr. Bodal will serve as the Chairman and Chief Executive Officer of the Issuer. Under the terms of his employment agreement, Mr. Bodal will receive a base salary of $390,000, which may be adjusted but not decreased below $390,000. The employment agreement also provides, with certain exceptions, that Mr. Bodal may not participate in any entity that competes with us or any of our subsidiaries, or any line of business which we or any of our subsidiaries is contemplating, for a period between 12 months and 24 months after the employment term and severance pay period, if applicable, depending on the method of termination. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Bodal for a 36 month period after the employment term and severance pay period, if applicable.

Michael J. Hyde.    Mr. Hyde will serve as the General Counsel of the Issuer and President of American Seafoods Company LLC. Under the terms of his employment agreement, Mr. Hyde will receive a base salary of $325,000, which may be adjusted but not decreased below $325,000. The employment agreement also provides, with certain exceptions, that Mr. Hyde may not participate in any entity whose primary business involves the catching, processing or selling of pollock for a period of 12 to 24 months after the employment term and severance pay period, if applicable, depending on the method of termination. However, the agreement does not prevent Mr. Hyde from providing independent legal services under certain circumstances. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Hyde for a 12 month to 36 month period after termination of employment and the severance pay period, if applicable, depending on the method of termination.

Jeffrey Davis.    Mr. Davis will serve as the Chief Operating Officer of the Issuer. Under the terms of his employment agreement, Mr. Davis will receive a base salary of $300,000, which may be adjusted but not decreased below $300,000. The employment agreement also provides, with certain exceptions, that Mr. Davis may not participate in any entity that competes with us or any of our subsidiaries, or any line of business which we or any of our subsidiaries is contemplating, for a period between 12 months and 24 months after the employment term and severance pay period, if applicable, depending on the method of termination. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Davis for a 36 month period after the employment term and severance pay period, if applicable.

Brad Bodenman.    Mr. Bodenman will serve as the Chief Financial Officer and Treasurer of the Issuer. Under the terms of his employment agreement, Mr. Bodenman will receive a base salary of $185,000, which may be adjusted but not decreased below $185,000. The employment agreement also provides, with certain exceptions, that Mr. Bodenman may not participate in any entity that competes with ASG or any of its subsidiaries, or any line of business which ASG or its subsidiaries is contemplating for a period of 12 months after the employment term and severance pay period, if applicable, depending on the method of employment termination. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Bodenman for a 36 month period after termination of employment and the severance pay period, if applicable, depending on the method of employment termination.

ASLP Unit Option Plan

ASLP adopted a Unit Option Plan on January 28, 2000, which was amended and restated effective December 16, 2002. Options to acquire units in ASLP were granted under the plan to officers and certain key employees. The purpose of the Unit Option Plan was to promote the success of ASLP and the interests of its partners by attracting, motivating, retaining and rewarding eligible participants.

The ASLP Unit Option Plan has been administered by the entire board of directors of ASC Management, Inc. The board has selected eligible participants for participation in the Unit Option Plan and determined the number of partnership units subject to each option granted thereunder, the exercise price of such option, the time and condition of exercise of such option and all other terms and conditions of such option, including the form of the option agreement setting forth the terms and conditions of such option.

As of May 24, 2004, there were a total of 103,430 options outstanding under the ASLP Unit Option Plan, of which 13,288 were vested. In addition, we expect that 15,820 options will vest immediately prior to the consummation of this offering. The unvested options will consist of 16,209 Series A Options (which vest based upon the passage of time), 9,138 Series C Options (which vest based upon sales of Centre Partners’ direct or indirect interests in Holdings), 6,317 Series D Options (which also vest based upon sales of Centre Partners’

direct or indirect interests in Holdings), 33,885 Series E Options (which will vest based upon the achievement of certain specified EBITDA targets), and 8,773 Series F Options (which vest based upon the timing of Centre Partners’ exit and the returns achieved by Centre Partners).

Pursuant to the Holdings partnership agreement, ASLP will have the right to automatically receive additional Holdings equity and notes in amounts corresponding to a portion of the ASLP units received on exercises of the outstanding Series A Options and Series E Options (other than in respect of a portion of the Series A Options, the vesting of which will be accelerated immediately prior to the offering) in exchange for the corresponding proceeds received by ASLP upon exercise of the options. In addition, following the liquidation of ASLP, which will occur on or about the fourth anniversary of this offering, any unexercised Series A and Series E options will be converted into options to acquire Holdings equity and debt. The effect of these arrangements will be to cause these options, which vest based on term of employment and performance, respectively, to dilute holders of IDSs and holders of ASLP units ratably. If all such options vested and were exercised, following the offering, the Issuer’s percentage ownership in Holdings would decline from 77.9% to 75.4%. Following the consummation of this offering, the outstanding Series C Options, Series D Options and Series F Options will also remain outstanding at ASLP but ASLP will not receive any corresponding rights in Holdings. Thus, the dilution caused by exercise of these options will be borne by the holders of ASLP units.

We may in the future adopt a long-term incentive plan to provide incentive compensation for any new members of management or to supplant the existing options once they have been exercised or have lapsed.

Security Ownership of Certain Beneficial Owners and Management

The following table and accompanying footnotes provide information regarding the direct or indirect beneficial ownership of equity interests in Holdings before the completion of this offering and in the Issuer after the completion of this offering as described below. The persons listed below include: (i) each person known to us to beneficially own 5% or more of the equity interests in Holdings; (ii) each named executive officer of the Issuer, Holdings and ASG; (iii) each director of the Issuer; (iv) all named executive officers and directors as a group; and (v) the U.S. Equity Partners Funds.

The persons listed on the following table own, prior to the completion of this offering, equity interests in Holdings directly or indirectly through ASLP and other entities. After the completion of this offering, only the Issuer and its wholly-owned subsidiaries and ASLP will own equity interests in Holdings; the current holders of direct interests in Holdings will have exchanged their interests in Holdings for interests in ASLP. Under the ASLP Unit Option Plan, certain members of management will have unvested options to acquire interests in ASLP which, in turn, represent existing interests in debt and equity of Holdings. In addition, certain members of management will have unvested options to acquire interests in ASLP which will represent interests in debt and equity securities of Holdings that have not yet been issued. See “Management—ASLP Unit Option Plan.” And under the Exchange and Registration Rights Agreement, holders of interests in ASLP will have the right to exchange with the Issuer their interests in ASLP for IDSs. Upon any such exchange, the Issuer will have the right to direct ASLP to deliver to it, in redemption of the ASLP units received by the Issuer on such exchange, a ratable portion of the Holdings equity and the Holdings notes held by ASLP. See “Related Party Transactions—Exchange and Registration Rights Agreement.” As of the date of this prospectus, ASLP held 99.4% of the beneficial interests in Holdings and had 810,842 units outstanding.

The information in the “Before the Completion of the Offering” columns is based on the equity ownership of Holdings as of May 24, 2004 and the information in the “Pro Forma After the Completion of this Offering and Subsequent Exchange” columns is the projected ownership following completion of this offering and all transactions described herein. Because all outstanding and currently vested options may be exercised prior to the completion of this offering, both the “Before the Completion of this Offering,” “Percentage of Vote in Issuer After the Completion of this Offering” and the “Pro Forma After the Completion of this Offering and Subsequent Exchange” columns treat all such vested options as exercised to provide a clearer illustration of the potential effects of this offering. In addition, upon the consummation of the transactions contemplated by this offering, a portion of the currently outstanding and unvested options to acquire interests in ASLP will become vested. Accordingly, the “Percentage of Vote in Issuer After the Completion of this Offering” and “Pro Forma After the Completion of this Offering and Subsequent Exchange” columns were calculated based on the assumption that all such vesting options will be exercised, again to provide a clearer illustration of the potential effects of this offering. Further, because certain beneficial owners and members of management will receive the Issuer’s Class B common stock in connection with this offering and the Class B common stock is entitled to one vote per share, the “Percentage of Vote in Issuer After the Completion of this Offering” column shows the percentage of vote in the Issuer held by the beneficial owners and members of management following the completion of this offering. After a holding period of two years, the shares of Class B common stock may be exchanged for IDSs at a rate of 1.455 shares of Class B common stock per IDS. As described above, under the Exchange and Registration Rights Agreement, holders of interests in ASLP will have the right to exchange with the Issuer their interests in ASLP for IDSs. In addition to the assumed exercise of vested options described above, the “Pro Forma After the Completion of this Offering and Subsequent Exchange” columns were calculated based on the assumption that all shares of the Issuer’s Class B common stock were exchanged for their equivalent IDSs, and all holders of ASLP units exercised their rights to exchange with the Issuer their ASLP units for IDSs. The actual amount of options that will vest may be affected by the actual amount of the closing date distribution to equity holders. The numbers in the table are based upon the projected distributions as of March 31, 2004.

Coastal Village Pollock LLC, Mr. Bernt O. Bodal and Centre Partners as, respectively, the owners of the Issuer’s Series A, B and C preferred stock will have the initial right to elect two directors, one director and one director, respectively, of our board. Our board will consist of nine members following this offering, a majority of whom will be independent, and may not be expanded or contracted without the approval of a majority of the directors elected by the holders of the preferred shares. The preferred shares will vote together with the Class A common shares and the Class B common shares as a class on all matters presented to the Class A common stockholders for a vote and, in any such vote, each share of preferred stock will be entitled to an aggregate number of votes equal to the number of shares of our Class A common stock which the holder (together with certain affiliated parties) would be entitled to receive on an exchange or deemed exchange of its ASLP or Holdings units for IDSs.

	Before the Completion of this Offering		Percentage of Vote in Issuer After the Completion of this Offering(5)	Pro Forma After the Completion of this Offering, exchange of ASLP units and assuming the exchange of Class B Common Stock for IDSs
Name of Beneficial Holder(1)	Number of Holdings Units (2)(3)	Percentage of Holdings Units(4)		Shares of Issuer’s Class A Common Stock(3)(6)	Percent of Issuer’s Class A Common Stock(7)
Centre Partners(8)	2,330,308	23.30%	7.88%	3,587,733	7.18%
Coastal Villages(9)	3,670,360	36.70%	12.54%	5,650,872	11.31%
Bernt O. Bodal(10)	2,239,514	22.40%	7.98%	3,593,876	7.20%
U.S. Equity Partners Funds(11)	421,648	4.22%	*	537,081	1.08%
Jeffrey Davis	434,363	4.34%	*	713,207	1.43%
Inge Andreassen	125,866	1.26%	*	202,026	*
Michael J. Hyde	91,470	*	*	155,678	*
Brad Bodenman	18,619	*	*	39,912	*
Amy Humphreys	63,685	*	*	101,020	*
Howard Amos(12)	—	—	—	—	—
John E. Binkley	—	—	—	—	—
William Bittner	—	—	—	—	—
Morgen Crow(13)	—	—	—	—	—
Ren Jurgensen	—	—	—	—	—
George L. Majoros, Jr.(14)	—	—	—	—	—
Scott Perekslis(15)	—	—	—	—	—
All directors and executive officers as a group (12 persons)	2,973,517	29.74%	8.76%	4,805,719	9.62%

*	Less than 1%
(1)	Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of securities set forth opposite their names.
(2)	Except for Mr. Bodal, who beneficially owns directly and indirectly through various entities 23.00% of the membership interests in Holdings, Mr. Davis, who beneficially owns indirectly through ASLP 4.55% of the membership interests in Holdings, and Mr. Andreassen, who beneficially owns indirectly through ASLP 1.29% of the units in Holdings, no director or executive officer beneficially owns 1% or more of the units in Holdings. In each case this percentage is based upon the assumed exercise by the pertinent holder of such holder’s options referenced in Note 3 below.
(3)	Includes indirect interests in Holdings resulting from the assumed exercise of currently exercisable options to purchase the following numbers of units in ASLP: Mr. Bodal—5,737 units; Mr. Davis—2,350 units; Mr. Hyde—1,572 units; Ms. Humphreys—345 units; Mr. Bodenman—185 units; other executive officers as a group—765 units and an estimated 36,279 units that would be issued on the assumed exercise of warrants by U.S. Equity Partners Funds.
(4)	Applicable percentage of ownership is based on 810,842 limited partnership units in ASLP and 10,000,000 units in Holdings outstanding as of May 24, 2004 plus 13,288 ASLP units that will be issued upon exercise of exercisable ASLP options.
(5)	Voting percentage includes Class B common shares as follows: Centre Partners—924,240 shares of Class B common stock; Coastal Villages—1,658,553 shares of Class B common stock; Mr. Bodal—1,061,651 shares of Class B common stock; U.S. Equity Partners—143,948 shares of Class B common stock; Mr. Davis—226,318 shares of Class B common stock; Mr. Andreassen—64,108 shares of Class B common stock; Mr. Hyde—49,400—shares of Class B common stock; Mr. Bodenman—12,665 shares of Class B common stock; and Ms. Humphreys—32,056 shares of Class B common stock.
(6)	Includes indirect interests in Holdings resulting from the assumed exercise of options, which will vest and become exercisable in connection with this offering, to purchase the following numbers of units in ASLP Mr. Bodal—8,155 units; Mr. Davis—2,485 units; Mr. Hyde—830 units; Ms. Humphreys—166 units; Mr. Bodenman—628 units. Also assumes the full exchange of ASLP units for IDSs.
(7)	Applicable percentage is based on 49,941,977 shares of Class A common stock outstanding, assuming the exchange of all ASLP units for IDSs, the exchange of Class B common stock into IDSs, and the net exercise of warrants by the U.S. Equity Partners Funds.

(8)	Consists of an aggregate of 200,502 limited partnership units in ASLP: (a) 153,181 limited partnership units in ASLP owned of record by Centre Capital Investors III, L.P. (“Investors III”), (b) 18,534 limited partnership units in ASLP owned of record by Centre Partners III Tax Exempt Holdings (“CPIII”), (c) 19,195 limited partnership units in ASLP owned of record by ASC Offshore Holding Corporation (“Holdings Corp.”), (d) 1,120 limited partnership units in ASLP owned of record by Centre Capital Individual Investors III, L.P. (“Individual III”), (e) 8,371 limited partnership units in ASLP owned of record by Centre Capital Partners Coinvestment III, L.P. (“Coinvestment III”). Investors III, Individual III and Coinvestment III are limited partnerships, of which the general partner of each is Centre Partners III, L.P., and (f) 100 limited partnership units in ASLP owned of record by ASC Management, Inc.
(9)	The columns include an aggregate of 23,706 partnership units in ASLP beneficially owned by Coastal Villages through its purchase of an interest in CPIII and Holdings Corp. Coastal Villages is shown as the beneficial owner of its proportionate share of the partnership units in ASLP held by CPIII and Holdings Corp. because Coastal Villages can vote the partnership units on certain important matters and CPIII and Holdings Corp. are special purpose entities formed solely to hold partnership units.
(10)	The columns include an aggregate of 13,873 interests in ASLP beneficially owned by Mr. Bodal through his purchase of an interest in CPIII. Mr. Bodal is shown as the beneficial owner of his proportionate share of the interests in ASLP held by CPIII because Mr. Bodal can vote the interests on certain important matters and CPIII is a special purpose entity formed solely to hold interests.
(11)	In addition to the U.S. Equity Partners warrants, the U.S. Equity Partners Funds own a preferred equity interest in Holdings for which they paid $20.2 million and a note with a principal amount of $4.3 million for which they paid $3.8 million.
(12)	Mr. Amos is a director of Coastal Villages Region Fund, the parent of Coastal Villages Pollock LLC, and as such may be deemed to beneficially own and share the power to vote or dispose of the interests held by Coastal Villages Pollock LLC. Mr. Amos disclaims beneficial ownership of such interests.
(13)	Mr. Crow is a director of Coastal Villages Region Fund, the parent of Coastal Villages Pollock LLC, and as such may be deemed to beneficially own and share the power to vote or dispose of the interests held by Coastal Villages Pollock LLC. Mr. Crow disclaims beneficial ownership of such interests.
(14)	Mr. Majoros is President and Chief Operating Officer of Wasserstein & Co., LP and as such may be deemed to beneficially own and share the power to vote or dispose of the interests held by the U.S. Equity Partners Funds. Mr. Majoros disclaims beneficial ownership of such interests.
(15)	Scott Perekslis is Managing Director of Centre Partners and as such may be deemed to beneficially own and share the power to vote or dispose of the securities held by Investors III, Individual III and Coinvestment III. Mr. Perekslis disclaims beneficial ownership of such securities.

The addresses of the beneficial owners shown in the table above who are beneficial owners of five percent or more of Holdings’ membership interests are as follows: Centre Partners Management LLC, 30 Rockefeller Plaza, Suite 5050, New York, New York 10020; Coastal Villages Pollock LLC, 711 H Street, Suite 200, Anchorage, Alaska 99501; and Bernt O. Bodal, American Seafoods Corporation, Market Place Tower, 2025 First Avenue, Suite 1200, Seattle, Washington 98121.

Related Party Transactions

Agreements Relating to ASLP, Holdings and our Class B Common Stock

Exchange and Registration Rights Agreement

Effective upon the consummation of this offering, the Issuer, Holdings and ASLP will enter into the Exchange and Registration Rights Agreement. Under the Exchange and Registration Rights Agreement, the Issuer will (i) issue exchange warrants to all ASLP partners and option holders permitting such holders after one year to exchange their ASLP limited partnership units for IDSs at certain times and under certain circumstances, (ii) provide such partners and option holders certain demand, piggyback and shelf registration rights, (iii) provide for the exchange of the Class B common stock for IDSs (or one or both of its constituent securities) at certain times and under certain circumstances, and (iv) agree at certain times to use its reasonable best efforts to effect one or more offerings of IDSs in order to fund certain redemptions of Holdings equity and notes and/or ASLP units. The exchange warrants and registration and redemption rights give effect to and replace the registration rights provisions in the original ASLP Securityholders Agreement referenced below.

Under the exchange warrants, each holder of an exchange warrant may, following the first anniversary of this offering and at such holder’s option, exchange some or all of such holder’s ASLP units for IDSs. Following any exchange, the Issuer will have the right to direct ASLP to deliver to it, in redemption of the ASLP units received by the Issuer in such exchange, a ratable portion of the Holdings equity and notes held by ASLP. In the event of any such redemption, the Issuer will not receive any interest in assets or liabilities of ASLP other than the Holdings equity and notes so distributed. ASLP will indemnify the Issuer for any liabilities associated with such redemption.

The amount of IDSs delivered by the Issuer to an ASLP unit holder in any exchange will equal such holder’s indirect pro rata interest in Holdings equity and notes. Thus, the indirect pro rata ownership in Holdings of stockholders of the Issuer and holders of ASLP units will not change as the result of any exchange. Holders of IDSs who are former holders of ASLP units will generally be entitled to receive the same aggregate amount of quarterly dividend and interest payments from the Issuer as such holders would have been entitled to receive from ASLP absent such exchange, subject to incremental Issuer-level expenses, including taxes. The exchange warrants will expire upon the dissolution of ASLP, which will occur on or about the fourth anniversary of this offering.

In addition, the Exchange and Registration Rights Agreement will permit holders of our Class B common stock to exchange their Class B common stock for IDSs at an exchange rate of one IDS for each 1.455 shares of Class B common stock (subject to adjustment for any stock splits, reverse stock splits, combinations or reclassifications). The Class B common stock will not be exchangeable for IDSs for two years following the closing of this offering, unless an automatic separation of the IDSs has occurred, in which case such exchange is permitted (during two annual exercise periods, if prior to the dissolution of ASLP, or subject to certain registration rights and conditions) provided that the first anniversary of this offering has occurred. Following an automatic separation of IDSs, the Class B common stock will become exchangeable for Class A common stock and notes for so long as any notes remain outstanding; if no notes remain outstanding, the Class B common stock will become exchangeable for Class A common stock on a one-for-one basis. If all such Class B common stock were exchanged for IDSs, the holders of our Class B common stock would receive an aggregate of 3,083,908 IDSs representing 3,083,908 shares of the Issuer’s Class A common stock and $15.4 million aggregate principal amount of notes. See “Description of Capital Stock—Class B Common Stock.”

Centre Partners, Coastal Villages and Bernt O. Bodal will each have certain demand registration rights as follows. For the six months preceding the first anniversary of this offering, each such holder will have one demand right to require the Issuer to use its reasonable best efforts to effect an offering of IDSs to the public to fund certain redemptions of their ASLP units. Following the first anniversary of this offering, each such holder will have four demand rights (three for the registration of either the issuance or resale of Company securities and one for the registration solely for the resale of Company securities).

The four demand registration rights may be used prior to the dissolution of ASLP (to require the Issuer to use its reasonable best efforts to register for resale IDSs received in exchange for Class B common stock or in exchange for ASLP units pursuant to the exercise of an exchange warrant) or following the dissolution of ASLP (to require the Issuer to use its reasonable best efforts to effect an offering of IDSs to the public to fund certain redemptions of Holdings equity and notes distributed to ASLP partners upon the dissolution of ASLP, or to register for sale) or resale of Company securities.

In addition, we are obligated to make our best efforts to file a shelf registration statement no later than the first anniversary of this offering covering the sale or resale of the various securities that may be received by the ASLP partnership unit holders and to keep the shelf registration statement effective until the dissolution of ASLP or the earlier disposition of such securities. Any demand registration right exercised during a period in which there is an effective shelf registration statement covering IDSs issuable upon the exchange of ASLP units or Class B common stock will be deemed to be a demand for an underwritten offering for the resale of such IDSs under such shelf registration.

To reduce administrative complexities, the Issuer shall not be required to register IDSs in connection with any such demand registration rights unless the amount of IDSs to be registered is at least $10 million where such registration is for the resale of IDSs between the first anniversary of this offering and the dissolution of ASLP, or at least $15 million where such registration is for the issuance of IDSs prior to the first anniversary of this closing or after the dissolution of ASLP (except in connection with an exchange of Class B common stock after the dissolution of ASLP, in which case the minimum will be $10 million).

Following the first anniversary of this offering but prior to the dissolution of ASLP, holders of exchange warrants may exercise all or a portion of their exchange warrants during either of the two annual exercise periods, provided that, with respect to the first of these two periods, exercise would result in the issuance to holders of exchange warrants of at least $10 million of IDSs.

Following the dissolution of ASLP, holders (other than Centre Partners, Coastal Villages and Bernt O. Bodal) of Holdings equity and notes will have the right during either of two annual redemption periods to require the Issuer to use its reasonable best efforts to effect an offering of IDSs to the public to fund the redemption of Holdings equity and notes held by former ASLP unitholders, provided that with respect to the first of these two periods, at least $10 million of IDSs are issued and, with respect to the second of these two periods, which has no similar threshold, the demanding holders were not able to participate (directly or indirectly) in a public offering of IDSs by the Issuer within the prior eighteen months.

To the extent that after six-months but prior to the first anniversary of this offering or following the dissolution of ASLP the Issuer issues IDSs to the public upon the exercise of a demand right by holders of ASLP units or Holdings equity and notes, the Issuer will invest the net proceeds of such issuance in Holdings equity and notes. If the issuance occurs prior to the dissolution of ASLP, Holdings will use the net proceeds to redeem a corresponding amount of Holdings equity and notes held by ASLP, and ASLP will then redeem ASLP units from the demanding ASLP unitholders. If the issuance occurs after the dissolution of ASLP, Holdings will use the net proceeds to redeem a corresponding amount of Holdings equity and notes held by the former ASLP unitholder.

Following the dissolution of ASLP, the Issuer may, at any time at which less than $10 million of Holdings equity and notes is held by former ASLP unitholders (other than Centre Partners, Coastal Villages or Bernt O. Bodal), require Holdings to redeem for cash all or a portion of the Holdings equity and notes held by such former ASLP unitholders, on a pro rata basis.

The Exchange and Registration Rights Agreement will also require the Issuer to use its reasonable best efforts to furnish a shelf registration statement from and after the first anniversary of this offering covering IDSs issuable upon the exercise of exchange warrants or upon the exchange of Class B common stock for IDSs, which registration statement will generally remain effective until the dissolution of ASLP, subject to customary exceptions.

The Issuer may postpone any issuance of IDSs upon the exercise of a demand registration right or exchange warrant or exchange of Class B common stock during the pendency of any default by the Issuer under the terms of its notes.

The Exchange and Registration Rights Agreement will also (i) restrict the activities of the Issuer to those of a holding company and require that it conduct all business activities through Holdings unless otherwise agreed in writing by ASLP, (ii) restrict ASLP from incurring material liabilities and (iii) provide the Issuer with certain rights to enforce, and prevent the amendment of, the foreign ownership restrictions related to the ownership of ASLP units.

As a condition to our obligation to issue IDSs (i) to satisfy any demand by holders of ASLP units or Holdings equity and notes for redemption of such units, equity or notes (ii) upon exercise of exchange warrants, or (iii) upon exchange of shares of Class B common stock:

•	we must be permitted by the indenture to issue the additional notes to be included in such IDSs, which requires, among other things, that

•	no event of default has occurred and is continuing;

•	we have obtained a solvency opinion from an independent appraisal firm; and

•	our board of directors has determined that the additional notes should be treated as debt for U.S. federal income tax purposes;

•	such transaction must comply with applicable laws, including, without limitation, securities laws, laws relating to redemption of equity and laws relating to the issuance of debt;

•	such issuance of IDSs must occur pursuant to an effective registration statement;

•	such transaction must not conflict with or cause a default under any material financing agreement; and

•	we must have received at least 30 but not more than 60 days advance notice of such transaction.

ASLP Securityholders Agreement

The holders of options and units in ASLP are party to a Securityholders Agreement that was originally entered into on January 28, 2000 and that has been amended from time to time. As in effect on the date of this prospectus, the ASLP Securityholders Agreement imposes restrictions on transfers of securities in ASLP, provides “first offer,” “tag-along” and “drag along” rights with respect to certain transfers of ASLP securities and deals with certain other governance matters. In addition, the ASLP Securityholders Agreement contains provisions specifying the composition of the board of directors of ASC Management, Inc., the general partner of ASLP. Under those provisions, Centre Partners currently has the right to elect a majority of that board.

In connection with this offering, the ASLP Securityholders Agreement will be amended to (i) add an ownership restriction intended to ensure that the indirect percentage ownership of Holdings held by non-U.S. citizens does not exceed 22%; (ii) provide that Centre Partners, Coastal Villages and Bernt O. Bodal will initially each have the right to elect one director of ASC Management, Inc.; and (iii) make various conforming changes to reflect this offering and the new structure, including deleting many of the transfer restrictions currently contained in such agreement.

Holdings Partnership Agreement

Simultaneous with the application of proceeds from this offering, Holdings will convert to a limited partnership and the Issuer and ASLP will execute the Agreement of Limited Partnership of Holdings. Under this agreement, the Issuer will, as general partner, have management authority over Holdings and its subsidiaries, including authority over the business and the right to cause Holdings to issue additional notes and equity to the Issuer, which will be proportionate to any notes and equity issued by the Issuer. In addition, the agreement will require the consent of ASLP with respect to tax and other matters that could have a disparate impact on ASLP’s interests in Holdings. All allocations of income, gain, loss and deduction under the Holdings partnership agreement will generally be made in a manner consistent with the distribution of cash.

Expense Reimbursement Agreement

Simultaneously with the application of proceeds from this offering, ASG, Holdings, ASLP and the Issuer will enter into our Expense Reimbursement Agreement under which ASG will reimburse the Issuer, Holdings and ASLP for their respective reasonable out-of-pocket operating and administrative expenses following the consummation of this offering. ASLP’s reimbursement will not exceed $50,000 per year.

Agreement Relating to Coastal Villages

Coastal Villages Pollock LLC, a substantial equity holder of ASLP, will be a holder of our Series A preferred stock, and will be entitled to designate under certain conditions two of our directors. See “Description of Capital Stock—Preferred Stock.” We are party to an agreement with Coastal Villages Region Fund, pursuant to which Coastal Villages Region Fund has granted us an exclusive license to harvest and process the entire portion of the total allowable catch allocated to it under the Alaska Community Development Quota program through the 2005 pollock season. Pursuant to this agreement, we paid to Coastal Villages Region Fund $10.9 million in 2001 and $11.6 million in 2002 and 2003, respectively, based on tons harvested. Coastal Villages Region Fund’s quota for the 2004 season represents 2.4% of the total allowable catch. Under the agreement, we are also committed to certain job training and community development initiatives for the benefit of Coastal Villages Region Fund’s member communities. The agreement is scheduled to terminate on December 31, 2005. Our agreement with Coastal Villages Region Fund is on arm’s-length terms, which we believe are no less favorable to us than those that would have been obtained in a comparable transaction with an unaffiliated third party.

Transactions and Agreements Relating to Our Management

Loans.    On January 28, 2000, in connection with the purchase of our company by ASLP, ASLP entered into a loan agreement with Bernt O. Bodal, pursuant to which ASLP loaned Mr. Bodal $3.8 million to finance his purchase of equity interests in ASLP. On August 21, 2000, we loaned $200,000 to Mr. Bodal for personal purposes and on January 31, 2002, Holdings loaned to Mr. Bodal $500,000 to finance Mr. Bodal’s purchase of equity interests in Holdings. These loans were fully repaid in connection with the recapitalization of Holdings and its affiliates in April 2002.

In July 2002, we loaned $6 million to Mr. Bodal to finance a purchase of equity interests in ASLP and in

October 2002, we loaned $0.7 million to various members of management to finance their purchase of equity interests in ASLP. The management loans included loans to Brad Bodenman and to Amy Humphreys of approximately $200,000 and $119,000, respectively. The terms of all such loans are substantially equivalent. The loans bear interest at prime plus 0.5% (4.5% at December 31, 2003), reset each January 1, April 1, July 1, and October 1. Payment is required to be made from the proceeds, net of applicable taxes, of any and all dividends and distributions with respect to the obligors’ Holdings or ASLP interests in connection with a public liquidity event or exercise of management options, whether currently owned or subsequently purchased, and 25% to 33% of the gross amount of any management bonus paid, with any remaining balance due in 2012. The underlying loans are recourse to the assets of the obligor, except that the recourse to assets other than ownership interests is eliminated in certain circumstances if the value of the underlying security becomes greater than four times the loan balance. All of the obligors interest in ASLP and Holdings is pledged as collateral on the loan. We expect these loans to be repaid in full as a result of the transactions consummated in connection with this offering.

In connection with the transactions contemplated by this offering, (i) immediately prior to the consummation of this offering, Holdings’ rights with respect to these loans will be distributed to ASLP and (ii) such members of management shall apply any distributions received by them on their ASLP units as a result of the consummation of the transactions contemplated by this offering, after payment of applicable income taxes, to repay such loans.

Corporate Insurance Policies.    We purchase corporate insurance policies from ABD Seattle-Sullivan & Curtis, or ABD, an insurance company in which Mr. Trond R. Bodal is the President. Mr. Trond R. Bodal is the brother of Mr. Bernt O. Bodal, our Chairman and Chief Executive Officer. We paid ABD approximately $1.9 million, $3.3 million and $2.7 million in 2001, 2002 and 2003, respectively. No amounts were paid directly to Mr. Trond

R. Bodal with respect to these insurance policies. We believe that the terms of the insurance policies we have obtained from ABD are no less favorable to us than those that would have been obtained from another insurance company.

Aircraft Charters.    From time to time, ASLP has chartered an aircraft owned and operated by BJ Aviation LLC and Seattle Jet Services, Inc., companies in which Bernt O. Bodal initially had a 50% equity interest. During 2002 Mr. Bodal’s interest in BJ Aviation LLC was increased to 100% and his interest in Seattle Jet Services, Inc. was eliminated. ASLP chartered these aircraft to transport its and ASG’s executive officers and financial advisors. ASG distributed cash to ASLP to pay BJ Aviation LLC and Seattle Jet Services, Inc. a total of $15,533 in 2000 and $552,204 in 2001. In 2002, ASLP paid BJ Aviation LLC and Seattle Jet Services, Inc. a total of $1,225,354. No amounts were paid directly to Mr. Bodal with respect to these charters, other than reimbursement of expenses incurred in the ordinary course of business. We believe that the foregoing transactions among ASLP and BJ Aviation LLC and Seattle Jet Services, Inc. were on arm’s-length commercial terms no less favorable than those that would have been obtained in comparable transactions with an unaffiliated third party. On December 31, 2002, the aircraft that ASLP had chartered was returned by BJ Aviation LLC to its lender and immediately thereafter leased on a long term basis by that lender to ASLP. In connection with that lease, Mr. Bodal agreed to indemnify and hold harmless ASLP from costs and losses associated with the extent to which that long term lease is at a notional cost or value in excess of $5.7 million. Also on December 31, 2002 ASG entered into a month to month charter arrangement with ASLP for use of the aircraft. ASG’s lease expense to ASLP under this arrangement was $773,000 in 2003. Prior to the consummation of this offering, ASG and ASLP will enter into a four-year operating lease under which ASG will lease this aircraft for a base rent of $62,000 per month. We believe the terms of this lease are no less favorable to ASG than those that would have been obtained from an unaffiliated third party.

Certain Payments Relating to the 2000 Acquisition and the 2002 Recapitalization

In 2000, in connection with the purchase of our company by ASLP, we paid Centre Partners, Norway Seafoods and Bernt O. Bodal $4.6 million, $460,000 and $116,664, respectively, for providing management and financial consulting services to us, and reimbursed them for out-of-pocket expenses they incurred.

In connection with the recapitalization of Holdings and its affiliates in April 2002, $5.7 million was paid to Centre Partners out of the distribution to our equityholders for providing management and financial consulting services to us. In addition, we reimbursed Centre Partners for out-of-pocket expenses they incurred in connection with the recapitalization.

Certain Payments Relating to this Offering

In connection with the consummation of the transactions contemplated by this offering, we expect that Centre Partners, Bernt O. Bodal and Coastal Villages will receive $45.0 million, $45.1 million and $70.9 million, respectively, of the proceeds from this offering. We also expect that Jeffrey Davis, Michael J. Hyde, Brad Bodenman, Amy Humphreys, Inge Andreassen and John Cummings will receive approximately $9.0 million, $2.0 million, $0.5 million, $1.3 million, $2.5 million and $0.6 million, respectively, of the proceeds from this offering. In addition, all vested options issued by ASLP (including certain options that will vest in connection with this offering) will be exercised and the holders of such options will also receive distributions. See “Management—ASLP Unit Option Plan.”

On October 4, 2002, the U.S. Equity Partners Funds purchased from Holdings a combination of redeemable preferred equity securities and notes, and purchased from ASLP warrants to purchase ASLP units, for a total purchase price of $27.3 million. In the transactions contemplated by this offering, Holdings will use approximately $35.6 million of the proceeds received to redeem the preferred equity interests and notes held by the U.S. Equity Partners Funds. In addition, a portion of the U.S. Equity Partners Funds warrants will be exercised in connection with the offering and a portion will be amended to become exercisable for Holdings equity and then transferred to the Issuer in exchange for IDSs and cash. A portion of the proceeds of this offering in the amount of $6.7 million will be paid to the U.S. Equity Partners Funds in connection with the transfer or exercise of these warrants.

Detailed Transaction Steps

Prior to and in connection with the consummation of this offering, ASLP and its subsidiaries and affiliates will take a number of steps to rationalize our structure and prepare for this offering. More particularly:

1.	Holdings’ wholly owned subsidiary, American Seafoods Consolidated LLC, will merge with and into Holdings.

2.	Two Delaware corporations that have no assets other than equity interests in ASLP will exchange those interests for equity interests in Holdings. We refer to these corporations as the “Corporate Partners.”

3.	A warrant to acquire equity interests in ASLP held by an investment fund managed by Wasserstein & Co. will be amended so that it becomes exerciseable for an equivalent equity interest in Holdings. We refer to this warrant as the “U.S. Equity Warrant.”

4.	All of the outstanding stock of the Issuer will be successively distributed by ASG to Holdings and by Holdings to ASLP.

5.	ASLP will contribute a portion of its Holdings equity interests to the Issuer as a contribution to capital.

6.	The Issuer will reclassify its capital stock into Class B common stock (which will be held by ASLP) and authorized but unissued Class A common stock.

In this offering, we expect that the Issuer will sell 34,375,000 IDSs and $27.7 million aggregate principal amount of notes separately (not represented by IDSs) and receive approximately $549.0 million in proceeds, net of fees to underwriters and assuming an initial public offering price of $16.00 per IDS and 98.4% of the stated principal amount for each note sold separately (not represented by IDSs). Substantially simultaneously, but in the order set forth below, the following transactions will take place:

1.	The Issuer will acquire from the shareholders of the Corporate Partners 100% of the stock of each such corporation for consideration consisting of a total of 1,347,558 IDSs and $16.9 million in cash. This amount of cash will equal the amount of cash that would have been payable in respect of the equity held by the Corporate Partners under step 7(iii) below.

2.	The Issuer will acquire the U.S. Equity Warrant for consideration consisting of a total of 83,451 IDSs and $1.0 million in cash. This amount of cash will equal the amount of cash that would have been payable in respect of the net equity covered by the U.S. Equity Warrant under step 7(iii) below.

3.	The Issuer will use the remaining net proceeds from the offering to acquire from Holdings (i) a general partnership interest in Holdings (which will simultaneously convert from a limited liability company into a limited partnership) (approximately $206.9 million in net proceeds); (ii) 100% of the stock of ASC, Inc., a Delaware corporation that owns preferred and common interests in ASG (approximately $102.0 million in net proceeds plus an amount equal to any unrestricted cash owned by ASC, Inc.); and (iii) $222.2 million principal amount of Holdings notes (approximately $222.2 million in net proceeds).

4.	ASC, Inc. will contribute its preferred and common interests in ASG to Holdings in exchange for approximately 18.6% of the limited partnership interests in Holdings.

5.	Two current Holdings equity holders, one of whom is our chairman and chief executive officer, will exchange their equity interests in Holdings for ASLP limited partnership units.

6.	Holdings will issue $55.3 million principal amount of Holdings notes to ASLP in redemption of a portion of the Holdings equity interests held by ASLP.

7.

Holdings will use the proceeds it receives from the Issuer, as well as proceeds from the repayment of a management loan, to (i) make a contribution to ASG (approximately $326.4 million in net proceeds); (ii) redeem its outstanding preferred equity interests and subordinated notes (approximately $35.6 million in net proceeds); and (iii) make a distribution to ASLP in redemption of a portion of its equity interests outstanding prior to the transaction (other than the equity interests held by the Corporate Partners and those represented by the U.S. Equity Warrant) (approximately $175.3 million in net proceeds).

8.	ASG will use the remaining net proceeds received, together with $240.0 million of borrowings under the new credit facilities, to repay all outstanding borrowings under the existing credit facility and to pay amounts due in connection with the repayment of the existing credit facility and the closing of the tender offer and consent solicitation.

9.	Holdings will guarantee, on a subordinated basis, the Issuer’s notes represented by the IDSs and the separate notes. ASG and its principal operating subsidiaries will guarantee, on a subordinated basis, the Issuer’s notes represented by the IDSs and the separate notes, as well as the Holdings notes held by the Issuer and ASLP. ASG’s obligations under the new credit facilities will be senior to all such guarantees, and Holdings and all domestic subsidiaries of ASG will guarantee, on a senior basis, all of ASG’s obligations under the new credit facilities.

10.	ASLP will distribute to its partners its shares of Class B common stock, the proceeds it receives from Holdings (approximately $175.3 million) and amounts it receives in repayment of management loans and as the exercise price of various options (approximately $2.1 million).

After giving effect to these transactions, the Issuer will own directly or indirectly approximately 77.9% of the equity interests in Holdings and in ASG, and ASLP will own the remaining 22.1%. In addition, members of management will have unvested options to acquire equity interests in ASLP, a portion of which will vest based either on the option holders’ continued employment or on a combination of such continued employment and the achievement by Holdings of performance targets. The options that vest in this compensatory manner will be structured so that the resulting dilution is shared ratably by the Issuer and ASLP. Other management options to acquire equity interests in ASLP will dilute only the owners of ASLP.

In connection with the offering, the Issuer will issue to all ASLP partners and option holders exchange warrants permitting such holders to exchange their regular ASLP limited partnership units for IDSs. Upon any such exchange, the Issuer would then have the right to exchange the ASLP units received by it for equity interests in Holdings and Holdings notes. If all such exchange warrants, other than those associated with certain compensatory options, were exercised in full, and assuming all shares of Class B common stock were exchanged for IDSs the ASLP partners and option holders would receive an aggregate of 11,052,060 IDSs (or 22.1% of the total IDSs that would be outstanding following such exercise), and the Issuer would own 100% of the economic interests in Holdings. Following the liquidation of ASLP and distribution by ASLP of any remaining Holdings equity units and Holdings notes to its partners, which will occur on or about the fourth anniversary of this offering, all exchange warrants will terminate. Instead, holders of Holdings equity units will have the right in certain circumstances to require the Issuer to use its reasonable best efforts to effect offerings of IDSs and invest the net proceeds in Holdings equity units and notes, permitting Holdings to redeem a corresponding amount of equity units and notes held by such partners of Holdings. See “Related Party Transactions—Agreements Relating to ASLP and Holdings—Holdings Partnership Agreement.”

The Issuer will also issue preferred stock to three partners of ASLP—Coastal Villages Pollock LLC, Bernt O. Bodal, our chairman and chief executive officer, and Centre Partners that will initially entitle each such holder to elect two members, one member and one member, respectively, of the Issuer’s board of directors, which will consist of nine members following this offering and may not be expanded or contracted without the approval of a majority of the directors elected by the holders of the preferred shares. See “Description of Capital Stock —Class A Common Stock” and “Description of Capital—Preferred Stock.”

The following charts reflect our capital structure immediately prior to and after giving effect to the transactions contemplated hereby:

American Seafoods Corporate Structure After IDS Offering

Separate Note Investors
IDS Investors(1)
ASLP Units and Class B Common Stock are exchangeable for IDSs
ASLP Investors
Notes
Notes
Class A Common Stock
Class B Common Stock
Units
Series A, B and C Preferred Stockholders
American Seafoods Corporation (Issuer)
American Seafoods, L.P. (ASLP)
77.9%(2)
Holdings Notes
Holdings Notes
22.1%
American Seafoods Holdings, L.P. (Holdings)
Subordinated Guarantees of Issuer's Notes
Guarantee of Senior Credit Facilities
100%
American Seafoods Group LLC (ASG)
Senior Secured Lenders
100%
100%
Guarantees of Senior Credit Facilities
Catfish Operating Subsidiaries
Seafoods Operating Subsidiaries

(1) Represents approximately 68.8% of the economic interest in Holdings held by the public and approximately 2.9% held by certain affiliates and members of management. In addition, approximately 6.2% of the economic interest in Holdings will be held by the holders of Class B common stock.

(2) Consists of a direct interest and indirect interests through ASC, Inc. and other wholly owned subsidiaries of the Issuer.

Description of Certain Indebtedness

New Credit Facilities

Concurrently with the closing of this offering, Holdings, ASG and its subsidiaries are expected to enter into new secured credit facilities, which will replace our existing credit facility. CIBC World Markets Corp. will act as sole placement agent, lead arranger and bookrunner for the new credit facilities. We expect that the new credit facilities will consist of a credit agreement among us and a syndicate of financial institutions, with Wells Fargo Bank, N.A., as administrative agent, which we refer to as the “new credit agreement,” and senior secured notes that will be placed with institutional investors and will have covenants and certain other provisions substantially similar to the new credit agreement. ASG will be the borrower under the new credit facilities. As the terms of the new credit facilities have not been agreed upon, the final terms of the new credit facilities may differ from those described below, and such differences may be significant. The closing of this offering is conditioned upon the closing of the proposed new credit facilities.

We expect that the new credit facilities will consist of:

•	a revolving credit facility in a total principal amount of up to $80.0 million, which we refer to as the “new revolver”;

•	a term loan in a total principal amount of $80.0 million, which we refer to as the “new term loan”; and

•	senior secured notes in an aggregate principal amount of $140.0 million, which we refer to as the “new senior notes.”

The new revolver will have a swingline subfacility of $15.0 million and a letter of credit subfacility of $15.0 million allowing issuance of letters of credit for the account of ASG. The new credit facilities will also include interest rate and currency exchange swaps and derivatives that may be entered into by ASG or its subsidiaries with the lenders under the new credit agreement (or their affiliates).

Both the new term loan and the new senior notes will be drawn in full upon the closing of this offering. We intend to use the borrowings under the new credit facilities, together with proceeds of this offering, to repay the outstanding indebtedness under our existing senior subordinated notes and all amounts outstanding under our existing credit facility, and to consummate other transactions in connection with this offering described in this prospectus. See “Use of Proceeds.” We expect to borrow additional amounts under the new revolver from time to time as needed to provide for working capital and general corporate needs, including permitted acquisitions. Assuming completion of the transactions described in this prospectus, as of March 31, 2004, there would have been approximately $240 million of outstanding indebtedness under the new credit facilities and approximately $60 million of borrowing capacity under the new revolver.

We expect that the new credit facilities will mature on December 31, 2008.

We expect that the new credit facilities will have several features similar to credit facilities of this nature, including but not limited to:

Interest Rate and Fees.    Borrowings will bear interest, at our option, for the new revolver and for the new term loan at either (a) LIBOR plus the LIBOR rate applicable margin or (b) the Base Rate, as such term will be defined in the new credit agreement, plus the base rate applicable margin. We expect that the new senior notes will bear interest at a rate per annum equal to the sum of the five-year U.S. Treasury rate which will be fixed as of the closing date plus a spread described below.

The initial LIBOR rate applicable margin and the initial base rate applicable margin are expected to be 2.0% and 1.0%, respectively, subject to subsequent adjustments depending on our total leverage ratio. We expect that the spread applicable to the new senior notes will be 3.0%, subject to potential adjustment. The interest on the new credit facilities will be payable monthly in arrears in respect of base rate loans, and on the last day of each interest period in respect of LIBOR loans. Interest on new senior notes will be paid quarterly. The interest rates on the new revolver, the new term loan and the new senior notes may increase by 2% following the end of the initial interest deferral period if our ratio of senior indebtedness (calculated using the average amounts drawn on the revolver) to adjusted EBITDA (the “senior leverage ratio”) exceeds 2.00:1.00 and distributions from ASG to Holdings to repay deferred interest on the Holdings notes exceed the cash accumulated in ASG and available for such distributions after payments in respect of ASG’s indebtedness, taxes and expenses. In addition, the interest rate on the new credit facilities will increase by 2% per annum during the continuance of an event of default, provided that the total increase of interest rate may not exceed 3%.

The new revolver will provide payment to the lenders of a commitment fee on any unused commitments equal initially to 0.50% per annum, payable quarterly in arrears, as well as other fees.

Mandatory Prepayments.    The new credit facilities will require us to prepay outstanding loans under the new term loan and the new senior notes (provided that senior notes lenders may refuse such prepayments under certain circumstances), among other instances, (a) with, subject to certain conditions and exceptions, 100% of the net cash proceeds received by us from any sale, transfer or other disposition of any assets, 100% of net casualty insurance proceeds, 100% of the net cash proceeds received by Holdings or its subsidiaries from the incurrence of any indebtedness by the Issuer or any of its subsidiaries, 50% of the net proceeds received by Holdings or its subsidiaries in respect of any issuance or sale of equity or IDSs by the Issuer, ASLP or any of their subsidiaries (which will increase to 100% if an interest deferral period is in effect at the time of such issuance), and (b) with a portion of our available cash during any dividend suspension period or interest deferral period, as described below under “—Permitted Distributions by ASG and Holdings.” If an event of default exists at the time of prepayment, the amounts of prepayment will be applied ratably to repay the new term loans and the new senior notes and reduce the total revolving loan commitment. If no event of default exists at the time of prepayment, the amounts of prepayment will be applied ratably to prepay the new term loans and the new senior notes, and following repayment in full of the new term loans, the amounts of prepayments will be applied ratably to repay the new senior notes and reduce the revolver commitments.

Voluntary Prepayments.    The new credit agreement will provide for voluntary prepayments of the new revolver and the new term loan and voluntary commitment reductions of the new revolver, subject to giving proper notice and compensating standard LIBOR breakage costs, if applicable. We expect that the new senior notes will permit voluntary prepayments at par value of the senior notes plus a make-whole price to be determined. If no event of default exists, we will have the right to offer to prepay the senior notes at par value, which any holder of the senior notes may reject. We expect that we will only be permitted to make simultaneous ratable prepayments of the new credit agreement and the new senior notes.

Covenants.    We expect that the new credit facilities will contain the following financial covenants, calculated in respect of Holdings and its consolidated subsidiaries for each four-quarter period ended on the last day of any fiscal quarter (provided that financial covenants for each such period ended on March 31 will be calculated based on adjusted EBITDA for the five-quarter period then ended multiplied by 4/5):

The ratio of adjusted EBITDA to interest expense (excluding amortization of debt discounts and deferred financing costs), cash taxes and tax distributions (the “fixed charge coverage ratio”) as of the last day of any fiscal quarter will not be less than the applicable ratio specified below:

Quarter Ended	Ratio
Closing – June 29, 2005	1.75 to 1
June 30, 2005 and thereafter	1.85 to 1

As of March 31, 2004, on a pro forma basis after giving effect to this offering, the fixed charge coverage ratio of Holdings would be 2.41 to 1.

The senior leverage ratio as of the last day of any fiscal quarter will not be greater than 2.75 to 1. As of March 31, 2004, on a pro forma basis after giving effect to this offering, the senior leverage ratio of Holdings would be 2.01 to 1.

Holdings and its subsidiaries will be prohibited from incurring additional indebtedness, unless after giving pro forma effect to such incurrence the ratio of total debt to adjusted EBITDA (the “total leverage ratio”) is less than or equal to 5.5 to 1 and subject to other limitations, provided that Holdings and its subsidiaries will be permitted to incur indebtedness for permitted acquisitions regardless of the total leverage ratio covenant if, after giving pro forma effect to such acquisition and incurrence of such indebtedness, the fixed charge coverage ratio is increased and the senior leverage and total leverage ratios are decreased, and the entities remain solvent. As of March 31, 2004, on a pro forma basis after giving effect to this offering, the total leverage ratio of Holdings would be 4.33 to 1.

The new credit facilities will contain negative covenants and restrictions, including, among others, redeeming and repurchasing our other indebtedness, loans and investments, additional indebtedness, liens, sale-leaseback transactions, capital expenditures, changes in the nature of our business, mergers, acquisitions, asset sales, dividends, distributions and transactions with affiliates. Because our new credit facilities will permit under certain circumstances certain dividends and distributions from ASG to us (which will provide us with cash necessary to pay interest and dividends on the IDSs) as described below under “Permitted Distributions by ASG and Holdings,” and those distributions will decrease the amount of cash available to us to service our debt and meet our liquidity requirements, we expect that the new credit facilities will impose limitations on our ability to incur debt, make investments and development capital expenditures that are more restrictive than customary for credit facilities of comparable borrowers that prohibit or substantially limit payments on dividends. In particular, among other things, Holdings and its subsidiaries will not be allowed to have debt in excess of $10 million, other than indebtedness under the new credit facilities, the Issuer’s notes, the Holdings notes and debt in an amount of up to $22.5 million that is subordinated to the Issuer’s notes and related guarantees.

The new credit facilities will contain customary affirmative covenants.

Permitted Distributions by ASG and Holdings.    We expect that, subject to certain conditions and restrictions, the new credit facilities will permit distributions by ASG to Holdings (and by Holdings to ASLP and the Issuer) to pay (1) taxes, (2) administrative expenses, (3) current interest on the Holdings notes and interest on deferred interest and (4) subject to minimum availability on the new revolver and other conditions described below, prepay deferred interest on the Holdings notes, provided that with respect to distributions described in clauses (3) and (4), no default or event of default exists and the Holdings’ ratio of adjusted EBITDA to interest expense (the “interest coverage ratio”) for the four-quarter period ended on the last day of any fiscal quarter (provided that such ratio for such period ended on any March 31 will be calculated based on adjusted EBITDA for the five-quarter period then ended multiplied by 4/5) is equal to or greater than the applicable interest deferral threshold listed below:

Quarter Ended	Interest Deferral Threshold
Closing – June 29, 2005	1.80 to 1
June 30, 2005 and thereafter	1.90 to 1

In addition, our new credit facilities will permit additional voluntary distributions from ASG and its subsidiaries to Holdings and from Holdings to ASLP and the Issuer (which will provide the Issuer with cash necessary to pay dividends on the Class A common stock represented by the IDSs and Class B common stock) so long as, among other conditions and restrictions, no default or event of default has occurred under the new credit facilities, there is no outstanding deferred interest on the Holdings notes and the interest coverage ratio of Holdings for the four-quarter period ended on the last day of any fiscal quarter (provided that such ratio for such period ended on any

March 31 will be calculated based on adjusted EBITDA for the five-quarter period then ended multiplied by 4/5) is equal to or greater than the applicable dividend suspension threshold listed below:

Quarter Ended	Dividend Suspension Threshold
Closing – June 29, 2005	1.90 to 1
June 30, 2005 and thereafter	2.00 to 1

The amount that may be distributed by ASG and Holdings as voluntary dividends for any fiscal quarter may not exceed (A) Holdings’ adjusted EBITDA for the twelve-month period ended on the last day of such quarter (calculated excluding all non-wholly-owned subsidiaries except to the extent of cash dividends received from such subsidiaries), less cash interest expense (exclusive on interest expense on the Holdings notes), maintenance capital expenditures (with a minimum deduction for maintenance capital expenditures of $6.0 million), certain administrative costs of the Issuer, Holdings and ASLP, fees and expenses related to acquisition, merger and consolidation transactions, scheduled principal payments on our indebtedness and income taxes or tax distributions net of tax refunds or tax rebates (we refer to the amount described in this clause (A) as “available cash”), minus (B) interest expense on the Holdings notes, minus (C) voluntary dividends paid in respect of three immediately preceding fiscal quarters, plus (D) available cash that was accumulated after the closing date but was not distributed in a prior period, minus (E) investments in lieu of voluntary dividends, and plus (F) the initial adjustment amount that is initially set at $7.5 million, subject to reduction to $5.0 million on June 30, 2006, to $2.5 million on June 30, 2007, and to zero on June 30, 2008, and subject to reduction by all voluntary dividends in excess of amounts that would be permitted by clauses (A) through (E) above. See “Interest and Dividend Payments to IDS Holders” for a calculation of distributions to IDS holders on a pro forma basis and the other transactions occurring at closing as if they occurred on April 1, 2003.

As of March 31, 2004, on a pro forma basis after giving effect to this offering, the interest coverage ratio of Holdings would be 2.41 to 1.

The interest coverage ratio will be tested quarterly. Within 40 days after the end of each fiscal quarter we will be required to deliver to the senior lenders a compliance certificate demonstrating our interest coverage ratio for the period ended on the last day of that fiscal quarter, as well as compliance with financial and other covenants contained in the new credit facilities. Unless and until we deliver such certificate, no distributions will be permitted, other than distributions necessary to pay taxes and administrative expenses. Our failure to deliver such certificate within 10 days of the due date constitutes an event of default under the new credit facilities. After we deliver to the lenders a certificate demonstrating that our interest coverage ratio is above the dividend suspension threshold or the interest deferral threshold, as the case may be, and that we are in compliance with financial and other covenants, distributions will be permitted (including distributions to pay dividends, if our interest coverage ratio is equal to or exceeds the dividend suspension threshold described above) starting five business days after the date when we deliver such certificate and ending on the date when we are required to deliver the next quarterly compliance certificate.

If our interest coverage ratio is below the applicable dividend suspension threshold (or if we fail to timely deliver financial statements demonstrating compliance with such ratio) (a “dividend suspension period”), ASG will not be allowed to pay dividends to us, but it will be permitted to make other distributions described above, including distributions necessary to enable Holdings to pay interest (including interest on deferred interest, if any) on the intercompany notes (which would provide the Issuer with cash to pay interest on the Issuer’s notes), taxes and administrative expenses. During any dividend suspension period, ASG will be required to use 75% of its cash available after payments of accrued interest, and required principal repayments in respect of ASG’s indebtedness, administrative expenses, maintenance capital expenditures and taxes (“available cash”) in excess of distributions made or permitted to be made by it to allow Holdings to pay interest on the intercompany notes, to prepay the loans outstanding under the new credit facilities.

If our interest coverage ratio is below the applicable interest deferred threshold (or if we fail to timely deliver financial statements demonstrating compliance with such ratio), ASG will not be allowed to make distributions to

Holdings, and Holdings will not be permitted to make distributions to ASLP and the Issuer, other than distributions to pay administrative expenses and taxes (an “interest deferral period”), which would leave us with insufficient cash to pay interest on the Issuer’s notes.

During any interest deferral period, in addition to mandatory prepayments required as a result of dividend suspension, ASG will be required to use 50% of the lesser of (i) the cash that would have been distributed to Holdings to enable it to pay interest on the Holdings notes (not including interest on accrued and deferred interest) and (ii) available cash accumulated during such period, to prepay the loans outstanding under the new credit facilities. When the interest coverage ratio of Holdings is such that an interest deferral period is required under the new credit facilities, interest will also be deferred on the Holdings’ intercompany notes and the Issuer’s notes because the interest deferral thresholds contained in the new credit facilities and in the Holdings notes and the Issuer’s notes are substantially identical. See “Description of Notes—Interest Deferral.” However, we expect that the interest deferral under our new credit facilities will continue as long as we do not meet the interest deferral thresholds, and will not be subject to the 8 quarter limitation that applies to deferral of interest on the Holdings’ intercompany notes and the Issuer’s notes. Accordingly, if Holdings and the Issuer no longer may defer interest on the Holdings’ intercompany notes and the Issuer’s notes but the interest coverage ratio of Holdings remains below a specified threshold and the new credit facilities prohibit ASG and its subsidiaries from making distributions to Holdings, Holdings will not have sufficient funds to pay interest on the Holdings notes and, consequently, the Issuer will not have sufficient funds to pay interest on the Issuer’s notes, which will cause a default under both the intercompany notes and the Issuer’s notes.

If a default or an event of default under the new credit facilities has occurred and is continuing, even if the interest coverage ratio of Holdings exceeds the applicable interest deferral threshold or dividend suspension threshold, ASG will not be permitted to make any distributions to Holdings, other than distributions to pay taxes and administrative expenses, which would leave us with insufficient cash to pay interest on the Issuer’s notes. If a default or event of default under the new credit facilities exists but the interest coverage ratio of Holdings is equal to or greater than the interest deferral threshold and no interest deferral is permitted under the Holdings notes and the Issuer’s notes, the failure of Holdings and the Issuer under such circumstances to pay interest on the Holdings notes and the Issuer’s notes, respectively, would cause a default under both the intercompany notes and the Issuer’s notes. See “Risk Factors—Our new credit facilities will contain significant limitations on distributions and other payments.”

ASG will not be permitted to make distributions to Holdings to prepay any deferred interest on the Holdings notes (which would provide the Issuer with cash to prepay deferred interest on the Issuer’s notes), unless no default or event of default exists under the new credit facilities and after giving pro forma effect to such distribution ASG has unused borrowing capacity under the new revolver in at least the following amounts:

Period	Revolver Borrowing Capacity
January 1-April 30, July 1-November 30 of each year	$15 million
May 1-June 30, December 1-December 31 of each year	$40 million

In addition, during a dividend suspension period, we may only prepay deferred interest on the Holdings Notes with amounts available after mandatory prepayments of the new credit facilities.

Collateral.    The new credit facilities will be guaranteed by all domestic subsidiaries of ASG. Holdings will also guarantee the new credit facilities and pledge 100% of the equity interests in ASG to secure the facilities. In addition, ASG and its subsidiaries will provide to Wells Fargo Bank, N.A., as collateral agent for the benefit of the lenders under the new credit agreement and the new senior notes and certain derivatives counterparties, collateral consisting of, without limitation, 100% of the capital stock of all wholly-owned domestic subsidiaries of ASG, 65% of the capital stock of first-tier foreign subsidiaries of ASG, and a security interest in substantially all current and future tangible and intangible assets of ASG and its domestic subsidiaries, which will include preferred marine mortgages on all our marine vessels.

Events of Default.    The new credit facilities will contain customary events of default, including but not limited to, failure to pay principal, interest or other amounts when due, breach of covenants or representations, cross-defaults to certain other material agreements and indebtedness in excess of specified amounts, judgment defaults in excess of specified amounts, certain ERISA and environmental defaults, failure of any guaranty or security document supporting the new credit facilities or the subordination provisions of the Holdings notes or the Issuer’s notes to be in full force and effect, a change of control, and certain events of bankruptcy and insolvency.

Intercompany Notes

General.    Upon the closing of this offering, the Issuer will lend $222.2 million of the proceeds from the offering to Holdings pursuant to subordinated intercompany notes (which we refer to as the “Holdings notes” or the “intercompany notes”), such that the aggregate principal amount of the Holdings notes issued to the Issuer will equal the sum of the principal amount of the Issuer’s notes plus the amount of notes which would be issued upon exchange of all Class B common stock for IDSs. Holdings will also issue identical intercompany notes to ASLP in an amount equal to $55.3 million in redemption of a portion of the Holdings’ equity interests held by ASLP. The Holdings notes will be issued pursuant to a note purchase agreement, to be entered into on the closing date of this offering, among Holdings, as borrower, the Issuer and ASLP, as lenders, and the intercompany guarantors. A form of the note purchase agreement will be filed as an exhibit to the registration statement of which this prospectus is a part. The intercompany notes will contain the same payment and interest terms and substantially similar other material provisions, including subordination provisions, as the Issuer’s notes and the note guarantees, with certain variations described below.

Principal, Interest, Maturity and Ranking.    The initial aggregate principal amount of the Holdings notes will be $277.5 million, which will include $55.3 million of the Holdings notes issued to ASLP. The Holdings notes will bear interest at     % per annum and will contain the same interest payment and interest deferral provisions as the Issuer’s notes. The Holdings notes will mature in 2019. See “Description of Notes—General” and “Description of Notes—Interest Deferral.”

The Holdings notes will be unsecured subordinated obligations of Holdings, will rank pari passu in right of payment with Holdings’ guarantee of the Issuer’s notes, and will be subordinate in right of payment to the guarantee of the new credit facilities issued by Holdings and the pledge to secure those facilities. As of the closing of this offering, Holdings will have no indebtedness other than the Holdings notes, the guarantee of the Issuer’s notes, the guarantee of the new credit facilities and a pledge by Holdings of 100% of equity interests in ASG to secure the new credit facilities. The guarantees of the Holdings notes will be subordinated to all senior indebtedness of the guarantors, including indebtedness under the new credit facilities. Because Holdings is a holding company and conducts no independent operations, the Holdings notes will be structurally subordinated to all obligations of Holdings’ subsidiaries that have not guaranteed the Holdings notes. As of the closing of this offering, all domestic subsidiaries of Holdings will guarantee the Holdings notes and the foreign subsidiaries have no material indebtedness.

Additional Intercompany Notes.    Holdings will issue additional intercompany notes in the future to the Issuer simultaneously with issuances of additional Issuer’s notes or to ASLP in an aggregate principal amount of up to $17.4 million upon exercise of management options to acquire units in ASLP. Such additional Holdings notes will be substantially identical to the Holdings notes issued upon the closing of this offering, but will not be subject to the automatic exchange provisions that apply to the Issuer’s notes.

Intercompany Guarantees.    The Holdings notes will be guaranteed by ASG and its domestic subsidiaries on the same basis as the Issuer’s notes. We refer to these guarantees as the intercompany guarantees. See “Description of Notes—Guarantees and Pledge” and “Description of Notes—Certain Covenants—Future Guarantors” for a description of principal terms of the intercompany guarantees.

Allocation of Payments between the Issuer and ASLP.    Holdings will make all payments on its notes to the Issuer and ASLP pro rata to the percentage of the Holdings notes held by each of them. The Issuer and ASLP will agree to allocate all amounts collected from Holdings under the intercompany notes or from Holdings’ subsidiaries under the intercompany guarantees between the Issuer and ASLP such that all amounts received by (i) the Issuer, together with all payments of principal of the Issuer’s notes collected by the trustee or the holders of the Issuer’s notes under the guarantees of the Issuer’s notes, and (ii) ASLP correspond to the pro rata percentage of outstanding intercompany notes held by the Issuer and ASLP, respectively. Accordingly, any amounts in respect of principal of the Issuer’s notes collected by the trustee or the holders of the Issuer’s notes will be deemed to reduce the obligations of Holdings or such subsidiary guarantor owed by it to the Issuer in respect of the principal of the Holdings notes.

Covenants, Defaults and Other Provisions.    The Holdings notes will contain substantially similar restrictive covenants, defaults and other provisions as the Issuer’s notes, except as described below. See “Description of Notes” for a description of provisions regarding ranking and subordination, certain covenants, merger, consolidation, or sale of all or substantially all assets, defaults and governing law that will be substantially similar to those of the Holdings notes. Holdings will be allowed to prepay the notes at any time without premium. The Issuer will covenant not to allow any such redemption by Holdings if the aggregate principal amount of the Holdings notes held by it after such redemption would be less than the aggregate principal amount of the Issuer’s notes outstanding (assuming all shares of Class B common stock were exchanged for IDSs). The Holdings notes will not contain mandatory redemption provisions as a result of a change of control or certain asset sales, and will not be subject to defeasance. In addition, pursuant to the cross-default and cross-acceleration provisions of the intercompany notes, an event of default under the Issuer’s notes will trigger an event of default under the intercompany notes, and acceleration of the Issuer’s notes will trigger automatic acceleration of the Holdings notes.

Pledge of the Intercompany Notes and the Intercompany Guarantees.    The Issuer will pledge all of its interest in the Holdings notes and related guarantees by ASG and its subsidiaries and all proceeds therefrom to the trustee for the benefit of the holders of the Issuer’s notes to secure the Issuer’s notes. See “Description of Notes—Guarantees and Pledge—Pledge” for a description of other terms of the pledge.

Voting rights of the Issuer and ASLP.    The intercompany loan agreement will provide that each of the Issuer and ASLP will have the right to vote on all matters requiring a vote of the holders of the intercompany notes based on the percentage of the aggregate principal amount of the outstanding intercompany notes held by it. Amendments, waivers and acceleration of the intercompany notes will generally require consent of the holders of a majority in principal amount of the outstanding intercompany notes, although some amendments will require consent of each affected holder, including changes to payment terms and extension of maturity. As of the closing of this offering, the Issuer will hold approximately 80.1% of the Holdings notes and therefore will be a majority noteholder, and that percentage may increase in the future upon issuances of additional intercompany notes to the Issuer and exchanges of ASLP units for the IDSs and the exercise of registration rights or decrease upon exercise of ASLP options. However, pursuant to the terms of the indenture governing the Issuer’s notes, so long as the Holdings notes held by the Issuer are pledged to secure the Issuer’s notes, the Issuer will not be permitted to consent to certain amendments and waivers in respect of the intercompany notes without consent of a majority of the holders of the Issuer’s notes, and for changes to payment terms and extension of maturity of the intercompany notes and similar amendments, that consent must be unanimous. See “Description of Notes—Certain Covenants—Covenants related to the pledge.” ASLP will be entitled to enforce payments due to it under the intercompany notes, but only the Issuer as the majority noteholder will be entitled to pursue other remedies under the Holdings notes on behalf of itself and ASLP.

Existing Senior Subordinated Notes

On September 15, 2003, we commenced a tender offer to purchase our existing senior subordinated notes and a related consent solicitation to amendments to the indenture governing such notes to eliminate substantially all of the restrictive covenants, certain repurchase rights and certain events of default and related provisions contained in such indenture. As of May 24, 2004, all of our existing senior subordinated notes had been validly and irrevocably tendered. The tender offer will expire on June 14, 2004, unless we extend it. The closing of the consent solicitation and tender offer with respect to these notes is a condition to this offering. See “Summary—Existing Senior Subordinated Notes.”

Existing Credit Facility

Holdings, ASG and various subsidiaries of Holdings and ASG entered into a senior credit facility with various financial institutions, with Bank of America, N.A. acting as the administrative agent, pursuant to which ASG borrowed $360.0 million in term loans and obtained a revolving credit facility of $75.0 million. All amounts outstanding under the existing credit facility will be repaid with the proceeds of this offering.

Description of IDSs

General

We are offering 34,375,000 IDSs. Each IDS represents:

•	one share of our Class A common stock; and

•	a % note with a $5.00 principal amount.

The ratio of Class A common stock to principal amount of notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. Immediately following the occurrence of any such event, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of notes as a result of such event.

Holders of IDSs are the beneficial owners of the Class A common stock and notes represented by such IDSs and will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the notes indenture, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the Class A common stock and notes, as applicable.

The IDSs will be available in book-entry form only. As discussed below under “—Book-Entry Settlement and Clearance,” a nominee of the book-entry clearing system will be the sole registered holder of the IDSs. That means you will not be a registered holder of IDSs or be entitled to receive a certificate evidencing your IDSs. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs that are described below. We urge you to consult with your broker or financial institution to find out what those procedures are. However, a holder of Class A common stock, including a holder of an IDS that requests that IDS be separated, has a legal right under Delaware law to request that we issue a certificate for such common stock.

Voluntary Separation

Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control under the indenture, through their broker or other financial institution, separate their IDSs into the shares of Class A common stock and notes represented thereby. Unless the IDSs have been previously automatically separated as a result of redemption or maturity of the notes or otherwise, any holder of shares of our Class A common stock and notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of Class A common stock and notes to form IDSs. See “—Book-Entry Settlement and Clearance” below for more information on the method by which delivery and surrender of IDSs and delivery of shares of Class A common stock and our notes will be effected.

Automatic Separation

Upon the occurrence of any of the following, all outstanding IDSs will be automatically separated into the shares of Class A common stock and notes represented thereby:

•	exercise by the Issuer of its right to redeem all or a portion of the notes, which may be represented by IDSs at the time of such redemption,

•	the date on which principal on the notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof,

•	the continuance (without cure) of a payment default on the notes for 90 days, or

•	if DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

In addition, upon the exercise by the Issuer of its right to redeem shares of its Class A common stock in order to comply with regulatory foreign ownership limitations, the IDSs that represent such shares subject to redemption will automatically separate.

Following the automatic separation of the IDSs as a result of the redemption or maturity of any notes, shares of Class A common stock and notes may no longer be combined to form IDSs.

The Class B common stock will be exchangeable for IDSs after the second anniversary of the offering at the option of the holder, subject to certain restrictions. In addition, subject to certain conditions, the holders of Class B common stock will have the option to exchange the Class B common stock for Class A common stock and notes after the first anniversary of the offering, provided that an automatic separation of the IDSs has occurred. If no notes remain outstanding, our Class B common stock will become exchangeable for our Class A common stock on a one-for-one basis.

Book-Entry Settlement and Clearance

DTC will act as securities depository for the IDSs, the notes and shares of Class A common stock represented by the IDSs, which we refer to collectively as the “securities.” The notes and the shares of our Class A common stock represented by the IDSs will be represented by one or more global notes and global stock certificates. The global notes and global stock certificates will be issued in fully-registered form in the name of DTC’s partnership nominee, Cede & Co.

Book-entry procedures.    If you intend to purchase IDSs in the manner provided by this prospectus you must do so through the DTC system or through direct and indirect participants. The participant that you purchase through will receive a credit for the applicable security on DTC’s records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a “beneficial owner,” is to be recorded on the participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into the transaction.

All interests in the securities will be subject to the operations and procedures of DTC. The operations and procedures of DTC’s settlement system may be changed at any time.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

Separation and recombination.    Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after 45 days from the closing of this offering or such earlier date upon a Change of Control, as defined in the indenture, through their broker or other financial institution, separate their IDSs into the shares of Class A common stock and notes represented thereby. Similarly, any holder of shares of our Class A common stock and notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of Class A common stock and notes to form IDSs. Any such separation or recombination will be effective as of the close of business on the trading day that DTC receives such instructions from a participant.

All outstanding IDSs will be automatically separated into the shares of Class A common stock and notes represented thereby upon the occurrence of the following:

•	exercise by the Issuer of its right to redeem all or a portion of the notes, which may be represented by IDSs at the time of such redemption,

•	the date on which principal on the notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof,

•	the continuance (without cure) of a payment default on the notes for 90 days, or

•	if DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

In addition, upon the exercise by the Issuer of its right to redeem shares of its Class A common stock in order to comply with regulatory foreign ownership limitations, the IDSs that represent such shares subject to redemption will automatically separate.

The Class B common stock will be exchangeable for IDSs after the second anniversary of the offering at the option of the holder, subject to certain restrictions. In addition, subject to certain conditions, the holders of Class B common stock will have the option to exchange the Class B common stock for Class A common stock and notes after the first anniversary of the offering, provided that an automatic separation of the IDSs has occurred. If no notes remain outstanding, our Class B common stock will become exchangeable for our Class A common stock on a one-for-one basis.

Any voluntary or automatic separation of IDSs and any subsequent combination of IDSs from notes and Class A common stock, are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. In any such case, the participant’s account through which a separation or recombination is effected, will be credited and debited for the applicable securities on DTC’s records. There may be certain transactional fees imposed upon you by brokers or other financial intermediaries in connection with separation or recombination of IDSs and you are urged to consult your broker regarding any such transactional fees. We have been informed by DTC that the current fee per transaction per participant account for any separation or recombination is $9.50.

Conveyance of notices and other communications, including notices relating to separation and combination of IDSs, between DTC and direct participants, between direct participants and indirect participants, and between participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

We and the trustee will make any payments on the securities to DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

We or the trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. We will remain responsible for any actions DTC and participants take in accordance with instructions we provide.

DTC may discontinue providing its service as securities depository with respect to the IDSs, the shares of our Class A common stock or our notes at any time by giving reasonable notice to us or the trustee. If DTC discontinues providing its service as securities depository with respect to the IDSs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If DTC discontinues providing its service as securities depository with respect to the shares of our Class A common stock or our notes and we are unable to obtain a successor securities depository, we will print and deliver to you certificates for those securities and you will automatically take a position in the other component securities.

Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates of Class A common stock and notes you may own.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, including DTC.

Except for actions taken by DTC in accordance with our instructions, neither we nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

•	the accuracy of the records of DTC, its nominee, or any participant, any ownership interest in the securities, or

•	any payments to, or the providing of notice, to participants or beneficial owners.

Procedures relating to subsequent issuances.    The indenture governing the notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of notes which are substantially identical to the notes offered hereby but having a different CUSIP number, each holder of notes or IDSs (as the case may be) agrees that a portion of such holder’s notes (whether held directly in book-entry form, or held as part of IDSs) will be exchanged for a portion of the notes acquired by the holders of such subsequently issued notes. Consequently, following each such subsequent issuance and exchange, each holder of notes or IDSs (as the case may be) will own notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the notes outstanding prior to the subsequent issuance and the notes issued in the subsequent issuance. Accordingly, the notes issued in the original offering cannot be separated from the notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent offering, the IDSs will consist of the inseparable unit described above representing the proportionate principal amounts of each issuance of notes (but with the same aggregate principal amount as the note (or inseparable unit) represented by the IDSs immediately prior to such subsequent issuance and exchange) and the Class A common stock. All accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers. In the event of any voluntary or automatic separation of IDSs following any such automatic exchange, holders will receive the then existing components which are the Class A common stock and the inseparable notes unit. The automatic exchange of notes described above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of our agents, including the underwriters, with respect to the full amount of notes purchased by such holder. However, if such notes are issued with OID, holders of such notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the notes or a bankruptcy of the issuer prior to the maturity of the notes. See “Risk Factors—Holders of subsequently issued notes may not be able to collect their full stated principal amount prior to maturity.” Immediately following any subsequent issuance we will file with the SEC a Current Report on Form 8-K or any other applicable form disclosing the changes, if any, to the OID attributable to your notes as a result of such subsequent issuance.

Description of Notes

The following is a description of the material terms of the Indenture under which our Notes will be issued, a copy of the form of which will be filed with the Commission as an exhibit to the registration statement of which this prospectus is a part. This description does not restate the Indenture in its entirety. We urge you to read the Indenture and the collateral documents. Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions” or in the Indenture.

General

The Notes are to be issued under an Indenture, to be dated as of             , 2004 (the “Indenture”), among American Seafoods Corporation (the “Issuer”), the Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”). The Trustee will act as the initial paying agent and collateral agent.

The following summary of certain provisions of the Indenture is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended.

The Notes to be sold in this offering will be issued in an aggregate principal amount of $206.8 million (which includes $7.2 million aggregate principal amount of notes issued to certain of our existing direct and indirect equity investors upon consummation of this offering in connection with our internal restructuring and realignment transactions), of which $179.1 million will be represented by IDSs offered hereby and $27.7 million will be sold separately (not represented by IDSs). The Indenture will provide for the issuance of an unlimited aggregate principal amount of additional notes having substantially identical terms and conditions to the notes offered hereby (the “Additional Notes”) subject to compliance with the restrictive covenants contained in the Indenture. No Additional Notes will be issued if an Event of Default under the Indenture governing the Notes has occurred and is continuing. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the Notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest, Deferred Interest and defaults as the Notes issued in this offering and will be deemed to have used up Acceleration Forbearance Periods, Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued in this offering. See “—Additional Notes.”

Contemporaneously with the application of proceeds from this offering, the Issuer will lend $222.2 million to Holdings pursuant to intercompany notes and, substantially contemporaneously with issuing intercompany notes to the Issuer, Holdings will issue identical notes to ASLP in redemption of a portion of the Holdings’ equity interests held by ASLP. The aggregate principal amount of Holdings notes outstanding immediately after this offering will be $277.5 million. Such Holdings notes issued to the Issuer and ASLP, which are referred to herein as the “Intercompany Notes,” will be subordinated unsecured obligations of Holdings and will contain the same payment and interest terms and substantially similar other provisions as the Notes, will be guaranteed by ASG and its subsidiaries on the same basis as the Notes, and will contain cross-default and cross-acceleration provisions such that an Event of Default under the Notes will trigger an event of default under the Intercompany Notes, and acceleration of the Notes will trigger automatic acceleration of the Intercompany Notes, subject to acceleration forbearance provisions described below. See “Description of Certain Indebtedness—Holdings Intercompany Notes.” Furthermore, Holdings is required to issue additional notes to the Issuer upon issuances of Additional Notes and to ASLP upon exercise of certain management options to acquire ASLP units.

The Notes will be issued only in fully registered form, without coupons.

The Notes will be senior secured obligations of the Issuer. The Notes will be guaranteed on an unsecured senior subordinated basis by Holdings, ASG and various of its subsidiaries. The Notes will be secured by a pledge by the Issuer of all of the Intercompany Notes and related guarantees held by the Issuer. These arrangements are described under “Guarantees and Pledge.”

The Notes will mature on June 15, 2019.

The Notes will bear interest at a rate per annum of     % from     , or from the most recent date to which interest has been paid or provided for, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, to Holders of record at the close of business on the 5th day of each such month or the immediately preceding business day, commencing             , 2004.

If any interest payment date falls on a day that is not a business day, the interest payment shall be postponed to the next day that is a business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Interest Deferral

Prior to             , 2009, the Issuer will be permitted to defer interest payments on the Notes if and for so long as the Interest Coverage Ratio of Holdings for the most recently ended twelve-month period ending on the last day of any fiscal quarter for which internal financial statements are available, is less than the applicable Interest Deferral Threshold, unless a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default (any such period, a “Mandatory Interest Deferral Period”). The interest payments will be deferred under this provision from the time the Issuer provides the Trustee with a calculation demonstrating that such deferral is permitted (provided, however, that such calculation shall be provided to the Trustee not later than 60 days after the end of the applicable quarter) until such time as the Issuer provides the Trustee with a calculation demonstrating that such deferral is no longer permitted (provided, however, that such calculation shall be provided to the Trustee not later than 60 days after the end of the applicable quarter) or, if earlier, until such time as a default in payment of interest, principal or premium, if any, on the Notes has occurred or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default. Interest payments on the Notes will not be deferred under this provision for more than 8 quarters in the aggregate or beyond             , 2009.

In addition, after             , 2009, the Issuer may at its election defer interest on the Notes on not more than four occasions for not more than two quarters per occasion (each, an “Optional Interest Deferral Period”) and, together with the Mandatory Interest Deferral Period, an “Interest Deferral Period”) by delivering to the Trustee a copy of a resolution of the Issuer’s Board of Directors certified by an Officers’ Certificate of the Issuer to the effect that, based upon a good-faith determination of the Issuer’s Board of Directors, such deferral is reasonably necessary for bona fide cash management purposes, or to reduce the likelihood of or avoid a default on the Designated Senior Indebtedness; provided no such deferral may be commenced, and any ongoing deferral shall cease, if a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default. No Optional Interest Deferral Period may commence unless and until all interest deferred pursuant to any preceding Interest Deferral Period, together with interest thereon, has been paid in full.

Deferred interest on the Notes will bear interest at the same rate as the stated rate on the Notes, compounded quarterly, until paid in full. Following the end of any interest deferral period, the Issuer will be obligated to resume quarterly payments of interest on the Notes, including interest on deferred interest. All interest deferred prior to             , 2009, must be repaid on             , 2009. All interest deferred after              , 2009 must be repaid on or before maturity, provided that we must pay all deferred interest and accrued interest thereon in full prior to deferring interest on a subsequent occasion. The Issuer may prepay all or part of the deferred interest, at any time other than during an interest deferral period.

During any interest deferral period, or so long as any deferred interest remains unpaid, and under other circumstances described below, the Issuer will not be permitted to pay any dividends or make any distribution to holders of the Issuer’s common stock, or make certain other Restricted Payments. See “—Certain Covenants—Limitation on Restricted Payments—Dividend Suspension.” The Senior Credit Documents contain limitations on ASG’s and Holdings’ ability to make distributions to the Issuer to enable it to prepay deferred interest on the Notes. See “Description of Certain Indebtedness—New Credit Facilities.”

The Intercompany Notes will contain interest deferral provisions identical to those in the Notes and interest on the Intercompany Notes will be deferred at the same times and for the same periods as interest on the Notes.

Additional Notes

The Indenture will permit issuances of Additional Notes (a) upon exercise of exchange warrants by holders of ASLP units to acquire Notes and Class A Common Stock of the Issuer, and upon exchange of Class B common stock for IDSs subject to compliance with clause (u) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” (b) upon exercise of warrants held by any CDQ Partner on the Issue Date to acquire IDSs or Additional Notes and Capital Stock of the Issuer, subject to compliance with clause (w) of the second paragraph of the covenant described under “—Certain Covenants—Limitation of Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” (c) so long as the proceeds of such issuance are utilized to purchase from Holdings Intercompany Notes and equity units in Holdings, and Holdings uses such proceeds to redeem from ASLP, or from former ASLP partners following dissolution of ASLP, the Intercompany Notes and equity units in Holdings, in each case, in the same principal amounts and proportions as the Notes and Class A Common Stock represented by the IDSs, provided such issuance complies with clause (x) of the second paragraph of the covenant described under “—Certain Covenants—Limitation of Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (d) for other purposes, provided that (1) no Event of Default has occurred and is continuing at the time of such issuance, (2) the Incurrence of Indebtedness evidenced by such Additional Notes is permitted under the covenant described under “—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (3) if such Additional Notes are issued in connection with issuances of IDSs or Class A Common Stock, the ratio of the aggregate principal amount of such Additional Notes over the number of such additional shares of Class A Common Stock shall be equal to the equivalent ratio with respect to the Notes and Class A Common Stock represented by the IDSs outstanding immediately after the Issue Date, (4) the Issuer uses any cash or property received from the issuance of such Additional Notes to acquire additional Intercompany Notes in an aggregate principal amount equal to the aggregate principal amount of such Additional Notes, and (5) such additional Intercompany Notes are made subject to the Pledge. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the Notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued in this offering and will be deemed to have used up Acceleration Forbearance Periods, Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued in this offering.

Each Holder of the Notes or the IDSs (as the case may be) agrees that, in the event there is a subsequent issuance of Additional Notes with a different CUSIP number, a portion of such Holder’s Notes (whether held directly in book-entry form or held as part of IDSs) will be automatically exchanged, without any action by such Holder, for a portion of the Additional Notes purchased by the Holders of such Additional Notes, such that following any such additional issuance and automatic exchange each Holder of the Notes or the IDSs (as the case may be) owns an inseparable unit composed of the Notes and Additional Notes of each issuance in the same proportion as each other Holder, and the records of DTC and the Trustee will be revised to reflect each such automatic exchange without any further action of such Holder. The aggregate stated principal amount of the Notes owned by each Holder will not change as a result of such automatic exchange. Any issuance of Additional Notes by the Issuer may affect the tax treatment of the Holders of the Notes and the IDSs. See “Material U.S. Federal Income Tax Considerations—Exchange Rights and Additional Issuances.” Any Additional Notes will be guaranteed by the Guarantors on the same basis as the Notes.

The Issuer may not issue Additional Notes unless it delivers to the Trustee prior to or simultaneously with such issuance an opinion of an independent advisor to the effect that, after giving effect to the incurrence of Indebtedness evidenced by such Additional Notes and related Note Guarantees, the Issuer and the Guarantors are solvent. We may issue Additional Notes only if our board of directors determines that the Additional Notes should be treated as debt for U.S. federal income tax purposes.

In addition, if such Additional Notes are issued with original issue discount, Holders of Notes may not be able to recover the portion of their principal amount treated as unaccrued original issue discount in the event of an acceleration of the Notes or a bankruptcy of the Issuer prior to the maturity of the Notes. See “Risk Factors—Holders of Additional Notes may not be able to collect their full stated principal amount prior to maturity.”

Optional Redemption

The Issuer may not redeem the Notes at its option prior to             , 2011.

On or after June 15, 2011, the Issuer may redeem the Notes, at its option, at any time in whole and from time to time in part, for cash, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on              of the years indicated below:

Year	Percentage
2011	%
2012	%
2013	%
2014 and thereafter	100.00%

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the Notes to be redeemed. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the applicable legal and regulatory requirements). If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such Notes or the portions called for redemption so long as the Issuer has deposited with the Trustee funds (in U.S. Dollars) sufficient to pay the principal of, plus accrued and unpaid interest (if any) on, the Notes to be redeemed.

Any exercise by the Issuer of its option to redeem the Notes, in whole or in part, will result in an automatic separation of the IDSs upon the redemption date. See “Description of IDSs—Automatic Separation.”

Ranking

On the Issue Date, the Notes will be the only indebtedness of the Issuer. The Notes will be senior obligations of the Issuer and will rank pari passu in right of payment with any future Senior Indebtedness and other unsubordinated financial obligations of the Issuer, and will rank senior in right of payment to all existing and future Subordinated Obligations for the Issuer. The Notes will be secured to the extent set forth below under “— Pledge.” The Notes will be effectively subordinated to any Secured Indebtedness of the Issuer to the extent that such Secured Indebtedness is secured by assets that do not secure the Notes. The Intercompany Notes and the Holdings Note Guarantee will be unsecured senior subordinated obligations of Holdings and will rank junior in right of payment to the guarantee and the pledge under the Senior Credit Documents. On the Issue Date, the Intercompany Notes, the Note Guarantee, and the guarantee of the obligations of ASG under the Senior Credit Documents and the pledge of ASG’s equity interests thereunder will be the only Indebtedness of Holdings.

The Indebtedness evidenced by each Guarantee will be unsecured senior subordinated indebtedness of the applicable Guarantor, and will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Guarantor Senior Indebtedness of the applicable Guarantor, including Indebtedness under the Senior Credit Documents and Hedging Obligations with respect thereto, will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness and other unsubordinated unsecured financial obligations of the applicable Guarantor, and will be senior in right of payment to all existing and future indebtedness that is by its terms expressly subordinated to the Guarantee of such Guarantor. However, as a result of contractual subordination of the Guarantees, the Holders of the Notes may receive less, ratably, than other creditors of the Guarantors that are not subject to contractual subordination. See “—Guarantees and Pledge — Subordination of the Guarantees.” Each Guarantee will be effectively subordinated to Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness. The Issuer has agreed in the Indenture that it will not permit any Guarantor to incur any Indebtedness that is expressly subordinated in right of payment to the Guarantor Senior Indebtedness of the applicable Guarantor, unless such Indebtedness ranks pari passu with, or is subordinated in right of payment to, such Guarantor’s Guarantee. Because the Issuer is a holding company and conducts no independent operations, the Notes will be structurally subordinated to all obligations of the Issuer’s subsidiaries that do not guarantee the Notes, such as foreign subsidiaries. As of the Closing Date, Holdings and all domestic subsidiaries of Holdings will guarantee the Notes. The note guarantees issued by ASG and its subsidiaries will effectively rank senior to outstanding indebtedness, if any, in respect of the 10 1/8% senior subordinated notes due 2010 issued by ASG and the corporate co-issuer, and related guarantees of such notes by ASG’s subsidiaries. As of May 24, 2004, all of our existing senior subordinated notes had been validly and irrevocably tendered. The tender offer will expire on June 14, 2004, unless we extend it. Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “—Defeasance” below is not subordinated to any Guarantor Senior Indebtedness or subject to the restrictions described herein.

As of March 31, 2004, after giving pro forma effect to the transactions contemplated by this prospectus, including the tender offer and consent solicitation, the new credit facilities, this offering and, in each case, the use of the proceeds therefrom, as if such transactions had occurred on March 31, 2004, Holdings and its subsidiaries would have had approximately $583.0 million of Indebtedness and trade payables outstanding, including $277.5 million of Indebtedness associated with the Guarantees. Approximately $240.0 million of this amount would constitute Guarantor Senior Indebtedness, which would rank senior to the Guarantees, and approximately $65.5 million would rank pari passu with the Guarantees. Although the Indenture will contain limitations on the amount of additional Indebtedness and additional Guarantor Senior Indebtedness which the Issuer, Holdings and the Restricted Subsidiaries may Incur, these limitations are subject to important exceptions and qualifications, and the amount of such additional Indebtedness, including Guarantor Senior Indebtedness, could be substantial. See “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below.

We will rely entirely on payments of interest and principal on the Intercompany Notes by Holdings and on dividends, distributions and other payments from Holdings, ASG and its subsidiaries to make payments on the Notes. The Senior Credit Documents contain limitations on the ability of ASG and its subsidiaries to make distributions to Holdings to enable it to make payments on the Intercompany Notes and on other dividends and distributions to Holdings. See “Description of Certain Indebtedness—New Credit Facilities.”

Guarantees and Pledge

Guarantees

Holdings, ASG and each Restricted Subsidiary that guarantees any Indebtedness under any Senior Credit Document and each Restricted Subsidiary that the Issuer shall otherwise cause to become a Guarantor pursuant to the terms of the Indenture (the “Guarantors”), as primary obligors and not merely as sureties, will irrevocably, jointly and severally, fully and unconditionally guarantee, subject to solvency restrictions, on an unsecured senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Issuer under the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise (all such guarantee obligations by such Guarantors are referred to as the “Note Guarantees”). In addition, ASG and each Restricted Subsidiary that guarantees any Indebtedness under any Senior Credit Document, other than Holdings (the “Intercompany Guarantors”), as primary obligors and not merely as sureties, will irrevocably, jointly and severally, fully and unconditionally guarantee, subject to solvency restrictions, on an unsecured senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of Holdings under the Intercompany Notes, whether for payment of principal of, premium, if any, or interest on the Intercompany Notes, expenses, indemnification or otherwise (all such guarantee obligations by such Intercompany Guarantors are referred to as the “Intercompany Guarantees,” and, together with the Note Guarantees, the “Guarantees”). Pursuant to the note purchase agreement governing the Intercompany Notes, the Issuer and ASLP will agree to allocate all amounts collected from Holdings under the Intercompany Notes or from the Intercompany Guarantors under the Intercompany Guarantees in respect of principal of the Intercompany Notes between the Issuer and ASLP such that all amounts received by (i) the Issuer, together with all amounts collected by the Trustee or the Holders of the Notes under the Note Guarantees, and (ii) ASLP, correspond to the pro rata percentage of outstanding Intercompany Notes held by the Issuer and ASLP, respectively. See “Description of Certain Indebtedness—Holdings Intercompany Notes.”

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor after giving effect to all of its other contingent and fixed liabilities (including, without limitation, all of its obligations under or with respect to the Senior Credit Facilities) without rendering the guarantor insolvent or the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the date of issuance of the Notes, the Issuer will cause each Restricted Subsidiary organized under the laws of the United States of America or any state or territory thereof that guarantees the Senior Credit Facilities to execute and deliver to the Trustee, a Note Guarantee pursuant to which such Restricted Subsidiary will guarantee payment of the Notes. See “—Certain Covenants—Future Guarantors.” Pursuant to the terms of the Intercompany Notes, the Intercompany Guarantors will be required to issue Intercompany Guarantees to the Issuer and ASLP simultaneously with issuing the Note Guarantees.

Each Guarantee is a continuing guarantee and shall (i) remain in full force and effect until payment in full of all the Notes or the Intercompany Notes, as applicable, (ii) be binding upon each such Guarantor and its successors, and (iii) inure to the benefit of and be enforceable by the Holders, their successors, transferees and assigns, or, in the case of any Intercompany Guarantee, by the Issuer or the Trustee in accordance with the Pledge (as described below).

The Note Guarantee of a Guarantor will be released:

(1)    in connection with any sale or disposition (by merger or otherwise) of such Guarantor or a Person which is the parent company of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Issuer in compliance with the Indenture; or

(2)    if the Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(3)    upon the merger or consolidation of a Guarantor with and into the Issuer or another Guarantor that is the surviving Person of such merger or consolidation; or

(4)    upon legal defeasance of the Issuer’s and all Guarantors’ obligations under the Notes and the Note Guarantees or satisfaction and discharge of the Indenture, in each case, in accordance with the provisions of the Indenture. The Intercompany Notes will contain substantially similar provisions with respect to release of Intercompany Guarantees.

Pledge

Pursuant to the Indenture the Issuer will grant, assign and pledge (the “Pledge”) to the Trustee, for its benefit and for the benefit of the Holders of the Notes, a security interest in the Intercompany Notes held by the Issuer and related Intercompany Guarantees and all proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing (collectively, the “Collateral”), other than in each case such Collateral that may be released from the Pledge in accordance with the Indenture. The security interest in the Collateral shall be a first priority security interest. So long as the Notes are secured by the Pledge, the Issuer will covenant not to consent to certain amendments or waivers in respect of the Intercompany Notes without consent of the holders of a majority of the aggregate principal amount of the outstanding Notes. See “—Certain Covenants—Amendments and waivers with respect to the Intercompany Notes.”

Pursuant to the Indenture, all payments on and all other proceeds from the Intercompany Notes or the Intercompany Guarantees will be deposited into a collateral account held by the Trustee and used to make scheduled payments on the Notes as and when they become due. To the extent that any amounts remain in the collateral account after the Trustee makes a scheduled payment on the Notes, the Trustee will return such amounts to the Issuer.

The Indenture will require that additional Collateral be pledged in connection with the issuance of any Additional Notes and that such additional Collateral be of the same type as the existing Collateral and that such additional Collateral bears the same proportionate relationship to the principal amount of the Additional Notes as the then existing Collateral bears to the principal amount of the Notes then outstanding.

In connection with or after a redemption of Notes in part, or a purchase of Notes in part pursuant to the provisions described under “Change of Control” and the offer to purchase provisions under “Asset Sales,” the Indenture permits the Issuer to obtain a pro rata release of the Collateral, based on the percentage of the Notes redeemed or purchased. The Issuer will covenant not to allow any redemption of the Intercompany Notes by Holdings if the aggregate principal amount of Intercompany Notes held by it after such redemption would be less than the aggregate principal amount of the Notes outstanding. See “—Certain Covenants—Redemption of the Intercompany Notes.”

If an Event of Default occurs under the Indenture, the Trustee, on behalf of the Holders of the Notes, in addition to any rights or remedies available to it under the Indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Trustee from any foreclosure will be applied by the Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture and, thereafter, to make payments on the Notes.

Subordination of the Guarantees

The Indebtedness evidenced by each Guarantee will be subordinated in right of payment to the prior payment in full of all existing and future Guarantor Senior Indebtedness of the applicable Guarantor, will rank pari passu with any Pari Passu Indebtedness and other unsecured unsubordinated financial obligations of such Guarantor, and will be senior in right of payment to all Subordinated Obligations. Under the subordination provisions of the Indenture with respect to the Note Guarantees and under the Intercompany Guarantees, no Guarantor may make any payment of principal of, or premium (if any) or interest on, the Guarantees or make any deposit of funds pursuant to the provisions described below under “—Defeasance” (collectively, “pay the Guarantees”) if (i) a default in the payment of the principal of, premium, if any, or interest on any Guarantor Senior Indebtedness shall have occurred and be continuing or any other amount owing in respect of any Guarantor Senior Indebtedness is not paid in full when due, or (ii) any other default on such Guarantor Senior Indebtedness occurs and the maturity of such Guarantor Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Guarantor Senior Indebtedness has been paid in full. However, a Guarantor may pay the Guarantee without regard to the foregoing if the Issuer and the Trustee receive a written notice approving such payment from a Representative of Designated Senior Indebtedness with respect to which the default described in clause (i) or (ii) above has occurred and is continuing.

During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, no Guarantor may pay the Guarantees for a period (a “Payment Blockage Period”) commencing upon the receipt by the Issuer (with a copy to the Trustee) of written notice (a “Blockage Notice”) of such default from the Representative of Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending on the earliest to occur of the following events: (a) 179 days shall have elapsed since such receipt of such Blockage Notice, provided, however, that in the event that there has been any Acceleration Forbearance Period in respect of the Notes in the immediately preceding 360-day period, such 179-day period will be automatically reduced by the cumulative duration of all Acceleration Forbearance Periods that occurred during such immediately preceding 360-day period, (b) such Payment Blockage Period is terminated by written notice to the Issuer (with a copy to the Trustee) from the Person or Persons who gave such Blockage Notice, (c) the repayment in full of Designated Senior Indebtedness, or (d) the default giving rise to such Blockage Notice is no longer continuing. Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the second sentence of this paragraph and in the succeeding paragraphs), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Guarantors may pay the Guarantees, after the end of such Payment Blockage Period. In no event may the total number of days during which any Payment Blockage Period is in effect extend beyond 179 days from the date of receipt by the Trustee of the relevant Blockage Notice, and in no event may the total number of days during which any Payment Blockage Period or any Acceleration Forbearance Period is in effect exceed 179 days during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

During any period in which payments to you are prohibited or blocked in the manner described above, you may exercise any and all remedies under the Notes and Note Guarantees; however, any amounts received by you with respect to the Guarantees, including any amount you may receive in any legal action to enforce the Guarantees, may be required to be turned over to the holders of Guarantor Senior Indebtedness. Any payments turned over to the holders of Guarantor Senior Indebtedness will not, as between you and a Guarantor, satisfy such Guarantor’s obligations on its Guarantee.

After the occurrence of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of such occurrence. If any Designated Senior Indebtedness is outstanding, no Guarantor may pay the Guarantees until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receives notice of such occurrence and, thereafter, may pay the Guarantees only if the provisions described above otherwise permit payment at that time.

Upon any payment or distribution of the assets of any Guarantor upon a total or partial liquidation or dissolution of a Guarantor or reorganization of or similar proceeding relating to the Guarantor or its property, the holders of Guarantor Senior Indebtedness will be entitled to receive payment in full of the Guarantor Senior Indebtedness before the Holders of Notes or Intercompany Notes are entitled to receive any payment under any Guarantee, and until the Guarantor Senior Indebtedness is paid in full, any payment or distribution on any Guarantee to which the Holders of Notes or Intercompany Notes would be entitled but for the subordination provisions of the Guarantees will be made to holders of the Guarantor Senior Indebtedness as their interests may appear (except that (i) Holders of Notes or Intercompany Notes may receive and retain Permitted Junior Securities, and (ii) Holders of Notes may receive and retain payments made from the trust described under “—Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions in the Guarantees). If a distribution is made to the Holders or the Trustee for the benefit of the Holders, that due to the subordination provisions of the Guarantees should not have been made to them, the Holders or the Trustee, as applicable, will be required to hold it in trust for the holders of Guarantor Senior Indebtedness and pay it over to them as their interests may appear.

By reason of such subordination provisions contained in the Guarantees, in the event of insolvency, creditors of Holdings, ASG and the other Guarantors who are holders of Guarantor Senior Indebtedness may recover more, ratably, than the Holders of Notes. In addition, by reason of contractual subordination of the Guarantees, creditors of the Guarantors that are not subject to contractual subordination may recover more, ratably, than the Holders of the Notes.

Acceleration Forbearance Periods

So long as the Notes are guaranteed by at least one of the Guarantors, until the earlier of (a) the date on which no Designated Senior Indebtedness (including any guarantee of other Designated Senior Indebtedness) of any Guarantor shall be outstanding and (b)             , 2009, if an Event of Default (other than an Event of Default described in clause (viii) or (ix) under “—Defaults”) has occurred and is continuing, without in any way limiting the right of any Holder to exercise any other remedy such Holder may have (including the right to bring suit against the Issuer or any Guarantor for payment of any and all amounts of principal, premium and interest due and payable), the principal of all the Notes may not be declared to be due and payable until the earliest of the following events: (a) the Acceleration Forbearance Period has expired, (b) the Designated Senior Indebtedness of any Guarantor shall be due and payable in full, or shall have been declared to be due in full, or there shall have been a demand for payment in full thereof, or any enforcement or collection action shall have been commenced with respect thereto, (c) holders of any Specified Pari Passu and Subordinated Indebtedness of the Issuer or one or more of the Guarantors exceeding $10.0 million in the aggregate principal amount, shall have commenced any enforcement or collection action with respect to such Indebtedness and (d) an Event of Default described in clause (viii) or (ix) under “—Defaults” shall have occurred. “Acceleration Forbearance Period” means the period commencing on the date when the Trustee or the Holders of at least 25% in principal amount of the Notes outstanding provide the Issuer with a notice of acceleration and expiring on the earliest of the date on which (a) 90 days shall have elapsed following the commencement of such Acceleration Forbearance Period, (b) the Designated Senior Indebtedness of any Guarantor shall be due and payable in full, or shall have been declared to be due in full, or there shall have been a demand for payment in full thereof, or any enforcement or collection action shall have been commenced with respect thereto, (c) holders of any Specified Pari Passu and Subordinated Indebtedness of the Issuer or one or more of the Guarantors exceeding $10.0 million in the aggregate principal amount, shall have commenced any enforcement or collection action with respect to such Indebtedness and (d) an Event of Default described in clause (viii) or (ix) under “—Defaults” shall have occurred; provided, however, that in the event that there has been any prior Acceleration Forbearance Period in the immediately preceding twelve-month period, the duration of the Acceleration Forbearance Period will be automatically reduced by the cumulative duration of all prior Acceleration Forbearance Periods that occurred during the preceding twelve-month period (it being understood that the Acceleration Forbearance Period may terminate immediately after commencing pursuant to this proviso). For the avoidance of doubt, the provisions set forth above shall not prevent the Holders or the Trustee from receiving payments on the Notes when due or exercising any other remedies under the Indenture governing the Notes while an Acceleration Forbearance Period is in effect. The Issuer will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee acting on behalf of the Holders of Notes in enforcing any rights under the Notes. The Intercompany Notes will be subject to acceleration forbearance provisions substantially similar to those described above.

Change of Control

Unless the Issuer has exercised its right to redeem all of the Notes as described under “—Optional Redemption”, upon the occurrence of any of the following events (each, a “Change of Control”), each Holder will have the right to require the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date): (i) the sale, lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Issuer, (iii) the direct or indirect acquisition by any person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders of the “beneficial ownership” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act) of a direct or indirect interest in more than 45% of ownership of the Issuer, the voting power of the voting stock of the Issuer, by way of purchase, merger or consolidation or otherwise, (iv) the merger or consolidation of the Issuer with or into another Person or the merger of another Person into the Issuer with the effect that immediately after such transaction the stockholders of the Issuer immediately prior to such transaction hold, directly or indirectly, less than 35% of the total voting power of all securities generally entitled to vote in the election of directors, managers, or trustees of the Person surviving such merger or consolidation or (v) the first day on which a majority of the members of the Board of Directors of the Issuer or of Holdings (if Holdings has a Board of Directors) are not Continuing Directors of such Person.

In the event that at the time of such Change of Control the terms of the Senior Credit Documents restrict or prohibit distributions from ASG and its subsidiaries to the Issuer to purchase the Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall (i) repay in full all amounts owing under the Senior Credit Documents or offer to repay in full all amounts owing under the Senior Credit Documents and repay each lender under the Senior Credit Documents who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Senior Credit Documents to permit distributions by ASG and Holdings to the Issuer which would in turn permit the repurchase of the Notes as provided for in the immediately following paragraph.

Unless the Issuer has exercised its right to redeem all of the Notes as described under “— Optional Redemption,” within 30 days following any Change of Control (or, at the Issuer’s option, prior to such Change of Control but after public announcement thereof), the Issuer shall mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or will occur and that such Holder has (or upon the occurrence will have) the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) if such Offer is made prior to such Change of Control, that payment is conditioned on the occurrence of such Change of Control. In order for a holder of IDSs to exercise its right to require the Issuer to repurchase the Notes, such holder must voluntarily separate its IDSs.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable U.S. securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Issuer, the existing investors and the underwriters. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Senior Credit Documents. In addition, the terms of the Senior Credit Documents will prohibit ASG and its subsidiaries from making distributions to Holdings if the interest coverage ratio of Holdings is lower than the thresholds described under “Description of Certain Indebtedness—New Credit Facilities,” or if Holdings has any deferred and unpaid interest outstanding on the Intercompany Notes, other than certain permitted distributions, such as to pay interest on the Intercompany Notes (which would provide the Issuer with cash to pay interest on the Notes) and to pay taxes. Furthermore, the Senior Credit Documents will prohibit all distributions from ASG to Holdings (other than distributions to pay taxes and administrative expenses) if a default or an event of default under the Senior Credit Documents has occurred. Any future credit agreements and other agreements relating to the senior indebtedness of our subsidiaries may contain similar restrictions and provisions or may require such indebtedness to be repurchased upon a Change of Control. In the event that a Change of Control occurs at a time when the Issuer’s Restricted Subsidiaries are prohibited from distributing funds to the Issuer to enable it to purchase the Notes, we would seek consent of the lenders under the Guarantor Senior Indebtedness to the purchase of the Notes or would attempt to refinance the borrowings that contain such prohibition, as described above. If we do not obtain such consent or refinance such borrowings, Holdings will be unable to repurchase the Intercompany Notes and, consequently, the Issuer will be unable to purchase the Notes. That would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Guarantor Senior Indebtedness. In such circumstances, because of the structural subordination of the Notes to the Guarantor Senior Indebtedness and because the Guarantees are also subordinated in the Guarantor Senior Indebtedness, there can be no assurance that ASG and its subsidiaries will have sufficient funds to repay the Guarantor Senior Indebtedness and make sufficient distributions to Holdings to enable it to repay the Intercompany Notes held by the Issuer and ASLP or make an equity distribution to the Issuer and ASLP, which would be the source of cash for the Issuer to enable it to repay the Notes. Moreover, the exercise by the Holders of their right to require the Issuer to repurchase the Notes could cause a default under our Guarantor Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer and its subsidiaries. Finally, the Issuer’s ability to pay cash to the Holders upon a repurchase may be limited by the Issuer’s then existing financial resources. Sufficient funds may not be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets and the assets of our Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require us to repurchase such Notes as a result of a sale, lease or transfer of less than all of our assets and the assets of our Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The Indenture will contain covenants including, among others, the following:

Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

The Indenture will provide that (i) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and (ii) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), or issue shares of Disqualified Stock and any Restricted Subsidiary of Holdings may issue shares of Preferred Stock if (a) if the Issuer or any Restricted Subsidiary of the Issuer that is not a Subsidiary of Holdings Incurs Indebtedness or issues Disqualified Stock, it shall contemporaneously with such Incurrence or issuance lend all proceeds therefrom to Holdings on terms substantially identical to the terms of such Indebtedness Disqualified Stock, and (b) the Total Leverage Ratio of Holdings would be less than or equal to 5.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such period.

As of March 31, 2004, on a pro forma basis after giving effect to this offering and the other transactions occurring on the Issue Date as if they occurred on April 1, 2003, the Total Leverage Ratio of Holdings would be 4.33 to 1.00.

The foregoing limitations will not apply to:

(a)    the Incurrence by the Issuer’s Restricted Subsidiaries of Indebtedness under the Senior Credit Documents and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), and, without limiting the foregoing, any refinancing or refunding indebtedness in respect thereof, up to an aggregate principal amount of $330 million outstanding at any one time (not including any Hedging Obligations);

(b)    the Incurrence by the Issuer and the Restricted Subsidiaries of Indebtedness represented by the Notes (excluding Additional Notes), the Pledge, the Note Guarantees, the Intercompany Notes and the Intercompany Guarantees, as applicable;

(c)    Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)    Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, which may, but shall not be required to, be Incurred under the Senior Credit Documents, to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (d) and all Refinancing Indebtedness (as defined below) Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (d), does not exceed the greater of 5% of Tangible Assets at the time of Incurrence or $20 million;

(e)    Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation and personal injury claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or with respect to agreements to provide services, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f)    Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)    (i) Indebtedness by and among the Issuer and any of its Restricted Subsidiaries or by and among Restricted Subsidiaries, and (ii) shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary of Holdings; provided that any such Indebtedness of a Restricted Subsidiary to the Issuer is made pursuant to a written instrument; provided further that any such Indebtedness of the Issuer (other than Indebtedness held by a Guarantor) is subordinated in right of payment to the Notes; provided finally that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuer or any other subsequent transfer of any such Indebtedness or Disqualified Stock or Preferred Stock (except to Holdings or another Restricted Subsidiary of Holdings) shall be deemed, in each case to be an Incurrence of such Indebtedness or an issuance of shares of Preferred Stock or Disqualified Stock;

(h)    [intentionally left blank];

(i)    [intentionally left blank];

(j)    Hedging Obligations that are incurred in the ordinary course of business (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (2) for the purpose of fixing, hedging or managing currency exchange rate risk with respect to any currency exchanges or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k)    obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l)    Indebtedness or Disqualified Stock of the Issuer and any Restricted Subsidiary not otherwise permitted hereunder (which may, but shall not be required to, be Incurred under the Senior Credit Documents) in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (1), does not exceed the greater of 5% of Tangible Assets or $20 million at any one time outstanding; provided, however, that Indebtedness of Foreign Subsidiaries, when aggregated with the principal amount of all other Indebtedness of Foreign Subsidiaries then outstanding and Incurred pursuant to this clause (l), shall not exceed $10 million (or the equivalent thereof in any other currency) at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed to be Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)    any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is otherwise permitted under the terms of the Indenture;

(n)    the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (l), (n) and (o) of this paragraph, or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(i)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(ii)    has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(iii)    to the extent such Refinancing Indebtedness refinances Indebtedness pari passu with the Notes, the Guarantees or the obligations of the Restricted Subsidiaries that are obligors under the Intercompany Notes or Intercompany Guarantees, as applicable, such Refinancing Indebtedness is pari passu with the Notes, the Note Guarantees, or the obligations of such Subsidiaries under the Intercompany Notes or Intercompany Guarantees, as applicable;

(iv)    is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing; and

(v)    shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

and provided further that subclauses (i) and (ii) of this clause (n) will not apply to any refunding or refinancing of any Guarantor Senior Indebtedness;

(o)    Indebtedness or Disqualified Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, that any such Indebtedness and Disqualified Stock shall be included in the calculation of the Fixed Charge Coverage Ratio, or the Adjusted Fixed Charge Coverage Ratio, as applicable, of Holdings; and provided, finally, that after giving effect to such acquisition and the Incurrence of such Indebtedness either (i) Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in the first sentence of this covenant or (ii) the Total Leverage Ratio of Holdings would be lower than immediately prior to such acquisition;

(p)    [intentionally left blank];

(q)    the Incurrence of the Issuer’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an Incurrence of Indebtedness by a Restricted Subsidiary;

(r)    Indebtedness arising by reason of a Lien created or permitted to exist in compliance with the covenant “—Liens,” other than Liens permitted pursuant to clause (v) or (x) of the definition of “Permitted Liens”;

(s)    Indebtedness arising from honoring a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(t)    the Incurrence by the Issuer or its Restricted Subsidiaries of obligations in respect of performance, appeal and surety bonds, completion guarantees, insurance bonds and other similar bonds provided by the Issuer or such Restricted Subsidiary in the ordinary course of business;

(u)    Indebtedness to be issued in the form of Additional Notes upon the exercise of any warrants held on the Issue Date to acquire IDSs or Additional Notes and Class A Common Stock of the Issuer in exchange for ASLP Units or upon exchange of Class B common stock for IDSs, and Indebtedness evidenced by Intercompany Notes, if any, and Intercompany Guarantees, if any, issued in connection with Incurrence of such Indebtedness, provided that (i) no Event of Default has occurred and is continuing at the time of such issuance; (ii) the ratio of the aggregate principal amount of such Additional Notes over the number of such additional shares of Class A Common Stock shall not exceed the equivalent ratio with respect to the Notes and Class A Common Stock represented by the IDSs outstanding immediately after the Issue Date; and (iii) either (A) the Issuer makes the ASLP Units, if any, received by it in connection with such issuance subject to the Pledge or (B) if the Issuer redeems any ASLP Units received by it in connection with such issuance in exchange for Equity Interests in Holdings and the Intercompany Notes, such Intercompany Notes are made subject to the Pledge;

(v)    Indebtedness in the form of Intercompany Notes issued to ASLP upon exercise of management options to acquire units in ASLP in an aggregate principal amount not to exceed $17.4 million;

(w)    Indebtedness to be issued in the form of Additional Notes upon the exercise of any warrants held by any CDQ Partner as of the Issue Date to acquire IDSs or Additional Notes and Class A Common Stock of the Issuer, and Indebtedness evidenced by Intercompany Notes, if any, and Intercompany Guarantees, if any, issued in connection with Incurrence of such Indebtedness, provided that (i) no Event of Default has occurred and is continuing at the time of such issuance; (ii) the ratio of the aggregate principal amount of such Additional Notes over the number of such additional shares of Class A Common Stock shall not exceed the equivalent ratio with respect to the Notes and the Class A Common Stock represented by the IDSs outstanding immediately after the Issue Date; (iii) the Issuer uses any cash or property received from the issuance of such Additional Notes to acquire additional Intercompany Notes in an aggregate principal amount equal to the aggregate principal amount of such Additional Notes; and (iv) such additional Intercompany Notes are made subject to the Pledge;

(x)    Indebtedness to be issued in the form of Additional Notes in connection with the issuance of IDSs or Class A Common Stock, and Indebtedness evidenced by Intercompany Notes, and Intercompany Guarantees issued in connection therewith, provided that (A) no Event of Default has occurred and is continuing at the time of such issuance, (B) the ratio of the aggregate principal amount of such Additional Notes over the number of additional shares of Class A Common Stock issued contemporaneously therewith shall not exceed the equivalent ratio with respect to the Notes and the Class A Common Stock represented by the IDSs outstanding immediately after the Issue Date, (C) the Issuer utilizes the proceeds of such issuance to purchase from Holdings Intercompany Notes and equity units in Holdings, and Holdings uses such proceeds to redeem from ASLP, or from former ASLP partners following dissolution of ASLP, Intercompany Notes and equity units in Holdings, in each case in the same principal amounts and proportions as the Class A Common Stock and Notes represented by the IDSs, and (D) the Intercompany Notes issued in connection with such issuance of Additional Notes are made subject to the Pledge; and

(y)    Indebtedness of the Issuer or any Restricted Subsidiary Incurred to finance the acquisition (including without limitation by way of a merger) of Capital Stock of any Person engaged in, or assets used or useful in, a Similar Business, provided that after giving effect to such acquisition and the Incurrence of such Indebtedness (1) no Default or Event of Default has occurred and is continuing; (2) the Interest Coverage Ratio of Holdings calculated for the most recently ended twelve-month period for which internal financial statements are available is higher than immediately prior to giving effect to such acquisition and the Incurrence of such Indebtedness, and (3) the Total Leverage Ratio of Holdings calculated as of the last day of the most recently ended fiscal quarter for which internal financial statements are available is lower than immediately prior to giving effect to such acquisition and the Incurrence of such Indebtedness.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (y) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Any other obligation of the obligor on such Indebtedness (or any other person who could have incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit secures the principal amount of such Indebtedness. The amount of Indebtedness issued at a price less than the principal amount thereof shall be equal to the amount of liability in respect thereof determined in accordance with GAAP. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and non-cash changes to the value of derivatives will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Limitation on Layering.    The Indenture will provide that no Guarantor will Incur any Indebtedness that is expressly subordinated in right of payment to any Guarantor Senior Indebtedness of such Guarantor, unless such Indebtedness so Incurred ranks pari passu in right of payment with, or is subordinated in right of payment to, such Guarantor’s Note Guarantee. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

Limitation on Restricted Payments.

The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)    declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests or any Subordinated Obligations, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)    purchase or otherwise acquire or retire for value any Equity Interests or any Subordinated Obligations of the Issuer or any Restricted Subsidiary held by Persons other than the Issuer or another Restricted Subsidiary, other than (x) conversion of Class B common stock into IDSs or the Issuer’s Class A Common Stock and Notes or (y) exchanges of ASLP Units for the Issuer’s IDSs or Class A Common Stock and Notes pursuant to and in accordance with the Exchange and Registration Rights Agreement;

(3)    make any principal payment on, cause a defeasance of, or purchase, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations;

(4)    make any Restricted Investment (all such payments and other actions set forth in this clause (iv) and clauses (1), (2) and (3) above being collectively referred to as “Restricted Payments”),

unless, at the time of such Restricted Payment,

(a)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)    immediately prior to and after giving effect to such Restricted Payment, (x) no Dividend Suspension Period is in effect, (y) no Interest Deferral Period is in effect and (z) there is no deferred and unpaid interest on the Notes;

(c)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (including, without duplication, Restricted Payments permitted by clauses (1), (3) and (4) of the next succeeding paragraph, but excluding all other

Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication:

(i)    100% of Excess Cash of the Issuer and its Restricted Subsidiaries for the period (taken as one accounting period) from January 1, 2005 until the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available plus

(ii)    100% of the aggregate net cash proceeds (including net cash proceeds from property that is converted into cash within 30 days of its receipt), received by the Issuer since the Issue Date from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness, Disqualified Stock and Designated Preferred Stock or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(iii)    100% of the aggregate amount of contributions to the capital of the Issuer since the Issue Date received in cash or in property other than cash converted to cash within 30 days of its receipt (other than Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock), plus

(iv)    100% of the aggregate amount of cash or property other than cash converted to cash within 30 days of its receipt, in each case received from (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of or on account of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Subsidiaries) and from payments of interest on and repayments of loans or advances which constituted Restricted Investments, (B) the sale (other than to the Issuer or a Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or (C) a distribution or dividend from an Unrestricted Subsidiary, and

(v)    other Restricted Payments made prior to December 31, 2006 not exceeding $10 million in the aggregate.

“Dividend Suspension Period” means any period in which the Interest Coverage Ratio of Holdings for the then most recently ended twelve-month period ended on the last day of any fiscal quarter for which internal financial statements are available is less than the following applicable threshold:

Period Ended On	Dividend Suspension Threshold
Issue Date through June 29, 2005	1.90 to 1.00
June 30, 2005 and thereafter	2.00 to 1.00

As of March 31, 2004, on a pro forma basis after giving effect to this offering and the other transactions occurring on the Issue Date as if they occurred on April 1, 2003, the Interest Coverage Ratio of Holdings for the twelve-month period ended on that date would be 2.00 to 1.00 and the Issuer’s Excess Cash would be $[            ] million.

The foregoing provisions will not prohibit:

(1)    the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)    (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Obligations of the Issuer or Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests or the issuance and sale of Subordinated Obligations of the

Issuer or Holdings, as applicable, or contributions to the equity capital of the Issuer or Holdings, as applicable (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or Holdings, as applicable, or to an employee stock ownership plan or any trust established by the Issuer or Holdings, as applicable, or any of their respective Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and (b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or Holdings or to an employee stock ownership plan or any trust established by the Issuer or Holdings or any of their respective Subsidiaries) of Refunding Capital Stock;

(3)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant entitled “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)    the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, Holdings would have had a Total Leverage Ratio of less than or equal to 5.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (4) does not exceed the net cash proceeds received by the Issuer from the sale of Designated Preferred Stock issued after the Issue Date;

(5)    Permitted Payments to the extent they appear as an expense on the income statement of Holdings;

(6)    the Transactions;

(7)    the redemption or repurchase by Holdings of its Capital Stock and Intercompany Notes held by ASLP with the proceeds of an issuance of IDSs or Additional Notes and the Issuer’s Class A Common Stock completed substantially contemporaneously with such redemption or repurchase, in the same proportion as the ratio of such Class A Common Stock to such Additional Notes, provided that such transactions may only be consummated in accordance with the Exchange and Registration Rights Agreement;

(8)    Restricted Payments of the type described in clause (2) of the first paragraph of this covenant other than those made on any class of stock on pro rata basis in an aggregate amount not to exceed $5 million; and

(9)    subject to the conditions set forth in clauses (a) and (b) of the first paragraph of this covenant, the First Three Dividend Payments.

As of the Issue Date, all of the Issuer’s Domestic Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Restricted Subsidiary to become a Unrestricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time (whether pursuant to the first paragraph of this covenant or under clause (6) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries.    The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)    (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)    make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)    sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)    contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Documents;

(2)    the Indenture, the Notes, the Note Guarantees, the Intercompany Notes and the Intercompany Guarantees;

(3)    applicable law or any applicable rule, regulation or order;

(4)    any agreement or other instrument (a) relating to Indebtedness of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (b) with respect to any asset acquired, in existence at the time of the acquisition and not incurred in connection with or in contemplation of such acquisition;

(5)    any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)    Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)    customary provisions in agreements and instruments, including without limitation joint venture agreements and other similar agreements, entered into in the ordinary course of business;

(9)    customary provisions contained in leases, agreements to provide services and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above;

(10)    purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (c) above; or restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary or any of their businesses; or

(11)    any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales.    The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of and (y) except in the case of a Permitted

Asset Swap, at least 75% of the consideration therefor received by the Issuer, or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)    any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary that are assumed by the transferee of any such assets;

(b)    any notes or other obligations or other securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c)    any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 7.5% of Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(i)    to permanently reduce Obligations under the Senior Credit Documents (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or Senior Indebtedness of the Issuer or Pari Passu Indebtedness of a Guarantor in each case, other than Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer (except for Indebtedness under the Intercompany Notes as provided below), provided that (A) if the Issuer shall so reduce Obligations under Senior Indebtedness, it will offer to equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes and (B) if Holdings or any other Guarantor shall so reduce any Obligations under any Pari Passu Indebtedness, (x) Holdings shall offer to equally and ratably reduce its obligations under the Intercompany Notes held by the Issuer and ASLP by making an offer (on terms substantially similar to those described below for an Asset Sale Offer) to the Issuer and ASLP to purchase a pro rata principal amount of the Intercompany Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, and (y) upon the receipt of such repurchase offer from Holdings described in clause (x) above, the Issuer shall make an offer to the Holders of the Notes to purchase the maximum amount of Notes that can be purchased with the proceeds from such repurchase of the Intercompany Notes by Holdings, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any;

(ii)    to an investment in any one or more Persons, businesses, capital expenditures or acquisitions of other assets in each case engaged, used or useful in a Similar Business; and/or

(iii)    to make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $12.5 million, the Issuer shall make an offer to all Holders of Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes that may be purchased out of the share of such Excess Proceeds payable to the Issuer in respect of the Intercompany Notes at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $12.5 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Issuer’s share of such Excess Proceeds, any Excess Proceeds remaining after distribution on the Intercompany Notes sufficient to cause the Issuer to receive the amount necessary to repurchase the Notes so tendered may be used by the Issuer and its subsidiaries for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Issuer’s share of such Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof. If more Notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements).

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Holder of Notes at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A partial redemption of the Note will result in automatic separation of IDSs. A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

The terms of the Senior Credit Documents will provide that certain asset sales with respect to ASG and its subsidiaries constitute a default thereunder. In addition, the terms of the Senior Credit Documents will prohibit ASG and its subsidiaries from making distributions to Holdings, among other instances, if the interest coverage ratio of Holdings is lower than the thresholds described under “Description of Certain Indebtedness—New Credit Facilities,” or if Holdings has any deferred and unpaid interest outstanding on the Intercompany Notes, other than certain permitted distributions, such as to pay interest on the Intercompany Notes (which would provide the Issuer with cash to pay interest on the Notes) and to pay taxes. Furthermore, the Senior Credit Documents will prohibit all distributions from ASG to Holdings (other than distributions to pay taxes and administrative expenses) if a default or an event of default under the Senior Credit Documents has occurred and is continuing. Any future credit agreements and other agreements relating to the senior indebtedness of our subsidiaries may contain similar restrictions and provisions. In the event that after the occurrence of an Asset Sale Holdings is prohibited from distributing funds to the Issuer (which would provide the Issuer with cash to purchase the Notes), we could seek consent of the lenders under the Guarantor Senior Indebtedness to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or refinance such borrowings, the Issuer will be unable to purchase the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Guarantor Senior Indebtedness. In such circumstances, because of the structural subordination of the Notes to the Guarantor Senior Indebtedness and because the Guarantees are also subordinated to the Guarantor Senior Indebtedness, there can be no assurance that ASG and its subsidiaries will have sufficient funds to repay the Guarantor Senior Indebtedness and make sufficient distributions to Holdings to repay the Intercompany Notes held by the Issuer and ASLP, which would be the source of cash for the Issuer to enable it to repay the Notes.

Transactions with Affiliates.    The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $50,000, unless:

(1)    such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)    the Issuer delivers to the Trustee:

(a)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above; and

(b)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing provisions will not apply to the following:

(i)    transactions between or among the Issuer and/or any of its Restricted Subsidiaries;

(ii)    Permitted Investments and Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments”;

(iii)    the payment of reasonable and customary fees and other compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary;

(iv)    transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(v)    payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of disinterested members of the Board of Directors of the Issuer or a Restricted Subsidiary, as applicable in good faith;

(vi)    any agreement as in effect as of the Issue Date (including, without limitation, any agreement with ASLP and the Expense Reimbursement Agreement) or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby;

(vii)    the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including the Exchange and Registration Rights

Agreement and any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect;

(viii)    transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ix)    the Transactions;

(x)    the issuance of Capital Stock (other than Disqualified Stock) of the Issuer or IDSs in respect of the Issuer’s securities (including such underlying securities) or Additional Notes and related Intercompany Notes and Intercompany Guarantees or other Senior Indebtedness evidenced by a different series of notes or shares of the Issuer’s Capital Stock to any Permitted Holder; and

(xi)    any agreement providing for the purchase of fishing quota or fish from CDQ Partners, provided that each such agreement with the aggregate consideration in excess of $             million has been approved by a majority of Disinterested Directors of the Issuer.

Liens.    The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of the Issuer or any of its Subsidiaries (such lien, the “Initial Lien”) unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes) the Indebtedness so secured or until such time as such Indebtedness is no longer secured by a Lien. Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Issuer of the property or assets secured by such Initial Lien. The preceding sentence will not require the Issuer or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien.

The Indenture will provide that no Guarantor will, and the Issuer will not permit any Guarantor to, directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of such Guarantor (other than Guarantor Senior Indebtedness of such Guarantor) (such lien, the “Initial Lien”) unless the Note Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) the Indebtedness so secured or until such time as such Indebtedness is no longer secured by a Lien. Any such Lien thereby created in favor of the Note Guarantees will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Issuer of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Issuer or any Guarantor in, or all or substantially all the assets of, any Guarantor creating such Initial Lien. The preceding sentence will not require any Guarantor to secure its Note Guarantee if the Lien consists of a Permitted Lien.

Reports and Other Information.    The Indenture will provide that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Issuer will file with the Commission (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days upon their request), documents and reports that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein; provided, however, the Issuer shall not be so obligated to file such documents and other reports with the Commission if the Commission does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders upon their request, in each case within 15 days after the time the Issuer would be required to file such information with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act.

Future Guarantors.    The Indenture will provide that the Issuer will cause each Restricted Subsidiary organized under the laws of the United States of America or any state or territory thereof that guarantees the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes, having terms substantially the same as the initial Guarantees. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Guarantor insolvent or the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Pursuant to the terms of the Intercompany Notes, the Intercompany Guarantors will be required to issue Intercompany Guarantees to the Issuer and ASLP simultaneously with issuing the Note Guarantees.

Amendments and waivers with respect to the Intercompany Notes.    So long as the Notes are secured by the Pledge, the Issuer may not consent to any amendment, modification or waiver of the terms of the Intercompany Notes or Intercompany Guarantees without the prior consent of the holders of a majority of the aggregate principal amount of Notes then outstanding, other than amendments (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to comply with the covenant described under “—Merger, Consolidation, Sale of All or Substantially All Assets” with respect to the Intercompany Notes; (iii) to add additional Intercompany Guarantees, to secure the Intercompany Notes, to confirm and evidence the release, termination or discharge of any Intercompany Guarantee when such release, termination or discharge is provided for under this Agreement; (iv) to add to the covenants of Holdings for the benefit of the Issuer or to surrender any right or power herein conferred upon Holdings; (v) to make any change that does not materially adversely affect the rights of the purchasers; or (vi) to release an Intercompany Guarantee in accordance with the provisions of the Intercompany Notes.

Redemptions of the Intercompany Notes.    So long as the Notes are secured by the Pledge, the Issuer will not permit Holdings to redeem any Intercompany Notes held by the Issuer, unless after giving effect to such redemption the aggregate principal amount of the Intercompany Notes held by the Issuer is equal to or greater than the sum of (i) the aggregate principal amount of the Notes outstanding and (ii) the aggregate principal amount of the Notes that would be issued upon exchange of all outstanding shares of the Issuer’s Class B common stock for IDSs.

Merger, Consolidation, or Sale of All or Substantially All Assets

The Indenture will provide that the Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless (i) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); (ii) the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable period, either (A) Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in the first sentence of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (B) the Total Leverage Ratio for Holdings and its Restricted Subsidiaries would be less than or equal to such ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction, provided, in each case, that the Indebtedness of the Successor Issuer and its Restricted Subsidiaries shall be included, without duplication, in the calculation of the Total Leverage Ratio of Holdings; (v) each Guarantor, unless they are the other party to the transactions described above, shall have by supplemental indenture or other instrument or document reasonably satisfactory to the Trustee confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and (vi) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, provided that (x) in giving such opinion such counsel may rely on officer’s certificate as to any matters of fact (including without limitation as to clauses (iii) and (iv) above), and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last sentence of this paragraph. The Successor Issuer will succeed to, and be substituted for, the Issuer under the Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

The Indenture will further provide that, subject to certain limitations described in the Indenture governing release of a Note Guarantee upon the sale or disposition of a Guarantor, each of Holdings and ASG will not, and the Issuer will not permit Holdings or ASG to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”); (ii) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and (iv) the Guarantor shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, provided that (x) in giving such opinion such counsel may rely on officer’s certificate as to any matters of fact (including without limitation as to clause (iii) above) and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last sentence of this paragraph; and (v) with respect to any such transaction entered into by Holdings, immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable period, either (A) the Successor Guarantor would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Total Leverages Ratio test set forth in the first sentence of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (B) the Total Leverages Ratio for the Successor Guarantor and its Restricted Subsidiaries would be less than or equal to such ratio for Holdings and its

Restricted Subsidiaries immediately prior to such transaction. Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Note Guarantee. Notwithstanding the foregoing clause (iii), a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States so long as the amount of Indebtedness of the Guarantor is not increased thereby.

Defaults

An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note or interest on any deferred interest when due, continued for 30 days, provided that deferral of interest payments in accordance with the Indenture shall not constitute a default, (ii) a default in the payment of principal or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) a default in the payment of deferred interest when due, (iv) the failure by the Issuer to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above, (v) the failure by the Issuer to comply for 30 days after notice with any of its obligations under the covenants described under “—Change of Control” or “—Certain Covenants” above (in each case, other than a failure to purchase the Notes), (vi) the failure by the Issuer to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture, (vii) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $12.5 million or its foreign currency equivalent, and a period of 20 days shall have elapsed following the acceleration of such indebtedness and such acceleration shall not have been waived or rescinded or the underlying debt shall not have been paid, acquired or retired within such 20 day period (the “cross acceleration provision”), (viii) the Issuer or any of its Significant Subsidiaries, pursuant to or within the meaning of Bankruptcy Law, commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a custodian of it or for all or substantially all of its property, or makes a general assignment for the benefit of its creditors; (ix) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (a) is for relief against the Issuer or any of its Significant Subsidiaries, in an involuntary case, (b) appoints a custodian of the Issuer or any of its Significant Subsidiaries or for all or substantially all of the property of the Issuer or any of its Significant Subsidiaries, or (c) orders the winding up or liquidation of the Issuer or any of its Significant Subsidiaries, and the order or decree remains unstayed and in effect for 60 days; (x) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $12.5 million or its foreign currency equivalent against the Issuer or a Significant Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”); (xi) any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect, except as contemplated by the terms thereof or the Indenture, or any Guarantor that is a Significant Subsidiary denies or disaffirms in writing its obligations under the Indenture or its Note Guarantee, except as contemplated by the terms thereof (other than by reason of termination of the Indenture or such Note Guarantee or the release of such Note Guarantee in accordance with the terms of such Note Guarantee and Indenture), and such Default continues for 10 days or (xii) the Issuer pays any dividend on the shares of the Issuer’s Class A common stock or Class B common stock or effects a pro rata redemption of either Class A common stock or Class B common stock or both (A) during any Interest Deferral Period or so long as any deferred interest and accrued interest thereon has not been paid in full, (B) during the continuance of an Event of Default, or (C) when the then-available financial statements presented to the board of directors show an Interest Coverage Ratio that is less than the applicable Dividend Suspension Threshold.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (v) or (vi) (excluding, for the avoidance of doubt, a default under (xii)) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding

Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (v) and (vi) hereof after receipt of such notice.

If an Event of Default (other than a Default under clause (viii) or (ix) relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable, provided, however, that such declaration shall not be effective until the provisions described under “Acceleration Forbearance Periods” are complied with. Upon the effectiveness of such a declaration, such principal, premium and interest will be due and payable immediately. If an Event of Default under clause (viii) or (ix) occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

After a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of greater than 50% in aggregate principal amount of Notes outstanding, by written notice to the Issuer and the Trustee, may annul such declaration and its consequences if (a) the Issuer has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest and principal, if any, on all Notes, and (3) to the extent that payment of such interest is lawful, interest upon overdue interest at the stated rate of interest on the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

The holders of greater than 50% in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture can under no circumstances be modified or amended without the consent of the holder of each Note outstanding and affected by such modification or amendment, or in respect of a default under clause (xii).

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest (including deferred interest) when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% (or, in respect of a remedy (other than acceleration) for an Event of Default under clause (xii), at least 10%) in principal amount of the outstanding Notes have requested the Trustee to pursue such remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) except with respect to a remedy (other than acceleration) for an Event of Default under clause (xii), the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. The Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture will provide that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest (including deferred interest) on any Note, or an Event of Default under clause (xii), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Except as provided below, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding of all series affected by such amendment and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes of all series affected by such amendment then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note or amend the Issuer’s right to defer interest on the Notes in a manner adverse to the Holders, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” above, (v) make any Note payable in money other than that stated in the Note, (vi) make any change to the subordination or ranking provisions of the Indenture or the related definition that adversely affects the rights of any Holder, (vii) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes, (viii) make a change to lower the applicable Dividend Suspension Threshold or make a change to clause (7) under “—Limitation on Restricted Payments” that would have the effect of increasing the amounts permitted to be distributed in respect of the Class A Common Stock or Class B common stock (except in connection with an offer by the Issuer to purchase all the Notes, in which case a majority in principal amount of the Notes will be sufficient), (ix) make any change to the provisions of the indenture that eliminates the prohibition on paying dividends and making certain other restricted payments, while any previously deferred interest remains unpaid, during an Interest Deferral Period, or during the continuance of an Event of Default (except in connection with an offer by the Issuer to purchase all the Notes, in which case a majority in principal amount of the Notes will be sufficient), or (x) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

Without the consent of any Holder, the Issuer and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any Holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, to make changes to the Indenture to provide for the issuance of Additional Notes or to release a Note Guarantee in accordance with the provisions of the Indenture. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Guarantor Senior Indebtedness (which Guarantor Senior Indebtedness has been previously designated in writing by the Issuer to the Trustee for this purpose) then outstanding unless the holders of such Guarantor Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under “Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (iv) of the first paragraph under “Merger, Consolidation or Sale of All or Substantially All Assets” above (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, Holdings will redeem all outstanding Intercompany Notes, and each Guarantor will be released from all of its obligations with respect to its Guarantees.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (v), (vii), (viii) with respect only to Significant Subsidiaries or, with respect only to Significant Subsidiaries under “—Defaults” above or because of the failure of the Issuer to comply with clause (iv) of the first paragraph under “—Merger, Consolidation or Sale of All or Substantially All Assets” above.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the IRS or other change in applicable U.S. federal income tax law).

Concerning the Trustee

Wells Fargo Bank Minnesota, National Association is to be the initial Trustee under the Indenture.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(i)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person; and

(ii)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Adjusted Net Income of such Person and its Restricted Subsidiaries for such period, plus:

(i)    an amount which, in the determination of Consolidated Adjusted Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, value added and similar taxes (and, without duplication, tax distributions made by Holdings in such period), (C) depreciation and amortization expense, (D) unrealized foreign exchange losses recognized in accordance with Statement of Financial Accounting Standards No. 133, (E) non-cash deductions to net income with respect of minority interests, and other non-cash charges, losses or expenses, (F) losses from asset sales (other than sales of inventory in the ordinary course of business), and (G) any financial advisory fees, accounting fees, legal fees, and other similar advisory and consulting fees and related out-of-pocket costs and expenses of such Person and its Restricted Subsidiaries (including bonuses paid out of proceeds of the Transactions) (1) incurred and deducted from Consolidated Adjusted Net Income not later than the fiscal quarter ended June 30, 2004 from net income as a result of the Transactions (to the extent that the foregoing amounts referred to in this clause (G)(1) do not exceed $3,500,000 in the aggregate) or (2) incurred and deducted from Consolidated Adjusted Net Income as a result of any permitted acquisition, whether or not consummated, in an aggregate amount not to exceed $2,000,000 per fiscal year with respect to this clause (G)(2), plus

(ii)    cash dividends and similar distributions received from any Subsidiary of the specified Person that is not a Restricted Subsidiary or that is not a Guarantor or from any Person that is not a Subsidiary of the specified Person or is accounted for by the equity method of accounting during such period, plus

(iii)    all cash payments received during such period on account of non-cash income or non-cash gains in a prior period (to the extent not previously included in the calculation of Adjusted EBITDA), minus

(iv)    all cash payments made during such period on account of non-cash charges or non-cash losses expensed in a prior period (to the extent not previously included in the calculation of Adjusted EBITDA), minus

(v)    without duplication, an amount which, in the determination of Consolidated Adjusted Net Income for such period, has been added for (A) unrealized foreign exchange gains recognized in accordance with Statement of Financial Accounting Standards No. 133, (B) non-cash increases to net income with respect to minority interests and any non-cash income or non-cash gains, and (C) gains from asset sales (other than sales of inventory in the ordinary course of business) all as determined in accordance with GAAP, all as determined on a consolidated basis.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of the provisions described under “—Certain Covenants—Transactions with Affiliates” and “—Certain Covenants—Asset Sales” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer.

“ASG” means American Seafoods Group LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings.

“ASLP” means American Seafoods, L.P., a Delaware limited partnership.

“Asset Sale” means:

(i)    the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(ii)    the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case, other than directors’ qualifying shares, or in the case of a foreign Restricted Subsidiary, to the extent required by applicable law, in each case other than:

(a)    a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b)    the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)    any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Limitation on Restricted Payments”;

(d)    any disposition of assets with an aggregate Fair Market Value of less than $1 million;

(e)    any disposition of property or assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f)    any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business;

(g)    sales of assets received by the Issuer upon the foreclosure on a Lien or other settlement of obligations owing to the Issuer;

(h)    any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)    sales of inventory, equipment, accounts receivable or other assets in the ordinary course of business consistent with past practices and sales of equipment upon termination of a contract with a client entered into in the ordinary course of business pursuant to the terms of such contract;

(j)    any issuance or sale of Equity Interests in Holdings in connection with the exercise of (A) exchange warrants by Holders of ASLP Units to acquire Notes and Class A Common Stock of the Issuer and (B) management options to acquire units in ASLP; and

(k)    the exchange of assets held by any Restricted Subsidiary of the Issuer (including without limitation by way of merger, consolidation or sale and leaseback transaction) for assets held by any Person or entity (including Equity Interests of such Person or entity), provided that (i) the assets received by such Restricted Subsidiary in any such exchange will immediately constitute a Permitted Investment in a Similar Business or will immediately constitute, be part of, or be used in a Similar Business which is conducted in a Restricted Subsidiary; (ii) any such assets are of a comparable fair market value to the assets exchanged as determined in good faith by the Board of Directors of the Issuer, and (iii) in the case of an exchange involving a vessel, the assets received by such Restricted Subsidiary must represent a vessel which shall be substantially similar in all material respects to the vessel exchanged, including with respect to fishing and processing capability and the ability under applicable regulatory requirements to fish.

“Average Revolver Outstandings” means for any four-quarter period, the quarterly average amount of all revolving loans plus outstanding letters of credit as of the last day of each fiscal quarter included in such period, provided that in respect of the fiscal quarters ending prior to the Issue Date, Average Revolver Outstandings shall be calculated using the following balances on the dates set forth below:

Date	Amount
June 30, 2003	$18,000,000
September 30, 2003	$39,000,000
December 31, 2003	$39,500,000
March 31, 2004	$32,000,000

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capital Stock” means:

(i)    in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by IDSs and corporate stock outstanding upon the separation of IDSs into the securities represented thereby;

(ii)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that is or would at such time be required to be capitalized and reflected as indebtedness on a balance sheet in accordance with GAAP.

“Cash Equivalents” means:

(i)    U.S. dollars and foreign currency exchanged into U.S. dollars within 180 days;

(ii)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(iii)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P;

(iv)    repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v)    commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(vi)    investment funds investing at least 95% of their assets in securities of the types described in clauses (i) through (v) above;

(vii)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P; and

(viii)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s.

“CDQ Partners” shall mean Bristol Bay Economic Development Corporation, Coastal Villages Pollock LLC and any other Person that enters or has entered into a community development quota royalty agreement with ASC or any of its Subsidiaries.

“Class A Common Stock” means the Issuer’s Class A common stock represented by the IDSs, par value $0.01 per share.

“Consolidated Adjusted Net Income” means, with respect to any Person for any period, the net income (or net loss) after taxes of such Person and its Restricted Subsidiaries from continuing operations for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Adjusted Net Income, (i) the income (or loss) of any Person that is not a Subsidiary of such Person, or that is not a Restricted Subsidiary of the specified Person, or that is a not a Guarantor, or that is accounted for by the equity method of accounting, except in each case to the extent that any such income is actually received by such Person or a Wholly-Owned Subsidiary of such Person in the form of cash dividends during such period, and (ii) the income of any Subsidiary of the specified Person that would otherwise be included, to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries (including without limitation amortization of intangibles) for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its Restricted Subsidiaries, whether paid or accrued and whether or not capitalized, non-cash interest expense, the interest component of any deferred payment obligations, the interest component of all Capitalized Lease Obligations, and the implied interest component of Synthetic Lease Obligations to the extent included in calculating Consolidated Adjusted Net Income or Consolidated Net Income, as applicable (regardless of whether accounted for as an interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Interest Rate Protection Agreements, to the extent actually paid during such period, but excluding (X) amortization of debt issuance costs and original issue discount, and (Y) to the extent they would otherwise be included in interest expense under GAAP, gains and losses arising from derivative financial instruments issued by Holdings or ASLP for the benefit of ASLP, employees of ASLP, or employees of Holdings and its consolidated subsidiaries, including rights under exchange warrants and other registration rights, options to acquire ownership interests or debt in ASLP or options to acquire IDSs, or commitments by Holdings to issue equity and debt to ASLP in the event that ASLP employees exercise their Series A or E options, all as determined on a consolidated basis;

provided, that in respect of any period (or portion of a period) occurring prior to the Issue Date, Consolidated Interest Expense shall be calculated (i) excluding all interest in respect of the Existing Credit Agreement and the Existing Notes, and (ii) including the pro forma effect of interest arising under the Intercompany Notes and the Indebtedness under the Senior Credit Facilities, as though each had been incurred on the first day of such period, as follows:

(A)    interest in respect of the Intercompany Notes and the senior secured notes issued pursuant to the Note Purchase Agreement shall be deemed to have accrued throughout such period at the rate specified in such notes as of the Issue Date, based on the full principal amount thereof outstanding on the Issue Date; and

(B)    interest in respect of term loans and revolving loans under the Credit Agreement shall be deemed to have accrued throughout such period at the per annum rate equal to the sum of (x) the three month eurodollar rate existing on the Issue Date, plus (y) 2.5%, based upon, (1) in the case of term loans, the aggregate principal amount of term loans outstanding on the Issue Date, and (2) in the case of revolving loans, the Average Revolver Outstandings for the most recently ended period of four fiscal quarters.

“Consolidated Subsidiary” means, with respect to any Person at any date, a Subsidiary of such Person the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Issuer’s Board of Directors who:

(i)    was a member of the Issuer’s Board of Directors on the date of the Indenture or on the date which is two years prior to the date of determination; or

(ii)    was nominated for election or elected to the Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of the Issuer’s Board of Directors at the time of the nomination or election.

“Credit Agreement” means the credit agreement dated as of             , as amended, restated, supplemented, waived, replaced, restructured, repaid, increased, refunded, refinanced or otherwise modified from time to time, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement among Holdings, ASG, the Subsidiaries of ASG named therein, the financial institutions named therein and Wells Fargo Bank, N.A., as Administrative Agent, or any successor Administrative Agent.

“Default” means any event or condition which after notice or passage of time or both would be an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer (other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under “—Limitation on Restricted Payments.”

“Designated Senior Indebtedness,” with respect to any Guarantor, means:

(1)    any Indebtedness of such Guarantor under the Senior Credit Documents; and

(2)    after payment in full of all obligations under either the Credit Agreement or the Note Purchase Agreement, any other Guarantor Senior Indebtedness permitted by the Indenture, the principal amount of which is $25 million or more and that has been designated by the Issuer or such Guarantor as “Designated Senior Indebtedness.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(i)    matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise;

(ii)    is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(iii)    is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the 91st day after the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such first anniversary shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock.

“Dividend Suspension Period” means any period in which the Interest Coverage Ratio of Holdings for the twelve-month period ended on the last day of the most recently ended fiscal quarter for which internal financial statements are available is below the applicable threshold below:

Period Ended On	Dividend Suspension Threshold
Issue Date through June 29, 2005	1.90 to 1.00
June 30, 2005 and thereafter	2.00 to 1.00

“Equity Interests” means Capital Stock and all warrants, options or registration rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Cash” shall mean, with respect to the Issuer for any period, Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for such period, minus the sum of the following, each determined for such period on a consolidated basis:

(i)    Consolidated Interest Expense of the Issuer (excluding amortization of deferred transaction costs and original issue discount and other non-cash interest expense),

(ii)    deferred interest expense resulting from interest deferred on the Notes, if any, not otherwise included in clause (i),

(iii)    all cash taxes paid and, without duplication, cash tax distributions made by the Issuer and its Restricted Subsidiaries, net of cash tax refunds and cash tax rebates received by the Issuer and its Restricted Subsidiaries,

(iv)    (A) Maintenance Capital Expenditures of the Issuer and its Restricted Subsidiaries, and (B) Excess Growth Capital Expenditures of the Issuer and its Restricted Subsidiaries,

(v)    to the extent they were not deducted from Consolidated Adjusted Net Income of the Issuer, Permitted Payments,

(vi)    any item included in clauses (i)(G)(i) (except to the extent funded with the proceeds from the Transactions) and (i)(G)(ii) under the definition of Adjusted EBITDA, and

(vii)    (A) the aggregate principal amount of long-term Indebtedness repaid by the Issuer and its Restricted Subsidiaries, and (B) the aggregate principal amount of any Indebtedness under any revolving credit facility repaid by the Issuer and its Restricted Subsidiaries to the extent that such repayment represents a permanent reduction of commitments under such revolving credit facility; excluding, in respect of the foregoing clauses (A) and (B), any such repayments (1) out of Net Proceeds of any Asset Sale as provided under “—Certain Covenants—Asset Sales,” except to the extent such Net Proceeds are included in Adjusted EBITDA of the Issuer, and (2) through a refinancing involving the incurrence of new long-term Indebtedness.

“Excess Growth Capital Expenditures” is the positive result, if any, of Growth Capital Expenditures, minus the sum of (i) Indebtedness (other than under any revolving credit facility) incurred to finance Growth Capital Expenditures, (ii) Net Proceeds of any Asset Sale (net of repayments of Indebtedness) applied pursuant to the covenant described under “—Certain covenants—Asset Sales” to finance such Growth Capital Expenditures, to the extent such Net Proceeds are not otherwise included in Adjusted EBITDA.

“Exchange and Registration Rights Agreement” means the agreement dated as of             , 2004 among the Issuer, Holdings and ASLP, pursuant to which, among other things, the holders of ASLP Units can exchange ASLP Units for shares of Class A Common Stock and Notes represented by IDSs and the holders of Class B common stock can exchange such stock for shares of Class A common stock and Notes represented by IDSs.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 18, 2002, among Holdings, ASG, American Seafoods Consolidated LLC, the lenders named therein, and Bank of America, N.A., as administrative agent and collateral agent, as amended, restated, or supplemented from time to time.

“Existing Notes” means the 10 1/8% Senior Subordinated Notes due 2010 issued by ASG and the corporate co-issuer.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Three Dividend Payments” means the sum of all quarterly dividends to be paid on the Issuers Capital Stock at the initial annual levels set forth in this prospectus, on September 15, 2004, December 15, 2004 and March 15, 2005.

“Foreign Ownership Rules” means all provisions of United States law regulating as to citizenship, the ownership, documentation, and operation of (i) any vessel documented under 46 U.S. Ch. 121 with a coastwise endorsement or (ii) any vessel documented under 46 U.S. Ch. 121 with a fishery endorsement that is one hundred (100) feet or greater in registered length, including, but not limited to, the American Fisheries Act, the Shipping act of 1916, as amended (46 U.S.C. §801 at seq.), 46 U.S.C. Ch. 121, and 46 U.S.C. Ch. 313, as from time to time amended, and the regulations issued by the United States Coast Guard, MARAD, and the United States Secretary of Transportation pursuant thereto, as each may be amended from time to time.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof.

“GAAP” means accounting principles generally accepted in the United States of America, as set forth in the opinions and pronouncements of accounting standard setting bodies approved by a significant segment of the accounting profession, or such other regulatory body, as applicable, which are in effect from time to time. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Growth Capital Expenditures” means any Capital Expenditures which meet all of the following criteria: (i) such Capital Expenditures are made in respect of a single capital expenditure project that requires in excess of $250,000, (ii) prior to making any such Capital Expenditures, the Issuer shall have delivered to the Trustee an Officers’ Certificate demonstrating a projected positive return on investment with respect to such Capital Expenditures, and (iii) such Capital Expenditures are not related to repairs, replacements, spare parts, refurbishments or overhauls, in each case, with respect to existing assets.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any Note Guarantee and any Intercompany Guarantee.

“Guarantor” means Holdings and each Wholly-Owned Domestic Subsidiary of Holdings, any other Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture or pursuant to the terms of the Intercompany Notes, as applicable, such Person ceases to be a Guarantor.

“Guarantor Senior Indebtedness” means, with respect to any Guarantor, the Indebtedness under the Senior Credit Documents and all Hedging Obligations originally entered into with lenders under the Credit Agreement or affiliates thereof, and all other Indebtedness of such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Subsidiary of the Issuer whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to such Guarantor’s Guarantees; provided, however, that Guarantor Senior Indebtedness shall not include, as applicable, (i) any obligation of such Guarantor to the Issuer or any other Subsidiary of the Issuer, (ii) any liability for Federal, state, local or other taxes owed or owing by such Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness or obligation of such Guarantor which is expressly subordinated in right of payment to any other Indebtedness of such Guarantor, (v) any obligations with respect to any Capital Stock, and (vi) any Indebtedness Incurred in violation of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IDSs” means the Issuer’s Income Deposit Securities, whether issued on the Issue Date or as may be issued from time to time.

“Incur” means issue, assume, enter into a guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such person at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed to be incurred at the time of original issuance of the Indebtedness at the issue price thereof.

“Indebtedness” means, with respect to any Person (without duplication):

(i)    the principal of any indebtedness of such Person, whether or not contingent:

(a)    in respect of borrowed money;

(b)    evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)    representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than one year after the date of placing the property in service or taking delivery and title thereto;

(d)    in respect of Capitalized Lease Obligations; or

(e)    representing any Hedging Obligations (the amount of any such Hedging Obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time), if and to the extent that any of the foregoing Indebtedness (other than drawn or accepted letters of credit and Hedging Obligations) would appear as indebtedness on a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP;

(ii)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(iii)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

provided, further, that any obligation of the Issuer or any Restricted Subsidiary in respect of (i) minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or (ii) indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the ordinary course of business shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a similar business of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercompany Guarantees” means any guarantee of the obligation of Holdings under the Intercompany Notes.

“Intercompany Notes” means $277.5 million aggregate principal amount of         % notes of Holdings to be issued on the Issue Date, of which $222.2 million will be issued to the Issuer and $55.3 million will be issued to ASLP, provided, however, that the term “Intercompany Notes” shall include any additional Intercompany Notes issued in connection with the issuance by the Issuer of any Additional Notes under the Indenture, and up to $         million principal amount of additional Intercompany Notes issued to ASLP upon exercise of management options to acquire units in ASLP.

“Interest Coverage Ratio” means the ratio of Adjusted EBITDA to Consolidated Interest Expense for the twelve-month period ended on the last day of any fiscal quarter, provided that for the purposes of determining the Interest Coverage Ratio for any twelve-month period ended on March 31, Adjusted EBITDA shall be calculated for the most recent 15-month period ended on such date and multiplied by 4/5.

“Interest Deferral Threshold” means the following applicable Interest Coverage Ratio of Holdings for the twelve-month period ended the last day of any fiscal quarter:

Period Ended On	Interest Deferral Threshold
Issue Date through June 29, 2005	1.80 to 1.00
June 30, 2005 through , 2009	1.90 to 1.00

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investment Grade Securities” means:

(i)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(ii)    debt securities or debt instruments with a rating of BBB— or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries; and

(iii)    investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration (including agreements providing for the adjustment of purchase price) of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Limitation on Restricted Payments”:

(i)    “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means the first date on which any Notes are authenticated.

“Issuer” means American Seafoods Corporation until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act, each other obligor on the Notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Maintenance Capital Expenditures” shall mean all Capital Expenditures of the Issuer or any of its Subsidiaries other than Growth Capital Expenditures.

“Management Investors” means any current or future individuals who are or become members of management of the Issuer and Restricted Subsidiaries, including, without limitation, Bernt Bodal, Michael Hyde, Jeffrey Davis, Brad Bodenman, Amy Humphreys and Inge Andreassen, in their capacities as individual investors.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other considerations received in any other noncash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof or distributions required to permit payment of taxes as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to clause (i) of the second paragraph of the covenant described under “—Asset Sales”) to be paid as a result of such transaction, all distributions or other payments made to minority interest holders or any other Person (other than the Issuer or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non Recourse Debt” means Indebtedness: (i) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

“Note Purchase Agreement” means the Note Purchase Agreement dated             , 2004, relating to the senior secured notes of ASG, as amended, restated, supplemented, waived, replaced, restructured, repaid, increased, refunded, refinanced or otherwise modified from time to time, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement.

“Notes” means the             % senior secured notes of the Issuer, including any Additional Notes unless expressly provided otherwise.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.

“Officer” means the Chairman of the Board, the President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, any Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Indebtedness” means with respect to any Guarantor, all Indebtedness of such Person other than Guarantor Senior Indebtedness and other than Indebtedness that is by its terms expressly subordinated in right of payment to any Guarantee of such Guarantor.

“Permitted Asset Swap” means any one or more transactions in which the Issuer or any Restricted Subsidiary exchanges assets for consideration consisting of (i) assets used or useful in a Similar Business and (ii) any cash or Cash Equivalents, provided that such cash or Cash Equivalents will be considered Net Proceeds from an Asset Sale.

“Permitted Holder” means Centre Partners Management LLC and any funds managed by Centre Partners Management LLC or its affiliates, the Management Investors, CDQ Partners, Coastal Villages Pollock LLC and Central Bering Sea Fishermans Association, and Related Parties of each of them.

“Permitted Investments” means:

(i)    any Investment in the Issuer or any Restricted Subsidiary;

(ii)    any Investment in Cash Equivalents or Investment Grade Securities;

(iii)    any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(iv)    any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(v)    any Investment existing on the Issue Date or made pursuant to legally binding written commitment existing on the Issue Date;

(vi)    loans and advances to directors, officers and employees not in excess of $1 million outstanding at any one time in the aggregate;

(vii)    any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(viii)    Hedging Obligations permitted under clause (j) of the “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(ix)    additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of 5% of Tangible Assets or $25 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(x)    loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(xi)    Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the “—Limitation on Restricted Payments” covenant;

(xii)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Transactions with Affiliates” (except transactions described in clauses (ii), (iii), (v) and (vi) of such paragraph);

(xiii)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xiv)    Guarantees issued in accordance with “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(xv)    any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

(xvi)    Investments consisting of prepaid expenses or performance or similar deposits to third parties, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(xvii)    deposit accounts with respect to foreign currency received in the ordinary course of business or held by the Issuer or any Restricted Subsidiary in the ordinary course of business in connection with entering into or fulfilling Hedging Obligations, and deposits and cash collateral provided with respect to Hedging Obligations;

(xviii)    investments in the Notes or the Existing Notes; and

(xix)    pledges or deposits made in connection with Liens permitted under the covenant described under “—Certain Covenants—Liens”.

“Permitted Junior Securities” shall mean either (a) equity securities of the Issuer or any Guarantor, or (b) debt securities of the Issuer, any Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or such Guarantor that are subordinated to the payment of all then-outstanding Guarantor Senior Indebtedness of the Guarantors at least to the same extent that the Note Guarantees are subordinated to the payment of all Guarantor Senior Indebtedness of the Guarantors on the Issue Date, so long as to the extent that any Guarantor Senior Indebtedness of the Issuer outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (a) the holders of any such Guarantor Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Guarantor Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Guarantor Senior Indebtedness not paid in full in cash.

“Permitted Liens” means, with respect to any Person:

(a)    pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(b)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(c)    Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(d)    Liens in favor of issuers of performance and surety bonds or bid bonds or completion guarantees or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e)    minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f)    Liens securing Indebtedness permitted to be incurred pursuant to clause (d) of the second paragraph of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(g)    Liens to secure Indebtedness permitted pursuant to clause (a) of the second paragraph of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(h)    Liens existing on, or provided for under written arrangements existing on, the Issue Date;

(i)    Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(j)    Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(k)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(l)    Liens securing Hedging Obligations so long as the related Indebtedness is permitted under the Indenture;

(m)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n)    leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(o)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(p)    Liens in favor of the Issuer or any Restricted Subsidiary;

(q)    Liens on equipment of the Issuer granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(r)    Liens encumbering deposits made in the ordinary course of business to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set-off;

(s)    Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the Indenture;

(t)    Liens to secure Indebtedness permitted by clause (l) of the second paragraph of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(u)    Liens arising out of judgments, decrees, orders or awards in respect of which the Issuer shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(v)    Liens securing commercial bank indebtedness;

(w)    (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(x)    Liens on properties or assets (1) of the Issuer or any Guarantor securing Senior Indebtedness or Guarantor Senior Indebtedness, (2) of any Wholly Owned Subsidiary that is not a Guarantor securing Indebtedness of any Wholly Owned Subsidiary that is not a Guarantor or (3) of any Restricted Subsidiary that is not a Guarantor securing its Indebtedness;

(y)    any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(z)    Liens securing the Notes; and

(aa)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h), (i), (j), (k), (l) and (t); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i), (j), (k), (l) or (t) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Permitted Payment” means any payment to ASLP pursuant the Expense Reimbursement Agreement, dated             , 2004.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Related Party” means:

(1)    with respect to any Permitted Holder other than an individual, any controlling stockholder, partner, member, or 80% (or more) owned Subsidiary;

(2)    with respect to any Permitted Holder other than an individual, any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1); or

(3)    with respect to any Permitted Holder that is an individual, (x) any immediate family member, heir, executor or legal representative of such individual or (y) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more individuals who are Management Investors or members of their immediate families.

“Representative” means the trustee, agent or representative (if any) for an issue of Guarantor Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

“Securities Offering” means any public or private sale of IDSs or Capital Stock or Preferred Stock of the Issuer (other than Disqualified Stock), other than public offerings with respect to IDSs or the Issuer’s Class A Common Stock registered on Form S-8.

“S&P” means Standard and Poor’s Ratings Group.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Seller Subordinated Debt” means unsecured Indebtedness of ASG or any of its Wholly-Owned Subsidiaries that (i) constitutes Subordinated Obligations, (ii) is evidenced by writings having no material covenants or events of default, other than failure to pay and bankruptcy events with no exercise of remedies permitted as Indebtedness under the Senior Credit Documents remains outstanding, (iii) has a maturity date no earlier than December     , 2009 and provides for no principal amortization prior to maturity, (iv) is incurred in favor of the seller as partial consideration for an acquisition undertaken by ASG or its Wholly-Owned Subsidiary, and (v) the aggregate principal amount of all such Indebtedness incurred after the Issue Date together does not exceed $22,500,000.

“Senior Credit Documents” means the Credit Agreement, the documents relating to the Hedging Obligations entered into with lenders or affiliates of lenders under the Credit Agreement, the Note Purchase Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral and other documents relating thereto.

“Senior Credit Facility” means the debt facilities provided pursuant to the Senior Credit Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Senior Indebtedness” means, with respect to the Issuer, the Indebtedness under the Notes and all indebtedness of the Issuer, including interest thereon and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include, as applicable, (a) any obligation of the Issuer to any Subsidiary of the Issuer, (b) any obligations with respect to any Capital Stock, and (c) any Indebtedness Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the catching, harvesting, processing, distributing and marketing of fish or seafood, or the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar, related or complementing thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Specified Pari Passu and Subordinated Indebtedness” means (A) with respect to the Issuer, any Senior Indebtedness or Subordinated Obligations of the Issuer other than Indebtedness represented by the Notes and the notes which would be issued on exchange of Class B common stock, if any, and (B) with respect to any Guarantor, any Pari Passu Indebtedness or Subordinated Obligations of such Guarantor other than (x) Indebtedness represented by the Intercompany Notes and the Guarantees, (y) Seller Subordinated Debt, and (z) Indebtedness permitted by clauses (g) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of any Guarantor in respect of Existing Notes, and any Indebtedness of the Issuer or any Guarantor (whether outstanding on the date of the applicable Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes or to the Note Guarantee of such Guarantor, as applicable, pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(i)    any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(ii)    any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Assets” means the total consolidated assets of Holdings and its Restricted Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other tangible assets, as shown on the most recent balance sheet of Holdings, including fishing rights.

“Total Leverage Ratio” means, with respect to Holdings on any date, the ratio of (1) Indebtedness of Holdings as of such date, excluding Indebtedness under any revolving credit facility, but including (a) any outstanding deferred interest on the Intercompany Notes and (b) the Average Revolver Outstandings for the four-quarter period ended on the last day of the most recently ended fiscal quarter, to (2) either (x) the Adjusted EBITDA of Holdings for the most recently ended twelve-month period ended on any June 30, September 30 or December 31, or (y) the Adjusted EBITDA of Holdings for the most-recently ended fifteen-month period ended on any March 31 multiplied by  4/5, as applicable.

“Transactions” means the transactions occurring in connection with the consummation of this offering, as described elsewhere in the prospectus, including without limitation repayment of existing indebtedness, the incurrence of Indebtedness under the Notes, the Intercompany Notes and the Senior Credit Facilities, distribution of proceeds and corporate restructuring contemplated hereby.

“Trust Officer” means (i) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and (ii) who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor and if at any time there is more than one such party, “Trustee” as used with respect to the securities of any series shall mean the trustee with respect to securities of that series.

“Unrestricted Subsidiary” means:

(i)    any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(ii)    any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided further, however, that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x)(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (2) the Total Leverage Ratio for Holdings and its Restricted Subsidiaries would be less than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Issuer’s option.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

Description of Capital Stock

The following is a description of the terms of the amended and restated certificate of incorporation and by-laws of the Issuer, copies of the forms of which have been filed as exhibits to the registration statement of which this prospectus is part.

Authorized Capitalization

Our authorized capital stock will consist of:

•	shares of Class A common stock, par value $0.01 per share;

•	shares of Class B common stock, par value $0.01 per share;

•	shares of Class C common stock, par value $0.01 per share; and

•	shares of preferred stock, par value $0.01 per share.

After this offering, there will be 35,806,009 shares of our Class A common stock, 4,485,685 shares of our Class B common stock and 3 shares of our preferred stock outstanding. No shares of Class C common stock will be outstanding upon the closing of this offering.

The Class B common stock will be exchangeable for IDSs after the second anniversary of the offering at the option of the holder, subject to certain restrictions. In addition, subject to certain conditions, the holders of Class B common stock will have the option to exchange the Class B common stock for Class A common stock and notes after the first anniversary of the offering provided that an automatic separation of the IDSs has occurred.

Class A Common Stock

The following summary is qualified in its entirety by the provisions of our certificate of incorporation and by-laws and the applicable provisions of the Delaware General Corporation Law, or DGCL.

Class Rights and Restrictions.    Our Class A common stock and Class B common stock are identical in all respects and are entitled to the same rights, preferences and privileges, and vote together as a single class on all matters upon which the stockholders vote, except (1) as to dividend rights, (2) that Class B common stock is not eligible to be included in IDSs and (3) that holders of Class B common stock may, subject to certain conditions, exchange their shares of Class B common stock for IDSs. See “Related Party Transactions—Agreements Relating to ASLP, Holdings and our Class B Common Stock—Exchange and Registration Rights Agreement.” Furthermore, our by-laws provide that we may not issue any shares of Class A common stock, or securities which, by their terms, are convertible or exchangeable for shares of Class A common stock, unless, at or prior to the time of such issuance (or prior to the earliest possible time of any conversion or exchange) we issue a proportionate number of IDSs such that no holder of Class A common stock will at any time have the right to hold Class A common stock in the form of IDSs, unless such IDSs have been issued in transactions that are registered under the Securities Act of 1933. Following the automatic separation of the IDSs as a result of the redemption or maturity of any notes, shares of Class A common stock and notes may no longer be combined to form IDSs. See “Description of IDSs—Automatic Separation.”

Dividends.    Holders of shares of our Class A common stock will be entitled to receive such dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. We intend to pay dividends at an initial level of $1.00 per share on our Class A common stock for the first year.

Rights Upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our Class A common stock will be entitled to share equally in our assets available for distribution to the holders of shares of our Class A common stock, Class B common stock and Class C common stock.

Voting and Preemptive Rights.    Shares of our Class A common stock will carry one vote per share and will vote as a class together with the holders of Class B common stock, Class C common stock and preferred shares on all matters submitted to a vote of stockholders; and in any such vote each share of preferred stock will be entitled to an aggregate number of votes equal to the number of shares of our Class A common stock which the holder (together with certain affiliated parties) would be entitled to receive on an exchange or deemed exchange of its ASLP or Holdings units for IDSs.

Holders of shares of preferred stock will be entitled to vote with Class A common stockholders on all matters submitted to a vote of stockholders based on each such preferred stockholder’s ownership of ASLP or Holdings units as described below under “—Preferred Stock”. Unless the DGCL or our certificate of incorporation provides otherwise, stockholders’ action requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting. See “—Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and By-laws.” Cumulative voting will apply to the election of directors. Unlike regular voting where a holder of shares votes those shares in favor of a candidate to fill each vacancy on the board, cumulative voting entitles a holder to pool or concentrate its votes by dividing among a smaller number of candidates, or casting for a single candidate, an aggregate number of votes equal to the number it would normally be entitled to cast multiplied by the number of directors to be elected. Thus, each common and preferred stockholder will be able to cast all of its votes for one nominee or distribute its votes among two or more nominees. Each of the directors will be elected annually.

Class B Common Stock

The following summary is qualified in its entirety by the provisions of our certificate of incorporation and by-laws and the applicable provisions of the DGCL.

Class Rights and Restrictions.    Our Class A common stock and Class B common stock are identical in all respects and are entitled to the same rights, preferences and privileges, and vote together as a single class on all matters upon which the stockholders vote, except (1) as to dividend rights as described under “Initial Dividend Policy and Restrictions,” (2) that Class B common stock is not eligible to be included in IDSs and (3) that holders of Class B common stock may, subject to certain conditions, exchange their shares of Class B common stock for IDSs. See “Related Party Transactions—Agreements Relating to ASLP, Holdings and our Class B Common Stock—Exchange and Registration Rights Agreement.” In addition, our by-laws provide that we may not issue any shares of Class A common stock, or securities which, by their terms, are convertible or exchangeable for shares of Class A common stock, unless, at or prior to the time of such issuance (or prior to the earliest possible time of any conversion or exchange) we issue a proportionate number of IDSs such that no holder of Class A common stock will at any time have the right to hold Class A common stock in the form of IDSs, unless such IDSs have been issued in transactions that are registered under the Securities Act of 1933. Holders of our Class B common stock will have the right to exchange their Class B common stock for IDSs two years after the closing of this offering and under certain other circumstances, subject to certain restrictions, at an exchange rate of one IDS for each 1.455 shares of Class B common stock. See “—Class B Common Stock” and “Related Party Transactions—Agreements Relating to ASLP—Exchange and Registration Rights Agreement.” Following the automatic separation of the IDSs, our shares of Class B common stock will be exchangeable for Class A common stock and notes. However, if no notes remain outstanding, our Class B common stock will become exchangeable for Class A common stock on a one-for-one basis. See “Description of IDSs—Automatic Separation.”

Dividends.    Holders of shares of our Class B common stock will be entitled to receive such dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. We intend to pay dividends at an initial level of $1.13 per share on our Class B common stock for the first year. Our certificate of incorporation provides that prior to         , 2006, the quarterly per share dividend level on the Class B common stock will be equal to 1.125 times the quarterly per share dividend level on the Class A common stock, and that on or after such date, the quarterly per share dividend rate on the Class B common stock and on the Class A common stock will be the same. See “Initial Dividend Policy and Restrictions.”

Rights Upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares our our Class B common stock will be entitled to share equally (as if there were only one class of common equity) in our assets available for distribution to the holders of shares of our Class A common stock, Class B common stock and Class C common stock.

Voting and Preemptive Rights.    Shares of our Class B common stock will carry one vote per share and will vote as a class together with holders of Class A common stock, Class C common stock and the preferred shares on all matters submitted to a vote of stockholders.

Class C Common Stock

The following summary is qualified in its entirety by the provisions of our certificate of incorporation and by-laws and the applicable provisions of the DGCL.

Class Rights and Restrictions.    Our Class C common stock vote together as a single class on all matters upon which the stockholders is entitled to vote. Our Class C common stock cannot be exchanged for IDSs.

Dividends.    Holders of shares of our Class C common stock will be entitled to receive such dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions.

Rights Upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our Class C common stock will be entitled to share equally (as if there were only one class of common equity) in our assets available for distribution to the holders of shares of our Class A common stock, Class B common stock and Class C common stock.

Voting and Preemptive Rights.    Shares of our Class C common stock will carry one vote per share and will vote as a class together with the holders of Class A common stock, Class B common stock and preferred shares on all matters submitted to a vote of stockholders.

Preferred Stock

Following the closing of this offering, we will have outstanding one share of each of our Series A, Series B and Series C preferred stock that will initially entitle the holder thereof to elect two members, one member and one member, respectively, of our board of directors. The shares of our Series A preferred stock will be held directly or indirectly by Coastal Villages Pollock LLC. The shares of our Series B preferred stock will be held directly or indirectly by Bernt O. Bodal, our chairman and chief executive officer. The shares of our Series C preferred stock will be held directly or indirectly by Centre Partners Management LLC or by investment funds managed by Centre Partners Management LLC.

The right of the holder of the Series A preferred share to elect one of the two directors will be extinguished at the time that such holder’s direct and indirect equity interest in Holdings is either (i) reduced below 6.0% solely as a result of sales or other dispositions of shares of our Class A common stock or equity in ASLP or Holdings, or (ii) reduced below 3.0% as a result both of any such sales or other dispositions and of issuances by us of additional equity. The right of the holder of any preferred share to elect any directors will be extinguished at the time that such holder’s direct and indirect equity interest in Holdings is either (i) reduced below 4% solely as a result of sales or other dispositions of shares of our Class A common stock or equity in ASLP or Holdings, or (ii) reduced below 2% for any reason. Although the right to elect directors will be extinguished immediately upon dropping below the relevant threshold, directors already in office may continue to serve until the next annual meeting. We may redeem the preferred shares of any class for nominal consideration at any time after the holder thereof no longer holds any ASLP or Holdings units and is not entitled as a holder of the preferred shares and/or other equity in the Issuer to elect a director of our board. Holders of the preferred shares will not be entitled to receive dividends or distributions.

The shares of preferred stock will not be transferable except to a limited class of affiliates of the original owners. Such shares of preferred stock will entitle the holders to vote together with the common shares as a class on all matters presented to the stockholders for a vote and, in any such vote, each share of preferred stock will be entitled to an aggregate number of votes equal to the sum of (i) for so long as the exchange warrants held by holders of ASLP units are outstanding, to the number of shares of our Class A common stock which the holder (together with certain affiliated parties) would be entitled to receive on an exchange of its ASLP units for IDSs if the exchange warrant were then exercisable, and (ii) to the number of shares of our Class A common stock which the holder (together with certain affiliated parties) would be entitled to receive on an exchange of its Holdings units for IDSs if the exchange warrant had remained outstanding and become applicable to Holdings units following the liquidation of ASLP. Holders of preferred shares will be entitled to the same cumulative voting rights as our Class A common stockholders.

In addition, for so long as the holder of the Series A preferred share is entitled to elect two directors, the following actions will require the approval of either (i) a majority of the directors elected by the holders of the preferred shares or (ii) a majority of the preferred shares, voting as a separate class on the basis of the number of directors they are entitled to elect:

•	eliminating the right to cumulative voting;

•	creating an executive or similar committee or making any change to the size or material rights and responsibilities of the nominating and governance committee or the compensation committee;

•	making any changes to the nomination process (described below);

•	eliminating the right of the directors elected by the holder of the Series A preferred share to appoint one member to the audit committee;

•	creating a new equity-based or performance-based compensation plan, or making certain changes to certain existing plans, and certain changes generally affecting executive officers; and

•	selecting as a director more than one current member of management.

Finally, for so long as any preferred shares have the right to elect a director, a majority of the directors elected by the holders of the preferred shares would be required to approve any change in the size of the board. Each preferred class would also have to separately approve any change which would be detrimental to the specific rights, privileges and preferences of its class.

The preferred shares will not entitle the holders thereof to receive dividends or distributions of any kind, other than nominal redemption consideration.

In addition, our board of directors has the authority, subject to the rights of the preferred shares, to issue shares of preferred stock from time to time on terms that it may determine, to divide shares of preferred stock into one or more series and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each series, and the qualifications, limitations or restrictions of each series, to the fullest extent permitted by the DGCL. The issuance of shares of preferred stock could have the effect of decreasing the market price of the IDSs, our shares of Class A common stock and our notes, impeding or delaying a possible takeover and adversely affecting the voting and registration rights of the holders of shares of our Class A common stock.

Nomination of Directors

Our organizational documents contain special provisions governing the process of nominating directors for election to the board. At least sixty days before we file our annual proxy statement with the SEC, the nominating and governance committee would conduct a review of the performance of the directors not elected by the preferred directors, and, at least forty-five days before the filing date, would propose a slate of nominees to be included in the proxy statement. If any two directors oppose the nomination of any of the nominees, they may, at least thirty days before the filing of the proxy statement, designate for each nominee who is opposed an alternate nominee who satisfies applicable independence requirements and is not affiliated with any holder of preferred stock. Disclosure about the alternate candidates would be included in the proxy statement together with disclosure about the nominees proposed by the nominating and governance committee. We would pay the reasonable and ordinary expenses related to the solicitation of proxies and the election process.

Foreign Ownership Provisions

In order to comply with limitations on foreign ownership of companies that participate in U.S. fisheries, we will put in place governance provisions (i) requiring each owner of 5% or more of the Issuer’s capital stock (including purchasers in this offering) to certify to us that such a person is a U.S. citizen, (ii) limiting to 20% the aggregate percentage ownership of the Issuer’s capital stock by non-U.S. citizens, (iii) requiring that at least 95% of all of the Issuer’s capital stock be held by beneficial owners with U.S. addresses, and (iv) declaring any holding in violation of the foregoing null and void, or voidable, and providing the Issuer with various remedies including mandatory redemptions and sales. Related provisions will permit us at any time to require record and beneficial owners of such Class A common stock or IDSs to provide information and affidavits concerning citizenship status. In addition, ASLP will adopt provisions and procedures to ensure that non-U.S. citizen ownership of ASLP does not exceed a percentage that, assuming 24.9% non-U.S. citizen ownership of the Issuer, would cause aggregate non-U.S. citizen ownership of Holdings to exceed 22%. See “Business; Government Regulation.”

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and By-laws

Our certificate of incorporation and by-laws contain provisions that may have some anti-takeover effects.

Delaware Anti-Takeover Statute.    Our certificate of incorporation provides that we have opted out of the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Because we opted out in the manner permitted under Delaware law, the restrictions of this provision will not apply to us.

In addition, various provisions of our certificate of incorporation and by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

No Stockholder Action by Written Consent; Calling of Special Meeting of Stockholders.    Our organizational documents prohibit stockholder action by written consent. Our by-laws provide that special meetings of our stockholders may be called only by (1) a majority of our board of directors or (2) any director or the secretary upon a request by holders of at least 50% of the outstanding shares of our Class A common stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our by-laws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Stockholder nominations for the election of directors at a special meeting or notice of other stockholder proposals must be received by our corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held.

Limitations on Liability and Indemnification of Officers and Directors.    The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our organizational documents include provisions that eliminate the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends or stock repurchases); or

•	for transactions from which the director derived improper personal benefit.

Our organizational documents provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent authorized by the DGCL. We will also be expressly authorized to carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance will be useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Removal of Directors.    Our organizational documents provide that directors (other than those elected by holders of Series A, Series B or Series C preferred stock who may be removed only by the holder of the class of preferred stock that elected him or her) may be removed only for cause by the affirmative vote of at least a majority in voting power of the outstanding shares of our capital stock entitled to vote.

Authorized but Unissued Shares.    Our authorized but unissued shares of Class A common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Class A common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Supermajority Provisions.    The DGCL provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation or by-laws require a greater percentage. Our organizational documents provide that the following provisions in the certificate of incorporation or by-laws may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote:

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in (1) our board of directors upon a request by a majority of the directors and (2) our board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares of our Class A common stock entitled to vote at that meeting;

•	the provisions relating to advance notice requirements for stockholder proposals and directors nominations;

•	the provisions relating to the size of our board of directors;

•	the provisions relating to the removal of directors;

•	the limitation on the liability of our directors to us and our stockholders;

•	the obligation to indemnify and advance reasonable expenses to the directors and officers to the fullest extent authorized by the DGCL;

•	the provisions granting authority to our board of directors to amend or repeal our by-laws without a stockholder vote, as described in more detail in the next succeeding paragraph; and

•	the supermajority voting requirements listed above.

In addition, our certificate of incorporation grants our board of directors the authority to amend, subject to the rights of the preferred shares, and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation. Our certificate of incorporation provides that these provisions in our certificate of incorporation may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote. Our organizational documents provide that amendments to the certificate of incorporation or by-laws that adversely affect a class of preferred shares must be approved by at least a majority of the holders of the shares of that class.

Our by-laws provide that they may be amended by stockholders representing no less than two-thirds of the voting power of all the outstanding shares of our capital stock entitled to vote.

Listing

Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange until the number of shares held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on such exchange. If more than such number of our outstanding shares of

Class A common stock is no longer held in the form of IDSs for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on the American Stock Exchange. The shares of our Class A common stock represented by the IDSs will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act.

Our shares of Class B common stock will not be listed for separate trading on the American Stock Exchange. The sale of the shares of our Class B common stock will not be registered under the Securities Act and will be subject to transfer restrictions under the federal securities laws.

Certain Undertakings

In connection with the offering, we and certain of our existing equity owners will make representations and undertakings to our independent auditors concerning certain aspects of our capital structure. Specifically, we will represent and undertake that:

•	we have no present plan or intention to separately issue any capital stock (other than the Class B common stock issued in connection with the offering);

•	we will not issue additional Class A common stock other than as part of an issuance of IDSs unless at the time of such issuance the Class A common stock is listed on an exchange for separate trading; and

•	we will not issue separate capital stock of any class not eligible to be included in IDSs unless we take steps intended to prevent the sale of such separate capital stock to a person holding notes not represented by IDSs.

In addition, Coastal, Bernt O. Bodal and Centre (as the three largest holders of our Class B common stock) will represent and undertake that:

•	they (and any person related to them) are not holders of notes not represented by IDSs;

•	they will not acquire any notes not represented by IDSs while they hold any Class B common stock except when the IDSs are automatically separated; and

•	they will not transfer any Class B common stock except to persons who make a representation that they and their related persons do not hold, and, for so long as they hold Class B common stock, will not acquire any notes not represented by IDSs.

Transfer Agent and Registrar

Wells Fargo Bank Minnesota, National Association is the transfer agent and registrar for our shares of Class A common stock.

IDSs Eligible for Future Sale

Future sales or the availability for sale of substantial amounts of IDSs or shares of our Class A common stock or a significant principal amount of our notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have IDSs outstanding, in respect of in the aggregate 35,806,009 shares of our Class A common stock and $179.0 million aggregate principal amount of our notes (or 40,371,167 shares of our Class A common stock and $201.9 million aggregate principal amount of our notes if the over-allotment option to purchase additional IDSs is exercised in full). All of these IDSs and the securities represented thereby will be freely tradable without restriction or further registration under the Securities Act, unless the IDSs or the securities represented thereby are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933. Upon completion of this offering, partners and optionholders of ASLP will have exchange warrants entitling them to exchange ASLP equity units for IDSs following this offering, subject to the expiration of the 180-day lock-up period. These holders have registration rights with respect to all of these IDSs. See “Related Party Transactions—Agreements Relating to ASLP—ASLP Exchange and Registration Rights Agreement” and “Security Ownership of Certain Beneficial Owners and Management.”

Holders of our Class B common stock will have the right to exchange their Class B common stock for IDSs two years after the closing of this offering, subject to certain restrictions. In addition, subject to certain conditions, the holders of Class B common stock will have the option to exchange their Class B common stock for Class A common stock and notes after the first anniversary of the offering, provided that an automatic separation of IDSs has occurred. However, if no notes remain outstanding, shares of our Class B common stock will become exchangeable for shares of Class A common stock on a one-for-one basis. See “Description of IDSs—Automatic Separation.” See “Description of Capital Stock—Class B Common Stock” and “Related Party Transactions—Agreements Relating to ASLP—Exchange and Registration Rights Agreement.”

In addition, we have agreed to issue to Bristol Bay at the closing of this offering a warrant to purchase IDSs at an exercise price equal to the initial public offering price. The warrant will be for a number of IDSs representing an indirect interest in approximately 1% of Holdings’ debt and equity at the closing of this offering. The warrant will be exercisable on one occasion at any period during which the exchange warrants issued to ASLP partners and option holders are otherwise exercisable, but no earlier than the first anniversary of the issuance of the warrant and no later than December 31, 2006, and only if Bristol Bay grants us an exclusive license to harvest all of the pollock total allowable catch allocated to it under the next Community Development Quota allocation cycle.

We may issue shares of our Class A common stock, which must be in the form of IDSs, or notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock or notes, which may be in the form of IDSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our Class A common stock or notes and IDSs, if applicable, or other securities in connection with any such acquisitions and investments.

Material U.S. Federal Income Tax Considerations

The following discussion describes the material U.S. federal income tax considerations associated with the ownership of IDSs, notes and Class A common stock as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Except where noted, it deals only with IDSs, notes and Class A common stock held as capital assets by holders who acquired IDSs upon their original issuance at their initial offering price or notes (not represented by IDSs) upon their original issuance at their initial issue price and does not deal with special situations, such as those of:

•	dealers in securities or currencies,

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt entities,

•	insurance companies,

•	persons holding IDSs, notes or Class A common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	persons liable for alternative minimum tax,

•	investors in pass-through entities, or

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. The statements of law or legal conclusions in this discussion constitute the opinion of Debevoise & Plimpton LLP, our special counsel. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations. Any alteration of such facts could adversely affect such opinions.

A “U.S. Holder” of IDSs, notes or Class A common stock means a holder that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds IDSs, notes or Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding IDSs, notes or Class A common stock, we urge you to consult your own tax advisors.

No statutory, administrative or judicial authority directly addresses the treatment of IDSs or instruments similar to IDSs for U.S. federal income tax purposes. As a result, the IRS or the courts may not agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the IDSs or notes, and, in the case of Non-U.S. Holders, could subject payments to such holders to U.S. federal withholding or estate taxes. Payments to Non-U.S. Holders would not be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the notes. If you are considering the purchase of IDSs or notes, we urge you to consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of IDSs, notes and Class A common stock, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

IDSs

Allocation of Purchase Price

Your acquisition of IDSs should be treated for U.S. federal income tax purposes as an acquisition of the shares of our Class A common stock and the notes constituting the IDSs. Accordingly, we intend to treat the acquisition of IDSs in this manner and, by purchasing an IDS, you will agree to such treatment. The remainder of this discussion assumes that the acquisition of an IDS will be treated as an acquisition of a share of our Class A common stock and a note.

The purchase price of each IDS will be allocated between the share of Class A common stock and the note in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the share of Class A common stock and the note. We expect to report the initial fair market value of each share of Class A common stock as $11.00 and the initial fair market value of each note as $5.00, and by purchasing IDSs, you will agree to the actual allocation (as determined at the time of the offering) and that you will not take a contrary position for any purpose, including tax reporting purposes. However, this allocation is not binding on the Internal Revenue Service and the Internal Revenue Service may challenge this allocation. If the Internal Revenue Service successfully challenges our allocation of the purchase price of an IDS on the basis that the note actually has a fair market value that is less than that which we allocated to it, it is possible that the notes will be treated as having been issued with OID. If the notes were treated as having OID, you generally would have to include OID in income in advance of the receipt of cash attributable to that income. If the Internal Revenue Service successfully asserts that the note actually has a fair market value greater than that which we allocate to it, it is possible that the notes will be treated as having been issued with amortizable bond premium. If the notes were treated as having amortizable bond premium, you would be able to elect to amortize bond premium over the term of the notes.

The remainder of this discussion assumes that our stated allocation of the purchase price will be respected.

Separation and Recombination

If you separate IDSs into shares of Class A common stock and notes or recombine shares of Class A common stock and notes to form IDSs, you will not recognize gain or loss upon the separation of IDSs or recombination of shares of Class A common stock and notes. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the shares of Class A common stock and the notes, and your tax basis in the shares of Class A common stock and the notes will not be affected by the separation or recombination.

Notes

Characterization of Notes

As discussed in more detail in the following paragraphs, in the opinion of Debevoise & Plimpton LLP, our special counsel, the notes should be treated as debt for U.S. federal income tax purposes. A copy of our special counsel’s opinion will be filed as an exhibit to the registration statement of which this prospectus is a part. In addition, the lead underwriters expect to receive an opinion of their counsel substantially to this effect. Such opinions are based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations (including those described below). Any alteration of such facts could adversely affect such opinions. In addition, such opinions are not binding on the IRS or the courts, and no ruling on this issue has been requested from the IRS. The IRS may challenge our position and such challenge may be successful. We will treat, and, by acquiring an IDS or a note (not represented by IDSs), each holder agrees to treat, the notes as our indebtedness for all tax purposes.

The determination of whether an instrument is classified as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt and its characterization is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor’s interest in the corporation. Our determination that the notes should be treated as debt for U.S. federal income tax purposes, and the opinions of counsel to this effect referred to above, are based upon the terms of the notes and, in addition, rely upon certain customary representations and determinations by us and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as an independent appraisal firm. The representations and determinations by us and/or the independent appraisal firm will be substantially to the effect that:

•	the term, interest rate and other material provisions of the notes are commercially reasonable and are substantially similar to those to which an unrelated third party lender, bargaining at arm’s length, would reasonably agree;

•	the aggregate principal amount of the notes and our other indebtedness in relation to the aggregate amount of our capital is commercially reasonable under the circumstances;

•	we expect to pay the principal and interest on the notes in full in accordance with their terms; and

•	the ratio of our total outstanding indebtedness to the fair market value of our equity at the completion of this offering will not exceed 1.1 to one.

In light of the determinations described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the notes, our special counsel is of the opinion that the notes should be treated as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the terms of the notes or offered under circumstances such as the offering (i.e., offered as a unit consisting of notes and Class A common stock). In light of this absence of direct authority, our special counsel cannot conclude with certainty that the notes will be treated as debt for U.S. federal income tax purposes.

If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the notes would generally be treated as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), but those amounts treated as dividends would likely not qualify for the special rate described below under “—Class A Common Stock—Dividends.” Furthermore, interest on the notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. This would reduce our after-tax cash flow, thereby adversely affecting our ability to make payments on the notes and the Class A common stock. We would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes.

Except where stated otherwise, the remainder of the discussion of the consequences to U.S. Holders and Non-U.S. Holders assumes the notes will be respected as debt.

Sale, Exchange or Retirement of Notes

Upon the sale, exchange or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the note represented by the IDS. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to, or received for, your note (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the note. As described above under “IDSs—Allocation of Purchase Price,” your tax basis in a note generally will be the portion of the purchase price of your IDSs allocable to the note or your purchase price of any notes acquired separately and not represented by IDSs, less any principal payments thereon. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Stated Interest; Deferral of Interest

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Based on our detailed financial forecasts and the fact that we have no present plan or intention to exercise our right to defer interest, we believe that the likelihood of deferral of interest payments on the notes is remote within the meaning of the Treasury regulations. Based on the foregoing determination by us, although the matter is not free from doubt, the notes should not be considered to be issued with OID at the time of their original issuance. Accordingly, stated interest on the notes should generally be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Under the Treasury regulations, if deferral of any payment of interest were determined not to be “remote,” or if the interest payment deferral actually occurred, the notes would be treated as issued with OID at the time of issuance or at the time of such occurrence, as the case may be. Then, all stated interest on the notes would thereafter be treated as OID as long as the notes remained outstanding. In such event, all of a U.S. Holder’s taxable interest income relating to the notes would constitute OID that would have to be included in income on an economic accrual basis, possibly before the receipt of the cash attributable to the interest, regardless of such U.S. Holder’s method of tax accounting. Actual payments of stated interest would not be reported as taxable income, any amount of OID included in your gross income (whether or not during a deferral period) with respect to the notes would increase your tax basis in such notes, and the amount of payments in respect of such accrued OID would reduce your tax basis in such notes. Consequently, during a deferral period, a U.S. Holder would be required to include OID in gross income even though we would not make any actual cash payments on the notes.

Due to the lack of guidance as to the meaning of the term “remote” as used in the Treasury regulations, it is possible that the IRS could take a position contrary to the interpretation in this prospectus.

Exchange Rights and Additional Issuances

The indenture governing the notes will permit us, from time to time, to issue additional notes having terms that are substantially identical to those of the notes offered hereby. In particular, additional notes will be issued upon an exercise by partners of ASLP of their rights to exchange ASLP equity units for our Class A common stock and notes, upon exchange of Class B common stock for IDSs and in certain other circumstances. Such subsequently issued notes may be issued with OID if they are issued at a discount to their face value (for example, as a result of changes in prevailing interest rates). The U.S. federal income tax consequences to you of a subsequent issuance of notes with OID (or any issuance of notes thereafter) are unclear. The indenture governing the notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of notes having terms substantially identical to the notes offered hereby, each holder of notes or IDSs (as the case may be)

agrees that a portion of such holder’s notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of any record holders of notes will be revised to reflect such exchanges. Consequently, immediately following each such subsequent issuance and exchange, without any further action by such holder, each holder of notes or IDSs (as the case may be) will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder. Because a subsequent issuance will affect the notes in the same manner regardless of whether the notes are held as part of an IDS or separately, the combination of notes and shares of Class A common stock to form IDSs or the separation of IDSs into notes and Class A common stock should not affect your tax treatment.

The aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law it is possible that the holders of subsequently issued notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy proceeding occurring prior to the maturity of the notes. Whether the receipt of subsequently issued notes in exchange for previously issued notes in this automatic exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the subsequently issued notes are viewed as differing materially from the notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued notes would be viewed as differing materially from the previously issued notes for this purpose. Consequently, it is unclear (and our counsel is unable to opine) as to whether an exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

If the IRS successfully asserted that an automatic exchange following a subsequent issuance is a taxable exchange, an exchanging holder would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued notes received and such holder’s adjusted tax basis in the notes exchanged. See “Notes—Sale, Exchange or Retirement of Notes.” It is also possible that the IRS might successfully assert that any such loss should be disallowed under the “wash sale” rules, in which case the holder’s basis in the subsequently issued notes would be increased to reflect the amount of the disallowed loss. In the case of a taxable exchange, a holder’s initial tax basis in the subsequently issued notes received in the exchange would be the fair market value of such notes on the date of exchange (adjusted to reflect any disallowed loss) and a holder’s holding period in such notes would begin on the day after such exchange.

Following any such subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and IDSs, and each holder of notes or IDSs will, by acquiring notes or IDSs, agree to report OID in a manner consistent with this approach. Consequently, holders that acquire notes in this offering may be required to report OID as a result of a subsequent issuance (even though they purchased notes having no OID). This will generally result in such holders reporting more interest income over the term of the notes than they would have reported had no such issuance and exchange occurred, and such additional interest income will be reflected as an increase in the tax basis of the notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the notes. The deductibility of capital losses is subject to limitations. As a result, regardless of whether the exchange is treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to holders of notes or IDSs because it may result in an increase in the amount of OID that you are required to accrue with respect to the notes.

Although we will report the OID on all of our notes in the manner described above, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns. In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and notes and could adversely affect the market for IDSs and notes.

It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have “significant OID” and thus be classified as “applicable high yield discount obligations” (AHYDOs). If any such notes were so classified, a portion of the OID on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Class A Common Stock

Dividends

The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includible in your gross income on the day received by you. Distributions to you in excess of earnings and profits will be treated first as a return of capital that reduces your tax basis in the shares, and then as gain from the sale or exchange of shares of Class A common stock. Under recently enacted legislation, which is scheduled to “sunset” at the end of 2008, dividend income will generally be taxed to you at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Dividends received after 2008 will be taxable to you at ordinary income rates.

Gain on Disposition of Class A Common Stock

Upon the sale, exchange or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the shares of Class A common stock represented by the IDS. Upon the sale, exchange or other disposition of shares of our Class A common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of Class A common stock and your tax basis in the shares of Class A common stock. As described above under “IDSs—Allocation of Purchase Price,” your tax basis in the shares of Class A common stock generally will be the portion of the purchase price of your IDSs allocable to the shares of Class A common stock, less any prior distributions that reduced such basis. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of principal, interest and dividends paid on our notes and Class A common stock and to the proceeds of sale of IDSs, our notes and Class A common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

The following discussion applies only to Non-U.S. Holders. A “Non-U.S. Holder” is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. This discussion does not address Non-U.S. Holders subject to special rules, such as:

•	U.S. expatriates,

•	“controlled foreign corporations,”

•	“passive foreign investment companies,”

•	“foreign personal holding companies,”

•	corporations that accumulate earnings to avoid U.S. federal income tax, and

•	investors in pass-through entities that are subject to special treatment under the Code.

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Notes

Characterization of Notes

As discussed above under “Notes—Characterization of Notes,” in the opinion of our special counsel, the notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the IRS and this position may not be sustained if challenged by the IRS. If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the notes would be treated in the same manner as shares of Class A common stock as described below under “Consequences to Non-U.S. Holders—Class A Common Stock,” and payments on the notes would be subject to U.S. federal withholding taxes. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes. In addition, we would be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. The remainder of this discussion (except where indicated otherwise) assumes that the characterization of the notes as debt for U.S. federal income tax purposes will be respected.

U.S. Federal Withholding Tax

Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of interest on a note owned by you under the “portfolio interest rule,” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

•	you are not a controlled foreign corporation that is related to us through stock ownership,

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code, and

•	you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the note on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the note on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes our paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a note held in an offshore account or through certain foreign intermediaries.

If you cannot satisfy the requirements of the “portfolio interest rule” described in the bullets above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

•	IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Alternative documentation may be applicable in special situations, such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business (or, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

Sale, Exchange or Retirement of Notes

Upon the sale, exchange, retirement or other disposition of IDSs, you will be treated as having sold, exchanged, retired or disposed of the note represented by the IDSs. Any gain realized upon the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States, or

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and you have a “tax home” in the United States.

U.S. Federal Estate Tax

A note beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment to such individual on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described above under “—Consequences to Non-U.S. Holders—Notes—U.S. Federal Withholding Tax” without regard to the statement requirement described therein.

Class A Common Stock

Dividends

Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

•	complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty or

•	if the shares of our Class A common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

Special certification and other requirements may apply to Non-U.S. Holders that are non-U.S. governments or flow-through entities.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

Upon the sale, exchange or other disposition of IDSs, you will be treated as having sold, exchanged or disposed of the shares of Class A common stock represented by the IDSs. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our Class A common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to your U.S. permanent establishment,

•	if you are an individual and hold shares of our Class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition, and you have a “tax home” in the United States, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

U.S. Federal Estate Tax

Shares of our Class A common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the fourth bullet under “Consequences to Non-U.S. Holders—Notes—U.S. Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of IDSs, Class A common stock or notes within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the fourth bullet under “Consequences to Non-U.S. Holders—Notes—U.S. Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Certain ERISA Considerations

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the IDSs of a portion of the assets of a plan, regardless of whether such plan is an ERISA Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Plan Asset Issues

In contemplating an investment in the IDSs, fiduciaries of ERISA Plans should also consider the definition of the term “plan asset” in U.S. Department of Labor regulation Section 2510.3-101 (the “Plan Asset Regulations”). Subject to certain exceptions, under the Plan Asset Regulations, if an ERISA Plan acquires an equity interest in an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940 both the equity interest acquired by the ERISA Plan and an undivided interest in each asset of the entity attributable to such equity interest will be treated as “plan assets” for certain purposes, including the fiduciary responsibility and prohibited transaction provisions of ERISA.

The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Accordingly, the shares of our Class A common stock should be considered equity and our notes should be treated as indebtedness.

If the assets of the Issuer are treated as “plan assets” of ERISA Plans that have purchased the IDSs, the prudence, exclusive benefit and other requirements of ERISA generally applicable to investments by ERISA Plans would extend to investments by the Issuer. In addition, certain transactions that the Issuer may enter into, in the ordinary course of business, may constitute non-exempt “prohibited transactions” under Section 406 of ERISA and/or Section 4975 of the Code.

Under the “publicly offered security” exception, the security must be (a) “freely transferable,” (b) part of a class of securities that is “widely held,” and (c)(i) sold to the ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities to which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the Issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. The Issuer intends to effect such a registration under the Securities Act and Securities Exchange Act. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that the IDSs will be “widely held” within the meaning of the Plan Asset Regulations. The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that the IDSs will be “freely transferable” within the meaning of the Plan Asset Regulations.

There is also an exception under the Plan Asset Regulations that provides that the assets of an “operating company” are not to be treated as assets of an ERISA Plan that acquires an equity interest in such company. An “operating company” is defined as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. So long as the Issuer owns more than 50% of Holdings, and Holdings owns directly and indirectly more than 50% of the economic interests in ASG, the Issuer will be an “operating company.” This results from the Issuer’s ownership, through a chain of majority owned subsidiaries, of ASG which is engaged through majority owned subsidiaries in the production and sale of seafood.

Underwriting

We will enter into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Credit Suisse First Boston LLC are acting as representatives of the underwriters. Subject to the terms and conditions to be described in the underwriting agreement, we will agree to sell to the underwriters, and the underwriters severally will agree to purchase from us, the number of IDSs listed opposite their names below.

Underwriters	Number of IDSs
CIBC World Markets Corp.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC
Credit Suisse First Boston LLC
RBC Capital Markets Corporation
Legg Mason Wood Walker, Incorporated
KeyBanc Capital Markets, A Division of McDonald Investments Inc.
SunTrust Capital Markets, Inc.
Piper Jaffray & Co.
Wells Fargo Securities, LLC
Scotia Capital (USA) Inc.
Morgan Joseph & Co. Inc.

Total	34,375,000

In addition, CIBC World Markets Corp. will agree to purchase from us $27.7 million aggregate principal amount of notes, which represents all of the notes being issued separately (not represented by IDSs.) The underwriters will agree to purchase all of the IDSs sold under the underwriting agreement if any of the IDS are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase the IDS, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. Subject to applicable law, the underwriters may offer the IDSs or notes outside of the United States.

Each person purchasing notes sold separately by the note underwriter will be asked to represent in connection with such acquisition of notes sold separately that:

(a)	neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is purchasing IDSs in the IDS offering;

(b)	neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control owns, or has the contractual right to acquire, our equity securities, including securities which are convertible, exchangeable or exercisable into or for our equity or our equity-linked securities (collectively, “Company Equity”);

(c)	there is no plan or pre-arrangement by which (i) the purchaser or any entity, investment fund or account over which such purchaser exercises investment control will acquire any IDSs or Company Equity or (ii) notes sold separately being acquired by the purchaser will or would be (giving effect to any planned or pre-arranged transfers) owned, directly or indirectly, by any person who, directly or indirectly, owns IDSs or Company Equity; and

(d)	there is no pre-arrangement by which the purchaser will transfer any economic risk of loss in respect of the notes sold separately to us, any IDS representative or any person who, directly or indirectly, owns IDSs or Company Equity.

For this purpose, the purchaser shall be deemed to be (1) the person who initially purchases the notes sold separately from the note underwriter in the notes offering and (2) the person(s), if any, pursuant to whose instructions such purchase was made.

In order to maintain our eligibility to participate in U.S. fisheries, our existing governance documents contain restrictions on transfers of interests in ASLP or Holdings to non-U.S. citizens, as well as provisions allowing us to require evidence of U.S. citizenship from our equity owners and providing for the automatic redemption of interests held by non-U.S. citizens to the extent necessary to keep the percentage held by non-U.S. citizens below 22%, a safe harbor percentage we thought prudent to provide a margin of error beneath the 25% maximum. To maintain our eligibility following the consummation of this offering, we will put in place governance provisions (i) requiring each owner of 5% or more of the Issuer’s capital stock (including purchasers in this offering) to certify to us that such person is a U.S. citizen, (ii) limiting to 20% the aggregate percentage ownership of the Issuer’s capital stock by non-U.S. citizens, (iii) requiring that at least 95% of all of the Issuer’s capital stock be held by beneficial owners with U.S. addresses, and (iv) declaring any holding in violation of the foregoing null and void, or voidable, and providing the Issuer with various remedies including mandatory redemptions and sales. Related provisions will permit us at any time to require record and beneficial owners of such Class A common stock or IDSs to provide information and affidavits concerning citizenship status.

In addition, ASLP will adopt provisions and procedures to ensure that non-U.S. citizen ownership of ASLP does not exceed a percentage that, assuming 24.9% non-U.S. citizen ownership of the Issuer, would cause aggregate non-U.S. citizen ownership of Holdings to exceed 22%.

An automatic exchange of notes described elsewhere in this prospectus should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or the underwriters, with respect to the full amount of notes purchased by such holder. See “Description of IDSs—Book-Entry Settlement and Clearance—Procedures relating to subsequent issuances.”

The IDSs and notes should be ready for delivery on or about                     , 2004 but in any event no later than                     , 2004 against payment in immediately available funds. The underwriters are offering the IDSs and notes subject to various conditions and may reject all or part of any order. The underwriting agreement provides that the obligations of the underwriters to purchase the IDSs and notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The representatives have advised us that the underwriters propose to offer the IDSs and notes directly to the public at the public offering prices that appear on the cover page of this prospectus. In addition, the representatives may offer some of the IDSs or notes to other securities dealers at such price less a concession of $             per IDS or     % of the principal amount of the notes. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $             per IDS or     % of the principal amount of the notes to other dealers. After the IDSs and the notes are released for sale to the public, the representatives may change the offering prices and other selling terms at various times.

We will grant the underwriters an over-allotment option to purchase additional IDSs, exercisable for 30 days from the date of this prospectus, to purchase up to 5,156,250 additional IDSs at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments to purchase additional IDSs, if any, in connection with this offering. The underwriters have severally agreed that, to the extent the over-allotment option to purchase additional IDSs is exercised, they will each purchase a number of additional IDSs proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional IDSs:

	Per IDS	Total	Per Note	Total	Combined Total without Exercise of Over- Allotment Option		Combined Total with Full Exercise of Over- Allotment Option
Public offering price	$	$	%	$	$		$
Underwriting discount	$	$	%	$	$		$
American Seafoods Corporation	$	$	%	$		$	$

We estimate that our total expenses of this offering, excluding the underwriting discounts, will be approximately $            million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our executive officers and directors and all ASLP significant unit holders have agreed to a 180-day “lock up” regarding the IDSs, notes and shares of our Class A common stock, including securities that are convertible into such securities and securities that are exchangeable or exercisable for such securities, subject to specified exceptions. This means that for a period of 180 days following the date of this prospectus we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representatives, subject to specified exceptions.

We were advised by the representatives that CIBC currently intends to make a market in the separate notes, and, upon separation of the IDSs, in the notes, subject to customary market practice and applicable legal and regulatory requirements and limitations. However, CIBC is not obligated to do so and may discontinue any such activities, if commenced, at any time and without notice. Moreover, if and to the extent that CIBC makes a market for the notes, there can be no assurance that such market would provide sufficient liquidity for any holder of any such securities.

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed 5% of the IDSs offered by this offering.

There is no established trading market for the shares of our Class A common stock, the notes or the IDSs. The offering price for the IDSs and the notes will be determined by us and the representatives based on the following factors:

•	prevailing market and general economic conditions,

•	our financial information,

•	our history and prospects,

•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

We have applied to list the IDSs on the American Stock Exchange under the trading symbol “SEA.”

Rules of the Commission may limit the ability of the underwriters to bid for or purchase IDSs or notes before the distribution of the IDSs and notes is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions—The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the IDSs or notes, so long as stabilizing bids do not exceed a specified maximum.

•

Over-allotment option to purchase additional IDSs and syndicate covering transactions—The underwriters may sell more IDSs in connection with this offering than the number of IDSs that they have committed to purchase. This over-allotment option to purchase additional IDSs creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional IDSs in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option to purchase additional IDSs or by purchasing IDSs in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of IDSs available for purchase in the open market as compared to the price at which they may purchase IDSs through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option to purchase additional IDSs. The underwriters must close out any naked short position by purchasing IDSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the IDSs that could adversely affect investors who purchase IDSs in this offering.

•	Penalty bids—If the representatives purchase IDSs or notes in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those IDSs or notes as part of this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of the IDSs or notes or the imposition of penalty bids may have the effect of raising or maintaining the market price of the IDSs or notes or preventing or mitigating a decline in the market price of the IDSs or notes. As a result, the price of the IDSs or notes may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the IDSs or notes if it discourages resales of the IDSs or notes.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the IDSs or notes. These transactions may occur on the American Stock Exchange or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of IDSs or notes to underwriters for sale to their online brokerage account holders. The representatives will allocate IDSs to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus. In addition, concurrently with this offering, the Issuer is issuing 1,431,009 IDSs to certain indirect holders of equity interests in Holdings in exchange for a portion of those interests.

CIBC World Markets Corp. is the sole placement agent, lead arranger and bookrunner of the new credit facilities. Credit Suisse First Boston is the dealer manager of the tender offer and the solicitation agent in the consent solicitation. The underwriters have provided, and may continue to provide, from time to time investment banking, commercial banking, advisory and other services to us for customary fees and expenses in the ordinary course of their business.

Legal Matters

The validity of the issuance of the IDSs, our shares of Class A common stock, our shares of Class B common stock and notes and guarantees offered hereby will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Change in Accountants

On May 31, 2002, we dismissed Arthur Andersen LLP as our independent accountants. This decision was approved by the board of directors of our managing member. The report of Arthur Andersen LLP on the consolidated financial statements of ASG and the combined financial statements of the predecessor business contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

Experts

The financial statements of American Seafoods Corporation as of December 31, 2003 and the consolidated financial statements of American Seafoods Holdings LLC and subsidiaries as of December 31, 2002 and 2003, and for each of the years in the three-year period ended December 31, 2003, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements of American Seafoods Holdings LLC and subsidiaries states that effective January 1, 2002, American Seafoods Holdings LLC and subsidiaries ceased amortization of goodwill.

Where You Can Find More Information

We have filed a Registration Statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Upon completion of this offering, we will be subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

American Seafoods Corporation
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2003 and March 31, 2004	F-3
Notes to Financial Statements	F-4

American Seafoods Holdings LLC Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-5
Consolidated Balance Sheets as of December 31, 2002 and 2003	F-6
Consolidated Income Statements for the years ended December 31, 2001, 2002, and 2003	F-7
Consolidated Statements of Members’ Interest (Deficit) and Comprehensive Income (Loss) for the years ended December 31, 2001, 2002 and 2003	F-8
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2002, and 2003	F-9
Notes to Consolidated Financial Statements	F-10

American Seafoods Holdings LLC Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheet as of March 31, 2004	F-36
Unaudited Condensed Consolidated Income Statements for the three month periods ended March 31, 2003 and 2004	F-37
Unaudited Condensed Consolidated Statements of Cash Flows for the three month periods ended March 31, 2003 and 2004	F-38
Notes to Unaudited Condensed Consolidated Financial Statements	F-39

American Seafoods Corporation Unaudited Pro Forma Condensed Consolidated Financial Statements
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2004	F-48
Unaudited Pro Forma Condensed Consolidated Income Statement for the year ended December 31, 2003	F-49
Unaudited Pro Forma Condensed Consolidated Income Statement for the three months ended March 31, 2004	F-50
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

American Seafoods Corporation:

We have audited the accompanying balance sheet of American Seafoods Corporation (the Company) as of December 31, 2003. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of American Seafoods Corporation as of December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/    KPMG LLP

Seattle, Washington

February 12, 2004

AMERICAN SEAFOODS CORPORATION

BALANCE SHEETS

AS OF DECEMBER 31, 2003 AND MARCH 31, 2004

	December 31, 2003	(unaudited) March 31, 2004
ASSETS
Cash and cash equivalents	$1,000	$1,000

Total assets	$1,000	$1,000

SHAREHOLDER’S EQUITY
Shareholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	$10	$10
Additional paid-in capital	990	990

Total shareholder’s equity	$1,000	$1,000

The accompanying notes are an integral part of this financial statement.

AMERICAN SEAFOODS CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND MARCH 31, 2004

Note 1.    Description of Business and Summary of Significant Accounting Policies

Description of Business

American Seafoods Corporation, (the Company), a Delaware corporation, was incorporated on May 1, 2003. The Company is a wholly-owned indirect subsidiary of American Seafoods Holdings LLC. The Company was formed for the purpose of acquiring debt and equity interests in and to become the general partner of American Seafoods Holdings, L.P., upon conversion of American Seafoods Holdings LLC into American Seafoods Holdings, L.P.

The Company has not had any significant operations from its date of incorporation through March 31, 2004.

Note 2.    Planned Securities Offering

The Company is pursuing a securities offering of public equity and debt securities. All costs and expenses related to the offering are being borne by the Company’s direct parent, American Seafoods Group LLC, in its effort to refinance its existing indebtedness.

Note 3.    Equity

The Company has authorized 1,000 shares of common stock. Each stockholder is entitled to one vote per share of common stock held.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members

American Seafoods Holdings LLC:

We have audited the accompanying consolidated balance sheets of American Seafoods Holdings LLC and subsidiaries (the Company) as of December 31, 2002 and 2003, and the related consolidated statements of income, members’ interest (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Seafoods Holdings LLC and subsidiaries as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1, effective January 1, 2002, the Company ceased amortization of goodwill.

/s/    KPMG LLP

Seattle, Washington

February 12, 2004, except as to the first paragraph

in Note 22, which is as of March 31, 2004.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2002	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,603	$5,706
Restricted cash	—	1,500
Trade accounts receivable, net of allowance of $452 and $691	26,927	38,155
Receivables from related parties	329	189
Inventories	24,220	44,567
Prepaid expenses	10,556	13,974
Unrealized gains on derivatives	10,262	3,275
Income taxes receivable	7,379	5,521
Other	1,918	6,239

Total current assets	87,194	119,126

PROPERTY, VESSELS AND EQUIPMENT, net	253,090	225,971

OTHER ASSETS:
Noncurrent receivables from related party	5,922	5,922
Unrealized gains on derivatives	8,459	1,543
Cooperative rights, net of accumulated amortization of $53,866 and $57,744	85,709	81,831
Goodwill, net of accumulated amortization of $12,539	40,847	40,847
Other intangibles, net of accumulated amortization of $3,137 and $4,032	8,802	8,923
Deferred financing fees, net of accumulated amortization of $3,119 and $8,402	33,216	28,503
Other	6,311	14,858

Total other assets	189,266	182,427

Total assets	$529,550	$527,524

LIABILITIES AND MEMBERS’ INTEREST (DEFICIT)
CURRENT LIABILITIES:
Current portion of long-term debt	$16,575	$15,929
Accounts payable and accrued expenses	30,830	40,896
Payables to related parties	814	745
Unrealized losses on derivatives	—	6,919

Total current liabilities	48,219	64,489

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	528,728	511,353
Accrued long-term liabilities to related parties	4,234	4,906
Notes payable to related party plus accrued interest, net of discounts	24,057	28,467
Fishing rights obligation to related parties, net of current portion	4,760	—
Unrealized losses on derivatives	4,187	37,017
Deferred tax liability	39,763	37,575

Total long-term liabilities	605,729	619,318

Total liabilities	653,948	683,807

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY	803	982

MEMBERS’ INTEREST (DEFICIT):
Members’ deficit	(118,871)	(111,011)
Accumulated other comprehensive loss	(6,330)	(46,254)

Total members’ deficit	(125,201)	(157,265)

Total liabilities and members’ deficit	$529,550	$527,524

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(in thousands)

	Year Ended December 31,
	2001	2002	2003
SEAFOOD SALES	$333,287	$331,978	$409,001
REVENUES—RELATED PARTIES	1,028	709	—
OTHER	2,524	185	2,362

Total revenue	336,839	332,872	411,363
COST OF SALES, including depreciation $34,456, $33,494, and $34,741	187,102	186,736	264,380
COST OF SALES—RELATED PARTIES	22,498	19,655	14,917

Gross profit	127,239	126,481	132,066
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES, EXCLUDING EQUITY-BASED COMPENSATION	57,399	55,089	61,016
EQUITY-BASED COMPENSATION	527	5,600	672
AMORTIZATION OF COOPERATIVE RIGHTS, OTHER INTANGIBLES AND GOODWILL, AND DEPRECIATION OF OTHER ASSETS	33,877	6,817	7,483

Operating profit	35,436	58,975	62,895

OTHER INCOME (EXPENSE):
Interest expense, net	(20,295)	(33,822)	(40,475)
Related party interest expense, net	(14,577)	(5,720)	(4,176)
Foreign exchange gains (losses), net	17,650	18,974	(4,040)
Loss from debt repayment and related write-offs	—	(15,711)	—
Other	(205)	(85)	123
Minority interest	171	401	(179)

Total other income (expense)	(17,256)	(35,963)	(48,747)

Income before income taxes	18,180	23,012	14,148
INCOME TAX PROVISION (BENEFIT)	(1,898)	759	1,621

Net income	$20,078	$22,253	$12,527

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ INTEREST (DEFICIT) AND

COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Members’ Interest (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Members’ Interest (Deficit)	Comprehensive Income (Loss)
BALANCE, January 1, 2001	$79,335	$13,624	$92,959	$20,844

Distribution to members	(11,247)	—	(11,247)	—
Net income	20,078	—	20,078	$20,078
Other comprehensive income—
Unrealized gains on derivative instruments designated as hedges, net	—	17,461	17,461	17,461
Translation adjustment	—	(16)	(16)	(16)

BALANCE, December 31, 2001	88,166	31,069	119,235	$37,523

Contributions from members	1,627	—	1,627	—
Distributions to members	(230,917)	—	(230,917)	—
Net income	22,253	—	22,253	$22,253
Other comprehensive income (loss)		—
Unrealized losses on derivative instruments designated as hedges, net	—	(37,401)	(37,401)	(37,401)
Translation adjustment	—	2	2	2

BALANCE, December 31, 2002	(118,871)	(6,330)	(125,201)	$(15,146)

Contributions from members	108	—	108	—
Distributions to members	(4,775)	—	(4,775)	—
Net income	12,527	—	12,527	$12,527
Other comprehensive income (loss)
Unrealized losses on derivative instruments designated as hedges, net	—	(39,930)	(39,930)	(39,930)
Translation adjustment	—	6	6	6

BALANCE, December 31, 2003	$(111,011)	$(46,254)	$(157,265)	$(27,397)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2001	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,078	$22,253	$12,527
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,333	40,311	42,224
Unrealized foreign exchange (gains) losses, net	(12,976)	(10,763)	10,915
Unrealized gains on other derivatives, net	—	—	(583)
Amortization of deferred financing costs	1,588	3,573	5,283
Amortization of debt discounts	969	485	204
Interest accrued - related parties	12,611	1,136	4,206
Accretion of other obligations to related party	989	—	—
Minority interest	(171)	(401)	179
Equity-based compensation	527	5,600	672
Deferred income tax provision (benefit)	(6,607)	3,696	1,202
Loss from debt repayment and related write offs	—	15,711	—
Other	146	—	211
Change in operating assets and liabilities net of effects from acquisition of business:
Trade accounts receivable, net	(19,485)	14,911	(11,228)
Net receivables and payables from related parties	563	2,851	(186)
Income taxes receivable	(2,244)	(5,135)	1,858
Inventories	10,534	6,701	(18,356)
Prepaid expenses and other current assets	226	386	(7,739)
Other assets	(467)	(109)	(1,126)
Accounts payable and accrued expenses	9,974	(4,528)	6,891

Net cash flows from operating activities	84,588	96,678	47,154

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash deposit	—	—	(1,500)
Purchases of property, vessels and equipment	(9,171)	(9,431)	(12,323)
Purchase of fishing rights	—	—	(1,016)
Acquisition of Southern Pride Catfish, net of acquired cash	—	(43,228)	—
Advances to Pacific Longline Company LLC before purchase	(1,381)	—	—
Purchase of interest in Pacific Longline Company LLC	(3,648)	—	—
Loans (to) from related parties	567	(5,920)	—
Other	(15)	(55)	187

Net cash flows from investing activities	(13,648)	(58,634)	(14,652)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	3,541	545,000	—
Principal payments on long-term debt	(47,840)	(323,177)	(55,520)
Net borrowings (repayments) on revolving debt	(16,000)	(10,000)	37,499
Payments on other obligations to related party	(1,350)	(1,350)	(4,638)
Costs related to recapitalization transaction	—	—	(4,760)
Financing fees and costs	(118)	(37,370)	(570)
Contributions from members	—	—	108
Distributions to members	(11,247)	(207,839)	(4,518)

Net cash flows from financing activities	(73,014)	(34,736)	(32,399)

Net increase (decrease) in cash	(2,074)	3,308	103
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,369	2,295	5,603

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,295	$5,603	$5,706

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—CASH PAID (RECEIVED) DURING THE PERIOD FOR:
Interest	$17,110	$33,212	$34,970
Income taxes	$(436)	$7,402	$(1,500)
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Contributions from members	—	$1,627	$—
Distributions to members made by issuance of note and redeemable preferred equity securities	—	$23,078	$—

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2003

Note 1.    Description of Business and Summary of Significant Accounting Policies

Description of Business and Basis of Presentation

American Seafoods Holdings LLC (“Holdings”, a Delaware limited liability company) was formed in January 2000 and terminates in 2050. The parent of Holdings is American Seafoods LP (“ASLP”), which is controlled by its general partner, ASC Management, Inc. Holdings has one class of member interests, and the liability of the members is limited to their member interests.

Holdings and its subsidiaries (“the Company”) is one of the largest integrated seafood companies in the United States in terms of revenues. The Company harvests and processes a variety of fish, either on board its sophisticated catcher-processor vessels or at its land-based processing facilities, and markets its products to a diverse group of customers in North America, Asia and Europe. The Company is the leading harvester and at-sea processor of pollock and the largest processor of catfish in the U.S. In addition, the Company harvests and/or processes other seafood, including scallops, hake and cod. The Company maintains an international marketing network through its United States, Japan and European offices and has developed long-term relationships with a domestic and international customer base.

The consolidated financial statements include the accounts of Holdings and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

The subsidiaries of Holdings are engaged in the following activities.

•	American Seafoods Group LLC (“ASG”, a Delaware limited liability company) has outstanding public debt and owns operating subsidiaries listed below.

•	ASC, Inc. (a Delaware corporation) owns preferred and common interests in ASG, and is a taxable entity.

•	American Seafoods Company LLC (“ASC”, a Delaware limited liability company) harvests and performs at-sea primary processing of ocean harvested whitefish, principally comprised of pollock, through its seven catcher-processor vessels that operate in the Bering Sea and coastal waters off of Washington and Oregon. The Company also markets, sells and distributes ocean-harvested whitefish into the United States, Asian, and European markets.

•	Pacific Longline Company LLC (“PLC”, a Delaware limited liability company), which Holdings directly owned 80% of at December 31, 2002. PLC harvests and performs primary processing of ocean harvested whitefish, primarily comprised of Pacific cod, through its three freezer-longliner cod fishing vessels that operate in the Bering Sea. Holdings distributed its 80% ownership interest in Pacific Longline Company LLC to ASG on December 31, 2003. ASG subsequently purchased the remaining 20% interest held in PLC by a third party effective January 1, 2004 (see Note 22).

•	American Seafoods International LLC (“ASI”, a Delaware limited liability company) operates a secondary processing plant for ocean harvested whitefish in New Bedford, Massachusetts. This includes frozen cutting, breading and battering operations.

•	Southern Pride Catfish LLC (“SPC”, a Delaware limited liability company) operates two catfish processing facilities in Alabama and produces, markets, sells, and distributes catfish products primarily in the United States.

•	Southern Pride Catfish Trucking, Inc. (“SPC Trucking”, a Delaware corporation) operates seafood distribution assets, and is a taxable entity.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

•	American Seafoods Processing LLC (“ASP”, a Delaware limited liability company) operates a scallop primary processing facility in New Bedford, Massachusetts.

•	The Hadley Group LLC (“Hadley”, a Delaware limited liability company) purchases frozen fish products and re-sells them into the United States, Canadian and European markets.

•	All vessels are owned by limited liability companies that are subsidiaries of ASC or PLC.

The Acquisition

On January 28, 2000, ASLP acquired, through its subsidiaries, 100% of the outstanding stock of ASC, Inc. six catcher-processors vessels, one catcher-vessel and certain assets and liabilities of Frionor USA including a fish processing plant, equipment and the stock of The Hadley Group (the Acquisition). ASC, Inc. already owned one catcher-processor at the time the stock of ASC, Inc. was acquired by ASLP.

Recapitalization

On April 18, 2002, ASG completed an offering of subordinated notes in the amount of $175.0 million as part of a recapitalization (the Recapitalization). Concurrently with the offering of the subordinated notes, ASG entered into a new senior credit facility in the amount of $395.0 million, including a $75.0 million revolving credit facility of which $5.9 million was borrowed at closing. The total amount borrowed was $500.9 million. The proceeds of the Recapitalization were used to repay all outstanding debt under the existing revolving credit and term loan agreement, to repay all amounts outstanding on a senior subordinated promissory note due to Norway Seafoods, and to pay related fees and expenses. The remainder of the proceeds were used to repay all amounts outstanding on a senior subordinated promissory note due to Norway Seafoods and to make a distribution to the members of Holdings, which included payments for equity-based compensation.

At the time of repayment of the debt, the Company had unamortized debt discounts and deferred financing costs of $14.7 million. As a result of the repayment, these amounts were charged to loss from debt repayment and related write-offs on the income statement.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates impacting the financial statements include the estimated fair values of the assets and liabilities acquired in connection with the Acquisition and the acquisitions of the businesses comprising SPC and PLC, the amortization life of cooperative rights and other intangibles, the fair values and the effectiveness of hedges against risks of foreign currency, interest and fuel price changes, and the fair value of ASLP units used for equity-based compensation.

Concentration of Risk

A significant portion of the Company’s sales are denominated in Japanese yen. Material changes in the yen to dollar exchange rates have had and could have a significant impact on the Company.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

The Company’s operations are concentrated in the fishing and seafood industry. Material changes in these industries or the American Fisheries Act (AFA) have had and could have a significant impact on the Company.

In October 1998, the U.S. Congress enacted the AFA. Certain restrictions were imposed as a result of the AFA, including the following:

•	The Company is not allowed to harvest more than 17.5% of the directed pollock catch in any given year; and

•	The AFA limits participation in the catcher-processor sector for pollock to nineteen specified vessels, of which the Company owns seven, and one other catcher vessel.

When passed, the AFA included a sunset provision that caused certain key provisions to expire on December 31, 2004. The AFA was amended in November 2001 to remove the December 31, 2004 sunset provision of the original AFA.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents.

Restricted Cash

Restricted cash is comprised of a cash deposit made in partial satisfaction of a collateral requirement resulting from unrealized losses on derivatives, and is classified based on management’s expectation of when the cash will be unrestricted based on contract maturity dates.

Accounts Receivable and Revenue Recognition

The Company recognizes revenues and records accounts receivable balances when persuasive evidence of an arrangement exists, delivery has occurred to the extent required by the sales terms agreed to with the customer, the price is fixed or determinable and collectibility is reasonably assured. The allowance for doubtful accounts reflects management’s estimate of potential losses inherent in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. It is the Company’s policy to write off accounts as collectibility becomes remote.

Inventories

Inventories, which consist of processed seafood and certain raw materials, are stated at the lower of cost or market. Cost includes materials, labor, and manufacturing overhead related to harvesting and processing inventories. The average cost method is used to cost ASI and SPC inventories, which together represented approximately 56% and 47% of consolidated total inventories at December 31, 2002 and 2003, respectively. The first-in, first-out method is used to cost all other inventories.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

Property, Vessels and Equipment

Property, vessels and equipment are stated at cost. Significant additions and improvements are capitalized while repairs and ordinary maintenance are expensed as incurred. Depreciation of property, vessels and equipment is provided using the straight-line method over the assets’ estimated useful lives as follows:

Buildings	39 years
Vessel hulls	25 years
Machinery and equipment	3 to 7 years
Fishing gear	2 to 4 years
Other equipment, furniture and fixtures	1 to 5 years

Office leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the respective lease terms, generally three to five years.

Costs of major scheduled vessel maintenance, which consists of drydocking the vessel and overhauling or replacing certain components, are capitalized and depreciated over the period through the next major scheduled vessel maintenance, which is generally performed on a three-year cycle.

Impairment of Long-Lived Assets and Long-lived Assets to Be Disposed Of

Long-lived assets and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Assets to be held and used are evaluated for impairment by comparing the carrying value to the future net cash flows expected to be generated by the asset. If the carrying value of the asset exceeds the expected future net cash flows, undiscounted and without interest, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Foreign Currency

The Company records gains and losses on foreign currency transactions in other income and expense. Certain foreign currency forward contracts are designated as hedges of forecasted sales and gains and losses resulting from the effective portion of the hedge, which relate to changes in spot rates, are deferred and included in income when the forecasted sales occur. Gains and losses resulting from the ineffective portion of the hedge, which generally relate to the time value component of the contract, are recognized currently in earnings.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

Goodwill

Through December 31, 2001, the Company amortized goodwill over its estimated life. As of January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible

Assets, and ceased amortization of goodwill. The following table summarizes the effect SFAS 142 would have had on net income in 2001 had the statement been applied in 2001:

Year Ended December 31, 2001
Reported net income	$20,078
Add back: Goodwill amortization	6,526

Adjusted net income	$26,604

Beginning January 1, 2002, the Company assesses goodwill for impairment by applying a fair value based test at least annually or on an interim basis if circumstances change or events occur that indicate that goodwill of a reporting unit may be impaired. In accordance with SFAS No. 142, the Company assigns goodwill to the reporting units that the Company expects to benefit from the expected synergies of the business combinations that the Company has entered into. The Company performed the transitional impairment test required by SFAS 142 as of January 1, 2002 and also performed annual goodwill impairment tests during the fourth quarters of 2002 and 2003. To date no goodwill impairment has been indicated.

Cooperative Rights

Cooperative rights were recorded at their estimated fair values of $138.2 million in connection with the Acquisition. From January 28, 2000 to October 2001, the cooperative rights intangible asset was amortized on a straight-line basis over 59 months, which coincided with the original sunset provisions under the AFA. Beginning in November 2001, as a result of the elimination of the sunset provisions to the AFA, the Company changed the life of the cooperative rights to 23.2 years, based principally on the average remaining lives of the vessels, as the AFA specifies vessels to which the cooperative rights apply. Approximately $1.4 million of cooperative rights were recorded in connection with the acquisition of PLC in 2001. Amortization of cooperative rights for the years ended December 31, 2001, 2002, and 2003 was $24.1 million, $3.9 million, and $3.9 respectively.

Other Intangibles

On January 28, 2000, the Company entered into a fishing rights lease agreement with Rebecca Ann Fisheries, Inc., or RAFI, pursuant to which RAFI leased the Company its right to harvest the entire portion of the total allowable catch allocated to it under the pollock conservation cooperative program. The Company was obligated under the agreement to make annual payments in the amount of $1.3 million. The Company also had the option to purchase RAFI’s fishing rights for $0.9 million upon expiration of this agreement on December 31, 2008. This obligation was recorded as a liability at the inception of the agreement of approximately $7.0 million, which equaled its net present value. Interest expense relating to this obligation for the years ended December 31, 2001, 2002, and 2003 was $1.0 million, $0.9 million, and $0.1 million, respectively. The balance of this obligation was $5.9 million at December 31, 2002. On January 29, 2003, the Company settled its obligation to RAFI at approximately the carrying amount of the obligation and completed the purchase of substantially all the rights from RAFI on April 1, 2003 for additional consideration of approximately $1.0 million.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

The fishing rights were recorded as an intangible asset at their estimated fair value. Amortization expense related to these rights was $1.2 million in 2001, $0.6 million in 2002 and $0.4 million in 2003.

On December 16, 2002, the Company purchased substantially all of the assets of SPC. The allocation of the purchase price included approximately $4.9 million in intangible assets other than goodwill. These acquired intangible assets consist principally of a trade name and customer-based intangibles, each of which has an estimated life of ten years.

The weighted average amortization period of cooperative rights and other intangible assets subject to amortization is 22.8 years and the estimated aggregate amortization expense for each of the next five years is $4.7 million.

Deferred Financing Fees and Debt Discounts

Financing fees and costs have been deferred and are amortized as a component of interest expense using the straight-line method, which approximates the effective interest method over the term of the debt.

Certain related party debt instruments have been discounted in these statements as the stated interest rates are considered to be below market rates for loans with similar conditions and restrictions. These discounts are amortized over the period of the restrictions.

Incremental direct costs related to the offering of securities are deferred to the extent that management expects that completion of the offering is probable and that the offering will not be postponed for an extended period. At December 31, 2003 the Company has incurred $7.9 million relating to its proposed initial public offering (see Note 23) and such costs are included in other long term assets in the accompanying consolidated balance sheet.

Minority Interest

During August 2001, the Company and two unrelated third parties formed PLC to purchase and operate three freezer longliner fishing vessels. Each vessel is owned by a wholly owned subsidiary of PLC. At December 31, 2001, the Company owned 60% of PLC and consolidated PLC in its financial statements and recorded the 40% minority interest. Subsequent to December 31, 2001, the Company acquired an additional 20% of PLC in exchange for the issuance of membership interests in Holdings. Effective January 1, 2004, the Company purchased the remaining 20% of PLC for $1.8 million (see Note 22).

Shipping and Handling Costs

Carrier shipping and handling charges are classified within selling, general and administrative expenses in the statements of operations. Total shipping and handling costs for the years ended December 31, 2001, 2002 and 2003 were $24.0 million, $24.3 million and $23.8 million, respectively.

Advertising Costs

The cost of advertising is expensed as incurred. Advertising expenses incurred during 2001, 2002 and 2003 were not significant.

Equity-Based Compensation

Certain employees of the Company have equity-based compensation arrangements, which grant them options to acquire partnership units of ASLP. The related compensation cost has been pushed down to the Company’s financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

The Company follows the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for equity-based employee compensation.

Income Taxes

Deferred tax assets and liabilities have been established for expected future tax consequences of events recognized in the consolidated financial statements and tax returns of the Company’s taxable subsidiaries. These deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates and laws in effect for the years in which the differences are anticipated to reverse.

Segment Information

For the years ended December 31, 2001 and 2002, the Company had one reportable segment, harvesting and processing ocean harvested whitefish. Processing occurs both on vessels while at sea and at facilities in New Bedford, Massachusetts. Prior to the SPC acquisition, substantially all of the seafood products produced and sold were supported by the same executive management team and common customer and distribution functions. The Company did not allocate indirect expenses, including amortization of intangibles and interest expense, to any product lines or operating segments. Accordingly, the Company did not maintain separate comprehensive profit and loss accounts for these product lines. Management determined that all product lines that exceed 10% of revenues, net income and total assets possessed similar economic characteristics and met the aggregation criteria described in SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information.

As a result of the December 16, 2002 acquisition of substantially all of the assets and liabilities of Southern Pride Catfish Company, Inc. (SPCC), the Company now has two reportable segments, ocean harvested whitefish and other seafood products. Other seafood products were not significant prior to the acquisition from SPCC.

Major Customers

The Company did not have any individual customers that represented in excess of 10% of total sales for the years ended December 31, 2001, 2002 or 2003.

Reclassification

Certain prior year items have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements

In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Company adopted this statement on July 1, 2003. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

SFAS No. 150 requires that companies disclose the fair value of minority interests in subsidiaries with limited lives such as PLC. The Company purchased the minority interest in PLC from the unrelated investor on January 1, 2004 for $1.8 million, which management believes was the fair value at December 31, 2003.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

Note 2.    Geographic Information

The Company attributes sales to and revenues from customers in different geographical areas on the basis of the location of the customer. Export sales from the United States consist principally of processed roe and surimi to Japan. Substantially all long-lived assets are located in the United States and substantially all North America sales are to customers in the United States.

Seafood sales by geographic region, excluding sales to related parties, were (in thousands):

	2001	2002	2003
North America	$109,958	$110,387	$207,255
Japan	141,378	131,518	102,010
Europe	46,093	57,440	58,533
Other Asia	35,858	32,633	41,203

	$333,287	$331,978	$409,001

Note 3.    Inventories

Inventories at December 31, 2002 and 2003 consist of the following (in thousands):

	2002	2003
Fish blocks and surimi	$14,106	$28,609
Finished seafood products	9,374	15,135
Breading, batter and packaging	740	823

	$24,220	$44,567

Note 4.    Prepaid Expenses

Prepaid expenses at December 31, 2002 and 2003 consist of the following (in thousands):

	2002	2003
Additives and packaging	$4,475	$5,808
Prepaid product freight	1,190	3,174
Fuel	901	916
Prepaid insurance	1,580	1,962
Fishing gear supplies	760	271
Deposits	269	281
Other	1,381	1,562

	$10,556	$13,974

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

Note 5.    Property, Vessels and Equipment

Property, vessels and equipment at December 31, 2002 and 2003 consist of the following (in thousands):

	2002	2003
Vessels and related equipment	$302,021	$307,009
Land	1,470	1,470
Building	10,777	12,179
Machinery and equipment	26,573	27,997
Fishing gear	5,442	5,822
Office equipment, furniture and fixtures	3,663	6,236
Office leasehold improvements	636	591

	350,582	361,304
Less accumulated depreciation and amortization	(97,492)	(135,333)

	$253,090	$225,971

Depreciation of property, vessels and equipment, net of amounts included in inventory, and amortization of leasehold improvements was $36.5 million, $37.8 million, and $37.2 million for the years ended December 31, 2001, 2002, and 2003, respectively. Depreciation and amortization recorded in ending inventory at December 31, 2002, was $2.0 million and at December 31, 2003 was $4.0 million.

Note 6.    Derivative Instruments

The Company adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, effective with the Acquisition. The Company has formally designated certain of its hedging derivative instruments as cash flow hedges.

The Company has a significant amount of Japanese yen denominated sales; therefore, its earnings, cash flows and financial position are exposed to foreign currency risk from yen-denominated sales transactions. The Company manages its foreign currency risk by using foreign exchange contracts to hedge the variability of future cash flows associated with Japanese yen denominated sales. These contracts are arranged so that the Company sells Japanese yen to the counterparty at a fixed exchange rate and receives U.S. dollars in return. It is the Company’s risk management policy to hedge at least 80% of its forecasted yen sales over the next 12 months, 65% over months 13 to 24, 50% over months 25 to 36 and 35% over months 37 to 48.

As of December 31, 2003, the Company had open foreign exchange contracts which are formally designated as cash flow hedges, maturing through March 31, 2008 with total notional amounts of $642.1 million, including $150.0 million subject to extension agreements. Also included in these total notional amounts were extension agreements which originated with a related party with notional amounts of $41.3 million. These related party contracts are with Aker RGI ASA (Aker), which, at December 31, 2001, was a limited partner in ASLP, the Company’s ultimate parent. Aker was not a related party at December 31, 2002 or thereafter.

In connection with these foreign currency forward exchange contracts, as of December 31, 2003, the Company also had agreements to extend foreign exchange agreements that expire between March 2006 and December 2007, and September 2006 and March 2008. These extension agreements would become binding and effective only if the spot rate falls to a rate below a pre-specified level (the trigger) on or before December 2005 or March

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

2006, respectively. If the spot rate does not reach the trigger on or before December 2005 or March 2006, then neither the Company nor the counterparty shall have any right or obligation with respect to any of these extension agreements. The trigger for each of these extension agreements is 99.0 JPY per USD and the notional amounts of these extension agreements are $150.0 million. The Company also has extension agreements with notional amounts of $39.0 million that were triggered on October 7, 2003 when the spot rate reached the trigger of 110.0 JPY per USD.

The unrealized gains and losses resulting from the change in spot rates, the effective portion, are recorded in accumulated other comprehensive income or loss. These gains and losses are recognized in revenues when the forecasted sales occur. The estimated net amount of unrealized gains as of December 31, 2001 and 2002 that were expected to be reclassified into earnings within the next 12 months were approximately $16.1 million and $1.8 million, respectively, and the unrealized losses as of December 31, 2003 expected to be reclassified into earnings within the next 12 months were approximately $17.7 million. Net gains reclassified into revenues for the years ended December 31, 2001, 2002 and 2003 were $11.8 million, $15.7 million and $0.9 million, respectively.

The net unrealized gains and losses recognized in earnings on foreign exchange contracts designated as cash flow hedges represent the change in fair value of these contracts arising from factors other than the change in spot rates, including the change in the time value component of the contracts. The net unrealized gains (losses) recognized in earnings during the years ended December 31, 2001, 2002 and 2003 were approximately $16.2 million, $18.3 million and $(4.2) million, respectively, which are included in the Company’s income statements as a component of foreign exchange gains. Unrealized foreign exchange gains and losses on the consolidated statements of cash flows are net of unrealized gains and losses existing at the beginning of the year for contracts settled during the year. Realized gains for the 2001 and 2002 periods were approximately $3.0 million, $0.2 million, respectively. There were no net realized gains for the year ended December 31, 2003. There were realized losses on foreign exchange contracts and net foreign currency transaction losses of approximately $1.3 million in 2001 and foreign currency transaction gains of $0.5 million and $0.2 million in 2002 and 2003, respectively.

The Company has barrier options, which are formally designated as cash flow hedges, to enter into foreign exchange contracts with Aker with a notional amount of $41.3 million. These contracts can be exercised at the Company’s election. The options, if exercised, provide that the Company receives USD in exchange for JPY. The exercise dates are between April 2004 and July 2005. At December 31, 2002, an unrealized gain of approximately $5.0 million related to these options was included in accumulated other comprehensive income or loss. At December 31, 2003 the fair value of these contracts was nominal.

The majority of the aforementioned foreign exchange contracts are covered by a cash collateralization agreement that requires the Company to place restricted cash deposits or standby letters of credit with the counterparty for unrealized losses on the total portfolio in excess of $20 million. At December 31, 2003, the Company had in place a $16 million irrevocable standby letter of credit and $1.5 million in restricted cash as collateral under this agreement.

The impact of a 1% change in exchange rates is approximately $6.6 million for the $642.1 million notional amount of contracts outstanding at December 31, 2003. A change in fair value would be recognized in earnings to the extent the gain or loss results from factors other than the change in spot rates on contractual foreign exchanges designated as hedges.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

The Company also had the following derivative instruments at December 31, 2003:

•	Interest rate caps with notional amounts of $29.5 million and $72.5 million maturing in 2003 and 2005, respectively. The cap rates are 9.0% and 5.0%, respectively, and the variable rate is the U.S. dollar three-month LIBOR rate. The fair value of these instruments was not significant at December 31, 2002 or 2003.

•	Fuel hedges whereby the Company pays a fixed price per gallon and receives a floating price per gallon with the payments being calculated on a total notional amount of 7.7 million gallons over the term of the contracts through November 30, 2004. The objective of the swap agreements is to hedge the variability of future fuel prices. These instruments are considered to be substantially fully effective and therefore, substantially all unrealized gains and losses are recorded as a component accumulated of other comprehensive income or loss. Unrealized gains and losses relating to the ineffective portion of the hedge were not material. The fair value of these instruments was not significant at December 31, 2002 and represented an unrealized gain of approximately $1.1 million at December 31, 2003.

On April 18, 2002, the underlying debt instruments associated with interest rate swaps and caps were repaid by the Company. At the date of the debt repayment, the Company had an unrealized loss of $1.0 million as a component of accumulated other comprehensive income as the swaps and caps were considered to be fully effective. Concurrent with the debt repayment, the $1.0 million was charged to loss from debt repayment and related write-offs on the statement of operations, and the swaps and caps were redesignated as cash flow hedges of the interest payments due on the debt instruments that were issued on April 18, 2002. These instruments are considered to be substantially fully effective and therefore, substantially all unrealized gains and losses are recorded as a component of other accumulated comprehensive income. Unrealized gains and losses relating to the ineffective portion of the hedge were not material. During 2003, these redesignated interest rate swaps and caps expired.

Note 7.    Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at December 31, 2002 and 2003 consist of the following (in thousands):

	2002	2003
Accounts payable	$10,351	$22,842
Accrued payroll and benefits	4,646	2,812
Deferred compensation	3,272	4,580
Accrued protection and indemnity	2,125	503
Accrued income taxes	81	44
Interest payable	5,011	5,333
Other accrued liabilities	5,344	4,782

	$30,830	$40,896

Note 8.    Long-Term Debt

Debt Prior to April 18, 2002 Recapitalization

On January 28, 2000, the Company entered into a revolving credit and term loan agreement (the Loan Agreement) with a syndicate group of banks. The Loan Agreement provided for a revolving loan commitment of $60 million and a maximum of $20 million in letters of credit as a subfacility of the revolving loan. The interest was determined on a LIBOR or prime rate basis at the Company’s option, plus a margin determined by results of

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

financial covenant ratios. The margins ranged from 2.75% to 2.00% for LIBOR loans and 1.75% to 1.00% for prime rate loans. The Loan Agreement also provided for a commitment fee of 0.5% to 0.375% of the unused portion of the commitment.

The long-term facility included a $175 million term loan (Term A) which was payable in quarterly installments of $9 million through 2002, $10 million for 2003 and $11.25 million for 2004. The Term A loan was scheduled to mature on December 31, 2004. Interest was to be determined on a LIBOR or prime rate basis at the Company’s option, plus a margin determined by results of financial covenant ratios. The margins ranged from 2.75% to 2.00% for LIBOR loans and 1.75% to 1.00% for prime rate loans.

The long-term facility also included a $75 million term loan (Term B) which was payable in quarterly installments of $187,500 for the years 2001 to 2004 and $12.5 million for each of the first three quarters of 2005, with the final payment of $33.75 million due December 31, 2005. Interest was determined on a LIBOR or prime rate basis at the Company’s option, plus a margin determined by ratings received from Moody’s and Standard & Poor’s. The margins ranged from 3.50% to 3.25% for LIBOR loans and 2.50% to 2.25% for prime rate loans.

The Loan Agreement was secured by all significant assets of the Company, including intangible assets. There also were various covenants requiring additional principal payments on the Term A and Term B loans based on issuance of equity, sale of assets and an excess cash flow calculation performed annually.

Various financing fees and costs were paid in connection with the Term A and Term B loans. These deferred financing fees, totaling approximately $9.3 million, were being amortized into interest expense on a straight line basis over a period of six years. Amortization of financing costs was approximately $1.6 million for the year ended December 31, 2001.

On December 26, 2001, PLC entered into an $8.0 million revolving term note with a financial institution which was payable in equal semi-annual installments of $0.4 million until January 1, 2012. The purpose of the revolving term note was to refinance the loans related to the purchases of the freezer longline vessels. Interest was determined, at the Company’s option, based on a series of rate options, plus a 2.25% margin. The rate options ranged from a base rate, which was an adjustable interest rate set by a bank’s 30-day prime rate. The interest rate at December 31, 2002 was 3.6%. In December 2003 this note was paid in full.

Debt After April 18, 2002 Recapitalization

On April 18, 2002, the Company entered into a credit agreement (the Credit Agreement) with a syndicate group of banks. The Credit Agreement provides for a revolving loan commitment through 2007 of $75.0 million with a subfacility for letters of credit of up to $30.0 million. There was a total of $2 million and $39.5 million outstanding on the revolving credit facility at December 31, 2002 and December 31, 2003, respectively. There was an open letter of credit of $16.0 million at December 31, 2003, which decreases the amount of available borrowings under this credit facility. No such letters of credit were drawn against the credit facility at December 31, 2002. The amount of available borrowings under this credit facility was $19.5 million at December 31, 2003. The interest on the revolver is determined based on a rate, which is calculated using LIBOR (Eurodollar rate) or the higher of the Bank prime rate and the federal funds effective rate plus 0.5% per annum (base rate) basis at the Company’s option, plus a margin determined by results of financial covenant ratios. The margins range from 2.25% to 3.00% for Eurodollar loans and 1.25% to 2.00% for base rate loans. At December 31, 2003, the interest rate was 4.61%. The Credit Agreement also provides for a commitment fee of 0.5% to 0.375% of the unused portion of the revolving commitment, depending on the results of financial covenant ratios. The revolving loan matures on September 30, 2007.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

The Credit Agreement also provides for a long-term facility, which includes a $90.0 million term loan (Term A). At December 31, 2003, Term A was payable in quarterly principal installments of $3.0 million through March 2004, $3.5 million from June 2004 to March 2005, $3.9 million from June 2005 through March 2006, $4.8 million from June 2006 through March 2007 and $5.3 million from June 2007 through the final payment on September 30, 2007. Interest may be determined on a Eurodollar rate or the base rate basis at the Company’s option, plus a margin determined by results of financial covenant ratios. The margins range from 2.25% to 3.00% for Eurodollar loans and 1.25% to 2.00% for base rate loans. At December 31, 2003, the interest rate was 4.17% and the amount outstanding was $62.5 million.

The Credit Agreement also includes a $230.0 million term loan (Term B). At December 31, 2003, Term B was payable in quarterly principal installments of $0.6 million through September 2007, $6.6 million from December 2007 through March 2008, $8.0 million from June 2008 through December 2008 and a final payment of $203.4 million at maturity on March 31, 2009. Interest may be determined on a Eurodollar rate or the base rate basis at the Company’s option, plus a margin of 3.25% for Eurodollar loans or 2.25% for base rate loans. At December 31, 2003, the interest rate was 4.42% and the amount outstanding was $250.3 million.

On December 16, 2002, the Company and ASLP amended the existing senior credit facility. The amendment provides for an increase in the principal amount of Term B loans by $50 million. The Company used the borrowing of $50 million in additional Term B loans to make certain payments related to the acquisition of the assets of SPC, pay related fees and expenses, and for general corporate purposes. The SPC assets that the Company acquired are included in the security for the Company’s indebtedness under the senior credit facility.

The Credit Agreement is secured by substantially all assets of the Company, including intangible assets. The Credit Agreement requires the Company to meet certain financial tests, including without limitation, a maximum leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. In addition, the senior credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, liens and encumbrances, changes in the nature of the business, investments, dividends and other restricted payments, prepayments of certain indebtedness (including the notes), certain transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, sales of receivables and other matters customarily restricted in such agreements. During the third quarter of 2003, an adjustment was made to reverse the management bonus accrued through June 30, 2003 of approximately $1.2 million in accordance with certain employment agreements and the Company’s general bonus policy, which require that performance bonuses are not payable for any year in which there is or would be a covenant violation. Also, the Company obtained an amendment to its debt covenants at a cost of $0.4 million, which among other things, adjusted the required leverage ratio as of December 31, 2003 and March 31, 2004. If not for this amendment and the reversal of the bonuses, the Company’s leverage ratio as of December 31, 2003 would have exceeded the levels required to maintain compliance with the leverage ratio covenant under the Credit Agreement.

The Company issued and sold $175.0 million of senior subordinated notes on April 18, 2002. These notes mature in 2010, and interest is paid bi-annually at a fixed interest rate of 10.125%. Interest expense for the senior subordinated notes was $12.4 million and $18.0 million for the years ended December 31, 2002 and 2003, respectively.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

At December 31, 2003, future maturities of long-term debt were as follows (in thousands):

2004	$15,929
2005	17,904
2006	20,977
2007	63,373
2008	30,716
Thereafter	378,383

$527,282

The senior subordinated note agreement contains various financial, operating and restrictive covenants and impose restrictions on capital expenditures. Additionally, the Credit Agreement and the indenture governing the subordinated notes limit additional indebtedness. The covenants in the Credit Agreement also, among other things, restrict the Company’s ability to dispose of assets, incur indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, make restricted payments, create liens, make investments, make acquisitions, change the nature of the business, engage in mergers and consolidations, enter into sale and leaseback transactions, make capital expenditures or engage in certain transactions with affiliates. The indenture governing the subordinated notes also imposes similar restrictions on the operation of the business. The Company was in compliance with the financial covenants of the senior subordinated note agreement at December 31, 2003.

Various financing fees and costs were paid in connection with the Term A and Term B loans and the senior subordinated notes. These deferred financing fees, totaling approximately $36 million, are being amortized into interest expense on a straight-line basis, which approximates the effective interest method over the periods presented. Amortization of deferred financing fees was approximately $3.8 million and $5.3 million for the years ended December 31, 2002 and 2003, respectively.

Interest expense is net of interest income of $0.2 million, $0.2 million and $0.1 million in 2001, 2002 and 2003, respectively.

Note 9.    Long-Term Debt—Related Party

In January 2000, the Company entered into two long-term notes payable to Norway Seafoods (the Seller Notes). The Seller Notes provided financing for the Acquisition. The face amounts of the Seller Notes totaled $95 million. The Seller Notes accrued interest at 10% for the first year and required semi-annual interest payments. The Seller Notes provided for application of accrued and unpaid interest to outstanding principal when payment of interest was restricted based on covenants in the agreement. After the first year, the unpaid interest balance at each payment date was added to principal at 120%. Specific restrictions prohibited the payment of interest before January 15, 2002 and before certain long-term debt levels were reduced to levels specified in the agreement. After January 14, 2002, interest could be paid based on the following payment conditions on the term loans: if $50 million, $100 million and $150 million of the term loans have been paid, 33%, 67% and 100% of the current accrued and unpaid interest on the notes could be paid, respectively. Interest expense related to the Seller Notes, excluding discount amortization, was $12.6 million and $3.5 million for the years ended December 31, 2001 and 2002, respectively, and amortization expense related to this discount was $1.0 million and $0.5 million in 2001 and 2002, respectively. Principal payments were not allowed by the agreements before March 31, 2003. Thereafter, certain financial ratios were required to be achieved before principal could be prepaid and there were also certain restrictions on the amount of prepayment allowed. The maturity date of these Seller Notes was January 28, 2010. The original face amounts of the Seller Notes were discounted at 14% as the interest rates were

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

considered to be below market rates for loans with similar conditions and restrictions. These notes were repaid in connection with the April 2002 Recapitalization.

On October 4, 2002, two investment funds managed by affiliates of Wasserstein & Co. (Wasserstein) purchased from the Company 20,247,084 redeemable preferred equity units for a price of $1 per unit and a note with a face amount of $4.3 million for a price of $3.8 million. In addition, Wasserstein purchased, for $3.3 million, warrants to purchase 36,279 partnership units of ASLP for $88.21 per unit or $3.2 million in the aggregate at any time prior to October 4, 2011. In addition to the issuance of the redeemable preferred equity units and the note, the Company made a distribution to ASLP, the total of which was used by ASLP to redeem 44,828 ASLP units and a warrant to purchase 106,875 ASLP units for $100 per unit or $10.7 million in the aggregate, which were held by affiliates of Norway Seafoods. The Wasserstein note will become due and the Company will be required to redeem the preferred equity units in whole or in part upon the occurrence of certain triggering events, including a change in control of the Company or the receipt by the Company of dividends or distributions from its subsidiaries, or on October 15, 2010. Prior to October 15, 2010 or the occurrence of a triggering event, no cash payments are required. The base rate of return on the redeemable preferred equity units, which is recorded as related party interest expense, is 12.5%, the base interest rate on the note is 12.5% and additional interest expense results from the amortization of a debt discount. The redeemable preferred equity units, which had a carrying value of $19.3 million and $19.5 million at December 31, 2002 and December 31, 2003, the note, which had net balance of $3.8 million and $3.8 at December 31, 2002 and 2003, and related accrued interest of $1.0 million and $5.2 million at December 31, 2002 and 2003, respectively, are included in notes payable to related party in the accompanying consolidated balance sheets. The discount on the note at December 31, 2002 and 2003 totaled approximately $0.5 million and $0.4 million, respectively. The amounts due are subject to adjustment based on the timing of repayment, events of default, if any, and certain other matters.

Note 10.    Related Parties

Related parties represent companies affiliated by common ownership. Transactions with related parties include the following (in thousands):

	2001	2002	2003
Revenue:
Management, marketing and consulting fees	$938	$709	$—
Finished product sales	90	—	—

Total revenue	$1,028	$709	$—

Cost of sales:
Raw material purchases	$9,613	$4,377	$—
Purchases of fish quota	12,885	15,278	14,917

Total cost of sales	$22,498	$19,655	$14,917

Other:
Interest expense, net	$13,608	$5,720	$4,176
Debt discount amortization	$969	$—	$204
Recapitalization transaction costs	$—	$5,707	$—
Aircraft lease expense	$—	$—	$773

Purchases of fish quota from related parties comprised 72.4%, 79.7% and 62.6% of total purchases of fish quota in 2001, 2002 and 2003, respectively.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

Related party interest expense is net of related party interest income of $0, $0.2 million and $0.3 million in 2001, 2002, and 2003, respectively.

The Company leases an aircraft on a month-to-month basis from ASLP.

Note 11.    Income Taxes

The only significant taxable entity in the consolidated group is ASC, Inc. Holdings and all of its other subsidiaries are flow-through entities for income tax purposes. Therefore, the provision for income taxes for these periods reflects only the provision (benefit) of the taxable entities. ASC, Inc. has available alternative minimum tax credits of approximately $2.6 million. These credits do not expire under current tax law. However, their use may be subject to limitation in the event of a change in ownership.

The actual tax provision (benefit) differs from the expected tax provision (benefit) because substantially all of the consolidated entities are flow-through entities for tax reporting purposes. The only significant temporary differences are ASC, Inc’s investment in ASG, which relates to the tax effect of the purchase price allocation and special allocations of deductions between ASC, Inc. and the partners of ASLP according to the Internal Revenue Code Section 704 (c) and terms of the LLC agreement, and ASC, Inc’s alternative minimum tax credit carryfowards.

Provision (benefit) for income taxes include the following (in thousands):

	2001	2002	2003
Current	$4,709	$(2,937)	$419
Deferred	(6,607)	3,696	1,202

Total provision (benefit)	$(1,898)	$759	$1,621

Substantially all of the tax provision relates to federal taxes, except that $0.6 million of the deferred provision for the year ended December 31, 2003 relates to state taxes.

A reconciliation of the federal statutory tax rate to the effective tax rate is as follows:

	2001	2002	2003
Statutory rate	35.0%	35.0%	35.0%
Impact of flow-through entities	(46.2)	(29.3)	(34.4)
Effect of increase in expected tax rate on deferred taxes	—	—	12.7
Alternative minimum tax credit adjustments	—	—	(4.6)
Other	0.8	(2.4)	2.8

Effective rate	(10.4)%	3.3%	11.5%

The book basis of ASC, Inc’s investment in ASG exceeds the tax basis by approximately $114.6 million and $110.2 million at December 31, 2002 and 2003, respectively. The book basis of the Company’s net assets on a consolidated basis exceeds the tax basis by approximately $173.6 million and $143.7 million at December 31, 2002 and 2003, respectively.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

The Internal Revenue Service is currently examining ASG’s tax return for 2000 and ASC, Inc.’s tax returns for 1999 and 2000. No adjustments have been proposed to date by the Internal Revenue Service as a result of these examinations.

In December 2003, ASC, Inc. received an assessment from the Alaska Department of Revenue for approximately $2.5 million, including interest and penalties, related to the 1996 to 1998 tax years. This assessment relates to operations prior to the Acquisition, therefore the Company believes that it is indemnified under the terms of the Acquisition agreement for any amounts which may ultimately be payable relating to this matter. The indemnifying party has initiated steps to challenge the assessment by the Alaska Department of Revenue. While the outcome of this matter is uncertain, the Company does not believe that the matter will have a material adverse effect on the Company’s consolidated financial statements.

Note 12.    Retirement Plans

The Company sponsors a defined contribution profit sharing plan that covers all eligible full-time employees. Profit sharing contributions to the plan are at the discretion of management. The Company also makes matching contributions equal to 25% of the employees’ contributions to the plan. The total amount of the Company’s contributions was approximately $84,000, $176,000 and $133,000 for the years ended December 31, 2001, 2002 and 2003 respectively.

The Company also sponsors a nonqualified deferred compensation plan for certain employees. The Company makes matching contributions equal to 25% of the employees’ deferred compensation up to a maximum Company contribution of 3.75% of the employee’s annual compensation. Employees’ earnings under this plan are calculated to be equal to the returns of certain public funds as designated by the employee. To assist in funding the deferred compensation program, the Company has invested in corporate-owned life insurance policies. The cash surrender value of these policies was approximately $2.2 million and $3.9 million at December 31, 2002 and 2003 respectively, and is included in other assets. The liability for the deferred compensation was approximately $3.0 million and $4.6 million at December 31, 2002 and 2003, respectively, and is included in accrued expenses.

Note 13.    Commitments and Contingencies

Leases

The Company leases offices, two warehouses, parking space, and land under operating leases. Lease expense was $2.8 million, $3.0 million and $3.9 million for the years ended December 31, 2001, 2002 and 2003 respectively.

Minimum future lease payments under noncancelable operating leases having remaining terms in excess of one year as of December 31, 2003 are as follows (in thousands):

2004	$1,107
2005	1,052
2006	932
2007	816
2008	119

$4,026

The Company has no minimum future lease payments under noncancelable operating leases beyond 2008.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

Litigation

The Company is party to several lawsuits involving employment matters. On October 7, 2003, the Company paid approximately $1.7 million as full and final satisfaction of one employment matter. The charge to the Company’s income statement due to the settlement of this suit was not significant as the Company had previously accrued its estimate of the settlement amount.

On October 19, 2001, a complaint was filed in the United States District Court for the Western District of Washington and the Superior Court of Washington for King County. An amended complaint was filed in both courts on January 15, 2002. The amended complaint was filed against the Company by a former vessel crewmember on behalf of himself and a class of over 500 seamen, although neither the United States District Court nor the Superior Court have certified this action as a class action. On June 13, 2002, the plaintiff voluntarily dismissed the complaint filed in the Superior Court. The complaint filed alleges that the Company breached its contract with the plaintiff by underestimating the value of the catch in computing the plaintiff’s wages. The plaintiff demanded an accounting of his crew shares pursuant to federal statutory law. In addition, the plaintiff requested relief under a Washington statute that would render the Company liable for twice the amount of wages withheld, as well as judgment against the Company for compensatory and exemplary damages, plus interest, attorneys’ fees and costs, among other things. The plaintiff also alleged that the Company fraudulently concealed the underestimation of product values, thereby preventing the discovery of the plaintiff’s cause of action. The conduct alleged took place prior to January 28, 2000, the date the Company’s business was acquired by Centre Partners and others through ASLP. The Company has denied the allegations made and intends to vigorously defend the claims. On September 25, 2003, the court entered an order granting the Company’s motion for summary judgment and dismissed the entirety of plaintiff’s claims with prejudice and with costs. The plaintiff has filed a motion for reconsideration of this order which motion is currently pending with the court. We have not recorded a liability related to this matter as of December 31, 2003 as the outcome is uncertain and the amount of loss, if any, is not estimable.

In 2001 and 2002, we became aware of allegations that certain crew members may have tampered or attempted to tamper with measurement equipment on board one or more of our vessels. The National Marine Fisheries Service conducted an investigation regarding these allegations, and in consultation with the National Marine Fisheries Service, we also conducted an internal investigation regarding these allegations. In 2004, we received additional tampering allegations relating to one of our vessels. We and the National Marine Fisheries Service are currently conducting an investigation regarding these allegations. To date no fines or penalties have been assessed against us in connection with the 2004 allegations. However, the ultimate outcome of this matter is uncertain.

Other lawsuits relate principally to employment matters and are not expected by management to be material to the Company’s consolidated financial statements taken as a whole.

Protection and Indemnity Claims

The Company has protection and indemnity policies for each of its fishing vessels. The deductible amounts for the policies are as follows:

For the years:	Deductible per claim or occurrence
2001	$5,000-50,000
2002	$20,000-50,000
2003	$20,000-50,000

The Company incurred expenses of approximately $2.6 million, $1.7 million and $2.2 million related to costs paid under deductibles for the years ended December 31, 2001, 2002 and 2003, respectively.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

Fish Purchase Commitments

The Company has commitments to purchase pollock and cod in future years based on the total allowable catch. Based on 2004 total allowable catch and allocated quotas, these purchase commitments total approximately $52.1 million, of which approximately $26.1 million is expected to be due in 2004.

During 2003, in connection with obtaining additional fish purchase commitments for 2004 and 2005, the Company committed to issue a warrant that would allow a party to acquire one percent of outstanding public debt and equity securities at the initial public offering price of the proposed offering (see note 23) through December 31, 2006. The warrant is exercisable only if the related party sells all of its fish quota to the Company for the entire term of the next fish quota allocation cycle. The fair value of the warrant was not significant at December 31, 2003.

Note 14.    Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, receivables, foreign exchange contracts, interest rate swap and cap agreements, fuel contracts, accounts payable, and short-term and long-term borrowings. The Company believes that the fair value of these financial instruments generally approximates their carrying amounts based on current market indicators, such as prevailing interest rates and market pricing models except that the estimated fair value of the Company’s senior subordinated notes represents approximately $180 million and $200.0 million at December 31, 2002 and 2003, respectively. This exceeds their $175.0 million carrying value.

Note 15.    Member’s Equity

Restrictions on Distributions and Liabilities

As described in Note 1, the Company is part of a group of subsidiaries that are owned by ASLP. The partners of ASLP do not have any direct liability for the acts of ASLP and the members of Holdings do not have any direct liability for the acts of Holdings. There are restrictions imposed on distributions to members by covenants contained in the Credit Agreement and the senior subordinated note agreement, both as described in Note 8. Distributions are limited to an amount which will enable the members of ASG to pay theoretical tax, as defined in the Credit Agreement, on the amount of taxable income allocated to the members of ASG.

Note 16.    Partnership Unit Option Plan

ASLP adopted a unit option plan on January 28, 2000, as amended and restated effective April 18, 2002 and as amended on December 16, 2002 (the “Unit Option Plan”). Options were granted under the Unit Option Plan to officers and certain key employees. The purpose of the Unit Option Plan is to promote the success of ASLP and the interests of its partners by attracting, motivating, retaining and rewarding eligible participants.

The Unit Option Plan has been administered by the board of directors of ASC Management, Inc., the general partner of ASLP. The board selects eligible participants for participation in the Unit Option Plan and determines the number of partnership units subject to each option granted thereunder, the exercise price of such options, the time and condition of exercise of such options and all other terms and conditions of such options, including the form of the options agreement setting forth the terms and conditions of such options. The board may in its discretion establish performance measures or other criteria that must be satisfied or met as a condition to the grant of an option or the exercisability of all or a portion of an option. The board also determines whether an option is exercisable in cumulative or non-cumulative installments and in part or in full at any time.

In the sole discretion of the board, the terms of an option agreement may provide that in the event of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of or equity

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

interests in ASLP, the vesting of some or all of a participant’s outstanding options shall, immediately upon the occurrence of such event or at such other time specified in the option agreement, be accelerated, in part or in full. In addition, the board may at any time accelerate the vesting of any option issued under the Unit Option Plan, in part or in full.

The Unit Option plan provides for the issuance of Series A options, Series B options, Series C options, Series D options, Series E options and Series F options, and permits ASLP to issue different types of options. Under the plan, the Series A options vest based on certain specified periods of continued employment following issuance of the options; the Series B and E options vest based on ASLP achieving certain EBITDA targets; the Series C, D and F options vest based on certain partners of ASLP achieving specified target internal rates of returns. Subject to adjustments provided for in any option agreement, the Unit Option Plan provides for an aggregate of 182,000 partnership units to be available for option grants. Each option is subject to vesting provisions and transfer restrictions as set forth in the option agreement relating to such option. Unless terminated earlier by the board, the Unit Option Plan will terminate when ASLP partnership units are no longer available for grant.

Prior to the Recapitalization, the Series A options vested 50% after the third year and ratably for the fourth, fifth, and sixth years. The Series A options were granted as part of a fixed award with a strike price equal to the fair market value of the partnership units when issued. The Series B options vested ratably over five years provided certain EBITDA targets were met. Series B options exercisable under the plan as of December 31, 2001 were 11,657. The Series C and D options vested upon a substantial sale of the ownership interests of certain partners based upon the achievement of certain internal rate of return targets.

On April 18, 2002, in connection with the Recapitalization, the Company made changes in the terms of the options held by certain employees of the Company to acquire partnership units in ASLP. The changes to the terms of the options impacted the Series A, B, C and D options. The Series A options were repriced from $100 to $83.55 per ASLP partnership unit through the date of the Recapitalization and to $50.00 per partnership unit after the Recapitalization. The vesting of the Series A options was changed to 37.5% immediately prior to the Recapitalization, 12.5% upon the third anniversary of the original option grant and 16.7% per year thereafter. The Series B options were repriced from $100 to $83.55 per ASLP partnership unit, 90% of the options vested immediately prior to the Recapitalization and 10% of the options were cancelled. The Series C and D options were repriced to $0.01 per ASLP partnership unit. A portion of the Series C and D options vested upon a sale of the ownership interests of certain partners in August 2002. On November 18, 2002, the Company forgave the $0.01 exercise price for the units that vested upon a sale of ownership interests and converted these options to partnership units in ASLP. In 2002, the board of directors granted additional Series A options, 50% of which vest on the third anniversary of the grant date with the remainder vesting equally on each of the fourth, fifth and sixth anniversary of the grant date, new Series E performance-based options that vest only if certain EBITDA targets are met and new Series F performance-based options that vest upon a substantial sale of the ownership interests of certain partners based upon the achievement of specified internal rate of return targets. These grants included options for certain key employees hired subsequent to the Recapitalization. At December 31, 2002, certain terms of the Series E options were not resolved, but the Company agreed to vest 10% of the Series E options at that time, excluding Series E options held by SPC employees.

The weighted-average grant-date fair value was $39.36 and $27.81 per unit for options granted during 2002 and 2003, respectively. No options were granted during 2001. The Company recognized compensation expense of approximately $0.5 million, $5.6 million and $0.7 million for the years ended December 31, 2001, 2002 and 2003, respectively. As the Company will ultimately pay ASLP for the amount of option compensation expensed, these amounts have been recorded as accrued long-term liabilities to related parties.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

The fair value of each option grant was estimated using the Black-Scholes option-pricing model. Assumptions used in estimating the fair value were as follows:

	2002	2003
Risk free interest rate	2.95%–4.65%	2.52%–3.05%
Expected life	2.75–5 years	5 years
Expected volatility	—	—
Expected dividend yield	—	—

Expected volatility is zero as ASLP has no public equity securities. Expected dividend yield is zero as distributions are expected only to pay theoretical tax. These assumptions may differ in the future as a result of the planned offering (see Note 21).

Activity and price information for the Unit Option Plan are summarized as follows:

	Series A (units)	Series B (units)	Series C (units)	Series D (units)	Series E (units)	Series F (units)	Weighted Average Exercise Price
Balance Outstanding, December 31, 2000	36,588	36,579	36,579	22,500	—	—	$100.00

Balance Outstanding, December 31, 2001	36,588	36,579	36,579	22,500	—	—	$100.00
Granted	8,407	99	99	—	37,539	8,307	$171.01
Exercised	(13,701)	(32,862)	(17,595)	(11,228)	—	—	$51.61
Forfeited	(2,103)	(3,816)	(2,343)	—	—	—	$100.00

Balance Outstanding, December 31, 2002	29,191	—	16,740	11,272	37,539	8,307	$100.00

Granted	466	—	—	—	466	466	$219.71
Forfeited	(166)	—	(167)	—	(300)	—	$91.95

Balance Outstanding, December 31, 2003	29,491	—	16,573	11,272	37,705	8,773	$101.66

As of December 31, 2001, 2002 and 2003, 11,657, 3,670 and 7,850 options were exercisable, respectively. The weighted average exercise price of options exercisable at December 31, 2001, 2002 and 2003 was $100.00, $168.45 and $105.38, respectively.

Outstanding options under the Unit Option Plan and summarized as follows:

Price Range	Options Outstanding	Weighted Average Exercise Price Options Outstanding	Options Exercisable	Weighted Average Exercise Price Options Exercisable	Weighted Average Remaining Contractual Life (Years)
$0.01	27,845	$0.01	—	—	5.08
$50.00	20,718	$50.00	4,180	$50.00	5.08
$166.41—$176.41	53,853	$171.01	3,670	$168.45	7.36
$219.71	1,398	$219.71	—	—	8.35

	103,814	$101.66	7,850	$105.38	6.31

On July 2, 2002, the Company loaned $6 million to its chief executive officer to purchase ownership interests in ASLP from a selling ASLP partner at the same price per unit paid by other purchasing partners at that time. The loan

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

bears interest at the prime rate plus one-half percent per annum, reset on January 1, April 1, July 1 and October 1 of each year that the loan is outstanding. The loan effective rate was 5.25% and 4.50% at December 31, 2002 and 2003, respectively. Payments on the loan are required to be made from the net proceeds of any and all dividends and distributions with respect to the chief executive officer’s interests in ASLP or the Company, interests in connection with a public liquidity event or exercise of any management option, whether currently owned or subsequently purchased, and 25% of the gross amount of any annual bonus paid, and any outstanding balance is due in 2012. The underlying loan is recourse to the assets of the chief executive officer, except that the recourse to assets other than ownership interests in ASLP and Holdings is eliminated under certain circumstances if the value of the underlying security becomes greater than four times the loan balance, and all of the chief executive officer’s ownership interests in ASLP and Holdings is pledged as collateral for the loan. During 2002 and 2003, approximately $0.2 million and $0.3 million of related party interest income had been recorded pursuant to this loan, respectively. The amount outstanding at December 31, 2002 and 2003 was $5.9 million.

On October 28, 2002, as a non-public entity, Holdings loaned approximately $0.7 million to certain members of management of the Company to purchase ownership interests in ASLP from a selling partner. These loans were made at the same interest rates and with substantially the same terms contained in the loan to the Company’s chief executive officer.

Note 17.    Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) includes net income as well as a component comprised of certain gains and losses that under generally accepted accounting principles are reflected as other accumulated comprehensive income in members’ interest, but are excluded from the determination of net income. The Company has segregated the total other accumulated comprehensive income from the other components of members’ interest in the accompanying consolidated balance sheet. The components of accumulated other comprehensive income (loss) at December 31, 2002 and 2003 are as follows:

	2002	2003
Unrealized gains (losses) on derivative instruments designated as hedges, net of income tax benefit	$(6,315)	$(46,245)
Translation adjustment	(15)	(9)

Total accumulated other comprehensive income (loss)	$(6,330)	$(46,254)

Accumulated other comprehensive loss is recorded net of deferred tax benefit, which was not significant at December 31, 2002 and $3.4 million at December 31, 2003.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

Note 18.    Quarterly Information (Unaudited)

The following tables set forth selected consolidated financial data for the Company for the years ended December 31, 2002 and 2003.

	2002				2003
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Revenue	$83,858	$98,852	$73,600	$76,562	$111,099	$121,864	$87,666	$90,734
Gross profit	41,343	36,835	30,331	17,972	47,564	40,602	28,018	15,882
Operating income (loss)	27,194	20,320	11,119	342	30,977	20,504	12,448	(1,034)
Loss from debt repayment and related write offs	—	15,711	—	—	—	—	—	—
Net income (loss)	19,737	804	8,639	(6,927)	21,395	14,405	(6,175)	(17,098)

Note 19.    Acquisition of Southern Pride Catfish Business

On December 16, 2002, the Company, through direct and indirect wholly-owned subsidiaries, purchased substantially all of the assets of Southern Pride Catfish Company (“SPCC”), an Alabama corporation engaged in the business of catfish harvesting, processing and distribution and contributed these assets to SPC, which was formed in connection with the acquisition. SPC complements the Company’s existing operations by adding a whitefish species, catfish, to the product line. With this addition, the Company has significant market positions in pollock, cod and catfish, the top three domestic whitefish species in terms of human consumption. The operations of SPC are included in the Company’s financial statements since the acquisition date.

The purchase price was approximately $41.8 million in cash. In addition, the Company assumed liabilities of $3.8 million, paid off bank debt of SPCC in the amount of $2.4 million and incurred direct acquisition costs of approximately $1.0 million. The acquisition was financed with additional indebtedness under the Company’s senior credit facility (see Note 8). Factors considered by management in the purchase price that resulted in goodwill included the historic and expected future cash flows of the acquired business and management’s belief that SPC will complement and augment the Company’s existing production and distribution capacity.

The allocation of purchase cost was approximately $11.7 million to current assets; $24.7 million to property and equipment, $4.9 million to other intangible assets and the residual to goodwill in the amount of $7.2 million. Acquired intangible assets consist principally of a trade name and customer-based intangibles, each of which has an estimated life of ten years.

The Company is obligated to purchase up to 5 million pounds of catfish per year from SPCC’s previous owner at a price that is based on a market index. The term of this obligation is ten years. Total catfish purchased from the previous owner was $1.3 million in 2003 and was not significant for the period from December 16, 2002 through December 31, 2002.

Unaudited pro forma revenue was $438.6 million and $418.4 million and unaudited pro forma net income was $21.7 million and $22.8 million for the years ended December 31, 2001 and 2002, respectively. These pro forma amounts give effect to the acquisition of the assets of SPC as if the transaction had been consummated on the first day of each period presented.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

Note 20.    Segment Information

The Company is principally engaged in the harvesting, processing, marketing, selling and distribution of fish products. At December 31, 2003, the Company’s reportable segments are:

•	Ocean harvested whitefish, which is primarily comprised of the harvesting and processing of pollock, hake, yellow fin sole and Pacific cod aboard the Company’s vessels operating in the Bering Sea and in the Company’s processing plant in Massachusetts.

•	Other seafood products, which is principally comprised of the processing of catfish and scallops in the Company’s processing plants in Massachusetts and Alabama.

Prior to 2003, the Company had one reportable segment, harvesting and processing ocean harvested whitefish. Revenues, earnings and assets from other seafood products were not significant prior to 2003. As a result of the acquisition of substantially all of the assets of SPC in December 2002, the other seafood products segment became significant to the Company.

Segment operating results and balances are determined on a basis consistent with the accounting policies used in the consolidated financial statements. There are no transactions between reportable segments. Corporate costs are allocated to each segment based on total assets.

Segment information for the year ended December 31, 2003 is as follows:

	Ocean Harvested Whitefish	Other Seafood Products	Total
Total revenues	$280,517	$130,846	$411,363

Depreciation and amortization in cost of sales	$31,718	$3,023	$34,741

Gross profit	$115,376	$16,690	$132,066

Depreciation of other assets and amortization of intangibles	$6,161	$1,322	$7,483

Interest income	$83	$15	$98

Interest expense	$36,757	$3,816	$40,573

Related party interest income	$261	$27	$288

Related party interest expense	$4,041	$423	$4,464

Income (loss) before income taxes	$18,078	$(3,930)	$14,148

Income tax provision			1,621

Net income			$12,527

Balance Sheet Disclosures

	Ocean Harvested Whitefish	Other Seafood Products	Income Tax Receivable	Total
Goodwill	$33,676	$7,171	—	$40,847

Total assets	$457,433	$64,570	$5,521	$527,524

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

All significant non-cash charges to income, including unrealized foreign exchange gains and losses, unrealized gains on other derivatives, and interest accrued to related parties, are attributable to the ocean harvested whitefish segment.

Note 21.    Valuation and Qualifying Accounts

Information relating to valuation and qualifying accounts is as follows for 2001, 2002 and 2003

	Balance at Beginning of Period	Charged to Expense	Deductions (1)	Balance End of Period
Year ended December 31, 2001
Allowance for doubtful accounts	$473	$88	$40	$521
Allowance for receivable from insurance provider	—	$866	—	$866

Year ended December 31, 2002
Allowance for doubtful accounts	$521	$27	$96	$452
Allowance for receivable from insurance provider	$866	$963	—	$1,829

Year ended December 31, 2003
Allowance for doubtful accounts	$452	$345	$106	$691
Allowance for receivable from insurance provider	$1,829	$161	—	$1,990
Allowance for other accounts receivables	—	$212	—	$212

(1)	Deductions for accounts receivable represent accounts written off, net of recoveries

Note 22.    Subsequent Event

In February 2004, in order to mitigate the liquidity risk related to the impact of the strengthening JPY on the foreign exchange portfolio and related collateral agreement, the Company entered into two foreign exchange contracts to purchase JPY for USD with notional amounts of $125 million each, maturity dates of July 30, 2004 and exchange rates of 105.75 and 105.35, respectively. On March 31, 2004 the Company entered into a third foreign exchange contract to purchase JPY for USD with a notional amount of $125 million, also maturing on July 30, 2004 at an exchange rate of 103.43. These foreign exchange instruments are considered to be speculative in nature and all realized and unrealized gains and losses will be recognized in the 2004 statement of operations. The February contracts have since been terminated with no significant cost, loss or gain to the Company. The impact of a 1% change in exchange rates is approximately $1.2 million for the remaining outstanding $125 million contract.

In January 2004, the Company purchased the remaining 20% of PLC from the third party minority interest holder for $1.8 million, which exceeded the carrying value of the minority interest of approximately $1.0 million. The additional consideration paid was allocated to the assets of PLC.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

Note 23.    Initial Public Offering

American Seafoods Corporation, a wholly-owned indirect subsidiary of the Company, is pursuing an offering of public equity and debt securities that, if completed, would result in the sale of a significant portion of the equity interests in Holdings to American Seafoods Corporation.

In connection with the proposed securities offering, it is expected that Holdings and its wholly owned subsidiaries (other than certain foreign subsidiaries which have only minor operations) will guarantee repayment of the debt securities to be offered. These guarantees are expected to be full and unconditional and joint and several. Holdings has no independent assets or operations. If the offering is completed, it is expected there will be no significant restrictions on the ability of Holdings or any guarantor subsidiary to obtain funds from its subsidiaries by dividend or loan.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

March 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,594
Trade accounts receivable, net of allowance of $742	32,632
Receivables from related parties	78
Inventories	67,840
Prepaid expenses	20,924
Unrealized gains on derivatives	4,439
Income taxes receivable	4,084
Other	7,455

Total current assets	139,046

PROPERTY, VESSELS, AND EQUIPMENT, net	221,033

OTHER ASSETS:
Restricted cash	11,395
Noncurrent receivables from related parties	5,922
Unrealized gains on derivatives	1,770
Cooperative rights, net of accumulated amortization of $58,713	80,862
Goodwill	40,847
Other intangibles, net of accumulated amortization of $4,146	9,628
Deferred financing costs, net of accumulated amortization of $9,730	27,555
Other	15,965

Total other assets	193,944

Total assets	$554,023

LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt	$15,456
Accounts payable and accrued expenses	62,888
Payables to related parties	823
Unrealized losses on derivatives	10,928

Total current liabilities	90,095

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	492,758
Accrued long-term liabilities to related parties	5,067
Notes payable to related party plus accrued interest, net of discounts	29,696
Unrealized losses on derivatives	39,614
Deferred tax liability	37,335

Total long-term liabilities	604,470

Total liabilities	694,565

COMMITMENTS AND CONTINGENCIES

MEMBERS’ DEFICIT:
Members’ deficit	(92,165)
Accumulated other comprehensive loss	(48,377)

Total members’ deficit	(140,542)

Total liabilities and members’ deficit	$554,023

The accompanying notes are an integral part of these

condensed consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF INCOME

(in thousands)

	Three Month Periods Ended March 31,
	2003	2004
SEAFOOD SALES	$110,546	$134,727
OTHER	553	166

Total revenue	111,099	134,893
COST OF SALES, INCLUDING DEPRECIATION OF $5,196 AND $7,574	57,901	78,657
COST OF SALES—RELATED PARTIES	5,634	5,667

Gross profit	47,564	50,569

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES, EXCLUDING EQUITY-BASED COMPENSATION	14,584	18,214
EQUITY-BASED COMPENSATION	138	161
AMORTIZATION OF COOPERATIVE RIGHTS AND OTHER INTANGIBLES, AND DEPRECIATION OF OTHER ASSETS	1,865	1,719

Operating profit	30,977	30,475

OTHER INCOME (EXPENSE):
Interest expense	(9,613)	(9,987)
Interest income	11	53
Related party interest expense	(1,122)	(1,248)
Related party interest income	78	70
Foreign exchange gains, net	2,111	1,782
Minority interest	(51)	—
Other	64	(109)

Total other expense	(8,522)	(9,439)

Income before income taxes	22,455	21,036
INCOME TAX PROVISION	1,060	2,140

Net income	$21,395	$18,896

The accompanying notes are an integral part of these

condensed consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in thousands)

	Three Month Periods Ended March 31,
	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,395	$18,896
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	7,061	9,293
Unrealized (gains) losses on derivatives, net	(3,297)	2,850
Amortization of deferred financing costs	1,256	1,328
Amortization of debt discounts	89	62
Interest accrued-related parties	—	1,167
Equity-based compensation	138	161
Minority interest	51	—
Loss on sale of fixed assets	—	15
Change in operating assets and liabilities:
Trade accounts receivable, net	(11,347)	5,523
Net receivables and payables from related parties	51	189
Income tax receivable	—	1,437
Inventories, net of depreciation component	(32,264)	(21,320)
Prepaid expenses and other current assets	(7,259)	(8,166)
Other assets	127	(233)
Accounts payable and accrued expenses	26,833	21,992

Net cash flows from operating activities	2,834	33,194

CASH FLOWS USED IN INVESTING ACTIVITIES:
Restricted cash deposit	—	(9,474)
Purchases of property, vessels and equipment	(3,269)	(5,247)
Purchase of minority interest in Pacific Longline Company LLC	—	(1,800)
Other	(61)	9

Net cash flows from investing activities	(3,330)	(16,512)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Principal payments on long-term debt	(37,265)	(11,568)
Net borrowings (payments) on revolving debt	44,000	(7,500)
Payments on obligations to related party	(5,312)	—
Financing fees and costs	(82)	(380)
Costs related to recapitalization transaction	—	(1,296)
Contributions from members	35	—
Distributions to members	—	(50)

Net cash flows from financing activities	1,376	(20,794)

Net decrease in cash and cash equivalents	880	(4,112)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,603	5,706

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,483	$1,594

The accompanying notes are an integral part of these

condensed consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for annual financial statements. The unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) that the management of American Seafoods Holdings LLC (ASH) and its subsidiaries (together with ASH, the Company) believes necessary for fair presentation of the Company’s consolidated financial position, results of operations and cash flows for the periods presented.

The Company’s business is seasonal and subject to fluctuations in timing of product sales and revenue recognition. A significant portion of net income relating to the Company’s ocean harvested whitefish segment is recorded in the first quarter of the year during which time the Company generally fully or substantially completes fishing operations for the Pollock “A” season. Therefore, results of operations for the three months ended March 31, 2003 and 2004 are not indicative of the results of operations expected for the complete fiscal year or any other period. The unaudited condensed consolidated financial statements should be read in conjunction with the Company audited consolidated financial statements and notes for the year ended December 31, 2003 included elsewhere in this prospectus.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates impacting the financial statements include the estimated fair values of assets and liabilities acquired in acquisitions, the amortization life of cooperative rights and other intangible assets, the fair values and the effectiveness of hedges against risks of foreign currency, interest and fuel price changes, and the estimated fair values of stock option grants in the determination of equity-based compensation.

Effective January 1, 2004, the Company purchased the remaining 20% interest in Pacific Longline Company LLC (“PLC) from PLC’s third party minority interest holder for $1.8 million. The purchase price exceeded the carrying value of the minority interest at that date by approximately $0.8 million. The consideration in excess of the carrying value of the minority interest was recorded as fishing rights and is included in the condensed consolidated balance sheet as other intangible assets, and is being amortized through 2027.

Certain reclassifications of prior period balances and amounts have been made for consistent presentation with the current period.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2.    Inventories

Inventories at March 31, 2004 consist of the following (in thousands):

Fish blocks, surimi, and roe	$56,417
Finished seafood products	10,638
Breading, batter and packaging	785

$67,840

Note 3.    Prepaid Expenses

Prepaid expenses at March 31, 2004 consist of the following (in thousands):

Additives and packaging	$7,402
Prepaid product freight	6,240
Fuel	1,635
Prepaid insurance	2,907
Fishing gear supplies	1,112
Deposits	292
Other	1,336

$20,924

Note 4.    Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at March 31, 2004 consist of the following (in thousands):

Accounts payable	$24,729
Accrued payroll and benefits	19,549
Deferred compensation	4,727
Accrued protection and indemnity	453
Accrued income taxes payable	2,160
Interest payable	9,456
Other accrued liabilities	1,814

$62,888

Note 5.     Derivative Instruments

The Company has a significant amount of Japanese yen-denominated sales; therefore, its earnings, cash flows and financial position are exposed to foreign currency risk from yen-denominated sales transactions. The Company attempts to manage foreign currency risk by using foreign currency forward exchange contracts to hedge the variability of future cash flows associated with Japanese yen denominated sales. These contracts are arranged so that the Company sells Japanese yen to the counterparty at a fixed exchange rate and receives U.S. dollars in return. It is the Company’s risk management policy to hedge 80% of its forecasted yen sales over the next 12 months, 65% over months 13 to 24, 50% over months 25 to 36, and 35% over months 37 to 48.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of March 31, 2004, the Company had open foreign exchange contracts which are formally designated as cash flow hedges, maturing through June 30, 2008, with total notional amounts of $617.0 million, including $150.0 million subject to extension agreements and including options to enter into forward exchange contracts with notional amounts of $41.3 million.

In connection with these foreign currency forward exchange contracts, as of March 31, 2004, the Company also had agreements to extend foreign exchange agreements that expire between March 2006 and December 2007, and September 2006 and March 2008. These extension agreements would become binding and effective only if the spot rate falls below a pre-specified level (the trigger) on or before December 2005 or March 2006, respectively. If the spot rate does not reach the trigger on or before December 2005 or March 2006, then neither the Company nor the counterparty shall have any right or obligation with respect to any of these extension agreements. The trigger for each of these extension agreements is 99.00 JPY per USD and the notional amounts of these extension agreements are $150.0 million.

The unrealized gains and losses resulting from the change in spot rates, or the effective portion, are recognized in accumulated other comprehensive income (loss). These gains and losses are recognized in revenues when the forecasted sales occur. The estimated net amount of existing losses as of March 31, 2004 that are expected to be reclassified into earnings within the next 12 months is approximately $18.5 million. Gains (losses) reclassified into revenues for the three months ended March 31, 2003 and 2004 were approximately $0.9 million and ($5.4) million, respectively.

The net unrealized gain recognized in earnings on foreign exchange contracts designated as cash flow hedges represents the change in fair value of these contracts arising from factors other than the change in spot rates, including the change in the time value component of the contracts. The net unrealized gains recognized in earnings for the three month periods ended March 31, 2003 and 2004 were approximately $2.1 million and $3.8 million, respectively. These amounts are included in the Company’s income statements as a component of foreign exchange gains, net. Realized losses for the three month periods ended March 31, 2003 and 2004 were approximately ($0.1) million and ($3.2) million, respectively, related to settled contracts. During the three month periods ended March 31, 2003 and 2004 net foreign currency transaction gains included as a component of foreign exchange gains were approximately $0.1 million and $1.2 million, respectively.

The Company has options, which can be exercised at the Company’s election and are formally designated as cash flow hedges, to enter into foreign exchange contracts with a notional amount of $41.3 million and an exchange rate of 104.5 JPY per USD. The options, if exercised, provide that the Company receives USD in exchange for JPY. The exercise dates are between April 2004 and July 2005. At March 31, 2004, the fair value of these contracts was not significant.

The majority of the aforementioned foreign exchange contracts are covered by a cash collateralization agreement that requires the Company to place restricted cash deposits or standby letters of credit with the counterparty for unrealized losses on the total portfolio in excess of $17.5 million. In February 2004, the Company obtained an amendment to this collateralization agreement that temporarily increased this threshold to $27.5 million through May 31, 2004. At March 31, 2004, collateral against these contracts in excess of the $27.5 million threshold was $12.9 million, which was comprised of a standby letter of credit in the amount of $2.0 million and a deposit by the Company to the counterparty of $10.9 million recorded in the condensed consolidated balance sheet as restricted cash.

During the three month period ended March 31, 2004, to mitigate the liquidity risk related to the impact of strengthening JPY on the foreign exchange portfolio and related collateral agreement, the Company entered into

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

several foreign exchange contracts to purchase JPY for USD with notional amounts of $125 million each, maturity dates of July 30, 2004 and exchange rates ranging from 105.12 JPY per USD to 103.05 JPY per USD. These foreign exchange instruments are considered to be speculative in nature and all realized and unrealized gains and losses will be recognized in operations. At March 31, 2004 two of these contracts have been effectively cancelled with no significant cost, loss or gain to the Company. The net outstanding notional amount at March 31, 2004 was $125.0 million and the net unrealized loss on that date was $0.7 million.

The Company also had the following derivative instruments at March 31, 2004, which are formally designated as cash flow hedges:

•	Interest rate caps with notional amounts of $21.0 million and $72.5 million maturing in March 2005 and June 2005, respectively. The cap rate is 5.0% for each cap and the variable rate is the U.S. dollar three-month LIBOR rate. The fair value of these instruments at March 31, 2004 was not significant.

•	Fuel hedges whereby the Company pays a fixed price per gallon and receives a floating price per gallon with the payments being calculated on the remaining notional amount of 3.9 million gallons over the term of the contracts through November 30, 2004. The objective of the swap agreements is to hedge the variability of future fuel prices. These instruments are considered to be substantially fully effective and therefore, substantially all unrealized gains and losses are recognized as a component of other accumulated comprehensive loss. Unrealized gains and losses relating to the ineffective portion of the hedge were not material. The fair value of these instruments was an unrealized gain of $1.2 million at March 31, 2004.

Note	6. Commitments and Contingencies

The Company is party to fixed obligation agreements with Community Development Quota (“CDQ”) groups that provide the Company with an exclusive license to harvest and process all or part of the CDQ groups’ portion of the total allowable catch of pollock allocated to them under the Alaska Community Development Quota program. Under these agreements, the Company is obligated to make minimum purchases over the next one to two years, which will be based on the total allowable catch for each year. Based on the 2004 total allowable catch, minimum purchases would total approximately $52.1 million, of which $26.1 million and $26.0 million are committed in 2004 and 2005, respectively. The Company purchased $7 million and $12 million of CDQ during the three month periods ended March 31, 2003 and 2004, respectively.

The Company is obligated to purchase up to 5 million pounds of catfish per year from SPC’s previous owner at a price that is based on a market index. The term of this obligation is ten years. The Company purchased 0.3 million and 1.4 million pounds of catfish for $0.2 million and $0.9 million from the previous owner for the three months ended March 31, 2003 and 2004, respectively.

On October 19, 2001, a complaint was filed in the United States District Court for the Western District of Washington and the Superior Court of Washington for King County. An amended complaint was filed in both courts on January 15, 2002. The amended complaint was filed against the Company by a former vessel crewmember on behalf of himself and a class of over 500 seamen, although neither the United States District Court nor the Superior Court have certified this action as a class action. On June 13, 2002, the plaintiff voluntarily dismissed the complaint filed in the Superior Court of Washington. The complaint filed alleges that the Company breached its contract with the plaintiff by underestimating the value of the catch in computing the plaintiff’s wages. The plaintiff demanded an accounting of his crew shares pursuant to federal statutory law. In addition, the plaintiff requested relief under a Washington statute that would render the Company liable for twice the amount of wages withheld, as well as judgment against the Company for compensatory and exemplary

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

damages, plus interest, attorneys’ fees and costs, among other things. The plaintiff also alleged that the Company fraudulently concealed the underestimation of product values, thereby preventing the discovery of the plaintiff’s cause of action. The conduct allegedly took place prior to January 28, 2000, the date the Company was acquired by Centre Partners and others through American Seafoods, L.P. (“ASLP”). On September 25, 2003, the court entered an order granting the Company’s motion for summary judgment and dismissing the entirety of plaintiff’s claims with prejudice and with costs. The plaintiff filed a motion for reconsideration of this order which was denied by the court. The plaintiff then appealed the District Court decision to the Ninth Circuit Court of Appeals. That appeal is currently pending. The Company has not recorded a liability related to this matter as of March 31, 2004 as the outcome is uncertain and the amount of loss, if any, is not estimable.

In 2001 and 2002, the Company became aware of allegations that certain crew members may have tampered or attempted to tamper with measurement equipment on board one or more of the Company’s vessels. The National Marine Fisheries Service conducted an investigation regarding these allegations, and in consultation with the National Marine Fisheries Service, management also conducted an internal investigation regarding these allegations. In 2004, the Company received additional tampering allegations relating to one of the Company’s vessels. Management and the National Marine Fisheries Service are currently conducting an investigation regarding these allegations. To date no fines or penalties have been assessed against the Company in connection with the 2004 allegations. However, the ultimate outcome of this matter is uncertain.

Other lawsuits relate principally to employment matters and are not expected to be material to the Company’s consolidated financial statements taken as a whole.

Note 7.    Comprehensive Income

Comprehensive income includes net income as well as a component comprised of certain gains and losses that under generally accepted accounting principles are reflected in members’ deficit but are excluded from the determination of net income. The Company has segregated the total accumulated other comprehensive gain or loss (specifically, accumulated unrealized gains and losses on derivative instruments designated as hedges and foreign currency translation adjustments) from the other components of members’ deficit in the accompanying unaudited condensed consolidated balance sheets.

Comprehensive income for the three month periods ended March 31, 2003 and 2004 was as follows (in thousands):

	Three Month Periods Ended
	March 31, 2003	March 31, 2004
Net income	$21,395	$18,896
Unrealized gains (losses) on derivative instruments designated as hedges, net	72	(2,125)
Translation adjustment	48	2

Comprehensive income	$21,515	$16,773

Note 8.    Long-Term Debt

On April 18, 2002, the Company entered into a credit agreement (the “Credit Agreement”) with a syndicate group of banks (the Bank). The Credit Agreement provides for a revolving loan commitment of $75.0 million

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

with a subfacility for letters of credit of up to $30.0 million. There was a total of $32.0 million outstanding on the revolving credit facility at March 31, 2004. In addition, there was an open letter of credit of $2.0 million at March 31, 2004, which reduced the amount of available borrowings under this credit facility. The amount of available borrowings under the credit facility was $41.0 million at March 31, 2004. The interest on the revolver is determined on a base rate, which is calculated using LIBOR (Eurodollar rate) or the higher of the Bank prime rate and the federal funds effective rate plus 0.5% per annum (base rate) basis at the Company’s option, plus a margin determined by results of financial covenant ratios. The margins range from 2.25% to 3.00% for Eurodollar loans and 1.25% to 2.00% for base rate loans. The Credit Agreement also provides for a commitment fee of 0.5% to 0.375% of the unused portion of the revolving commitment, depending on the results of financial covenant ratios. At March 31, 2004, the effective interest rate on funds borrowed under the line of credit was 4.99%. The revolving loan terminates on September 30, 2007.

The Credit Agreement also provides for a long-term facility, which includes a $90.0 million term loan (“Term A”). Term A is payable in quarterly principal installments of $3.2 million from June 2004 through March 2005, $3.6 million from June 2005 to March 2006, $4.5 million from June 2006 through March 2007 and $4.9 million from June 2007 through the final payment on September 30, 2007. Interest may be determined on a Eurodollar rate or the base rate basis at the Company’s option, plus a margin determined by results of financial covenant ratios. The margins range from 2.25% to 3.00% for Eurodollar loans and 1.25% to 2.00% for base rate loans. At March 31, 2004, the interest rate was 4.11% and the amount outstanding was $55.0 million.

The long-term facility also includes a $230.0 million term loan (Term B) which was amended on December 16, 2002 to increase the principal amount by $50 million. The facility is payable in quarterly principal installments of $0.6 million from June 2004 through September 2007, $6.5 million from December 2007 through March 2008, $7.9 million from June 2008 through December 2008 and a final payment of $200.6 million at maturity on March 31, 2009. Interest may be determined on a Eurodollar rate or the base rate basis at the Company’s option, plus a margin of 3.25% for Eurodollar loans or 2.25% for base rate loans. At March 31, 2004, the interest rate was 4.39% and the amount outstanding was $246.2 million.

The Credit Agreement is secured by substantially all assets of the Company, including intangible assets. The Credit Agreement requires the Company to meet certain financial tests, including without limitation, a maximum leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. In addition, the senior credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, liens and encumbrances, changes in the nature of the business, investments, dividends and other restricted payments, prepayments of certain indebtedness (including the notes), certain transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, sales of receivables and other matters customarily restricted in such agreements. The Company obtained an amendment to its debt covenants at a cost of $0.4 million, which, among other things, adjusted the required leverage ratio as of December 31, 2003 and March 31, 2004. But for this amendment, the Company’s leverage ratio as of December 31, 2003 would have exceeded the levels required to maintain compliance with the leverage ratio covenant under the Credit Agreement. The Company was in compliance with the covenants of the amended Credit Agreement at March 31, 2004.

Additionally, the Company issued and sold $175.0 million of senior subordinated notes on April 18, 2002. These notes mature in 2010, and interest is paid bi-annually at a rate fixed of 10 1/8%. On September 15, 2003, in connection with a proposed public offering (Note 11), the Company commenced a tender offer to purchase these notes and a related consent solicitation to amendments to the indenture governing these notes (the “Indenture”) to eliminate substantially all of the restrictive covenants, certain repurchase rights and certain events of default and

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

related provisions contained in such indenture. As of March 31, 2004, the Company had received the requisite consents to the proposed amendments to the indenture governing the notes. The proposed amendments to the indenture will not become operative until the notes are accepted for purchase by the Company. As of March 31, 2004, all of these notes had been validly and irrevocably tendered. The tender offer will expire on May 24, 2004, unless the Company extends it.

The Indenture contains various financial, operating and restrictive covenants and imposes restrictions on capital expenditures. The Indenture also imposes restrictions similar to the Credit Agreement restrictions on the operation of the business. The Company was in compliance with the financial covenants of the senior subordinated note agreement at March 31, 2004.

Note 9.    Long Term Debt—Related Party

On October 4, 2002, two investment funds managed by affiliates of Wasserstein & Co. (Wasserstein) purchased from the Company 20,247,084 redeemable preferred equity units for a price of $1 per unit and a note with a face amount of $4.3 million for a price of $3.8 million. The note will become due and the Company will be required to redeem the preferred equity units in whole or in part upon the occurrence of certain triggering events, including a change in control of the Company or the receipt by the Company of dividends or distributions from its subsidiaries, or on October 15, 2010. Prior to October 15, 2010 or the occurrence of a triggering event, no cash payments are required. The base rate of return on the redeemable preferred equity units, which is recorded as related party interest expense, is 12.5%, the base interest rate on the note is 12.5% and additional interest expense results from the amortization of debt discount. The redeemable preferred equity units and the note are included in notes payable to related party in the accompanying consolidated balance sheet at March 31, 2004. The amounts due are subject to adjustment based on the timing of repayment, events of default, if any, and certain other matters. The redeemable preferred equity units had a balance of $19.5 million at March 31, 2004 net of unamortized discount of $0.7 million. The note had a balance of $3.8 million at March 31, 2004 net of unamortized discount of $0.4 million. The amortization of the discount was not significant for the three month periods ended March 31, 2003 and 2004. Accrued interest as of March 31, 2004 was $5.5 million and $0.9 million on the redeemable preferred equity units and note, respectively.

Note 10.    Segment Information

The Company has two reportable segments:

•	Ocean harvested whitefish, which is primarily comprised of the harvesting and processing of pollock, hake, yellowfin sole and Pacific cod aboard the Company’s vessels operating in the Bering Sea and in the Company’s processing plant in Massachusetts; and

•	Other seafood products, which is principally comprised of the processing of catfish and scallops in the Company’s processing plants in Alabama and Massachusetts.

Segment information as of and for the three months ended March 31, 2004 is as follows (in thousands):

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Ocean Harvested Whitefish	Other Seafood Products	Total
Total revenues	$97,317	$37,576	$134,893
Cost of sales	50,447	33,877	84,324

Gross profit	$46,870	$3,699	$50,569

Income (loss) before income taxes	$22,431	$(1,395)	$21,036

Total assets	$485,310	$68,713	$554,023

Segment information for the three months ended March 31, 2003 is as follows (in thousands):

	Ocean Harvested Whitefish	Other Seafood Products	Total
Total revenues	$79,410	$31,689	$111,099
Cost of sales	35,578	27,957	63,535

Gross profit	$43,832	$3,732	$47,564

Income before income taxes	$23,463	$(1,008)	$22,455

Note 11.    Public Offering

American Seafoods Corporation (“ASC”), a wholly owned indirect subsidiary of the Company, is pursuing an offering of public equity and debt securities that, if completed, would result in the sale of a significant portion of the equity interests of the Company to ASC and the sale of a significant portion of the equity of ASC to the public. As part of these contemplated transactions, all of the Company’s outstanding debt would be repaid, and new debt issued. The Company has incurred approximately $9.2 million of offering costs at March 31, 2004, which have been deferred and are included in other long-term assets on the accompanying condensed consolidated balance sheet. Management of the Company believes the offering is probable; however, there is no assurance that the offering will be completed.

AMERICAN SEAFOODS CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this registration statement. The unaudited pro forma condensed consolidated income statement data for the year ended December 31, 2003 and for the three month period ended March 31, 2004 gives effect to the proposed financing transactions described under “Capitalization” and the application of the proceeds therefrom as if all these transactions had been consummated on January 1, 2003. The unaudited pro forma condensed consolidated balance sheet data as of March 31, 2004 gives effect to the proposed financing transactions described under “Capitalization” and the application of the proceeds thereof as if all these transactions had been consummated on March 31, 2004.

The financing transactions described under “Capitalization” and the application of the proceeds therefrom are reflected as transfers of net assets and exchanges of equity interests between entities under common control. A group of owners owns more than 50 percent of the voting ownership interests of American Seafoods, L.P., American Seafoods Holdings LLC and American Seafoods Corporation, and there is an agreement to vote a majority of each entity’s voting securities to complete the transactions described under “Capitalization.”

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to these transactions; however, the unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the capitalization and related financing transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations data as of any future date or for any future period.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this registration statement.

AMERICAN SEAFOODS CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2004

(in thousands)

	Issuer		Pro Forma Adjustments To Reflect the Transactions		Pro forma Issuer
		Holdings
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1	$1,594	$—		$1,595
Receivables, net	—	32,710	—		32,710
Inventories	—	67,840	—		67,840
Other current assets	—	36,902	—		36,902

Total current assets	1	139,046	—		139,047

Property, vessels and equipment, net	—	221,033	—		221,033
OTHER ASSETS:
Deferred financing costs, net	—	27,555	(27,555	)(a)	21,570
			21,	570 (a)
Restricted cash	—	11,395		—	11,395
Other noncurrent assets, net	—	33,285	(6,800	)(b)	17,304
			(9,181	)(c)
Cooperative rights, net	—	80,862	—		80,862
Goodwill, net	—	40,847	—		40,847

Total assets	$1	$554,023	$(21,966)		$532,058

LIABILITIES AND MEMBERS’ AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt	$—	$15,456	$(15,456	)(d)	$—
Other current liabilities	—	74,639	(8,121	)(d)
			(1,022	)(c)	65,496

Total current liabilities	—	90,095	(24,599)		65,496

LONG-TERM DEBT, NET OF CURRENT PORTION	—	522,454	(522,454)		501,581
			501,581	(d)
Other non-current liabilities	—	82,016	(37,335	)(e)	61,681
			17,000	(f)
Class B common stock	—	—	15,	420 (g)	15,420

Members’ and shareholders’ deficit	1	(140,542)	28,	421 (h)	(112,120)

Total liabilities and members’ and shareholders’ deficit	$1	$554,023	$(21,966)		$532,058

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

AMERICAN SEAFOODS CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

For the Year Ended December 31, 2003

(in thousands, except shares and per share data)

	Holdings	Pro forma adjustments to reflect the transactions		Pro Forma Issuer
Total revenue	$411,363	$—		$411,363
Cost of sales	279,297	—		279,297

Gross profit	132,066	—		132,066

Selling, general and administrative expenses	61,688	—		61,688
Amortization and depreciation of other assets	7,483	—		7,483

Operating profit	62,895	—		62,895
Interest expense, net	(44,651)	45,037	(i)	(50,066)
		(29,872	)(i)
		(3,548	)(i)
		(13,200	)(i)
		(1,106	)(i)
		(2,438	)(j)
		(288	)(k)
Other expenses, net	(3,917)			(3,917)
Minority interest	(179)	—	(l)	(179)

Income before income taxes	14,148	(5,415)		8,733
Income tax provision	(1,621)	1,621	(m)	—

Net income	$12,527	$(3,794)		$8,733

Income per share:
Class A common stock:
Basic				$0.17	(n)

Diluted				$0.15	(n)

Class B common stock:
Basic				$0.19	(n)

Diluted				$0.17	(n)

Number of shares used for per share calculation:
Class A common stock:
Basic				46,858,069

Diluted				47,729,131

Class B common stock—basic and diluted				4,485,685

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

AMERICAN SEAFOODS CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

INCOME STATEMENT

For the Three Month Period Ended March 31, 2004

(in thousands, except shares and per share data)

	Holdings	Pro forma adjustments to reflect the transactions		Pro Forma Issuer
Total revenue	$134,893	$—		$134,893
Cost of sales	84,324	—		84,324

Gross profit	50,569	—		50,569

Selling, general and administrative expenses	18,375	—		18,375
Amortization and depreciation of other assets	1,719	—		1,719

Operating profit	30,475	—		30,475
Interest expense, net	(11,112)	11,235	(i)	(12,488)
		(7,468	)(i)
		(887	)(i)
		(3,300	)(i)
		(277	)(i)
		(609	)(j)
		(70	)(k)
Other income, net	1,673			1,673

Income before income taxes	21,036	(1,376)		19,660
Income tax provision	(2,140)	2,140	(m)	—

Net income	$18,896	$764		$19,660

Income per share:
Class A common stock:
Basic				$0.38	(n)

Diluted				$0.37	(n)

Class B common stock:
Basic				$0.43	(n)

Diluted				$0.42	(n)

Number of shares used for per share calculation:
Class A common stock:
Basic				46,858,069

Diluted				47,729,131

Class B common stock—basic and diluted				4,485,685

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

AMERICAN SEAFOODS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2004, and for the year ended December 31, 2003 and the three month period ended March 31, 2004

(in thousands except share data)

Pro Forma Adjustments to Reflect the Transactions

(a) Entries have been made to the unaudited condensed consolidated balance sheet as of March 31, 2004 to reflect the write-off of existing deferred financing costs and to record the new deferred financing costs incurred related to the transactions.

(b) An entry has been made to the unaudited condensed consolidated balance sheet as of March 31, 2004 to reflect the collection of notes receivable from certain members of management.

(c) Entries have been made to the unaudited pro forma condensed consolidated balance sheet as of March 31, 2004 to reduce other noncurrent assets by $9,181 and other current liabilities by $1,022 for costs incurred through March 31, 2004 in connection with the transactions. Such costs, and any remaining costs to complete the transactions, are allocated against the proceeds of the offering or to deferred financing costs.

(d) Entries have been made to the unaudited condensed consolidated balance sheet as of March 31, 2004 to adjust for the repayment of senior notes of $333,214, senior subordinated notes of $175,000 (and accrued interest thereon of $8,121), and preferred equity securities and subordinated Holdings notes of $29,696 that will be repaid with proceeds from this offering and the issuance of $501,581 of new debt, net of discounts of $456, under this offering and related transactions.

(e) An entry has been made to eliminate the existing deferred tax liability of $37,335 as of March 31, 2004 as the transactions result in a significant deferred tax asset, representing the difference between the book basis and tax basis of the Issuer’s investment in Holdings. As a result, the deferred tax asset exceeds deferred tax liabilities and therefore, a valuation allowance has been provided for the net deferred tax asset due to the uncertainty regarding the realizability of the asset.

(f) In connection with the transactions, American Seafoods Holdings LLC (Holdings) has made a commitment to issue long-term debt and equity interests to ASLP in the event that certain options held by Holdings employees to purchase Partnership interests in ASLP vest and are exercised. In addition, Class B common stockholders have the option, exercisable beginning on the second anniversary following the offering, to exchange their Class B common stock for IDSs at an exchange ratio of 1.455 Class B common share for 1 IDS. Entries have been made to the unaudited condensed consolidated balance sheet at March 31, 2004 to reflect the estimated fair values of these derivative financial instruments of $12.0 million representing Holding’s commitment to issue debt and equity instruments to ASLP and $5.0 million representing the Class B common stock exchange option.

(g) An entry has been made to the unaudited condensed consolidated balance sheet as of March 31, 2004 to reflect issuance of 4,485,685 shares of Class B common stock to certain ASLP partners. The Class B common stock is exchangeable after two years into 3,083,908 shares of Class A common stock and 3,083,908 units of 12 3/4% debt with a $5.00 principal amount. Accordingly, the Class B common stock is classified outside of shareholders’ deficit.

AMERICAN SEAFOODS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of March 31, 2004, and for the year ended December 31, 2003 and the three month period ended March 31, 2004

(in thousands except share data)

(h) An entry has been made to members’ and shareholders’ deficit in the unaudited condensed consolidated balance sheet as of March 31, 2004 to adjust for the following:

Reduction (increase) in Shareholders Deficit
Proceeds of IDS offering relating to the Class A common stock component of the IDS	$378,125

Direct and incremental IDS offering costs allocated to the Class A common stock component of the IDS	(27,748)

Write-off of deferred financing costs relating to existing debt	(27,555)

Loss on retirement of outstanding senior subordinated debt	(35,200)

Loss on retirement of outstanding related party debt	(5,904)

Elimination of deferred tax liability	37,335

Classification as temporary equity of the Class B common stock	(15,420)

Distribution of 12 3/4% notes payable by Holdings to ASLP	(55,260)

Distribution of 12 3/4% notes payable to existing equity holders	(7,155)

Distribution of derivative financial instruments to existing equity holders	(17,000)

Employee bonuses and benefits to be paid on completion of transactions	(1,250)

Cost relating to the offering paid on behalf of an existing equity holder	(750)

Distribution of notes receivable from employees to ASLP	(600)

Distribution of cash to existing equity holders on completion of the transactions	(193,197)

Net reduction of members’ and shareholders’ deficit	$28,421

The actual amount of the cash distribution to equity holders will be based on the actual proceeds raised in the contemplated transactions and the outstanding debt balance to be repaid on the transaction date. In addition, the distribution will increase to the extent that, prior to the transactions, restrictions are lifted on cash deposits which totaled $11,395 at March 31, 2004, and collateralize a substantial portion of the portfolio of foreign exchange contracts. The minority interest in Holdings upon the completion of this offering is a deficit balance and the minority interest holders are under no obligation to repay the deficit. Therefore, the deficit attributable to the Holdings minority interest holders has been allocated to the majority shareholders’ deficit balance.

(i) Entries have been made to the unaudited pro forma condensed consolidated income statements for the year ended December 31, 2003 and for the three month period ended March 31, 2004 to adjust for the elimination of interest expense (including amortization of deferred financing fees) of $45,037, and $11,235, respectively on the existing debt of Holdings, replaced by interest expense of $29,872 and $7,468, respectively for the new 12 3/4% subordinate debt of $234,290; $3,548 and $887, respectively for new 12 3/4% subordinated debt of $27,290 net of discount of $456 and reflecting an effective interest rate of 13%; $13,200 and $3,300, respectively for the new senior debt of $220,000 at a rate of 6.00%; and $1,106 and $277, respectively for the initial $20,000 drawdown on the revolver at LIBOR plus 2.50%, which totals approximately 4% for each period based on historical

AMERICAN SEAFOODS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of March 31, 2004, and for the year ended December 31, 2003 and the three month period ended March 31, 2004

(in thousands except share data)

rates, plus a 0.5% commitment fee on the initial unused balance of $60,000 on the $80,000 revolver. A change of  1/8% in the interest rate would result in a change to interest expense of $25 for the year ended December 31, 2003 and $6 for the three month period ended March 31, 2004.

(j) Entries have been made to the unaudited pro forma condensed consolidated income statements to adjust for the amortization of deferred financing fees in connection with the new debt under this offering of $2,438 for the year ended December 31, 2003 and $609 for the three month period ended March 31, 2004.

(k) Entries have been made to the unaudited pro forma consolidated income statements to eliminate interest income on notes receivable from certain members of management which are to be collected in connection with the transaction.

(l) There are no entries for minority interest in earnings (loss) on the unaudited pro forma condensed consolidated income statements as no earnings (loss) are attributed to the minority interest holders until the deficit minority interest balance is reduced to zero.

(m) Entries have has been made to the unaudited pro forma condensed consolidated income statements for the year ended December 31, 2003 and for the three month period ended March 31, 2004 to reduce the tax provision to zero as the tax provision on the pro forma income before income taxes would be offset by a reduction in the required valuation allowance.

(n) Earnings per share is calculated using the two-class method, based on the participation rights of each class of stock. The calculation of basic earnings per share is based on 4,485,685 shares of Class B common stock participating in distributions at the rate of $1.128 per share, and 46,858,069 shares of Class A common stock, which includes and assumes all ASLP units have been exchanged for 11,052,060 Class A common shares, participating in distributions at the rate of $1.003 per share. The additional common shares are issuable to ASLP in exchange for ASLP units for no cash consideration upon the satisfaction of certain conditions, and are considered outstanding common shares for purposes of calculating basic earnings per share. The number of shares in the diluted earnings per share calculation is determined using the weighted average number of common shares assumed outstanding plus the effect of outstanding options using the treasury stock method. Earnings in the diluted earnings per share calculation are reduced by $555 for the year ended December 31, 2003 and by $139 for the three months ended March 31, 2004 for interest which would be incurred on the note component of the IDSs, which are assumed issued on exercise and exchange of the dilutive options.

Impacts of the transactions for which no pro forma adjustments are made to the unaudited pro forma condensed consolidated statements of operations

No entries have been made to the unaudited pro forma condensed consolidated statements of operations for the following matters:

(x) Upon completion of the transaction certain employees will be paid a transaction bonus and the Issuer will recognize compensation expense of approximately $1.2 million relating to these bonuses and related employee benefits. This expense is not reflected as a pro forma adjustment to the unaudited pro forma condensed consolidated income statements because it will not have continuing impact.

AMERICAN SEAFOODS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of March 31, 2004, and the year ended December 31, 2003

and the three months ended March 31, 2004

(in thousands except share data)

(y) Upon completion of the transaction, certain employee equity options will be modified to accelerate vesting, and targets relating to certain performance based employee equity options will be achieved. As a result, the Issuer will recognize an equity-based compensation charge which would have been approximately $2.5 million on a pro forma basis for the three month period ended March 31, 2004. This charge is not reflected as a pro forma adjustment because it will not have continuing impact and has no net impact on shareholders’ deficit.

(z) As a result of repaying existing debt of Holdings, a loss is expected to be recorded, which consists of repayment premiums, unamortized debt discounts and write off of deferred financing costs. The amount of the loss on a pro forma basis at March 31, 2004 is $68,659. This expected loss is not reflected as a pro forma adjustment to the unaudited pro forma condensed consolidated income statements because it will not have continuing impact.

GLOSSARY

As used in this prospectus, the following terms have the corresponding meanings:

•	“biomass” of a given species means the estimated aggregate weight of fish of spawning age;

•	“by-catch” means the total catch of fish from species other than the species a vessel intended to catch;

•	“community development quota” means the amount of the total allowable catch in the U.S. Bering Sea pollock fishery allocated to six Alaska Community Development Groups;

•	“directed pollock catch” means the total allowable catch of pollock reduced by the by-catch of pollock in other fisheries and the community development quota;

•	“round metric tons” means the weight, measured in metric tons, of the whole fish brought on board the vessel before any processing occurs; and

•	“total allowable catch” means, with respect to a species of fish in a given fishery, the total weight of fish that is legally permitted to be removed from the population during a given period.

G-1

34,375,000

Income Deposit Securities (IDSs)

and

$27.7 million     % Notes due 2019

PROSPECTUS

, 2004

CIBC World Markets

Merrill Lynch & Co.

UBS Investment Bank

Credit Suisse First Boston

RBC Capital Markets

Legg Mason Wood Walker

Incorporated

KeyBanc Capital Markets

SunTrust Robinson Humphrey

Piper Jaffray

Wells Fargo Securities, LLC

Scotia Capital

Morgan Joseph & Co. Inc.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Until                     , 2004 (25 days after the date of this prospectus), all dealers that buy, sell or trade our IDSs, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by American Seafoods Corporation in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

Travel and related expenses	$1,400,000
SEC Registration fee	$55,983
NASD filing fee	$30,500
AMEX filing fee	$1,500
listing fee	$65,000
Transfer agent’s fee*	$10,000
Trustee’s fee	$20,000
Printing and engraving expenses	$1,500,000
Legal fees and expenses	$7,600,000
Valuation and other professional services	$700,000
Accounting fees and expenses	$3,200,000
Miscellaneous*	$417,017

Total	$15,000,000

*	To be completed by amendment.

Item 14.    Indemnification of Directors and Officers

The General Corporation Law of the State of Delaware (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The certificate of incorporation of the registrant includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends); or for transactions from which the director derived improper personal benefit.

The certificate of incorporation of the registrant provides that the registrant must indemnify its directors or officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain insurance to protect us and our directors, officers and representatives and those of our subsidiaries against any such expense, liability or loss, whether or not we would have the power to indemnify them against such expense, liability or loss under applicable law.

Item 15.    Recent Sales of Unregistered Securities

See “Detailed Transaction Steps” and “IDSs Eligible for Future Sale” in the enclosed prospectus.

Item 16.    Exhibits

The following exhibits are filed as part of this Registration Statement, or incorporated herein by reference:

Exhibit Number		Description of Exhibit

1.1	*	Form of Underwriting Agreement for the IDSs.

1.2	****	Form of Underwriting Agreement for the Notes sold separately (not represented by IDSs).

3.1	*	Certificate of Incorporation of American Seafoods Corporation.

3.2	*	By-Laws of American Seafoods Corporation.

3.3	*	Form of Amended and Restated Certificate of Incorporation of American Seafoods Corporation.

3.4	*	Form of Amended and Restated By-Laws of American Seafoods Corporation.

3.5	*	Form of Board Ownership Policies.

3.6	*	Certificate of Formation of American Seafoods Holdings LLC

3.7	*	Limited Liability Company Agreement of American Seafoods Holdings LLC

3.8	*	Certificate of Formation of American Seafoods Group LLC**

3.9	*	Limited Liability Company Agreement of American Seafoods Group LLC**

3.10	*	Certificate of Formation of American Seafoods International LLC

3.11	*	Limited Liability Company Agreement of American Seafoods International LLC

3.12	*	Certificate of Formation of New Bedford Seafoods LLC

3.13	*	Limited Liability Company Agreement of New Bedford Seafoods LLC

3.14	*	Certificate of Formation of The Hadley Group LLC

3.15	*	Limited Liability Company Agreement of The Hadley Group LLC

3.16	*	Certificate of Formation of American Seafoods Processing LLC

3.17	*	Limited Liability Company Agreement of American Seafoods Processing LLC

3.18	*	Certificate of Amendment to Certificate of Formation of ASC Alaska LLC

3.19	*	First Amended and Restated Limited Liability Agreement of American Seafoods Company LLC

3.20	*	Certificate of Formation of American Challenger LLC

3.21	*	Limited Liability Agreement for American Challenger LLC

3.22	*	Certificate of Formation of American Dynasty LLC

3.23	*	Limited Liability Company Agreement of American Dynasty LLC

3.24	*	Certificate of Formation of American Triumph LLC

3.25	*	Limited Liability Company Agreement of American Triumph LLC

3.26	*	Certificate of Formation of Ocean Rover LLC

3.27	*	Limited Liability Company Agreement of Ocean Rover LLC

3.28	*	Certificate of Formation of Northern Eagle LLC

3.29	*	Limited Liability Company Agreement of Northern Eagle LLC

3.30	*	Certificate of Formation of Northern Hawk LLC

3.31	*	Limited Liability Company Agreement of Northern Hawk LLC

3.32	*	Certificate of Formation of Northern Jaeger LLC

3.33	*	Limited Liability Company Agreement of Northern Jaeger LLC

Exhibit Number		Description of Exhibit

3.34	*	Certificate of Formation of Katie Ann LLC

3.35	*	Limited Liability Company Agreement of Katie Ann LLC

3.36	*	Certificate of Amendment of Pacific Longline Company LLC

3.37	*	Limited Liability Agreement of Pacific Longline Company LLC

3.38	*	Certificate of Formation of Deep Pacific, LLC

3.39	*	Limited Liability Company Agreement of Deep Pacific, LLC

3.40	*	Certificate of Formation of Lilli Ann, LLC

3.41	*	Limited Liability Company Agreement of Lilli Ann, LLC

3.42	*	Certificate of Formation of North Cape Fisheries, LLC

3.43	*	Limited Liability Agreement of North Cape Fisheries, LLC

3.44	*	Certificate of Formation of Southern Pride Catfish LLC

3.45	*	Limited Liability Company Agreement of Southern Pride Catfish LLC

3.46	*	Certificate of Incorporation of Southern Pride Catfish Trucking, Inc.

3.47	*	By-Laws of Southern Pride Catfish Trucking, Inc.

3.48	*	Certificate of Amendment of ASC, Inc.

3.49	*	Second Restated By-Laws of ASC, Inc.

4.1	*	Form of Indenture.

4.2	*	Form of Note (included in exhibit 4.1).

4.3	*	Form of stock certificate for Class A common stock.

4.4	*	Form of IDS certificate.

4.5	*	Form of Exchange and Registration Rights Agreement.

4.6	*	Form of Exchange Warrant to purchase IDSs.

4.7	*	Form of American Seafoods Holdings, L.P. Partnership Agreement.

4.8	**

Indenture, dated as of April 18, 2002, among American Seafoods Group LLC, American Seafoods Finance, Inc., the Guarantors listed on Schedule A thereto and Wells Fargo Bank Minnesota, National Association, as trustee, relating to the 10 1/8% Senior Subordinated Notes due 2010.

4.9	***

Supplemental Indenture, dated as of December 16, 2002, among American Seafoods Group LLC, American Seafoods Finance, Inc., Southern Pride Catfish LLC and Wells Fargo Bank Minnesota, National Association, as trustee.

4.10	***

Supplemental Indenture, dated as of December 16, 2002, among American Seafoods Group LLC, American Seafoods Finance, Inc., Southern Pride Catfish Trucking Inc. and Wells Fargo Bank Minnesota, National Association, as trustee.

4.11	*

Third Supplemental Indenture, dated as of September 26, 2003, among American Seafoods Group LLC, American Seafoods Finance, Inc., the Guarantors listed on Schedule A thereto and Wells Fargo Bank Minnesota, National Association, as Trustee.

4.12	**	Form of 10 1/8% Senior Subordinated Note due 2010.

4.13	*	Form of Exchange Warrant to be issued to Bristol Bay Economic Development Corporation.

5.1	****	Opinion of Debevoise & Plimpton LLP.

8.1	****	Opinion of Debevoise & Plimpton LLP.

10.1	****	Credit Agreement, dated as of , , among American Seafoods Corporation and certain financial institutions as the Lenders.

Exhibit Number		Description of Exhibit

10.2	*	Form of intercompany note purchase agreement, dated as of , , among and (includes form of Intercompany Note).

10.3	**

Amended and Restated Credit Agreement, dated as of April 18, 2002, by and among American Seafoods Holdings LLC, American Seafoods Consolidated LLC, American Seafoods Group LLC, the banks and other financial institutions from time to time party thereto, Harris Trust and Savings Bank, as Documentation Agent, the Bank of Nova Scotia, as Syndication Agent, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swingline Lender.

10.4	***

Second Amended and Restated Credit Agreement, dated as of December 16, 2002, among American Seafoods Holdings LLC, American Seafoods Consolidated LLC, American Seafoods Group LLC, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swingline Lender.

10.5	**	Pollock Conservation Cooperative Agreement, dated December 1998, granting American Seafoods Company the right to harvest and process 16.57% of the directed pollock catch.

10.6	**	High Seas Catchers’ Cooperative Agreement, dated December 1998, granting American Seafoods Company the right to harvest 0.31% of the directed pollock catch.

10.7	*

Community Development Quota Royalty Agreement for 2003 through 2005, dated as of October 4, 2002, between Coastal Villages Region Fund and American Seafoods Company LLC (sections marked with “****” are redacted pursuant to a revised request for confidential treatment filed with the Securities and Exchange Commission on November 17, 2003 pursuant to Rule 406 of the Securities Act of 1933).

10.8	*	Form of Amended Employment Agreement, dated as of , , among , and Bernt O. Bodal.

10.9	*	Form of Amended Employment Agreement, dated as of , , among , and Jeffrey Davis.

10.10	*	Form of Amended Employment Agreement, dated as of , , among , and Michael J. Hyde.

10.11	*	Form of Amended Employment Agreement, dated as of , , among , and Brad Bodenman.

10.12	*	Form of Indemnification Agreement.

12.1		Computation of Ratio of Earnings to Fixed Charges.

16.1	**	Letter from Arthur Andersen LLP regarding Change in Certifying Accountant.

21.1	*	Subsidiaries of American Seafoods Corporation.

23.1		Consent of Independent Registered Public Accounting Firm to American Seafoods Corporation.

23.2		Consent of Independent Registered Public Accounting Firm to American Seafoods Holdings LLC.

23.4	****	Consent of Debevoise & Plimpton LLP (included in exhibit 5.1).

23.5	****	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

24.1	*	Powers of Attorney.

25.1	****	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of , as Trustee.

*	Previously filed.
**	Incorporated by reference to the Registration Statement on Form S-4 (Registration No. 333-90436) filed by American Seafoods Group LLC with the Securities and Exchange Commission on June 13, 2002.
***	Incorporated by reference to the Form 8-K filed by American Seafoods Group LLC with the Securities and Exchange Commission on December 30, 2002.
****	To be filed by amendment.

Item 17.    Undertakings

1.  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3.  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned has duly caused this Amendment No. 6 to the registration statement to be signed on behalf of the registrant, thereunto duly authorized, in Seattle, Washington, on May 25, 2004.

AMERICAN SEAFOODS CORPORATION

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the Registration Statement has been signed by the following persons in their capacities on May 25, 2004.

AMERICAN SEAFOODS CORPORATION

Name	Title
* Bernt O. Bodal	Chairman and Chief Executive Officer, Director (Principal Executive Officer)

* Brad Bodenman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ MORGEN CROW Morgen Crow	Director

* George L. Majoros, Jr.	Director

* Scott Perekslis	Director

*By:	/S/ BRAD BODENMAN
Brad Bodenman Attorney-In-Fact

Pursuant to the requirements of the Securities Act of 1933, the undersigned has duly caused this Amendment No. 6 to the registration statement to be signed on behalf of the co-registrants, thereunto duly authorized, in Seattle, Washington, on May 25, 2004.

AMERICAN SEAFOODS HOLDINGS LLC

AMERICAN SEAFOODS GROUP LLC

AMERICAN SEAFOODS INTERNATIONAL LLC

NEW BEDFORD SEAFOODS LLC

THE HADLEY GROUP LLC

AMERICAN SEAFOODS PROCESSING LLC

AMERICAN SEAFOODS COMPANY LLC

AMERICAN CHALLENGER LLC

AMERICAN DYNASTY LLC

AMERICAN TRIUMPH LLC

OCEAN ROVER LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

NORTHERN EAGLE LLC

NORTHERN HAWK LLC

NORTHERN JAEGER LLC

KATIE ANN LLC

PACIFIC LONGLINE COMPANY LLC

DEEP PACIFIC, LLC

LILLI ANN, LLC

NORTH CAPE FISHERIES, LLC

SOUTHERN PRIDE CATFISH LLC

SOUTHERN PRIDE CATFISH TRUCKING, INC.

ASC, INC.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the Registration Statement has been signed by the following persons in their capacities on May 25, 2004.

ASC MANAGEMENT, INC.

Name	Title	Name	Title
* Bernt O. Bodal	President (Principal Executive Officer), Director	* George L. Majoros, Jr.	Director

* Brad Bodenman	Authorized Officer (Principal Financial Officer and Principal Accounting Officer)	* Scott Perekslis	Director

/S/ MORGEN CROW Morgen Crow	Director	* Lester Pollack	Director

* John M. Fluke, Jr.	Director	/s/ WILLIAM TISHER William Tisher	Director

* Michael Magerman	Director	* Eric Wilmes	Director

*By:	/S/ BRAD BODENMAN
Brad Bodenman Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

1.1	*	Form of Underwriting Agreement for the IDSs.

1.2	****	Form of Underwriting Agreement for the Notes sold separately (not represented by IDSs).

3.1	*	Certificate of Incorporation of American Seafoods Corporation.

3.2	*	By-Laws of American Seafoods Corporation.

3.3	*	Form of Amended and Restated Certificate of Incorporation of American Seafoods Corporation.

3.4	*	Form of Amended and Restated By-Laws of American Seafoods Corporation.

3.5	*	Form of Board Ownership Policies.

3.6	*	Certificate of Formation of American Seafoods Holdings LLC

3.7	*	Limited Liability Company Agreement of American Seafoods Holdings LLC

3.8	*	Certificate of Formation of American Seafoods Group LLC**

3.9	*	Limited Liability Company Agreement of American Seafoods Group LLC**

3.10	*	Certificate of Formation of American Seafoods International LLC

3.11	*	Limited Liability Company Agreement of American Seafoods International LLC

3.12	*	Certificate of Formation of New Bedford Seafoods LLC

3.13	*	Limited Liability Company Agreement of New Bedford Seafoods LLC

3.14	*	Certificate of Formation of The Hadley Group LLC

3.15	*	Limited Liability Company Agreement of The Hadley Group LLC

3.16	*	Certificate of Formation of American Seafoods Processing LLC

3.17	*	Limited Liability Company Agreement of American Seafoods Processing LLC

3.18	*	Certificate of Amendment to Certificate of Formation of ASC Alaska LLC

3.19	*	First Amended and Restated Limited Liability Agreement of American Seafoods Company LLC

3.20	*	Certificate of Formation of American Challenger LLC

3.21	*	Limited Liability Agreement for American Challenger LLC

3.22	*	Certificate of Formation of American Dynasty LLC

3.23	*	Limited Liability Company Agreement of American Dynasty LLC

3.24	*	Certificate of Formation of American Triumph LLC

3.25	*	Limited Liability Company Agreement of American Triumph LLC

3.26	*	Certificate of Formation of Ocean Rover LLC

3.27	*	Limited Liability Company Agreement of Ocean Rover LLC

3.28	*	Certificate of Formation of Northern Eagle LLC

3.29	*	Limited Liability Company Agreement of Northern Eagle LLC

3.30	*	Certificate of Formation of Northern Hawk LLC

3.31	*	Limited Liability Company Agreement of Northern Hawk LLC

3.32	*	Certificate of Formation of Northern Jaeger LLC

3.33	*	Limited Liability Company Agreement of Northern Jaeger LLC

3.34	*	Certificate of Formation of Katie Ann LLC

3.35	*	Limited Liability Company Agreement of Katie Ann LLC

3.36	*	Certificate of Amendment of Pacific Longline Company LLC

3.37	*	Limited Liability Agreement of Pacific Longline Company LLC

3.38	*	Certificate of Formation of Deep Pacific, LLC

3.39	*	Limited Liability Company Agreement of Deep Pacific, LLC

3.40	*	Certificate of Formation of Lilli Ann, LLC

3.41	*	Limited Liability Company Agreement of Lilli Ann, LLC

3.42	*	Certificate of Formation of North Cape Fisheries, LLC

3.43	*	Limited Liability Agreement of North Cape Fisheries, LLC

3.44	*	Certificate of Formation of Southern Pride Catfish LLC

Exhibit Number		Description of Exhibit

3.45	*	Limited Liability Company Agreement of Southern Pride Catfish LLC

3.46	*	Certificate of Incorporation of Southern Pride Catfish Trucking, Inc.

3.47	*	By-Laws of Southern Pride Catfish Trucking, Inc.

3.48	*	Certificate of Amendment of ASC, Inc.

3.49	*	Second Restated By-Laws of ASC, Inc.

4.1	*	Form of Indenture.

4.2	*	Form of Note (included in exhibit 4.1).

4.3	*	Form of stock certificate for Class A common stock.

4.4	*	Form of IDS certificate.

4.5	*	Form of Exchange and Registration Rights Agreement.

4.6	*	Form of Exchange Warrant to purchase IDSs.

4.7	*	Form of American Seafoods Holdings, L.P. Partnership Agreement.

4.8	**

Indenture, dated as of April 18, 2002, among American Seafoods Group LLC, American Seafoods Finance, Inc., the Guarantors listed on Schedule A thereto and Wells Fargo Bank Minnesota, National Association, as trustee, relating to the 10 1/8% Senior Subordinated Notes due 2010.

4.9	***

Supplemental Indenture, dated as of December 16, 2002, among American Seafoods Group LLC, American Seafoods Finance, Inc., Southern Pride Catfish LLC and Wells Fargo Bank Minnesota, National Association, as trustee.

4.10	***

Supplemental Indenture, dated as of December 16, 2002, among American Seafoods Group LLC, American Seafoods Finance, Inc., Southern Pride Catfish Trucking Inc. and Wells Fargo Bank Minnesota, National Association, as trustee.

4.11	*

Third Supplemental Indenture, dated as of September 26, 2003, among American Seafoods Group LLC, American Seafoods Finance, Inc., the Guarantors listed on Schedule A thereto and Wells Fargo Bank Minnesota, National Association, as Trustee.

4.12	**	Form of 10 1/8% Senior Subordinated Note due 2010.

4.13	*	Form of Exchange Warrant to be issued to Bristol Bay Economic Development Corporation.

5.1	****	Opinion of Debevoise & Plimpton LLP.

8.1	****	Opinion of Debevoise & Plimpton LLP.

10.1	****	Credit Agreement, dated as of , , among American Seafoods Corporation and certain financial institutions as the Lenders.

10.2	*	Form of intercompany note purchase agreement, dated as of , , among and (includes form of Intercompany Note).

10.3	**

Amended and Restated Credit Agreement, dated as of April 18, 2002, by and among American Seafoods Holdings LLC, American Seafoods Consolidated LLC, American Seafoods Group LLC, the banks and other financial institutions from time to time party thereto, Harris Trust and Savings Bank, as Documentation Agent, the Bank of Nova Scotia, as Syndication Agent, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swingline Lender.

10.4	***

Second Amended and Restated Credit Agreement, dated as of December 16, 2002, among American Seafoods Holdings LLC, American Seafoods Consolidated LLC, American Seafoods Group LLC, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swingline Lender.

10.5	**	Pollock Conservation Cooperative Agreement, dated December 1998, granting American Seafoods Company the right to harvest and process 16.57% of the directed pollock catch.

10.6	**	High Seas Catchers’ Cooperative Agreement, dated December 1998, granting American Seafoods Company the right to harvest 0.31% of the directed pollock catch.

10.7	*

Community Development Quota Royalty Agreement for 2003 through 2005, dated as of October 4, 2002, between Coastal Villages Region Fund and American Seafoods Company LLC (sections marked with “****” are redacted pursuant to a revised request for confidential treatment filed with the Securities and Exchange Commission on November 17, 2003 pursuant to Rule 406 of the Securities Act of 1933).

Exhibit Number		Description of Exhibit

10.8	*	Form of Amended Employment Agreement, dated as of , , among , and Bernt O. Bodal.

10.9	*	Form of Amended Employment Agreement, dated as of , , among , and Jeffrey Davis.

10.10	*	Form of Amended Employment Agreement, dated as of , , among , and Michael J. Hyde.

10.11	*	Form of Amended Employment Agreement, dated as of , , among , and Brad Bodenman.

10.12	*	Form of Indemnification Agreement.

12.1		Computation of Ratio of Earnings to Fixed Charges.

16.1	**	Letter from Arthur Andersen LLP regarding Change in Certifying Accountant.

21.1	*	Subsidiaries of American Seafoods Corporation.

23.1		Consent of Independent Registered Public Accounting Firm to American Seafoods Corporation.

23.2		Consent of Independent Registered Public Accounting Firm to American Seafoods Holdings LLC.

23.4	****	Consent of Debevoise & Plimpton LLP (included in exhibit 5.1).

23.5	****	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

24.1	*	Powers of Attorney.

25.1	****	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of , as Trustee.

*	Previously filed.
**	Incorporated by reference to the Registration Statement on Form S-4 (Registration No. 333-90436) filed by American Seafoods Group LLC with the Securities and Exchange Commission on June 13, 2002.
***	Incorporated by reference to the Form 8-K filed by American Seafoods Group LLC with the Securities and Exchange Commission on December 30, 2002.
****	To be filed by amendment.